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As filed with the Securities and Exchange Commission on March 2, 2004

Registration No. 333-112258

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Endurance Specialty Holdings Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	6331	98-0392908
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road Pembroke HM 08, Bermuda (441) 278-0400	CT Corporation System 111 Eighth Avenue, 13th Floor New York, New York 10011 (212) 590-9200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Susan J. Sutherland, Esq.	John V. Del Col, Esq.	Michael Groll, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	General Counsel and Secretary	Sheri E. Bloomberg, Esq.
Four Times Square	Wellesley House	LeBoeuf, Lamb, Greene & MacRae, L.L.P.
New York, New York 10036	90 Pitts Bay Road	125 West 55th Street
(212) 735-3000	Pembroke HM 08, Bermuda	New York, NY 10019
(212) 735-2000 (facsimile)	(441) 278-0400	(212) 424-8000; (212) 424-8500 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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Subject to Completion. Dated March 2, 2004.

PROSPECTUS

8,000,000 Shares

Endurance Specialty Holdings Ltd.

Ordinary Shares

The selling shareholders identified in this prospectus are offering up to 8,000,000 ordinary shares of Endurance Specialty Holdings Ltd. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “ENH.” The last reported sale price of our ordinary shares on the NYSE on March 1, 2004 was $33.86 per share.

Investing in our ordinary shares involves risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying ordinary shares.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to selling shareholders	$	$

To the extent that the underwriters sell more than 8,000,000 ordinary shares, the underwriters have the option to purchase up to an additional 1,200,000 ordinary shares from the selling shareholders at the initial offering price less the underwriting discount.

Neither the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about , 2004.

Goldman, Sachs & Co.	Merrill Lynch & Co.

Credit Suisse First Boston
Deutsche Bank Securities

JPMorgan

Wachovia Securities

The date of this prospectus is , 2004.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus. Neither we nor the selling shareholders are making, nor will make, an offer to sell the ordinary shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of time of delivery of this prospectus or of any sale of our ordinary shares.

Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority (the “BMA”) must approve all issuances and transfers of shares of a Bermuda exempted company. We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

i

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. While we have highlighted what we believe is the most important information about the Company and this offering in this summary, you should read the entire prospectus carefully, including the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and our consolidated financial statements and the notes to those financial statements before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” and “the Company” refer to the consolidated operations of Endurance Specialty Holdings Ltd., and its direct and indirect subsidiaries, including Endurance Specialty Insurance Ltd. (“Endurance Bermuda”), Endurance Worldwide Holdings Limited, Endurance Worldwide Insurance Limited (“Endurance U.K.”), Endurance U.S. Holdings Corp., Endurance Reinsurance Corporation of America (“Endurance U.S.”) and Endurance Services Ltd. (“Endurance Services”). “Endurance Holdings” refers solely to Endurance Specialty Holdings Ltd. In this prospectus, amounts are expressed in U.S. dollars and the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), except as otherwise indicated. We have included a glossary of insurance and other terms, commencing on page G-1. Each term defined in the glossary is printed in boldface the first time it appears in this prospectus. On December 17, 2002, we effected a share premium issuance to our existing shareholders at that time. Except as otherwise indicated, all share data in this prospectus assumes the share premium issuance to such existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented. As used in this prospectus, “common shares” refers to our ordinary shares and class A shares collectively. Unless otherwise indicated, all data in this prospectus assumes no exercise of either the underwriters’ over-allotment option or of any outstanding warrants or options to purchase common shares of Endurance Holdings.

The Company

Overview

Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and aerospace and other specialty lines.

We seek to create a portfolio of specialty lines which are profitable and have limited correlation with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently, allow for greater capital efficiency, and provide a superior risk-adjusted return on capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized, quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance intermediaries.

Since our inception in December 2001, we have been able to achieve significant success in the development of our business. Our accomplishments include:

•	building our business from a startup in 2001 to $1.6 billion in gross premiums and $263.4 million in net income for the year ended December 31, 2003;

•	generating an 18.4% return on average equity for the year ended December 31, 2003;

•	successfully launching multiple specialty business segments;

•	building a substantial client base around the world;

•	recruiting a highly experienced management team and building a staff of approximately 250;

•	licensing insurance subsidiaries in Bermuda, the United Kingdom and the United States;

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•	acquiring renewal rights to the property catastrophe business of LaSalle Re Limited (“LaSalle”);

•	acquiring renewal rights to the majority of the reinsurance business of The Hartford Fire Insurance Company and HartRe Company, L.L.C. (collectively, “HartRe”);

•	establishing a $192 million multi-year term loan facility and a $108 million one-year revolving credit facility that was expanded to a $500 million letter of credit and revolving credit facility, and;

•	successfully completing our initial public offering in February 2003 and obtaining a NYSE listing.

Current conditions in the global insurance and reinsurance markets continue to present an attractive opportunity for us to deploy our capital. Many global property and casualty insurers and reinsurers are currently experiencing significantly reduced capital resulting from several years of excessively competitive pricing, expanding coverage terms, significant increases in losses from asbestos liability, under-reserving, and poor investment performance. In addition, Standard & Poor’s Rating Services (“Standard & Poor’s”) and A.M. Best Company Inc. (“A.M. Best”) have lowered the financial strength ratings of a significant number of reinsurers in 2002 and 2003, further reducing available reinsurance capacity with sufficient financial security.

Our Competitive Strengths

We believe certain characteristics distinguish us from our competitors, including:

•
Extensive Specialized Underwriting and Risk Management Capabilities.     We have made significant investments in our technical capabilities, including hiring 103 experienced underwriters and an actuarial, risk analysis and modeling staff of 28.

•
Underwriting and Risk Management Discipline.     We remain highly selective in our underwriting approach. All of our underwriting activity is supported by detailed, upfront pricing analyses through which we seek to limit our exposure to any single contract and any single geographic or catastrophic peril. In 2003, despite significant expansion of our business, we provided insurance quotes on 36.7% of the 8,637 submissions we received. Our quotation rate in 2002 was similar to that in 2003.

•
Experienced Management Team.     Our senior management team averages over 20 years of experience in the insurance and reinsurance industry and participates in our stock-based compensation plan that ties compensation to the achievement of goals aligned with those of our shareholders.

•
Strong Market Relationships.     The underwriting expertise and extensive industry relationships previously developed by our senior management team and underwriters have allowed us to quickly establish our presence in the global insurance and reinsurance markets. We have strong relationships with major insurance and reinsurance brokers, including: Aon Corporation (“Aon”), Marsh & McLennan Companies, Inc. (“Marsh”), Willis Group Holdings, Ltd. (“Willis”), Benfield Group plc (“Benfield”) and Towers Perrin Reinsurance (“Towers Perrin”).

•
Bermuda-Based Operations.     Bermuda is our principal base of operations, which allows us to benefit from its well-developed network of insurance and reinsurance brokers, an experienced pool of employees with significant insurance expertise and a responsive regulatory environment that allows for rapid innovation in insurance and reinsurance products.

•
Conservative Investment Policy.     We have a conservative investment policy aimed at minimizing the volatility of our investment results. At December 31, 2003, 100% of our invested assets were held in cash and cash equivalents and fixed maturity securities, 87% of which were rated AAA and 100% were rated A or better.

•	Excellent Financial Strength. The Company’s operating subsidiaries are rated “A” (Excellent) by A.M. Best and “A-” (Strong) by Standard & Poor’s. We were one of a small

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number of companies to be upgraded by A.M. Best in 2003 when we received our upgrade to “A” (“Excellent”). These ratings reflect A.M. Best and Standard & Poor’s opinions of our financial strength and are not applicable to the ordinary shares offered by this prospectus and are not recommendations to buy, sell or hold such shares.

•
Unencumbered Capital Base.     At December 31, 2003, we had total shareholders’ equity of approximately $1.6 billion. As a recently formed company, we are unencumbered by any historical losses relating to asbestos liabilities, the World Trade Center tragedy and other pre-December 2001 liability exposures currently affecting many of our competitors. By choosing to form and license new subsidiaries rather than assuming unknown liabilities through the acquisition of existing licensed “shell” companies, we have no risk that loss reserve development relating to historical exposures prior to our formation will negatively impact our future financial results.

Business Strategy

Our goal is to generate a superior long-term return on capital by leveraging our competitive strengths and successfully executing our strategy. The key elements of our strategy are:

•
Maintain a Portfolio of Profitable Specialty Lines.     We believe there are significant opportunities in a number of lines of business in the current market environment. We participate in those specific specialty lines that we believe have the potential to offer the highest risk-adjusted return on capital and in which we believe we can establish a competitive advantage through our specialized teams of expert underwriters. We intend to use our ability to participate in multiple lines of business to deploy capital and resources to the most attractive business lines at the most opportune times.

•
Utilize Monoline Level of Expertise in Each Line of Business.     We have formed teams of highly experienced professionals to manage each of our specific lines of business. Each team is led by a senior executive and is supported by highly experienced underwriting personnel who are specialists in their unique business line.

•
Apply Extensive Technical Analysis to Our Underwriting.     We manage our portfolio of risks through the utilization of catastrophe modeling and dynamic financial analysis techniques that provide a quantitative basis for the management of risk aggregation and correlation. We license a broad array of catastrophe modeling products. We have our own proprietary underwriting risk management system and have built a proprietary suite of individual contract, portfolio, capital allocation, and market risk management and price monitoring tools around this system.

•
Maintain an Efficient Expense Structure.     Several factors contribute to our low cost structure, including our utilization of variable cost brokerage distribution, our presence in the Bermuda market which targets large insurance and reinsurance programs for clients, our current emphasis on high severity, low frequency lines which can be underwritten by relatively small teams, and our centralized risk management structure which limits redundant expenses and systems.

•
Proactively Manage Our Capital Base.     We actively manage our capital by allocating resources to underwriting opportunities which we believe will offer the highest risk-adjusted return on capital. Over the long-term, we will seek to return excess capital to our shareholders rather than use it to underwrite business at unattractive pricing levels. We have already undertaken a number of capital management initiatives, including two acquisitions at prices which were accretive to our earnings, selective repurchases of our ordinary shares on favorable terms, and the payment of shareholder dividends.

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Risks Relating to Our Company

As part of your evaluation of the Company, you should take into account the risks we face in our business. These risks include:

•
Limited Operating History.     We have a limited operating and financial history. As a result, there is limited historical financial and operating information to help you evaluate our past performance or to make a decision about an investment in our ordinary shares.

•
Uncertainty of Establishing Loss Reserves.     Establishing and maintaining an appropriate level of loss reserves is an inherently uncertain process, especially for recently formed insurers like us without an established loss history. Because of this uncertainty, it is possible that our loss reserves at any given time will prove inadequate. This could cause a material reduction in our profitability and capital.

•
Vulnerability to Losses from Catastrophes.     Our property and property catastrophe insurance and reinsurance operations expose us to claims arising from catastrophes. In the event that we experience catastrophe losses, there is a possibility that our unearned premium and loss reserves will be inadequate to cover these risks, which could have a material adverse effect on our financial condition and our results of operations.

•
Failure of Our Loss Limitation Methods.     Limitations or exclusions from coverage or choice of forum, or other loss limitation methods we employ may not be effective or may not be enforceable in the manner we intend, which could have a material adverse effect on our financial condition and our results of operations, possibly to the extent of eliminating our shareholders’ equity.

•
Non-renewal of Existing Contracts.     Our contracts are generally for a one-year term. In our financial forecasting process, we make assumptions about the renewal of our prior year’s contracts. If actual renewals do not meet expectations, our premiums written in future years and our future results of operations could be materially adversely affected. This risk is especially prevalent in the first quarter of each year when a large number of reinsurance contracts are subject to renewal.

•
Constraints Related to Our Holding Company Structure.     As a holding company, Endurance Holdings has no substantial operations of its own. Dividends and other permitted distributions from insurance subsidiaries are expected to be Endurance Holdings’ sole source of funds to meet ongoing cash requirements. These payments are limited by the regulations in the jurisdictions in which our subsidiaries operate. The inability of these subsidiaries to pay dividends in sufficient amounts for Endurance Holdings to meet its cash requirements could have a material adverse effect on its operations.

•
Cyclical Nature of the Insurance and Reinsurance Business.     Historically, the property and casualty reinsurance business has been a cyclical industry characterized by periods of intense price competition. Although premium levels for many products have generally increased during the past two years, the supply of insurance and reinsurance capacity may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers and reinsurers, which may cause prices to decrease.

For more information about these and other risks, see “Risk Factors” beginning on page 8. You should carefully consider these risk factors together with all the other information included in this prospectus before making an investment decision.

Our principal executive offices are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and our telephone number is (441) 278-0400.

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The Offering

Ordinary shares offered by the selling shareholders	8,000,000 ordinary shares

Over-allotment option granted by the selling shareholders	1,200,000 ordinary shares

Common shares outstanding before and after this offering	63,915,000 ordinary shares

Use of proceeds	We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

Voting Rights
On all matters submitted to a vote of shareholders, holders of our ordinary shares are entitled to one vote per share, subject to the adjustments regarding voting set forth in “Description of Share Capital — Voting Adjustments.”

Dividend policy
We paid dividends of $0.08 per ordinary share on June 30, 2003, $0.12 per ordinary share on September 30, 2003 and $0.12 per ordinary share on December 31, 2003. On February 12, 2004, our board of directors declared a dividend of $0.18 per ordinary share to be paid on March 31, 2004 to holders of ordinary shares as of the close of business on March 17, 2004. Any future payment of dividends will be at the discretion of our board of directors and will be subject to significant restrictions which are described under “Dividend Policy,” “Regulatory Matters” and elsewhere in this prospectus.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

NYSE symbol	ENH

As of March 1, 2004, the selling shareholders beneficially held approximately 77% of our outstanding ordinary shares and warrants exercisable for an additional 10.5% of our outstanding common shares. After giving effect to this offering, assuming no exercise of the over-allotment option, the selling shareholders would have held approximately 63% of our outstanding ordinary shares and warrants exercisable for an additional 10.5% of our outstanding common shares, as of that date. See “Principal and Selling Shareholders.”

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Summary Consolidated Financial Information

The following table sets forth our summary consolidated financial information for the periods ended and as of the dates indicated. As described in Note 1 to our consolidated financial statements included elsewhere in this prospectus, our consolidated financial statements include the accounts of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control. On December 17, 2002, we effected a share premium issuance to our existing shareholders. Except as otherwise indicated, all share data in this prospectus assumes the share premium issuance to our existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented.

The summary consolidated financial information presented below is derived from our consolidated financial statements included elsewhere in this prospectus. These historical results are not necessarily indicative of results to be expected from any future period. You should read this summary consolidated financial information together with our consolidated financial statements and related notes and the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31, 2003	Year Ended December 31, 2002	Period Ended December 31, 2001

	(in thousands, except earnings per share data)
Summary Income Statement Data:

Gross premiums written and acquired (a)	$1,601,997	$798,760	$376

Net premiums written and acquired (b)	1,597,844	764,918	376

Net premiums earned (includes $0.3 million and $30.7 million from related parties in 2003 and 2002, respectively)	1,173,947	369,489	1

Net investment income	71,010	42,938	838

Net realized gains on sales of investments	5,718	6,730	—
Losses and loss expenses (includes $0.2 million and $17.5 million from related parties in 2003 and 2002, respectively)	663,696	204,455	—
Acquisition expenses (includes $0.0 million and $7.0 million from related parties in 2003 and 2002, respectively)	230,549	64,013	—
General and administrative expenses	100,657	49,999	527
Net income	263,437	102,066	312

Per Share Data:
Basic earnings per share	$4.19	$1.74	$0.01
Diluted earnings per share	$4.00	$1.73	$0.01
Weighted average number of common shares outstanding:
Basic	62,933	58,699	39,630
Diluted	65,900	58,858	39,630

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	As of December 31, 2003	As of December 31, 2002	As of December 31, 2001

	(in thousands, except book value per share data)
Summary Balance Sheet Data:

Cash and investments	$2,674,232	$1,663,249	$1,162,498

Total assets	3,458,964	2,054,594	1,165,099

Reserve for losses and loss expenses	833,158	200,840	—

Reserve for unearned premiums	824,685	403,305	375

Bank debt	103,029	192,000	—

Total shareholders’ equity	1,644,815	1,217,500	1,162,312

Per Share Data:
Book value per share (c)	$25.68	$22.14	$19.37
Diluted book value per share (d)	$24.03	$21.73	$19.37

Selected Ratios (Based on U.S. GAAP income statement data):

	Year Ended December 31, 2003	Year Ended December 31, 2002

Loss ratio (e)	56.5%	55.3%
Acquisition expense ratio (f)	19.6%	17.3%
General and administrative expense ratio (g)	8.6%	13.6%

Combined ratio (h)	84.7%	86.2%

(a)
Gross premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Gross premiums written and acquired for the year ended December 31, 2002 included $90.0 million of gross premiums acquired in the LaSalle transaction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Years Ended December 31, 2003 and December 31, 2002 — Premiums.”

(b)
Net premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Net premiums written and acquired for the year ended December 31, 2002 included $69.0 million of net premiums acquired in the LaSalle transaction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Years Ended December 31, 2003 and December 31, 2002 — Premiums.”

(c)
Book value per share is based on total shareholders’ equity divided by basic common shares outstanding of 64,046,776 at December 31, 2003, 55,000,000 at December 31, 2002 and 60,000,000 at December 31, 2001. Common shares outstanding include 134,776 vested restricted share units for purposes of the December 31, 2003 book value per share calculation.

(d)
Diluted book value per share is a non-GAAP measure based on total shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the market price of the Company’s shares exceeds the exercise price of the options or warrants. Diluted shares outstanding were 68,444,576 at December 31, 2003, 56,016,679 at December 31, 2002 and 60,000,000 at December 31, 2001. Common shares outstanding include 134,776 vested restricted share units for purposes of the December 31, 2003 book value per share calculation. We believe that this is an effective measure of the per share value of the Company as it takes into account the effect of all outstanding dilutive securities.

(e)	The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.
(f)	The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.
(g)	The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(h)
The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. As a recently formed company, our historical combined ratio may not be indicative of future underwriting performance.

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RISK FACTORS

Before investing in our ordinary shares you should carefully consider the following risk factors and all other information set forth in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our ordinary shares to decline. You could lose all or part of your investment.

Risks Relating to Our Business

Since we have a limited operating history, it is difficult to predict our future performance.

Our Bermuda insurance subsidiary, Endurance Bermuda, was formed on November 30, 2001 and began operations on December 17, 2001. Endurance Holdings was formed on June 27, 2002. Endurance U.S. was formed on September 5, 2002 and received a license to write certain lines of reinsurance business in the State of New York from the New York State Department of Insurance (the “New York Department”) on December 18, 2002. Endurance U.K. was formed on April 10, 2002 and on December 4, 2002 was authorized by the United Kingdom’s Financial Services Authority (“FSA”) to begin writing certain lines of insurance and reinsurance in the United Kingdom and European Union. As a result, there is limited historical financial and operating information available to help you evaluate our past performance or to make a decision about an investment in our ordinary shares. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. These new companies must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems, establish facilities and obtain licenses, as well as take other steps necessary to conduct their intended business activities. As a result of these risks, it is possible that we may not be successful in implementing our business strategy or in completing the development of the infrastructure necessary to run our business. In addition, because of our limited operating history, our historical financial results may not accurately predict our future performance. As a result of industry factors or factors specific to us, we may have to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume.

If actual claims exceed our reserve for losses and loss expenses, our financial condition and results of operations could be adversely affected.

Our success depends upon our ability to accurately assess the risks associated with the businesses that we insure or reinsure. We establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies that we write. Loss reserves do not represent an exact calculation of liability. Rather, loss reserves are estimates of what we expect the ultimate settlement and administration of claims will cost. These estimates are based upon actuarial and statistical projections and on our assessment of currently available data, as well as estimates of future trends in claims severity and frequency, judicial theories of liability and other factors. Loss reserve estimates are refined continually in an ongoing process as experience develops and claims are reported and settled. Establishing an appropriate level of loss reserves is an inherently uncertain process. Moreover, these uncertainties are greater for insurers like us than for insurers with a longer operating history because we do not yet have an established loss history. Because of this uncertainty, it is possible that our reserves at any given time will prove inadequate.

To the extent we determine that actual losses and loss expenses exceed our expectations and reserves recorded in our financial statements, we will be required to immediately increase reserves. This could cause a material reduction in our profitability and capital. The number and size of reported claims that we have received to date have been moderate, resulting in $162.5 million in case reserves on our balance sheet at December 31, 2003. In the future, the number of claims could increase, and their cumulative size could exceed our loss reserves.

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As a property and property catastrophe insurer and reinsurer, we are particularly vulnerable to losses from catastrophes.

Our property and property catastrophe insurance and reinsurance operations expose us to claims arising out of catastrophes. Catastrophes can be caused by various unpredictable events, including earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. We also face substantial exposure to losses resulting from acts of war, acts of terrorism and political instability. The global geographic distribution of our business subjects us to catastrophe exposure for natural events occurring in a number of areas throughout the world, including, but not limited to, windstorms in Europe, hurricanes in Florida, the Gulf Coast and the Atlantic coast regions of the United States, typhoons and earthquakes in Japan and earthquakes in California and the New Madrid region of the United States. The loss experience of property catastrophe insurers and reinsurers has generally been characterized as low frequency but high severity in nature. We expect that increases in the values and concentrations of insured property will increase the severity of such occurrences in the future. In the event that we experience catastrophe losses, there is a possibility that our unearned premium and loss reserves will be inadequate to cover these risks. In addition, because accounting regulations do not permit insurers and reinsurers to reserve for such catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse effect on our financial condition and results of operations. Our ability to write new business also could be adversely impacted. See “Business — Underwriting and Risk Management.”

As a property and casualty insurer and reinsurer, we could face losses from war, terrorism and political unrest.

We may have substantial exposure to losses resulting from acts of war, acts of terrorism and political instability. These risks are inherently unpredictable, although recent events may lead to increased frequency and severity. It is difficult to predict their occurrence with statistical certainty or to estimate the amount of loss an occurrence will generate. Accordingly, it is possible that our loss reserves will be inadequate to cover these risks. Although we generally exclude acts of terrorism from insurance policies and reinsurance treaties where practicable, we also provide coverage in circumstances where we believe we are adequately compensated for assuming such risk. Even in cases where we have deliberately sought to exclude coverage, we may not be able to eliminate completely our exposure to terrorist acts and thus it is possible that these acts will have a material adverse effect on us.

The risks associated with property and casualty reinsurance underwriting could adversely affect us.

Because we participate in property and casualty reinsurance markets, the success of our underwriting efforts depends, in part, upon the policies, procedures and expertise of the ceding companies making the original underwriting decisions. We face the risk that these ceding companies may fail to accurately assess the risks that they assume initially, which, in turn, may lead us to inaccurately assess the risks we assume. If we fail to establish and receive appropriate premium rates, we could face significant losses on these contracts.

If actual renewals of our existing contracts do not meet expectations, our premiums written in future years and our future results of operations could be materially adversely affected.

Our contracts are generally for a one-year term. In our financial forecasting process, we make assumptions about the renewal of our prior year’s contracts. If actual renewals do not meet expectations, our premiums written in future years and our future results of operations could be materially adversely affected. This risk is especially prevalent in the first quarter of each year when a large number of reinsurance contracts are subject to renewal.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or on our results of operations.

We seek to limit our loss exposure by writing many of our insurance and reinsurance contracts on an excess of loss basis, adhering to maximum limitations on policies written in defined geographical zones, limiting program size for each client, establishing per risk and per occurrence limitations for each event and prudent underwriting guidelines for each program written. In the case of proportional treaties, we seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. Most of our direct liability insurance policies include maximum aggregate limitations. We also seek to limit our loss exposure through geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and whether a policy falls within particular zone limits. Disputes relating to coverage and choice of legal forum may also arise. As a result, various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, may not be enforceable in the manner we intend and some or all of our other loss limitation methods may prove to be ineffective. Underwriting is a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition and our results of operations, possibly to the extent of eliminating our shareholders’ equity.

Since we are dependent on key executives, the loss of any of these executives or our inability to retain other key personnel could adversely affect our business.

Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. Although we are not aware of any planned departures, we rely substantially upon the services of Kenneth J. LeStrange, our Chief Executive Officer, President and Chairman of the board of directors, Steven W. Carlsen, Chairman of Endurance U.S. and President of Endurance Services, and James R. Kroner, our Chief Financial Officer. Each of Messrs. LeStrange, Carlsen and Kroner have employment agreements with the Company. We believe we have been successful in attracting and retaining key personnel since our inception. The loss of any of their services or the services of other members of our management team or the inability to attract and retain other talented personnel could impede the further implementation of our business strategy, which could have a material adverse effect on our business. We do not currently maintain key man life insurance policies with respect to any of our employees.

Our business could be adversely affected by Bermuda employment restrictions.

We will need to continue to hire employees to work in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our 48 Bermuda-based professional employees who require work permits, including Messrs. LeStrange and Kroner, have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual. None of our current Bermuda employees for whom we have applied for a work permit have been denied. It is possible that we could lose the services of one or more of our key employees if we are unable to obtain or renew their work permits, which could have a material adverse effect on our business.

A decline in the financial strength ratings of Endurance Bermuda, Endurance U.K. or Endurance U.S. could affect our standing among brokers and customers and cause our premiums and earnings to decrease.

Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. A.M. Best assigned to Endurance Bermuda, Endurance U.K. and Endurance U.S. a financial strength rating of “A” (Excellent) and Standard & Poor’s assigned a financial strength rating to Endurance Bermuda, Endurance U.K. and Endurance U.S. of “A-” (Strong). The objective of A.M. Best’s and Standard & Poor’s rating systems is to provide an opinion of an insurer’s or reinsurer’s financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M.

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Best’s and Standard & Poor’s opinions of Endurance Bermuda’s, Endurance U.K.’s and Endurance U.S.’s initial capitalization, performance, management and sponsorship, and are not applicable to the ordinary shares offered by this prospectus and are not a recommendation to buy, sell or hold such shares. A.M. Best maintains a letter scale rating system ranging from “A++” (Superior) to “F” (In Liquidation), and includes 16 separate ratings categories. Within these categories, “A++” (Superior) and “A+” (Superior) are the highest, followed by “A” (Excellent) and “A-” (Excellent). Publications of A.M. Best indicate that the “A” and “A-” ratings are assigned to those companies that, in A.M. Best’s opinion, have demonstrated an excellent ability to meet their ongoing obligations to policyholders. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. The rating “A” (Excellent) by A.M. Best is the third highest of 15 rating levels (the rating of “S” (Suspended) is considered a rating category but not a rating level). Standard & Poor’s maintains a letter rating system ranging from “AAA” (Extremely Strong) to “R” (Under Regulatory Supervision). Within these categories, “AAA” (Extremely Strong) is the highest, followed by “AA+,” “AA” and “AA-” (Very Strong) and “A+,” “A” and “A-” (Strong). Publications of Standard & Poor’s indicate that the “A+,” “A” and “A-” ratings are assigned to those companies that, in Standard & Poor’s opinion, have demonstrated strong financial security characteristics, but are somewhat more likely to be affected by adverse business conditions than are insurers with higher ratings. These ratings may be changed, suspended, or withdrawn at the discretion of Standard & Poor’s. The rating “A-” (Strong) by Standard & Poor’s is the seventh highest of twenty-one rating levels.

If Endurance Bermuda’s, Endurance U.K.’s or Endurance U.S.’s rating is reduced from its current level by A.M. Best or Standard & Poor’s, our competitive position in the insurance and reinsurance industry would suffer, and it would be more difficult for us to market our products. A downgrade could result in a significant reduction in the number of insurance and reinsurance contracts we write and in a substantial loss of business as client companies, and brokers that place such business, move to other competitors with higher ratings.

Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments.

Endurance Holdings is a holding company and, as such, has no substantial operations of its own. Dividends and other permitted distributions from insurance subsidiaries are expected to be Endurance Holdings’ primary source of funds to meet ongoing cash requirements, including debt service payments and other expenses, and to pay dividends, if any, to shareholders. Bermuda law and regulations, including, but not limited to, Bermuda insurance regulations, restrict the declaration and payment of dividends and the making of distributions by Endurance Bermuda unless certain regulatory requirements are met. The inability of Endurance Bermuda to pay dividends in an amount sufficient to enable Endurance Holdings to meet its cash requirements at the holding company level could have a material adverse effect on its operations. In addition, Endurance U.K. and Endurance U.S. are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. We therefore do not expect to receive dividends from either of those subsidiaries for the foreseeable future.

Endurance Holdings is subject to Bermuda regulatory constraints that will affect its ability to pay dividends on its ordinary shares and make other payments. Under the Bermuda Companies Act 1981, as amended (the “Companies Act”), Endurance Holdings may declare or pay a dividend or make a distribution out of retained earnings or contributed surplus only if it has reasonable grounds for believing that it is, or would after the payment be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share premium accounts. In addition, our credit facilities prohibit Endurance Holdings from declaring or paying any dividends if a default or event of default has occurred and is continuing at the time of such declaration or payment or would result from such declaration or payment. For a discussion of the legal limitations on our subsidiaries’ ability to pay dividends to Endurance Holdings and of Endurance Holdings to pay dividends to its shareholders, see “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” “Certain Indebtedness” and “Regulatory Matters.”

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The cost of reinsurance security arrangements may materially impact our margins.

As a Bermuda reinsurer, Endurance Bermuda is required to post collateral security with respect to reinsurance liabilities it assumes from ceding insurers domiciled in the U.S. The posting of collateral security is generally required in order for U.S. ceding companies to obtain credit on their U.S. statutory financial statements with respect to reinsurance liabilities ceded to unlicensed or unaccredited reinsurers. Under applicable statutory provisions, the security arrangements may be in the form of letters of credit, reinsurance trusts maintained by third-party trustees or funds-withheld arrangements whereby the trusted assets are held by the ceding company. Endurance Bermuda has the ability to issue up to $470 million in letters of credit under the Company’s letter of credit and revolving credit facility that expires on August 6, 2004. If this facility is not sufficient or if the Company is unable to renew this facility or is unable to arrange for other types of security on commercially acceptable terms, the ability of Endurance Bermuda to provide reinsurance to U.S.-based clients may be severely limited.

Security arrangements may subject our assets to security interests and/or require that a portion of our assets be pledged to, or otherwise held by, third parties. Although the investment income derived from our assets while held in trust typically accrues to our benefit, the investment of these assets is governed by the investment regulations of the state of domicile of the ceding insurer, which may be more restrictive than the investment regulations applicable to us under Bermuda law. The restrictions may result in lower investment yields on these assets, which could have a material adverse effect on our profitability.

The right of certain significant investors to designate a majority of our directors may prevent or frustrate attempts by shareholders to replace or remove the current management of the Company.

As of the date of this prospectus, our founding shareholders beneficially own ordinary shares aggregating approximately 82% of the equity interest in our ordinary shares on a fully diluted basis assuming the full exercise of all vested share options, restricted share units and warrants exercisable for ordinary shares or class A shares. Certain of our significant investors have contractual rights to nominate designees as candidates for election to our board of directors and select from our directors members of committees of our board of directors, and have so designated seven of our existing eleven directors. See “Description of Share Capital — Amended and Restated Shareholders Agreement — Composition of Board and Board Committees.”

As a result of their ownership position and contractual rights, our significant investors and their board representatives, independently and voting together with our other existing shareholders, will have the ability to significantly influence matters requiring shareholder approval, including, without limitation, the election of directors and amalgamations, consolidations and sales of all or substantially all of our assets.

The commercial and investment activities of our significant investors may lead to conflicts of interest.

Certain of our significant investors engage in commercial activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. We derive a significant portion of our business through reinsurance relationships and other arrangements in which Aon, one of the selling shareholders, has acted as a broker or insurance or reinsurance intermediary. Due to Aon’s investment in us and their involvement in our formation, it is possible that certain brokers and intermediaries that compete with Aon will perceive a conflict of interest in our relationships with Aon and may, therefore, be hesitant to present insurance and reinsurance proposals and opportunities to us. As of the date of this prospectus, Aon held approximately 21.9% of our outstanding ordinary shares on a fully diluted basis. After giving effect to this offering, assuming no exercise of the over-allotment option, Aon would have held approximately 19.4% of our outstanding ordinary shares on a fully diluted basis as of that date. See “Principal and Selling Shareholders.”

Some of our significant investors or their affiliates have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which, together with our significant investors, may compete with us. Certain of our significant investors and their affiliates have also entered into agreements with and made investments in numerous companies that may compete with us.

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Profitability may be adversely impacted by inflation.

The effects of inflation could cause the cost of claims from catastrophes or other events to rise in the future. Our reserve for losses and loss expenses includes assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

Our investment performance may affect our financial assets and ability to conduct business.

We derive a significant portion of our income from our invested assets. As a result, our operating results depend in part on the performance of our investment portfolio, which currently consists of fixed maturity securities. Our income derived from our invested assets was $76.7 million or 29.1% of our net income for the year ended December 31, 2003. Our operating results are subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. Additionally, with respect to certain investments, we are subject to pre-payment or reinvestment risk.

With respect to our longer-term liabilities, we strive to structure our investments in a manner that recognizes our liquidity needs for our future liabilities. In that regard, we attempt to correlate the maturity and duration of our investment portfolio to our general and specific liability profile. However, if our liquidity needs or general and specific liability profile unexpectedly change, we may not be successful in continuing to structure our investment portfolio in that manner. The market value of our fixed maturity investments will be subject to fluctuation depending on changes in various factors, including prevailing interest rates. To the extent that we are unsuccessful in correlating our investment portfolio with our liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse effect on the performance of our investment portfolio.

Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed and trades are made to balance our exposure to interest rates. However, a significant increase in interest rates could have a material adverse effect on our book value.

We may be adversely affected by foreign currency fluctuations.

We have made a significant investment in the capitalization of Endurance U.K., which is denominated in British Sterling. In addition, we enter into reinsurance and insurance contracts where we are obligated to pay losses in currencies other than U.S. dollars. For the year ended December 31, 2003, approximately 9% of our gross premiums were written in currencies other than the U.S. dollar. A portion of our cash and cash equivalents, investments and loss reserves are also denominated in non-U.S. currencies. The majority of our operating foreign currency assets and liabilities are denominated in Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian Dollars (“Major Currencies”). We may, from time to time, experience losses from fluctuations in the values of these and other non-U.S. currencies, which could have a material adverse affect on our results of operations.

We periodically buy and sell Major Currencies or investment securities denominated in Major Currencies in an attempt to match our non-U.S. dollar assets to our related non-U.S. dollar liabilities. We have no currency hedges in place; however, as part of our matching strategy, we consider the use of hedges when we become aware of probable significant losses that will be paid in non-U.S. currencies. However, it is possible that we will not successfully match our exposures or structure the hedges so as to effectively manage these risks.

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We may require additional capital in the future which may not be available or only available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. We may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the ordinary shares offered hereby. If we cannot obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

Since we depend on a few brokers for a large portion of our revenues, loss of business provided by any one of them could adversely affect us.

We market our insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. In the year ended December 31, 2003, our top five brokers represented approximately 86% of our gross premiums written, excluding gross premiums acquired in the HartRe transaction. See “Business — Distribution.” One of those brokers, Aon, is currently one of our investors and is a selling shareholder in the offering being made pursuant to this prospectus. Affiliates of two of these brokers, Marsh and Benfield, have also co- sponsored the formation of other Bermuda reinsurers that may compete with us, and these brokers may decide to favor the reinsurers they sponsored over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

Our reliance on brokers subjects us to their credit risk.

In accordance with industry practice, we frequently pay amounts owed on claims under our insurance or reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased insurance or reinsurance from us. If a broker fails to make such a payment, in a significant majority of business that the Company writes, it is highly likely that the Company will be liable to the client for the deficiency because of local laws or contractual obligations. Likewise, when the client pays premiums for these policies to brokers for payment over to us, these premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts, whether or not we have actually received the premiums. Consequently, we assume a degree of credit risk associated with brokers around the world with respect to most of our insurance and reinsurance business. To date we have not experienced any losses related to such credit risks.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.

Recent examples of emerging claims and coverage issues include:

•	larger settlements and jury awards for professionals and corporate directors and officers covered by professional liability and directors’ and officers’ liability insurance; and

•
a growing trend of plaintiffs targeting property and casualty insurers in purported class action litigations relating to claims-handling, insurance sales practices and other practices related to the conduct of our business.

The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business.

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We operate in a highly competitive environment which could adversely impact our operating margins.

The insurance and reinsurance industries are highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, including other Bermuda-based insurers and reinsurers. For information regarding competition in each of our business segments, see “Business — Business Segments.” Many of our competitors have greater financial, marketing and management resources. A number of newly-organized, Bermuda-based insurance and reinsurance entities compete in the same market segments in which we operate. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital. Increasing competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could have a material adverse impact on our growth and profitability.

Further, insurance/risk-linked securities and derivative and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including non-insurance company entities, which could impact the demand for traditional insurance or reinsurance. A number of new, proposed or potential industry or legislative developments could further increase competition in our industry. These developments include:

•	several new insurance and reinsurance companies have been formed and capitalized in excess of $500 million since September 2001 and a number of these companies compete with us in the same markets;

•
legislative mandates for insurers to provide certain types of coverage in areas where we or our ceding clients do business, such as the mandated terrorism coverage in the Terrorism Risk Insurance Act of 2002, could eliminate the opportunities for us to write those coverages; and

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programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other “alternative markets” types of coverage could eliminate the opportunities for us to write those coverages.

In addition, insurance companies that merge may be able to enhance their negotiating position when buying reinsurance and may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.

New competition from these developments could cause the demand for insurance or reinsurance to fall or the expense of customer acquisition and retention to increase, either of which could have a material adverse affect on our growth and profitability.

Efforts to comply with the Sarbanes-Oxley Act will entail significant expenditure; non-compliance with the Sarbanes-Oxley Act may adversely affect us.

The Sarbanes-Oxley Act of 2002 that became law in July 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission (“Commission”) and the NYSE, have required, and will require, changes to some of our accounting and corporate governance practices, including the requirement that we issue a report on our internal controls as required by Section 404 of the Sarbanes-Oxley Act. We expect these new rules and regulations to continue to increase our accounting, legal and other costs, and to make some activities more difficult, time consuming and/or costly. Compliance with Section 404 of the Sarbanes-Oxley Act is required by December 31, 2004. In the event that we are unable to achieve compliance with the Sarbanes-Oxley Act and related rules, it may have a material adverse effect on us.

The historical cyclicality of the property and casualty reinsurance industry may cause fluctuations in our results.

Historically, property and casualty reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property and casualty insurers and prevailing general economic conditions.

The supply of reinsurance is related to prevailing prices, the levels of insured losses and the levels of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Although rates for many products have generally increased since our formation, and remain above our benchmark rates, the supply of reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing reinsurers, which may cause prices to decrease. We are beginning to see more competition across many of the lines of business in which we participate. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and conditions and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insurers may affect the cycles of the reinsurance business significantly, and we expect to experience the effects of such cyclicality. For a description of recent trends in the property and casualty insurance and reinsurance industries, see “Industry Background.”

Acquisitions or strategic investments that we made or may make could turn out to be unsuccessful.

As part of our strategy, we have pursued and may continue to pursue growth through acquisitions and/or strategic investments in new businesses. The negotiation of potential acquisitions or strategic investments as well as the integration of an acquired business or new personnel could result in a substantial diversion of management resources. Acquisitions could involve numerous additional risks such as potential losses from unanticipated litigation or levels of claims and inability to generate sufficient revenue to offset acquisition costs.

Our ability to manage our growth through acquisitions or strategic investments will depend, in part, on our success in addressing these risks. Any failure by us to effectively implement our acquisitions or strategic investment strategies could have a material adverse effect on our business, financial condition or results of operations.

The regulatory system under which we operate, and potential changes thereto, could have a material adverse effect on our business.

General.     Our insurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations, or may be able to do so only at great cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate exemptions under any applicable laws could result in restrictions on our ability to do business in one or more of the jurisdictions in which we operate and fines and other sanctions, which could have a material adverse effect on our business. See “Regulatory Matters.”

Endurance Bermuda.     Endurance Bermuda is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the BMA require Endurance Bermuda to maintain minimum levels of statutory capital, statutory capital and surplus, and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict Endurance Bermuda’s ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

Endurance Bermuda does not maintain a principal office, and its personnel do not solicit, advertise, settle claims or conduct other activities that may constitute the transaction of the business of insurance or reinsurance, in any jurisdiction in which it is not licensed or otherwise not authorized to engage in such activities. Although Endurance Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to Endurance Bermuda’s insurance or reinsurance activities may still be raised in the future.

The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States.

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Compliance with any new laws regulating offshore insurers or reinsurers could have a material adverse effect on our business.

Endurance U.K.     On December 4, 2002, Endurance U.K. received authorization from the FSA to begin writing certain lines of insurance and reinsurance in the United Kingdom. As an authorized insurer in the United Kingdom, Endurance U.K. is able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements. As an FSA authorized insurer, the insurance and reinsurance businesses of Endurance U.K. are subject to close supervision by the FSA. During 2004, the FSA will strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and will place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. Though, in many respects, the 2004 changes in the FSA’s requirements amplify existing FSA principles and rules and codify good business practice, certain of these changes, and any new guidance given by the FSA, may have an adverse impact on the business of Endurance U.K.

In addition, given that the framework for supervision of insurance and reinsurance companies in the United Kingdom is largely formed by E.U. directives (which are implemented by member states through national legislation), changes at the E.U. level may affect the regulatory scheme under which Endurance U.K. operates. A general review of E.U. insurance solvency directives is currently in progress and may lead to changes, such as increased minimum capital requirements. Before this, however, the FSA has proposed to introduce new enhanced capital requirements (“ECR”) for insurers and reinsurers which will include capital charges based on assets, claims and premiums. The level of ECR seems likely to be at least twice the existing required minimum solvency margin for most companies, although the FSA has already adopted an informal approach of encouraging companies to hold at least twice the current EU minimum. In addition, the FSA is proposing to give guidance regularly to insurers under “individual capital assessments,” which may result in guidance that a company should hold in excess of the ECR. These changes may increase the required regulatory capital of Endurance U.K.

Endurance U.S.     Endurance U.S. is organized in and licensed to write certain lines of reinsurance business in the State of New York and, as a result, is subject to New York law and regulation under the supervision of the Superintendent of Insurance of the State of New York. The New York Superintendent also has regulatory authority over a number of affiliate transactions between Endurance U.S. and other members of our holding company system. The purpose of the state insurance regulatory statutes is to protect U.S. insureds and U.S. ceding insurance companies, not our shareholders. Among other matters, state insurance regulations require Endurance U.S. to maintain minimum levels of capital, surplus and liquidity, require Endurance U.S. to comply with applicable risk-based capital requirements and impose restrictions on the payment of dividends and distributions. These statutes and regulations may, in effect, restrict the ability of Endurance U.S. to write new business or distribute assets to Endurance Holdings.

In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners (“NAIC”), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business.

For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This has increased underwriting capacity for certain of our competitors as a result of the Act’s requirement that coverage for terrorist acts be offered by insurers. To date, this law has resulted in an increase of certain terrorism coverages which we are required to offer. We

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have taken steps to provide that our insurance operations are able to receive the benefit of this law. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.

Risks Related to Ownership of Our Ordinary Shares

Future sales of ordinary shares may affect their market price.

We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price which you deem appropriate. See “Description of Share Capital — Registration Rights Agreement” and “Shares Eligible for Future Sale” for further information regarding circumstances under which additional ordinary shares may be sold. As of March 1, 2004, 63,915,000 ordinary shares were outstanding and an additional 9,418,077 common shares were issuable upon the full exercise or conversion of outstanding vested options, warrants and restricted share units.

We, our directors and officers, all of our warrant holders and the selling shareholders have agreed, with limited exceptions, for a period of 90 days after the date of this prospectus, that we and they will not, without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of or hedge any of our ordinary shares. One of our founding shareholders has agreed to the foregoing for a period of 30 days.

In connection with an exchange offer in July of 2002 with all of our existing shareholders at the time, we granted rights to such shareholders to require us to register their ordinary shares under the Securities Act of 1933, as amended (“Securities Act”) for sale into the public markets pursuant to a registration rights agreement, dated as of July 22, 2002. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. We have filed this registration statement pursuant to the exercise of demand registration rights under such agreement by Aon, Capital Z Financial Services, Perry Corp., Texas Pacific Group and various Thomas H. Lee related entities. See “Principal and Selling Shareholders.”

Pursuant to the registration rights agreement, we gave notice to our other founding shareholders that we have received notice of the exercise of demand registration rights under the registration rights agreement and gave such other shareholders the opportunity to include their shares in the registration statement and this prospectus. The other founding shareholders had up to 21 days after receipt of the notice, or February 23, 2004, to elect to include their shares in the offering to be made pursuant to this prospectus. It is possible that shareholders may decide to withdraw their shares from registration, as they have no obligation to sell any shares even though they may have exercised demand or other registration rights under our registration rights agreement. The actual number of shares to be sold by the selling shareholders pursuant to this offering (including pursuant to the over-allotment option) will be reflected in the final prospectus. Upon effectiveness of the registration statement, all shares included in such registration statement will be freely transferable.

Upon consummation of this offering, the shareholders under the registration rights agreement and their transferees will continue to have the right to require us to register their ordinary shares for sale under the Securities Act, subject to the 90-day lock-up agreements described above and certain other exceptions. See “Description of Share Capital — Registration Rights Agreement.”

There are provisions in our charter documents that may reduce or increase the voting rights of our ordinary shares.

As used in this prospectus, all references to “bye-laws” refer to the amended and restated bye-laws of Endurance Holdings. The bye-laws generally provide that any shareholder owning, directly, indirectly or, in the case of any U.S. Person, by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder’s “control group.” A “control group” means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the “controlled shares” of such person. “Controlled shares” means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) or, in the case of a U.S. Person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a “related group.” A “related group” means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes will generally be allocated proportionately among members of the shareholder’s “control group” or “related group,” as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Endurance Holdings who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Endurance Holdings provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders. See “Description of Share Capital — Voting Adjustments.”

As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act.

The Company also has the authority to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be reallocated pursuant to the bye-laws. If a shareholder fails to respond to a request for information from the Company or submits incomplete or inaccurate information (after a reasonable cure period) in response to a request, the Company, in its reasonable discretion, may reduce or eliminate the shareholder’s voting rights.

Provisions of Endurance Holdings’ bye-laws may restrict the ability to transfer shares of Endurance Holdings.

Pursuant to its bye-laws, Endurance Holdings’ board of directors may decline to register a transfer of any ordinary shares if the relevant instrument of transfer (if any) is in favor of five persons or more jointly or is not properly executed, the transferred shares are not fully paid shares or if the transferor fails to comply with all applicable laws and regulations governing the transfer.

A shareholder may be required to sell its shares of Endurance Holdings.

Endurance Holdings’ bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its ordinary shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares. In the latter case, our right to require a shareholder to sell its ordinary shares to us will be limited to the purchase of a number of ordinary shares that will permit avoidance of those adverse tax consequences. See “Description of Share Capital — Bye-laws — Acquisition of Ordinary Shares by Endurance Holdings.”

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A shareholder may be required to indemnify us for any tax liability that results from the acts of that shareholder.

Our bye-laws provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder’s death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder (or his executor or administrator) is required to indemnify us against any tax liability that we incur as a result, (ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability, and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder’s shares.

There are regulatory limitations on the ownership and transfer of our ordinary shares.

Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

The Financial Services and Markets Act 2000 (“FSMA”) regulates the acquisition of “control” of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares of a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired “control” for the purposes of FSMA, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of more than 10% of our ordinary shares would therefore be considered to have acquired “control” of Endurance U.K. Under the FSMA, any person proposing to acquire “control” over a U.K. authorized insurance company must notify the FSA of his intention to do so and obtain the FSA’s prior approval. The FSA would then have three months to consider that person’s application to acquire “control.” In considering whether to approve such application, the FSA must be satisfied both that the acquirer is a fit and proper person to have such “control” and that the interests of consumers would not be threatened by such acquisition of “control.” Failure to make the relevant prior application would constitute a criminal offense.

State laws in the United States also require prior notices or regulatory agency approval of changes in control of an insurer or its holding company. The insurance laws of the State of New York, where Endurance U.S. is domiciled, provide that no corporation or other person except an authorized insurer may acquire control of a domestic insurance or reinsurance company unless it has given notice to such company and obtained prior written approval of the New York Superintendent. Any purchaser of 10% or more of our ordinary shares could become subject to such regulations and could be required to file certain notices and reports with the New York Superintendent prior to such acquisition.

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U.S. persons who own our ordinary shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The Companies Act, which applies to Endurance Holdings and Endurance Bermuda, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight those differences, set forth below is a summary of certain significant provisions of the Companies Act, including, where relevant, information on Endurance Holdings’ bye-laws, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to Endurance Holdings and our shareholders.

Interested Directors.     Under Bermuda law and Endurance Holdings’ bye-laws, we cannot void any transaction we enter into in which a director has an interest, nor can such director be accountable to us for any benefit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors. In addition, Endurance Holdings’ bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution with respect to such transactions will fail unless it is approved by a majority of the disinterested directors voting on such a transaction. Under Delaware law such transaction would not be voidable if:

•
the material facts as to such interested director’s relationship or interests were disclosed or were known to the board of directors and the board had in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

•
such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction were specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•	the transaction was fair as to the corporation as of the time it was authorized, approved or ratified.

Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

Business Combinations with Large Shareholders or Affiliates.     As a Bermuda company, Endurance Holdings may enter into business combinations with its large shareholders or one or more wholly-owned subsidiaries, including asset sales and other transactions in which a large shareholder or a wholly-owned subsidiary receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders or other wholly-owned subsidiaries, without obtaining prior approval from our shareholders and without special approval from our board of directors. Under Bermuda law, amalgamations require the approval of the board of directors, and in some instances, shareholder approval. However, when the affairs of a Bermuda company are being conducted in a manner which is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or the company. If we were a Delaware company, we would need prior approval from our board of directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute. Bermuda law or Endurance Holdings’ bye-laws would require board approval and in some instances, shareholder approval, of such transactions.

Shareholders’ Suits.     The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under Bermuda law. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence a derivative action in the name of a company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of Endurance Holdings’ memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our

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shareholders than actually approved it. The successful party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Endurance Holdings’ bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer for any action or failure to act in the performance of such director’s or officer’s duties, except such waiver shall not extend to any claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of fraud or dishonesty on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers.     Under Bermuda law and Endurance Holdings’ bye-laws, Endurance Holdings will indemnify its directors or officers or any person appointed to any committee by the board of directors and any resident representative (and their respective heirs, executors or administrators) against all actions, costs, charges, liabilities, loss, damage or expense, to the full extent permitted by law, incurred or suffered by such officer, director or other person by reason of any act done, conceived in or omitted in the conduct of the company’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

For more information on the differences between Bermuda and Delaware corporate laws, see “Description of Share Capital — Differences in Corporate Law.”

Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our ordinary shares.

Endurance Holdings’ bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

Examples of provisions in our bye-laws that could have such an effect include:

•	election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

•	the total voting power of any shareholder owning more than 9.5% of our ordinary shares will be reduced to 9.5% of the total voting power of our ordinary shares;

•
our directors may, in their discretion, decline to record the transfer of any ordinary shares on our share register, unless the instrument of transfer is in favor of less than five persons jointly or if they are not satisfied that all required regulatory approvals for such transfer have been obtained; and

•	we have the option, but not the obligation, to require a shareholder to sell its ordinary shares to us, to our other shareholders or to third parties at fair market value if we determine, based on

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the advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares.

It may be difficult to enforce service of process and enforcement of judgments against us and our officers and directors.

Endurance Holdings is a Bermuda company and certain of its officers and directors are residents of various jurisdictions outside the United States. A substantial portion of its assets and its officers and directors, at any one time, are or may be located in jurisdictions outside the United States. Although Endurance Holdings has irrevocably appointed CT Corporation System as an agent in New York, New York to receive service of process with respect to actions against Endurance Holdings arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

We have been advised by Appleby Spurling & Kempe, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not United States) law.

In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a United States federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling & Kempe that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Risks Related to Taxation

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our financial condition.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given Endurance Holdings and Endurance Bermuda an assurance that if any legislation is enacted in Bermuda that would “impose tax computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition” of any such tax will not be applicable to Endurance Holdings, Endurance Bermuda or any of their respective operations, shares, debentures or other obligations until March 28, 2016. See “Material Tax Considerations — Certain Bermuda Tax Considerations.” Given the limited duration of the Minister of Finance’s assurance, however, it is possible that after March 28, 2016 we may be subject to Bermuda taxes.

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We and our subsidiaries may be subject to U.S. tax which may have a material adverse effect on our financial condition and results of operations.

Endurance Holdings and Endurance Bermuda are Bermuda companies and Endurance U.K. is an English company. Endurance Holdings, Endurance Bermuda and Endurance U.K. each intends to operate in such a manner that none of these companies will be deemed to be engaged in the conduct of a trade or business within the United States. Nevertheless, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, or regulations or court decisions, the Internal Revenue Service (“IRS”), might contend that any of Endurance Holdings, Endurance Bermuda and/or Endurance U.K. are/is engaged in a trade or business in the United States. If Endurance Holdings, Endurance Bermuda and/or Endurance U.K. were engaged in a trade or business in the United States, and if Endurance U.K. or Endurance Bermuda were to qualify for benefits under the applicable income tax treaty with the United States, but such trade or business were attributable to a “permanent establishment” in the United States (or in the case of Endurance Bermuda, with respect to investment income, arguably even if such income were not attributable to a “permanent establishment”), Endurance Holdings, Endurance U.K. and/or Endurance Bermuda would be subject to U.S. federal income tax at regular corporate rates on the income that is effectively connected with the U.S. trade or business, plus an additional 30% “branch profits” tax in certain circumstances, in which case our financial condition and results of operations and your investment could be materially adversely affected. See “Material Tax Considerations — Certain United States Federal Income Tax Considerations — United States Taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S.”

Endurance Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income that is earned from U.S. sources (and certain types of foreign source income which are effectively connected with the conduct of a U.S. trade or business) if any of them are considered to be a personal holding company, or a PHC, for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares could be deemed to be owned by five or fewer individuals and the percentage of our income, or that of our subsidiaries, that consists of “personal holding company income,” as determined for U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base, that neither we nor any of our subsidiaries will be considered a PHC, but due to the lack of complete information regarding our ultimate share ownership, we cannot be certain that this will be the case, or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial. See “Material Tax Considerations — Certain United States Federal Income Tax Considerations — United States Taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. — Personal Holding Companies.”

We and our subsidiaries may be subject to U.K. tax which may have a material adverse effect on our financial condition and results of operations.

Endurance Holdings and Endurance Bermuda are organized in Bermuda and Endurance U.S. is a company incorporated in the United States. Accordingly, because they are not incorporated in the United Kingdom, none of Endurance Holdings, Endurance Bermuda or Endurance U.S. will be treated as being resident in the United Kingdom unless their central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of Endurance Holdings, Endurance Bermuda and Endurance U.S. intend to manage their affairs so that none of them are resident in the United Kingdom for tax purposes.

A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a branch or agency in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) connected with such branch or agency. The directors of Endurance Holdings, Endurance Bermuda and Endurance U.S. intend that each will operate in such a manner that none of these companies carry on a trade through a branch or agency in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a branch or agency, the U.K. Inland Revenue might contend that any of Endurance Holdings, Endurance Bermuda and/or Endurance U.S.

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are/is trading in the United Kingdom through a branch or agency in the United Kingdom. If Endurance U.S. were trading in the U.K. through a branch or agency and Endurance U.S. were to qualify for benefits under the applicable income tax treaty between the United Kingdom and the United States, only those profits which were attributable to a permanent establishment in the United Kingdom would be subject to U.K. corporation tax. The United Kingdom has no income tax treaty with Bermuda.

If Endurance Holdings, Endurance Bermuda or Endurance U.S. were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or as carrying on a trade in the United Kingdom through a branch or agency, our financial condition and results of operations and your investment could be materially adversely affected.

If you acquire 10% or more of Endurance Holdings’ ordinary shares, you may be subject to taxation under the “controlled foreign corporation” (“CFC”) rules.

Each “10% U.S. Shareholder” of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. A foreign corporation is considered a CFC if “10% U.S. Shareholders” own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. For purposes of determining whether a corporation is a CFC, and therefore whether the 50% (or 25%, in the case of insurance income) and 10% ownership tests have been satisfied, “own” means owned directly, indirectly through foreign entities or is considered as owned by application of certain constructive ownership rules. Due to the anticipated dispersion of Endurance Holdings’ share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its ordinary shares and authorize the board of directors to purchase such shares under certain circumstances, and other factors, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. See “Material Tax Considerations — Certain United States Federal Income Tax Considerations — United States Taxation of Holders of Ordinary Shares — Shareholders Who Are U.S. Persons.”

U.S. Persons who hold ordinary shares may be subject to U.S. income taxation on their pro rata share of our “related party insurance income” (“RPII”).

If Endurance U.K.’s or Endurance Bermuda’s RPII were to equal or exceed 20% of Endurance U.K.’s or Endurance Bermuda’s gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly) 20% or more of the voting power or value of the shares of Endurance U.K. or Endurance Bermuda, a U.S. Person who owns ordinary shares of Endurance Holdings directly or indirectly through foreign entities on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes the shareholder’s pro rata share of Endurance U.K.’s or Endurance Bermuda’s RPII for the entire taxable year, determined as if such RPII were distributed proportionately to such U.S. shareholders at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization would be treated as unrelated business taxable income. The amount of RPII earned by Endurance U.K. or Endurance Bermuda (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of Endurance U.K. or Endurance Bermuda or any person related to such shareholder) depends on a number of factors, including the

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geographic distribution of Endurance U.K.’s or Endurance Bermuda’s business and the identity of persons directly or indirectly insured or reinsured by Endurance U.K. or Endurance Bermuda. Although we believe that our RPII has not in the recent past equaled or exceeded 20% of our gross insurance income, and do not expect it to do so in the foreseeable future, some of the factors, which determine the extent of RPII in any period, may be beyond Endurance U.K.’s or Endurance Bermuda’s control. Consequently, Endurance U.K.’s or Endurance Bermuda’s RPII could equal or exceed 20% of its gross insurance income in any taxable year and ownership of its shares by direct or indirect insureds and related persons could equal or exceed the 20% threshold described above.

The RPII rules provide that if a shareholder who is a U.S. Person disposes of shares in a foreign insurance corporation that has RPII (even if the amount of RPII is less than 20% of the corporation’s gross insurance income or the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold) and in which U.S. Persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to dispositions of ordinary shares because Endurance Holdings will not itself be directly engaged in the insurance business. The RPII provisions, however, have not been interpreted by the courts or the U.S. Treasury Department, and regulations interpreting the RPII provisions of the Code exist only in proposed form. Accordingly, the IRS might interpret the proposed regulations in a different manner and the applicable proposed regulations may be promulgated in final form in a manner that would cause these rules to apply to dispositions of our ordinary shares. See “Material Tax Considerations — Certain United States Federal Income Tax Considerations — United States Taxation of Holders of Ordinary Shares — Shareholders Who Are U.S. Persons.”

U.S. Persons who hold ordinary shares will be subject to adverse tax consequences if we are considered a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes.

We believe that we should not be considered a PFIC for U.S. federal income purposes for the year ended December 31, 2003. Moreover, we do not expect to conduct our activities in a manner that would cause us to become a PFIC in the future. However, it is possible that we could be deemed a PFIC by the IRS for 2003 or any future year. If we were considered a PFIC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply or subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on a shareholder that is subject to U.S. federal income taxation. See “Material Tax Considerations — Certain United States Federal Income Tax Considerations — United States Taxation of Holders of Ordinary Shares — Shareholders Who Are U.S. Persons — Passive Foreign Investment Companies.”

U.S. Persons who hold ordinary shares will be subject to adverse tax consequences if we or any of our subsidiaries are considered a “foreign personal holding company” (“FPHC”) for U.S. federal income tax purposes.

Endurance Holdings and/or any of its non-U.S. subsidiaries could be considered to be a FPHC for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and the percentage of our income, or that of our subsidiaries, that consists of “foreign personal holding company income,” as determined for U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base, that neither we nor any of our subsidiaries are, and we currently do not expect any of them or us to become, a FPHC for U.S. federal income tax purposes. Due to the lack of complete information regarding our ultimate share ownership, however, we cannot be certain that we will not be considered a FPHC. If we were considered a FPHC it could have material adverse tax

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consequences for an investor that is subject to U.S. federal income taxation including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. See “Material Tax Considerations — Certain United States Federal Income Tax Considerations — United States Taxation of Holders of Ordinary Shares — Shareholders Who Are U.S. Persons — Foreign Personal Holding Companies.”

Changes in U.S. federal income tax law could materially adversely affect shareholders’ investment.

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there is no currently pending legislative proposal which, if enacted, would have a material adverse effect on us, our subsidiaries or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, our subsidiaries or our shareholders.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

•	the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

•	the impact of acts of terrorism and acts of war;

•	the effects of terrorist-related insurance legislation and laws;

•	greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated;

•	decreased level of demand for property and casualty insurance or reinsurance or increased competition due to an increase in capacity of property and casualty insurers and reinsurers;

•	the inability to obtain or maintain financial strength or claims-paying ratings by one or more of our subsidiaries;

•	uncertainties in our reserving process;

•	Endurance Holdings or Endurance Bermuda becomes subject to income taxes in the United States or the United Kingdom;

•	changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers;

•	acceptance of our products and services, including new products and services;

•	the inability to renew business previously underwritten or acquired;

•	changes in the availability, cost or quality of reinsurance or retrocessional coverage;

•	loss of key personnel;

•	political stability of Bermuda;

•	changes in accounting policies or practices; and

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates, and other factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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USE OF PROCEEDS

All the ordinary shares to be sold in the offering are being sold by the selling shareholders. Consequently, we will not receive any proceeds from the sale of ordinary shares by the selling shareholders. We will pay certain expenses related to this offering, including certain expenses incurred by the selling shareholders estimated at approximately $1.0 million.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares began publicly trading on February 28, 2003 on the NYSE under the symbol “ENH.” Prior to that time, there was no trading market for our ordinary shares. The following table sets forth, for the fiscal quarters and periods indicated, the high and low sales prices per ordinary share as reported on the NYSE since our initial public offering on February 28, 2003:

	High	Low

2003
From February 28, 2003 through March 31, 2003	$25.40	$22.40
Second quarter	31.65	23.95
Third quarter	32.17	27.05
Fourth quarter	34.00	28.46

2004
First Quarter (through March 1, 2004)	$36.10	$32.00

On March 1, 2004, the closing price of our ordinary shares as reported on the NYSE was $33.86 per share. The approximate number of record holders of our ordinary shares as of February 27, 2004 was 56, not including beneficial owners of shares registered in nominee or street name.

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DIVIDEND POLICY

We paid dividends of $0.08 per ordinary share on June 30, 2003, $0.12 per ordinary share on September 30, 2003 and $0.12 per ordinary share on December 31, 2003. On February 12, 2004, our board of directors declared a dividend of $0.18 per share to be paid on March 31, 2004 to holders of ordinary shares as of the close of business on March 17, 2004. Any determination to pay future dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.

Endurance Holdings is a holding company and has no direct operations. The ability of Endurance Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends to Endurance Holdings. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or other distributions. Endurance U.K. is subject to significant regulatory restrictions limiting its ability to pay dividends. In addition, Endurance U.S. has agreed with the New York Department to not pay a dividend until December 2004 without prior regulatory approval. For a further description of the restrictions on the ability of our subsidiaries to pay dividends, see “Regulatory Matters — Bermuda — Minimum Solvency Margin and Restrictions on Dividends and Distributions,” “Regulatory Matters — U.K. Regulation — Restrictions on Dividend Payments” and “Regulatory Matters — U.S. Regulation — New York State Dividend Limitations.” In addition, our credit facilities prohibit Endurance Holdings from declaring or paying any dividends if a default or event of default has occurred and is continuing at the time of such declaration or payment or would result from such declaration or payment. See “Certain Indebtedness.”

As of December 31, 2003, the maximum amount of distributions that Endurance Bermuda could pay to Endurance Holdings under applicable insurance and Companies Act regulations without prior regulatory approval was approximately $230 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. As described in Note 1 to our consolidated financial statements included elsewhere in this prospectus, our consolidated financial statements include the accounts of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control. On December 17, 2002, we effected a share premium issuance to our existing shareholders. Except as otherwise indicated, all share data in this prospectus assumes the share premium issuance to our existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented.

We derived the following selected consolidated financial and additional data for the period from November 30, 2001 (inception) through December 31, 2001 and for the years ended December 31, 2002 and December 31, 2003 from our audited consolidated financial statements and related notes. These historical results are not necessarily indicative of results to be expected from any future period.

You should read the following selected consolidated financial information along with the information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31, 2003	Year Ended December 31, 2002	Period Ended December 31, 2001

	(in thousands, except earnings per share data)
Selected Income Statement Data:

Gross premiums written and acquired (a)	$1,601,997	$798,760	$376

Net premiums written and acquired (b)	1,597,844	764,918	376

Net premiums earned (includes $0.3 million and $30.7 million from related parties in 2003 and 2002, respectively)	1,173,947	369,489	1

Net investment income	71,010	42,938	838

Net realized gains on sales of investments	5,718	6,730	—

Losses and loss expenses (includes $0.2 million and $17.5 million from related parties in 2003 and 2002, respectively)	663,696	204,455	—

Acquisition expenses (includes $0.0 million and $7.0 million from related parties in 2003 and 2002, respectively)	230,549	64,013	—

General and administrative expenses	100,657	49,999	527

Net income	263,437	102,066	312

Per Share Data:

Basic earnings per share	$4.19	$1.74	$0.01

Diluted earnings per share	$4.00	$1.73	$0.01

Weighted average number of common shares outstanding:
Basic	62,933	58,699	39,630

Diluted	65,900	58,858	39,630

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	As of December 31, 2003	As of December 31, 2002	As of December 31, 2001

	(in thousands, except book value per share data)
Selected Balance Sheet Data:

Cash and investments	$2,674,232	$1,663,249	$1,162,498

Total assets	3,458,964	2,054,594	1,165,099

Reserve for losses and loss expenses	833,158	200,840	—

Reserve for unearned premiums	824,685	403,305	375

Bank debt	103,029	192,000	—

Total shareholders’ equity	1,644,815	1,217,500	1,162,312

Per Share Data:

Book value per share (c)	$25.68	$22.14	$19.37

Diluted book value per share (d)	$24.03	$21.73	$19.37

Selected Ratios (based on U.S. GAAP income statement data):

	Year Ended December 31, 2003	Year Ended December 31, 2002

Loss ratio (e)	56.5%	55.3%

Acquisition expense ratio (f)	19.6%	17.3%

General and administrative expense ratio (g)	8.6%	13.6%

Combined ratio (h)	84.7%	86.2%

(a)
Gross premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Gross premiums written and acquired for the year ended December 31, 2002 included $90.0 million of gross premiums acquired in the LaSalle transaction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Years Ended December 31, 2003 and December 31, 2002 — Premiums.”

(b)
Net premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Net premiums written and acquired for the year ended December 31, 2002 included $69.0 million of net premiums acquired in the LaSalle transaction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Years Ended December 31, 2003 and December 31, 2002 — Premiums.”

(c)
Book value per share is based on total shareholders’ equity divided by basic common shares outstanding of 64,046,776 at December 31, 2003, 55,000,000 at December 31, 2002 and 60,000,000 at December 31, 2001. Common shares outstanding include 134,776 vested restricted share units for purposes of the December 31, 2003 book value per share calculation.

(d)
Diluted book value per share is a non-GAAP measure based on total shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the market price of the Company’s shares exceeds the exercise price of the options or warrants. Diluted shares outstanding were 68,444,576 at December 31, 2003, 56,016,679 at December 31, 2002 and 60,000,000 at December 31, 2001. Common shares outstanding include 134,776 vested restricted share units for purposes of the December 31, 2003 book value per share calculation. We believe that this is an effective measure of the per share value of the Company as it takes into account the effect of all outstanding dilutive securities.

(e)	The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.
(f)	The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.
(g)	The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(h)
The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. As a recently formed company, our historical combined ratio may not be indicative of future underwriting performance.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the Company’s consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to the Company’s plans and strategy for its business, includes forward-looking statements that involve risk and uncertainties. Please see the “Cautionary Statement Regarding Forward-Looking Statements” for more information. You should review the “Risk Factors” set forth elsewhere in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

Overview

Endurance Holdings was organized as a Bermuda holding company on June 27, 2002. Endurance Holdings has three wholly-owned operating subsidiaries: Endurance Bermuda, based in Pembroke, Bermuda; Endurance U.K., based in London, England; and Endurance U.S., based in White Plains, New York. Endurance Holdings and its wholly-owned subsidiaries are collectively referred to in this discussion and analysis as the “Company.”

The Company writes specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis, and seeks to create a portfolio of specialty lines which are profitable and have limited correlation with one another. The Company’s portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk, and aerospace and other specialty lines.

The insurance lines that the Company writes are included in the property individual risk, casualty individual risk, and aerospace and other specialty lines segments. The reinsurance lines that the Company writes are included in the property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, and aerospace and other specialty lines segments.

Property insurance and reinsurance provides coverage of an insurable interest in tangible property for property loss, damage or loss of use. The Company writes property lines through its property per risk treaty reinsurance, property catastrophe reinsurance, property individual risk, and aerospace and other specialty lines segments.

Casualty insurance and reinsurance is primarily concerned with the losses caused by injuries to third parties, i.e., not the insured, or to property owned by third parties and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers’ liability, workers’ compensation, automobile liability, personal liability and aviation liability insurance. The Company writes casualty lines through its casualty treaty reinsurance, casualty individual risk, and aerospace and other specialty lines segments.

The Company’s results of operations are affected by the following business and accounting factors and critical accounting policies:

Revenues

The Company derives its revenues primarily from premiums from its insurance policies and reinsurance contracts. The premiums the Company charges for the risks assumed are priced based on many assumptions and are a function of the amount and type of policies and contracts the Company writes as well as prevailing market prices. The Company prices these risks before its ultimate costs are known, which may extend many years into the future. In addition, the Company’s revenues include income generated from its investment portfolio. The Company’s investment portfolio is comprised primarily of fixed maturity investments that are held as available for sale. Under U.S. GAAP, these investments are carried at fair market value and unrealized gains and losses on the Company’s investments are excluded from earnings. These unrealized gains and losses are included on the Company’s balance sheet in accumulated other comprehensive income as a separate component of shareholders’ equity.

Expenses

The Company’s expenses consist primarily of losses and loss expenses, acquisition expenses and general and administrative expenses. Losses and loss expenses are estimated by management and reflect its best estimate of ultimate losses and costs arising during the reporting period and revisions of prior period estimates. The Company records losses and loss expenses based on an actuarial analysis of the estimated losses the Company expects to be reported on policies and contracts written. The ultimate losses and loss expenses will depend on the actual costs to settle claims. Acquisition expenses consist principally of commissions and brokerage expenses that are typically a percentage of the premiums on insurance policies or reinsurance contracts written. General and administrative expenses consist primarily of personnel expenses and general operating expenses. Interest expense and amortization of intangible assets are disclosed separately from general and administrative expenses.

Marketplace Conditions and Trends

In general, the Company believes operating conditions in the insurance and reinsurance marketplace continued to be favorable during 2003. This improvement reflects the industry response to losses arising from the events of September 11, 2001, as well as recognition that intense competition in the late 1990s led to inadequate pricing and overly broad terms, conditions and coverages. Such industry developments resulted in impaired financial results of market participants and erosion of the industry’s capital base. Additionally, many established insurers and reinsurers have exited key markets. These developments have provided recently formed insurers and reinsurers, such as ourselves, with an opportunity to provide needed underwriting capacity at what the Company believes to be attractive rates in conjunction with improved terms and conditions. Although the Company is beginning to see increased competition across a number of its business segments, the Company believes premium levels are still attractive in the lines of business in which the Company participates.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If factors such as those described in the “Risk Factors” section of this prospectus cause actual events or results to differ materially from management’s underlying assumptions or estimates, there could be a material adverse effect on the Company’s results of operations and financial condition and liquidity.

The Company believes that the following critical accounting policies affect significant estimates used in the preparation of its consolidated financial statements.

Premiums.     Premiums written, acquired and ceded are earned over the terms of the risk period. Contracts and policies written on a losses occurring basis cover losses which occur during the term of the contract or policy, typically 12 months. Accordingly, the premium is earned evenly over the term. Contracts written on a policies attaching basis cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a policies attaching basis usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24 month period rather than the traditional 12 month period. Policies attaching contracts accounted for 51% and 34% of the Company’s gross premiums written and acquired during the years ended December 31, 2003 and 2002, respectively.

Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Premiums on the Company’s excess of loss and proportional reinsurance contracts are estimated by management when the business is underwritten. For excess of loss contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of

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the contract’s written premium at inception. Accordingly, this is the amount the Company generally records as written premium in the period the underlying risks incept. Estimates of premiums assumed under proportional contracts, primarily written on a policies attaching basis, are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. As actual premiums are reported by the ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

Reserve for Losses and Loss Expenses.     The reserve for losses and loss expenses includes reserves for unpaid reported losses and losses incurred but not reported (“IBNR”). The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with independent legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. The reserve for IBNR losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they become known.

Losses and loss expense reserves are initially estimated by the Company using information either developed by the Company from internal or independent external sources, or by using pricing information provided to the Company by ceding companies, insureds and brokers at the time individual contracts and policies are bound. This information is used to develop individual point estimates of carried reserves for each business segment. These individual point estimates are then aggregated along with actual losses reported to reach the total reserve carried in the Company’s consolidated financial statements. All of the Company’s loss reserving is currently performed on a point estimate basis. Neither the Company nor its actuarial advisors utilize any form of range estimation in the loss reserving process. The reserving method currently used is an expected loss method that is commonly applied when limited loss development experience exists. The methodology, known as the Modified Bornheuter-Ferguson method, establishes an initial loss estimate for each underwriting quarter by segment and type of contract. The portion of the initial loss estimate that is the IBNR reserve is then reduced each subsequent quarter by an amount equal to the amount of losses expected to be reported for that business segment during that quarter. Over time, the IBNR reserve will be reduced to zero and be replaced with the actual losses reported to the Company. The time period over which all losses are expected to be reported to the Company varies significantly by line of business. This period can range from a few quarters for some lines, such as property catastrophe, to many years for some casualty lines. To the extent that actual reported losses for specific lines of business and segments exceed expected reported losses, the carried estimate of ultimate loss will be correspondingly increased, and to the extent that actual reported losses are less than expected reported losses, the carried estimate of ultimate losses will be reduced.

The most significant assumptions used on December 31, 2003 to estimate losses and loss expense reserves are as follows:

1.	the information developed from internal and independent external sources can be used to develop meaningful estimates of the likely future performance of business bound by the Company;

2.
the loss and exposure information provided by ceding companies, insureds and brokers in support of their submissions can be used to derive meaningful estimates of the likely future performance of business bound with respect to each contract and policy;

3.	historic loss development and trend experience is assumed to be indicative of future loss development and trends; and

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4.	no significant emergence of losses or types of losses that are not represented in the information supplied to the Company by its brokers, ceding companies and insureds will occur.

While there can be no guarantee that any of the above assumptions will prove to be correct, management believes that these assumptions represent a realistic and appropriate basis for estimating loss and loss expense reserves.

At the time each insurance policy or reinsurance contract is written, an underwriter, generally working in conjunction with an actuary or a risk analyst, estimates an initial expected loss ratio for the contract. The estimate may be based on the prior experience of the insured or ceding company, current exposure profiles, analogous exposures under similar contracts with other insureds or ceding companies, modeled long-term expected losses and/or some combination of these factors. These initial expected loss ratios are utilized along with other factors, including industry experience and the judgment of the Company’s actuaries, in establishing loss ratios by line of business.

Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company’s historical claims experience is inherently difficult because of the Company’s short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

Several aspects of the Company’s casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company’s policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that a portion of losses in excess of the Company’s attachment levels in many of its contracts will be low in frequency and high in severity, limiting the utility of claims experience of other insurers and reinsurers for similar claims.

The Company uses statistical and actuarial methods to estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company and the settlement of the Company’s liability may be several years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of IBNR reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. The establishment of new reserves or the adjustment of previously recorded reserves could result in significant upward or downward changes to the Company’s financial condition for any particular period. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and it is possible that losses and loss expenses will exceed the total reserves.

Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the Company’s consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. A 1% change in the December 31, 2003 reserve for losses and loss expenses would result in a 3.2% change in net income for the year ended December 31, 2003.

Under U.S. GAAP, the Company is not permitted to establish loss reserves until the occurrence of an actual loss event. Once such an event occurs, the Company establishes reserves based upon estimates of total losses incurred by the ceding companies or insureds as a result of the event, its estimate of the potential losses incurred, and its estimate of the portion of such loss the Company has insured or reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial. See “— Reserve for Losses and Loss Expenses” below for further discussion.

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Results for the year ended December 31, 2003 included $35.9 million of positive development of reserves as established at December 31, 2002. This positive prior period development benefited the Company’s loss ratio by approximately 3.1% in 2003. This positive development related to reductions in estimated ultimate incurred losses for the accident year 2002 resulted from reported loss emergence in 2003 which was less than expected in 2003. This absence of reported losses versus expectations occurred primarily in the Property Catastrophe Reinsurance and Property Individual Risk segment. See “—Reserve for Losses and Loss Expenses” below for further discussion.

Investments.     The Company currently classifies all of its fixed maturity investments and short-term investments as “available for sale” and, accordingly, they are carried at estimated fair value. The fair value of fixed maturity securities is estimated using quoted market prices or dealer quotes.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the Company periodically reviews its investments to determine whether a decline in the fair value below the amortized cost basis is other than temporary. If such a decline in the fair value is judged to be other than temporary, the Company would write down the investment to fair value establishing a new cost basis. The amount of the write-down is charged to income as a realized loss. The new cost basis is not changed for subsequent recoveries in fair value.

Stock-based Employee Compensation Plans.     Effective January 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”) prospectively to all employee awards granted, modified or settled after January 1, 2002. Under the fair value recognition provisions of SFAS No. 123, the estimated grant date fair value of employee stock options and other stock-based compensation is recognized as part of general and administrative expenses over the vesting period.

Results of Operations

Period Ended December 31, 2001

During the period from November 30, 2001 to December 31, 2001, the Company wrote a small volume of business, with gross premiums written of $0.4 million and an immaterial amount of earned premiums. The Company did not incur any losses during this period. Net investment income resulting from the investment of the proceeds from the Company’s private placement contributed $0.8 million to its earnings. General and administrative expenses for the period were $0.5 million and net income was $0.3 million.

Years Ended December 31, 2003 and December 31, 2002

The following is a discussion and analysis of the Company’s consolidated results of operations for the years ended December 31, 2003 and December 31, 2002.

Results of operations for the years ended December 31, 2003 and 2002 were as follows:

	December 31,	December 31,
	2003	2002	Change

	(in thousands)
Revenues
Gross premiums written and acquired	$1,601,997	$798,760	100.6%

Net premiums written and acquired	1,597,844	764,918	108.9%

Net premiums earned	1,173,947	369,489	217.7%

Expenses
Losses and loss expenses	663,696	204,455	224.6%
Acquisition expenses	230,549	64,013	260.2%
General and administrative expenses	100,657	49,999	101.3%

	994,902	318,467	212.4%

Underwriting income	179,045	51,022	250.9%

Net investment income	71,010	42,938	65.4%
Net foreign exchange gains	9,883	2,312	327.5%
Net realized gains on sales of investments	5,718	6,730	(15.0)%
Amortization of intangibles	(3,237)	(809)	300.1%
Interest expense	(4,238)	(984)	330.7%
Income tax benefit	5,256	857	513.3%

Net income	$263,437	$102,066	158.1%

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Premiums.     Gross premiums written and acquired increased during 2003 due to growth from Endurance U.S., Endurance U.K. and Endurance Bermuda, and the acquisition of the majority of the in-force reinsurance business of HartRe. The acquisition of HartRe contributed $400.3 million in premiums acquired across a number of business segments including property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance and aerospace and other specialty lines. For more information on the HartRe transaction, see “—Significant Transaction” below. There was additional contribution to premium growth of over $425.5 million as a result of growth at Endurance U.S. and Endurance U.K. which have observed favorable underwriting opportunities across the property per risk treaty reinsurance, casualty treaty reinsurance and property individual risk segments. Significant premium growth has also occurred in Endurance Bermuda, especially within the aerospace and other specialty lines segment which has seen an increase in excess of $46.4 million for the year in aerospace premiums written and the casualty individual risk segment which has experienced favorable underwriting conditions in both healthcare and excess general liability lines to produce an increase of $107.5 million in premiums written for the year.

There were negligible premiums ceded in the year ended December 31, 2003 compared to $33.8 million for the year ended December 31, 2002. The premiums ceded in 2002 resulted from retrocessional contracts acquired from LaSalle in May 2002. The Company currently does not purchase significant amounts of reinsurance protection as part of its overall risk management strategy.

Net premiums earned increased in 2003 as a result of the higher level of premiums written in the year ended December 31, 2003 compared to 2002, in addition to the earning of premiums that were written in 2002.

The following table provides the geographic distribution of gross premiums written and acquired by location of the related risks for the years ended December 31, 2003 and 2002:

	2003	2002

	(in thousands)
United States	$1,065,893	$561,000
Worldwide	383,670	160,897
Europe	80,001	32,939
Japan	27,062	13,081
Canada	14,790	7,487
Other	30,581	23,356

Total gross premiums written and acquired	$1,601,997	$798,760

The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

Net Investment Income.Net investment income was derived from interest earned on fixed maturity investments partially offset by investment management fees. The increase in net investment income was principally due to a 61% increase in invested assets, partially offset by declining average yields as a result of a lower interest rate environment in 2003. The increase in invested assets resulted from positive net operating cash flows of $943.2 million. Investment expenses for the year ended December 31, 2003 were $2.6 million, compared to $1.4 million for the year ended December 31, 2002.

The annualized period book yield (which is the average yield of the invested portfolio after adjusting for accretion and amortization from the purchase price) and total return of the investment portfolio (which includes realized and unrealized gains and losses) for the year ended December 31, 2003 were 3.79% and 4.07%, respectively. For the year ended December 31, 2002, the annualized period book yield and total return were 3.75% and 8.13%, respectively. The interest rate environment in the year ended December 31, 2003 was volatile. The yield on the benchmark five year U.S. Treasury bond moved 142 basis points from a high of 3.28% to a low of 1.86% during the year. The yield on the five year U.S. Treasury bond moved from 4.84% to 2.40% in the year ended December 31, 2002. During 2003, the Company redeployed cash into higher yielding securities thus reducing the overall portfolio cash position to 4.4% of total assets and extending the

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portfolio duration to 3.08 years at December 31, 2003, from 12.5% and 2.22 years, respectively, at December 31, 2002.

Losses and Loss Expenses.     The reported loss ratio is characterized by various factors. During 2003 there had been a shift in the mix of business towards casualty business. The impact of the HartRe transaction and the other areas of premium growth resulted in a lower mix of property catastrophe reinsurance which produced a low incidence of loss activity over the last year due to the absence of significant catastrophes. While this shift in business mix has resulted in a slightly higher weighted average loss ratio for the current year, some business lines, particularly property individual risk and property catastrophe reinsurance experienced lower levels of reported losses than previously anticipated thereby resulting in favorable adjustments to reserves.

During 2003, the loss reserves held by the Company for the 2002 accident year proved to be moderately redundant. As of December 31, 2003, the Company’s original estimated ultimate losses of $204.5 million for accident year 2002 had been reduced by $35.9 million. This reduction in the Company’s initial estimated losses for accident year 2002 was experienced most significantly in the Property Catastrophe segment, the Property Individual Risk segment, and the Casualty Individual Risk segment.

The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are the only valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company’s consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company’s actuaries and reflect management’s best estimate of ultimate losses. See “—Critical Accounting Policies and Estimates — Reserve for Losses and Loss Expenses” for further discussion.

Acquisition Expenses.     The acquisition expense ratio for the year ended December 31, 2003 was 19.6% compared to an acquisition expense ratio of 17.3% for the year ended December 31, 2002. The increase in acquisition expense ratio is due to the growth of the Company’s underwriting activities, most notably at Endurance U.S. which wrote a number of large treaty contracts.

General and Administrative Expenses.     Growth in general and administrative expenses reflected the establishment and development of Endurance U.S. and Endurance U.K., as well as additional staff at Endurance Bermuda. At December 31, 2003 the Company had 245 employees compared to 120 employees at December 31, 2002.

The general and administrative expense ratio for the year ended December 31, 2003 was 8.6% compared to a general and administrative expense ratio of 13.6% for the year ended December 31, 2002. The ratio has declined as a result of growth in premiums earned.

Net Income.     The increase in net income for the year ended December 31, 2003 compared to the year ended December 31, 2002 was due to the growth of the Company’s premiums, consistent underwriting margin and an increase in invested assets. Net income in 2003, was positively impacted by the results of all of the Company’s business segments, most notably its Property Catastrophe Reinsurance and Property Individual Risk segments.

Underwriting Results by Operating Segments

The determination of the Company’s business segments was based on how the Company monitors the performance of its underwriting operations. Management measures segment results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. Our historic combined ratios may not be indicative of future underwriting performance. The Company does not manage its assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment’s proportional share of gross premiums written and acquired.

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The following table summarizes the underwriting results and associated ratios for the Company’s six business segments for the year ended December 31, 2003.

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance

	(in thousands)
Revenues
Gross premiums written and acquired	$469,290	$183,594	$390,265

Net premiums written and acquired	469,290	184,303	387,497

Net premiums earned	296,551	174,158	284,843

Expenses
Losses and loss expenses	179,031	33,393	178,725
Acquisition expenses	74,454	19,807	76,643
General and administrative expenses	25,021	13,738	22,537

	278,506	66,938	277,905

Underwriting income	$18,045	$107,220	$6,938

Ratios
Loss ratio	60.4%	19.2%	62.7%
Acquisition expense ratio	25.1%	11.4%	26.9%
General and administrative expense ratio	8.4%	7.9%	7.9%

Combined ratio	93.9%	38.5%	97.5%

	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Total

	(in thousands)
Revenues
Gross premiums written and acquired	$85,863	$214,392	$258,593	$1,601,997

Net premiums written and acquired	83,929	214,232	258,593	1,597,844

Net premiums earned	65,408	173,266	179,721	1,173,947

Expenses
Losses and loss expenses	23,317	118,515	130,715	663,696
Acquisition expenses	7,058	19,069	33,518	230,549
General and administrative expenses	7,955	16,882	14,524	100,657

	38,330	154,466	178,757	994,902

Underwriting income	$27,078	$18,800	$964	$179,045

Ratios
Loss ratio	35.6%	68.4%	72.7%	56.5%
Acquisition expense ratio	10.8%	11.0%	18.7%	19.6%
General and administrative expense ratio	12.2%	9.7%	8.1%	8.6%

Combined ratio	58.6%	89.1%	99.5%	84.7%

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The following table summarizes the underwriting results and associated ratios for the Company’s six business segments for the year ended December 31, 2002.

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance

	(in thousands)
Revenues
Gross premiums written and acquired	$168,054	$178,120	$203,566

Net premiums written and acquired	168,054	145,453	203,566

Net premiums earned	59,453	114,823	84,355

Expenses
Losses and loss expenses	35,577	42,804	56,070
Acquisition expenses	14,607	16,885	20,597
General and administrative expenses	10,520	11,150	12,743

	60,704	70,839	89,410

Underwriting income (loss)	$(1,251)	$43,984	$(5,055)

Ratios
Loss ratio	59.8%	37.3%	66.5%
Acquisition expense ratio	24.6%	14.7%	24.4%
General and administrative expense ratio	17.7%	9.7%	15.1%

Combined ratio	102.1%	61.7%	106.0%

	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Total

	(in thousands)
Revenues
Gross premiums written and acquired	$62,934	$106,903	$79,183	$798,760

Net premiums written and acquired	61,759	106,903	79,183	764,918

Net premiums earned	33,907	44,292	32,659	369,489

Expenses
Losses and loss expenses	13,283	33,958	22,763	204,455
Acquisition expenses	3,406	3,978	4,540	64,013
General and administrative expenses	3,939	6,692	4,955	49,999

	20,628	44,628	32,258	318,467

Underwriting income (loss)	$13,279	$(336)	$401	$51,022

Ratios
Loss ratio	39.2%	76.7%	69.7%	55.3%
Acquisition expense ratio	10.0%	9.0%	13.9%	17.3%
General and administrative expense ratio	11.6%	15.1%	15.2%	13.6%

Combined ratio	60.8%	100.8%	98.8%	86.2%

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Property Per Risk Treaty Reinsurance

The Company’s Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. The Company’s Property Per Risk Treaty Reinsurance contracts cover claims from individual insurance policies written by its ceding company clients and include both personal lines and commercial lines exposures. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Per Risk Treaty Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.

	Year Ended

	December 31, 2003	December 31, 2002	Change(1)

	(in thousands)
Revenues
Gross premiums written and acquired	$469,290	$168,054	179.2%

Net premiums written and acquired	469,290	168,054	179.2%

Net premiums earned	296,551	59,453	398.8%

Expenses
Losses and loss expenses	179,031	35,577	403.2%
Acquisition expenses	74,454	14,607	409.7%
General and administrative expenses	25,021	10,520	137.8%

	278,506	60,704	358.8%

Underwriting income (loss)	$18,045	$(1,251)	NM(2)

Ratios
Loss ratio	60.4%	59.8%	0.6
Acquisition expense ratio	25.1%	24.6%	0.5
General and administrative expense ratio	8.4%	17.7%	(9.3)

Combined ratio	93.9%	102.1%	(8.2)

Reserve for losses and loss expenses	$188,757	$34,843	441.8%

(1)	With respect to ratios, changes show increase or decrease in percentage points.
(2)	Not meaningful.

Premiums.     The increase in gross premiums written and acquired was in large part due to the acquisition of the HartRe business which contributed $139.8 million in premiums acquired for the year ended December 31, 2003. In addition, part of the increase in premiums written and acquired is a result of the inception of business of Endurance U.S. and Endurance U.K. which combined have contributed $148.0 million in premium growth for 2003. The growth in premiums earned in 2003 benefited significantly from the earning of premiums written in 2002. During 2003, 67% of premiums in this segment were written on a policies attaching basis which are earned over a 24 month period. In 2002, 59% of premiums in this segment were written on a policies attaching basis.

Losses and Loss Expenses.     The low loss ratios in 2003 and 2002 reflected the strong pricing environment experienced by this business segment as well as the generally low level of loss emergence, both catastrophic losses and attritional losses, during both years.

Acquisition Expenses.     The acquisition expense ratio for 2003 was largely consistent with 2002; the slight increase was due to a moderate shift in the mix of business.

General and Administrative Expenses.     The increase in general and administrative expenses reflected the growth in the underwriting staff across all three operating subsidiaries during 2003. General and administrative expenses as a percentage of net premiums earned have decreased as premium earnings have increased significantly.

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Property Catastrophe Reinsurance

The Company’s Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. The Company’s property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by its ceding company clients. Protection under property catastrophe treaties is provided on an occurrence basis, allowing the Company’s ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Catastrophe Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.

	Year Ended

	December 31,	December 31,
	2003	2002	Change(1)

	(in thousands)
Revenues
Gross premiums written and acquired	$183,594	$178,120	3.1%

Net premiums written and acquired	184,303	145,453	26.7%

Net premiums earned	174,158	114,823	51.7%

Expenses
Losses and loss expenses	33,393	42,804	(22.0)%
Acquisition expenses	19,807	16,885	17.3%
General and administrative expenses	13,738	11,150	23.2%

	66,938	70,839	(5.5)%

Underwriting income	$107,220	$43,984	143.8%

Ratios
Loss ratio	19.2%	37.3%	(18.1)
Acquisition expense ratio	11.4%	14.7%	(3.3)
General and administrative expense ratio	7.9%	9.7%	(1.8)

Combined ratio	38.5%	61.7%	(23.2)

Reserve for losses and loss expenses	$62,725	$40,122	56.3%

(1)	With respect to ratios, changes show increase or decrease in percentage points.

Premiums.     The majority of the contracts associated with this segment are written on a losses occurring basis. The growth in premiums earned was a result of the reduction in ceded premiums and the earning of premiums that were written prior to 2003.

Losses and Loss Expenses.     The lower loss ratio experienced in 2003 for this segment can be attributed to the lower than expected severity of catastrophic events experienced in the period. The 2002 loss ratio was heavily influenced by losses from the August 2002 Central European floods. The 2003 losses were impacted by the Midwestern tornados, Hurricanes Fabian and Isabel as well as the California wildfires experienced in the fourth quarter. Although the frequency of catastrophe losses was relatively high in 2003, the loss severity of these events was relatively low compared to the loss events of 2002.

In addition, during 2003, the Company experienced positive development on its reserves for losses and loss expenses related to 2002. Positive development of loss reserves related to 2002 was due to less than expected reported losses during 2003 related to catastrophic loss events that occurred in 2002.

Acquisition Expenses.     The impact of ceded reinsurance purchased in 2002, which yielded very low ceding commissions overall, resulted in the expense ratio in 2002 being higher than in 2003 when a negligible amount of reinsurance was purchased.

General and Administrative Expenses.     The increase in general and administrative expenses resulted from an increased allocation of corporate overhead in 2003.

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Casualty Treaty Reinsurance

The Company’s Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. The exposures that the Company reinsures include automobile liability, professional liability, directors’ and officers’ liability, umbrella liability and workers’ compensation. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Treaty Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.

	Year Ended

	December 31,	December 31,
	2003	2002	Change(1)

	(in thousands)
Revenues
Gross premiums written and acquired	$390,265	$203,566	91.7%

Net premiums written and acquired	387,497	203,566	90.4%

Net premiums earned	284,843	84,355	237.7%

Expenses
Losses and loss expenses	178,725	56,070	218.8%
Acquisition expenses	76,643	20,597	272.1%
General and administrative expenses	22,537	12,743	76.9%

	277,905	89,410	210.8%

Underwriting income (loss)	$6,938	$(5,055)	NM

Ratios
Loss ratio	62.7%	66.5%	(3.8)
Acquisition expense ratio	26.9%	24.4%	2.5
General and administrative expense ratio	7.9%	15.1%	(7.2)

Combined ratio	97.5%	106.0%	(8.5)

Reserve for losses and loss expenses	$236,521	$56,070	321.8%

(1)	With respect to ratios, changes show increase or decrease in percentage points.

Premiums.     The increase in gross premiums written and acquired was due to the acquisition of the HartRe business and organic growth due to an increased underwriting staff, in particular at Endurance U.S. The growth in premiums earned was primarily the result of the earning of premiums written prior to 2003. 72% of premiums were written on a policies attaching basis in 2003 and 67% in 2002.

Losses and Loss Expenses.     Claims may not be reported for many years in the lines of business included in this segment. Increased uncertainty exists regarding the development of reserves due to the long tail nature of this business. The slight difference in loss ratio in the year was a result of differences in the mix of business.

Acquisition Expenses.     The higher expense ratio in the year ended December 31, 2003 was due to an increased amount of business in this segment written as proportional reinsurance contracts, which incur higher commissions than excess of loss treaties.

General and Administrative Expenses.     General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

Property Individual Risk

The Company’s Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally commercial properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs. This business is written by Endurance Bermuda and Endurance U.K. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Individual Risk business segment for the years ended December 31, 2003 and 2002, respectively.

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	Year Ended

	December 31,	December 31,
	2003	2002	Change(1)

	(in thousands)
Revenues
Gross premiums written and acquired	$85,863	$62,934	36.4%

Net premiums written and acquired	83,929	61,759	35.9%

Net premiums earned	65,408	33,907	92.9%

Expenses
Losses and loss expenses	23,317	13,283	75.5%
Acquisition expenses	7,058	3,406	107.2%
General and administrative expenses	7,955	3,939	102.0%

	38,330	20,628	85.8%

Underwriting income	$27,078	$13,279	103.9%

Ratios
Loss ratio	35.6%	39.2%	(3.6)
Acquisition expense ratio	10.8%	10.0%	0.8
General and administrative expense ratio	12.2%	11.6%	0.6

Combined ratio	58.6%	60.8%	(2.2)

Reserve for losses and loss expenses	$36,117	$13,282	171.9%

(1)	With respect to ratios, changes show increase or decrease in percentage points.

Premiums.     Policies written in this segment are written on a losses occurring basis and typically earn over the 12 month period of the contract. Premiums written and acquired in the year ended December 31, 2003 grew largely due to new business generated by Endurance U.K. which wrote no business in the prior year. This segment has seen decreases in pricing due to increased capacity and competition. This has resulted in reduced premiums recorded on those policies renewed and a proportion of policies not being renewed due to less attractive terms. The increase in premiums earned was a result of the earning of premiums that were written prior to 2003.

Losses and Loss Expenses.     The decrease in the loss ratio was due to positive loss development on 2002 business partially offset by tornado damage in the mid-western United States in May 2003 and hurricane damage in Bermuda in September 2003. In general, losses in this segment were lower than expected reflecting a lack of large individual property losses experienced by the market in 2003.

In addition, during 2003, the Company experienced a moderate amount of positive development on its reserves for losses and loss expenses related to 2002. Positive development on the Company’s losses and loss expense reserves related to 2002 was due to less than expected reported losses during 2003 for 2002 catastrophic loss events.

Acquisition Expenses.     The acquisition expense ratio for 2003 was largely consistent with 2002; the slight increase was due to a moderate shift in the mix of business.

General and Administrative Expenses.     General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

Casualty Individual Risk

The Company’s Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This includes third party general liability insurance, directors’ and officers’ liability insurance, errors and omissions insurance and employment practices liability insurance, all written for a wide range of industry groups, as well as medical professional liability insurance which is written for large institutional healthcare providers.

The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Individual Risk business segment for the years ended December 31, 2003 and 2002, respectively.

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	Year Ended

	December 31,	December 31,
	2003	2002	Change(1)

	(in thousands)
Revenues
Gross premiums written and acquired	$214,392	$106,903	100.5%

Net premiums written and acquired	214,232	106,903	100.4%

Net premiums earned	173,266	44,292	291.2%

Expenses
Losses and loss expenses	118,515	33,958	249.0%
Acquisition expenses	19,069	3,978	379.4%
General and administrative expenses	16,882	6,692	152.3%

	154,466	44,628	246.1%

Underwriting income (loss)	$18,800	$(336)	NM

Ratios
Loss ratio	68.4%	76.7%	(8.3)
Acquisition expense ratio	11.0%	9.0%	2.0
General and administrative expense ratio	9.7%	15.1%	(5.4)

Combined ratio	89.1%	100.8%	(11.7)

Reserve for losses and loss expenses	$152,473	$33,958	349.0%

(1)	With respect to ratios, changes show increase or decrease in percentage points.

Premiums.     All premiums written by this segment are earned ratably over the terms of the insurance policies, typically a 12 month period. The Company has observed improved market conditions with pricing either holding firm or increasing ahead of loss trend factors. Capacity is increasing across all lines but has not yet impacted pricing adversely. Premiums in all lines have increased in 2003 as a result of an expansion of the underwriting staff dedicated to this segment which totaled 26 at December 31, 2003 versus 8 in December 31, 2002. The increase in premiums earned was a result of higher premiums written in 2003 and the earning of premiums written in 2002.

Losses and Loss Expenses.     The Company has received only a limited number of notices of potential losses for this segment, none of which has yet reached a level which would result in paying a claim. Accordingly, the reserve for losses and loss expenses established by the Company’s actuaries was based on historical industry loss data and business segment specific pricing information.

During 2003, the Company experienced positive development on its reserves for losses and loss expenses related to 2002. The Company’s loss ratio for 2003 was explained by a moderate reduction in the initial expected loss ratios estimated for this segment in 2003 and partly accounted for by the moderate positive development for the year-end 2002 loss reserves for the segment.

Acquisition Expenses.     The difference in the acquisition expense ratio reflects variations in individual contract terms.

General and Administrative Expenses.     The increase in general and administrative expenses was due to the increase in the number of staff dedicated to this segment.

Aerospace and Other Specialty Lines

The Company’s Aerospace and Other Specialty Lines business segment is comprised primarily of the insurance and reinsurance of Aerospace lines and a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others. Aerospace lines include aviation hull, aircraft liability, aircraft products coverage and satellite launch and in-orbit coverage. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Aerospace and Other Specialty Lines business segment for the years ended December 31, 2003 and 2002, respectively.

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	Year Ended

	December 31,	December 31,
	2003	2002	Change(1)

	(in thousands)
Revenues
Gross premiums written and acquired	$258,593	$79,183	226.6%

Net premiums written and acquired	258,593	79,183	226.6%

Net premiums earned	179,721	32,659	450.3%

Expenses
Losses and loss expenses	130,715	22,763	474.2%
Acquisition expenses	33,518	4,540	638.3%
General and administrative expenses	14,524	4,955	193.1%

	178,757	32,258	454.2%

Underwriting income	$964	$401	140.4%

Ratios
Loss ratio	72.7%	69.7%	3.0
Acquisition expense ratio	18.7%	13.9%	4.8
General and administrative expense ratio	8.1%	15.2%	(7.1)

Combined ratio	99.5%	98.8%	0.7

Reserve for losses and loss expenses	$156,565	$22,565	593.8%

(1)	With respect to ratios, changes show increase or decrease in percentage points.

Premiums.     The increase in gross premiums written and acquired was in large part due to the acquisition of the in-force reinsurance business of HartRe which contributed $67.2 million in aerospace premiums written and acquired and $80.4 million in other specialty accounts for the year ended December 31, 2003. Of this amount $51.9 million represented a large workers’ compensation contract. The remaining increase in premiums written and acquired was due primarily to the growth in the Company’s aerospace business. The effect of the HartRe addition and the increased aerospace premiums written were partially offset by lower premiums written in other specialty lines. The growth in premiums earned was a result of the earning of premiums that have been written since the inception of the Company given that 83% of this segment’s premiums were written on a policies attaching basis in 2003 and 42% in 2002.

Losses and Loss Expenses.     The increase in the loss ratio is a result of two satellite related losses and a relatively high loss ratio on the workers’ compensation contract acquired from HartRe.

Acquisition Expenses.     The increase in expense ratio was due to the changes in mix of business towards proportional reinsurance contracts in aerospace lines.

General and Administrative Expenses.     General and administrative expenses have increased in line with the growth in underwriting activity and increased corporate overhead allocation.

Significant Transaction

On May 15, 2003, Endurance U.S. completed the HartRe transaction in which Endurance U.S. assumed the majority of the in-force reinsurance business of HartRe, acquired exclusive renewal rights to that business and hired certain employees of HartRe necessary for the operation of the assumed business. The transaction was structured as a quota share retrocession of the majority of HartRe’s reinsurance business, a purchase of HartRe’s renewal rights with respect to such business and an agreement with respect to claims handling for the business. The effective date of the arrangement was April 1, 2003. Some of the contracts included in HartRe’s in-force reinsurance business were proportionally assumed by the Company from the original inception dates of the underlying contracts. The Company did not assume any of HartRe’s historical reinsurance liabilities from expired policies. The primary reasons for the transaction were to acquire potentially profitable business, to increase the Company’s presence in the U.S. domestic reinsurance marketplace and to increase the U.S.- based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, “Business Combinations.”

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At closing, Endurance U.S. agreed to pay a $15 million minimum override commission on unearned premium acquired and a $10 million minimum advance on renewal rights commissions. On the one year anniversary of the closing, Endurance U.S. agreed to pay an additional $5 million minimum advance on renewal rights commissions. These amounts are guaranteed and constitute part of the initial purchase price.

In addition to the initial purchase price, Endurance U.S. may be required to pay further amounts to HartRe. Such contingent amounts are based on the actual acquired premiums collected and on the renewal and profitability of the in-force business acquired. Endurance U.S. committed to pay HartRe override commissions on the assumed business. The override commissions vary up to a maximum of 5% of premiums depending on the line of business. At closing, unearned premiums assumed by Endurance U.S. were valued at $414.5 million. Upon renewal of the business over the two years following April 1, 2003, renewal rights commissions are due at a range of 1%-5% of premiums depending on the line of business. Contingent renewal commissions are only payable to the extent total renewal rights commissions exceed $10 million for the first year following closing and $5 million for the second year following closing.

In addition to the override commission and the renewal rights commission, a profit sharing commission will be paid if the net loss ratio of the business acquired which is associated with the property treaty, property catastrophe, and aviation lines is less than a blended target loss ratio for the acquired business. The contingent profit commission will be equal to 50% of underwriting profits generated by the difference between the ultimate loss ratio and target loss ratio multiplied by the earned premiums for the acquired business.

At December 31, 2003, a material portion of the in-force contracts acquired had not yet come up for renewal, and as such, the amounts potentially payable to HartRe based on renewals were not yet determinable. At December 31, 2003, based on the acquired premiums collected and earnings of the acquired business to date, the Company estimates that an additional $6.3 million of contingent profit and renewal commissions could become payable to HartRe. Contingent profit and renewal commissions will be recorded in the period in which the contingencies are deemed materially resolved and will be recorded as additional goodwill.

Liquidity and Capital Resources

Endurance Holdings is a holding company that does not have any significant operations or assets other than its ownership of the shares of its direct and indirect subsidiaries, including Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Holdings relies primarily on dividends and other permitted distributions from its insurance subsidiaries to pay its operating expenses, interest on debt and dividends, on its common shares. There are restrictions on the payment of dividends by Endurance Bermuda, Endurance U.K. and Endurance U.S. to Endurance Holdings, which are described in more detail below.

The ability of Endurance Bermuda to pay dividends is dependent on its ability to meet the requirements of applicable Bermuda law and regulations. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or distributions. As of December 31, 2003, Endurance Bermuda could pay a dividend or return additional paid-in capital totaling approximately $230 million without prior regulatory approval based upon insurance and Companies Act regulations.

The Company has agreed with the New York Department not to declare a dividend from Endurance U.S. until December 2004 without prior regulatory approval. Endurance U.K. is subject to significant United Kingdom regulatory restrictions limiting its ability to pay dividends. Accordingly, the Company does not currently intend to declare a dividend from Endurance U.K.

The Company’s aggregate invested assets as of December 31, 2003 totaled $2.7 billion. The increase in invested assets since December 31, 2002 resulted from collections of premiums on insurance policies and reinsurance contracts, investment income and proceeds from the initial public offering offset by losses and

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loss expenses paid, acquisition expenses paid, reinsurance premiums paid and general and administrative expenses paid.

On August 8, 2003, the Company and its lenders amended the Company’s existing three-year term loan facility and amended and restated the letter of credit and revolving credit facility. The amendments extended the letter of credit and revolving credit facility for an additional year, increased the size of the letter of credit and revolving credit facility to $500 million and revised certain representations and covenants in the three-year term loan facility and the letter of credit and revolving credit facility. The letter of credit and revolving credit facility now expire on August 6, 2004, at which point any revolving credit balance will be converted into a twelve-month term loan. The amended agreements contain certain covenants including requirements that debt, as defined in the agreements, to shareholders’ equity does not exceed a ratio of 0.35:1; consolidated tangible net worth must exceed $1.0 billion; and the Company’s unencumbered cash and investment grade assets must exceed the greater of $400 million or outstanding debt and letters of credit. At December 31, 2003, the debt to shareholders’ equity ratio was 0.06:1, the consolidated tangible net worth was $1.6 billion and unencumbered cash and investment grade assets were $2.5 billion. The lenders under the amended letter of credit and revolving credit facility are JPMorgan Chase Bank, Bank One, Bank of Bermuda, Bank of New York, Bank of Nova Scotia, Barclays Bank, Comerica Bank, Commerzbank, Credit Lyonnais, Deutsche Bank, Fleet National Bank, Goldman Sachs, ING Bank, Lloyds TSB, Merrill Lynch, Royal Bank of Scotland and Wachovia Bank. The administrative agent under the amended letter of credit and revolving credit facility is JPMorgan Chase Bank.

At December 31, 2003, letters of credit totaling $183.3 million were outstanding and $103.0 million of the term loan was outstanding.

In accordance with the terms of the Company’s term loan facility, it prepaid $50.6 million of the outstanding principal on its term loan facility on March 5, 2003 with a portion of the proceeds from its initial public offering of its ordinary shares. In addition, the Company made a further scheduled principal payment of $38.4 million on its term loan facility on September 26, 2003. The Company’s remaining term loan borrowings are subject to principal payments of $76.8 million in September 2004 and $26.2 million in September 2005. The Company’s term loan borrowings currently bear interest at the London Interbank Offered Rate (“LIBOR”) plus 0.875% (2.0625% per annum at December 31, 2003).

Endurance Holdings entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.

Cash flows from operating activities on a consolidated basis are provided by premiums collected and investment income, offset by loss and loss expense payments and other general and administrative expenses. Consolidated cash provided by operating activities for the years ended December 31, 2003 and 2002 was approximately $943 million and $379 million, respectively.

The Company’s underwriting activities are supported by its capital, and the Company expects that its other operational needs for the foreseeable future will be met by its balance of cash and fixed maturity investments, as well as funds generated from underwriting activities, investment income and proceeds from sales and maturities of its investment portfolio. On an ongoing basis, the Company expects its operating cash flows, together with the revolving credit facility and the capital base established by its initial private placement in December of 2001 and its initial public offering in March 2003, to be sufficient to operate its business. However, there can be no assurance that the Company will not be required to incur other indebtedness to continue implementing its business strategy or to pay losses and loss expenses.

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The Company’s contractual obligations as of December 31, 2003 are summarized as follows:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

	(in thousands)
Long-Term Debt (1)	$103,029	$76,829	$26,200	$—	$—
Operating Leases (2)	49,120	5,468	15,084	4,855	23,713

Total	$152,149	$82,297	$41,284	$4,855	$23,713

(1)	See “Certain Indebtedness” for further discussion.
(2)	The Company leases office space and office equipment under operating leases.

Off-Balance Sheet Arrangements

As of December 31, 2003, the Company has not entered into any material off-balance sheet arrangements.

Currency and Foreign Exchange

The Company’s functional currency is U.S. dollars for Endurance Bermuda and Endurance U.S. and British Sterling for Endurance U.K. The reporting currency for all entities is U.S. dollars. The Company maintains a portion of its investments and liabilities in currencies other than the U.S. dollar. The Company capitalized Endurance U.K with an investment of £100 million. Endurance U.K. is subject to the FSA rules concerning the matching of the currency of its assets to the currency of its liabilities. Depending on the profile of Endurance U.K.’s liabilities, it may be required to hold some of its assets in currencies corresponding to the currencies of its liabilities. The Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could have a material adverse effect on its results of operations.

Assets and liabilities of foreign operations whose functional currency is not the U.S. dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

Effects of Inflation

The effects of inflation could cause the severity of claims to rise in the future. The Company’s estimates for losses and loss expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, the Company will be required to increase reserves for losses and loss expenses with a corresponding reduction in its earnings in the period in which the deficiency is identified.

Reserve for Losses and Loss Expenses

As of December 31, 2003 and 2002, the Company had accrued losses and loss expense reserves of $833.2 million and $200.8 million, respectively. These amounts represent the Company’s actuarial best estimate of the ultimate liability for payment of losses and loss expenses related to loss events as of December 31, 2003 and 2002, respectively. During the years ended December 31, 2003 and 2002, the Company paid losses and loss expenses of $86.8 million and $4.7 million, respectively.

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As of December 31, 2003, the Company had been notified of a moderate number of claims and potential claims under its insurance policies and reinsurance contracts. Of these notifications, management expects some of the claims to penetrate layers in which the Company provides coverage and case reserves have been established for these expected losses. The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are currently a valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company’s consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company’s actuaries and reflect management’s best estimate of ultimate losses. See “Critical Accounting Policies and Estimates — Reserve for Losses and Loss Expenses” for further discussion.

Incurred losses for the year ended December 31, 2003 are summarized as follows:

	Property per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace & Other Specialty Lines	Total

	(in thousands)
Incurred related to:
Current year	$182,003	$48,175	$179,924	$32,012	$123,771	$133,728	$699,613
Prior years	(2,972)	(14,782)	(1,199)	(8,695)	(5,256)	(3,013)	(35,917)

Total Incurred Losses	$179,031	$33,393	$178,725	$23,317	$118,515	$130,715	$663,696

Incurred losses for the year ended December 31, 2003 include approximately $35.9 million in positive development of reserves relating to the 2002 accident year. The positive loss reserve development experienced during the 2003 year benefited the Company’s 2003 reported loss ratio by approximately 3.1%.

During 2003, the reduction in the Company’s initial estimated losses for the 2002 accident year was experienced most significantly in the Property Catastrophe segment, where the initial estimate was reduced by approximately $15 million; the Property Individual Risk segment, where the initial estimate was reduced by approximately $9 million; and the Casualty Individual Risk segment, where the initial estimate was reduced by approximately $5 million. The balance of the $35.9 million redundancy was experienced evenly across the remaining business segments.

The above reduction in estimated losses for the 2002 accident year reflects lower than expected emergence of 2002 catastrophic and attritional losses in 2003.

Reserves for losses and loss expenses are comprised of the following at December 31, 2003:

	Property per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace & Other Specialty Lines	Total

	(in thousands)
Case Reserves	$55,523	$30,814	$28,464	$15,758	$—	$31,919	$162,478
IBNR	133,234	31,911	208,057	20,359	152,473	124,646	670,680

Reserve for Losses and Loss Expenses	$188,757	$62,725	$236,521	$36,117	$152,473	$156,565	$833,158

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Selected quarterly activity in the reserve for losses and loss expenses for the year ended December 31, 2003 is summarized as follows:

	Quarter Ended March 31, 2003	Quarter Ended June 30, 2003	Quarter Ended September 30, 2003	Quarter Ended December 31, 2003	Year Ended December 31, 2003

	(in thousands)
Incurred related to:
Current year	$111,011	$174,578	$210,143	$203,881	$699,613
Prior years	(6,866)	(9,047)	(11,478)	(8,526)	(35,917)

Total incurred	104,145	165,531	198,665	195,355	663,696

Paid related to:
Current year	—	(8,871)	(8,131)	(29,315)	(46,317)
Prior years	(7,116)	(12,852)	(10,473)	(10,091)	(40,532)

Total paid	$(7,116)	$(21,723)	$(18,604)	$(39,406)	$(86,849)

Ceded Reinsurance

The Company’s ceded premiums consist primarily of reinsurance protection in conjunction with the LaSalle transaction. Total premiums ceded were negligible for the year ended December 31, 2003 and approximately $33.8 million for the year ended December 31, 2002. The reinsurance agreements principally provide the Company with protection related to certain identified catastrophes in its Property Catastrophe Reinsurance segment. The Company also cedes premiums related to its Property Individual Risk, Casualty Treaty Reinsurance and Casualty Individual Risk segments. At December 31, 2003, the Company recorded reinsurance recoverables of $1.4 million related to these reinsurance agreements. The Company remains obligated for amounts ceded in the event that its reinsurers or retrocessionaires do not meet their obligations. Accordingly, the Company has evaluated the reinsurers and retrocessionaires that are providing reinsurance and retrocessional protection and will continue to monitor the stability of its reinsurers and retrocessionaires.

Intangible Assets

Goodwill and other intangibles that arise from business combinations are accounted for in accordance with SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets”. These standards require that identifiable intangible assets are amortized in accordance with their useful lives and goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment at least annually. As a result of its acquisition of the majority of the reinsurance business of HartRe during the year ended December 31, 2003, the Company recorded goodwill of $0.2 million. The Company also recorded other acquisition related intangibles of $19.6 million. The other acquisition related intangibles are being amortized over periods of up to ten years. As a result of its acquisition of the property catastrophe business of LaSalle during the year ended December 31, 2002, the Company recorded goodwill of $0.9 million and other acquisition related intangibles of $14.2 million. The other acquisition related intangibles are being amortized over periods of up to ten years.

Quantitative and Qualitative Information about Market Risk

The Company believes that it is principally exposed to three types of market risk: interest rate risk, foreign currency risk and credit risk.

Interest Rate Risk.     The Company’s primary market risk exposure is to changes in interest rates. The Company’s fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of the Company’s fixed maturity portfolio falls, and the converse is also true. The Company expects to manage interest rate risk through an active portfolio management strategy that involves the selection, by its managers, of investments with appropriate characteristics, such as duration, yield, currency and liquidity, that are tailored to the anticipated cash outflow characteristics of its liabilities. The Company’s strategy for managing interest rate

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risk also includes maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed and trades are made to balance the Company’s exposure to interest rates. As of December 31, 2003, assuming parallel shifts in interest rates, the impact of an immediate 100 basis point increase in market interest rates on the Company’s invested assets of $2.7 billion would have been an estimated decrease in market value of 3.2% or approximately $85 million, and the impact on its invested assets of an immediate 100 basis point decrease in market interest rates would have been an estimated increase in market value of 2.9% or approximately $78 million.

Endurance Holdings entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.

Foreign Currency Risk.     The Company has made a significant investment in the capitalization of Endurance U.K., which is denominated in British Sterling. In addition, the Company enters into reinsurance and insurance contracts for which it is obligated to pay losses in currencies other than U.S. dollars. For the year ended December 31, 2003, approximately 9% of the Company’s gross premiums were written in currencies other than the U.S. dollar. A portion of the Company’s cash and cash equivalents, investments and loss reserves are also denominated in non-U.S. currencies. The majority of the Company’s operating foreign currency assets and liabilities are denominated in Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian Dollars (“Major Currencies”). The Company may, from time to time, experience losses from fluctuations in the values of these and other non-U.S. currencies, which could have a material adverse effect on its results of operations. The Company will attempt to manage its foreign currency risk by seeking to match its liabilities under insurance and reinsurance contracts that are payable in foreign currencies with investments that are denominated in such currencies. The Company purchases assets which are matched in currency to its case reserves for liabilities incurred in major currencies including U.S. dollars, Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian dollars at the time such reserves are established. The Company has no currency hedges in place; however, as part of its matching strategy, the Company may consider the use of hedges when it becomes aware of probable significant losses that will be paid in non-U.S. dollar currencies. For liabilities incurred in currencies other than those listed above, U.S. dollars are converted to the currency of the loss at the time of claims payment. As a result, the Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies.

Credit Risk.     The Company has exposure to credit risk primarily as a holder of fixed maturity securities. The Company’s risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. The Company attempts to limit its credit exposure by purchasing fixed income investments rated A-/A3 or higher. In addition, the Company has limited its exposure to any single corporate issuer to 1% or less of its total portfolio.

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INDUSTRY BACKGROUND

Industry Conditions and Trends

The property and casualty insurance and reinsurance industry has historically been a cyclical business. During periods of excess underwriting capacity, competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of diminished underwriting capacity, industry-wide pricing and policy terms and conditions become more favorable for insurers and reinsurers. Underwriting capacity, as defined by capital available to the industry, is affected by a number of factors, including:

•	loss experience for the industry in general, and for specific lines of business or risks, in particular;

•	natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires and acts of terrorism;

•	court decisions expanding insurance coverage and granting of large awards;

•	investment results including realized and unrealized gains and losses on investment portfolios and annual investment yields; and

•	ratings and financial strength of competitors.

In recent years, the insurance and reinsurance industry has gone from a period of excess capacity to one of more constrained capacity. For several years prior to 2000, the market faced increasing excess capital capacity, producing year-over-year rate decreases and coverage increases. Beginning in 2000, an accumulation of losses from asbestos liability, under-reserving, poor investment performance and losses from the World Trade Center tragedy have significantly reduced the industry’s capital base.

The events of September 11, 2001 altered the insurance and reinsurance market landscape dramatically. While the full impact of the losses related to these events is still unknown, a wide range of industry experts estimate ultimate losses at approximately $40 billion. Prior to the World Trade Center tragedy, the largest insured catastrophic event was Hurricane Andrew, with approximately $20 billion of losses. Over the past three years, a number of major property and casualty insurers and reinsurers have announced charges of several hundred million dollars or more. The majority of these charges are related to adverse developments and large asbestos claims losses.

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The Bermuda Insurance Market

Over the past 15 years, Bermuda has become one of the world’s leading insurance and reinsurance markets. Bermuda’s favorable regulatory and tax environment, which minimizes governmental involvement for those companies that meet certain solvency and liquidity requirements, creates an attractive platform for insurance and reinsurance companies.

There are a number of other factors that have made Bermuda the venue of choice for us and other new property and casualty companies over the last several years, including:

•	a highly reputable business center;

•	excellent professional and other business services;

•	a well-developed captive insurance industry;

•	political and economic stability; and

•	ease of access to global insurance markets.

Notwithstanding the positive operating environment, a challenge faced by Bermuda-domiciled companies is the limited number of trained underwriting and professional staff in Bermuda. Many companies have addressed this issue by importing appropriately trained employees into Bermuda. Endurance Bermuda has successfully hired approximately 119 employees through December 31, 2003, through both its recruiting efforts and as a result of the LaSalle transaction, and believes it is adequately staffed.

Most Bermuda-domiciled insurance and reinsurance companies have also pursued business diversification and international expansion. Although most of the Bermudian insurers were established as monoline specialist underwriters, in order to achieve long-term growth and better risk exposure, virtually all of these companies have diversified their operations, either across property and liability lines, into new international markets, or through a combination of both of these methods.

Bermuda is now recognized as one of the leading reinsurance and insurance markets, currently serving as the headquarters for an increasing number of global reinsurance and insurance companies.

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BUSINESS

Overview

Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and aerospace and other specialty lines.

We seek to create a portfolio of specialty lines which are profitable and have limited correlation with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently, allow for greater capital efficiency and provide a superior risk-adjusted return on capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized, quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance brokers and intermediaries.

We began operations on December 17, 2001 after Endurance Bermuda completed a private placement of $1.2 billion of its equity securities. Initial investors in Endurance Bermuda included Aon, Zurich Financial Services Group, Thomas H. Lee Partners, L.P., Texas Pacific Group, Capital Z Financial Services Fund II, L.P., Perry Capital, Metro Center Investments Pte Ltd., General Motors Asset Management, Lightyear Capital, Credit Suisse First Boston Private Equity, Golden Gate Capital, Reservoir Capital and TIAA CREF. Since our inception in December 2001, we have been able to achieve significant success in the development of our business. Our accomplishments include:

•	building our business from a startup in 2001 to $1.6 billion in gross premiums and $263.4 million in net income for the year ended December 31, 2003;

•	generating an 18.4% return on average equity for the year ended December 31, 2003;

•	successfully launching multiple specialty business segments;

•	building a substantial client base around the world;

•	recruiting a highly experienced management team and building a staff of approximately 250;

•	licensing insurance subsidiaries in Bermuda, the United Kingdom and the United States;

•	acquiring renewal rights to the property catastrophe business of LaSalle;

•	acquiring renewal rights to the majority of the reinsurance business of HartRe;

•	establishing a $192 million multi-year term loan facility and a $108 million one-year revolving credit facility that was expanded to a $500 million letter of credit and revolving credit facility; and

•	successfully completing our initial public offering in February 2003 and obtaining a NYSE listing.

Current conditions in the global insurance and reinsurance markets continue to present an attractive opportunity for us to deploy our capital. Many global property and casualty insurers and reinsurers are currently experiencing significantly reduced capital resulting from several years of excessively competitive pricing, expanding coverage terms, significant increases in losses from asbestos liability, under-reserving and poor investment performance. In addition, Standard & Poor’s and A.M. Best have lowered the financial strength ratings of a significant number of reinsurers in 2002 and 2003, further reducing available reinsurance capacity with sufficient financial security.

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Endurance Bermuda

Endurance Bermuda was incorporated on November 30, 2001. Endurance Bermuda is registered with the BMA as a Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the BMA require Endurance Bermuda to maintain minimum levels of statutory capital and surplus and liquidity to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. Endurance Bermuda, headquartered in Pembroke, Bermuda, focuses on property and casualty insurance and reinsurance business that is of a low frequency, high severity nature. Endurance Bermuda is headed by Thomas D. Bell.

Endurance U.K.

Endurance U.K. was incorporated on April 10, 2002. On December 4, 2002, Endurance U.K. was authorized by the FSA to begin writing certain lines of insurance and reinsurance in the United Kingdom. Endurance U.K., which is headquartered in London, is able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements, and will focus on the origination of property and casualty insurance and reinsurance from non-North American markets. We have capitalized Endurance U.K. with £100 million of initial capital. Endurance U.K. is headed by Mark W. Boucher.

Endurance U.S.

Endurance U.S. was incorporated on September 5, 2002. On December 18, 2002, Endurance U.S. received a license in the State of New York from the New York Department to conduct business as a property and casualty reinsurer. Certain reinsurance business, known as working layer, is characterized by higher frequency and lower severity of losses as compared to the type of reinsurance business targeted by Endurance Bermuda. We believe that this business, which requires a higher degree of client contact including underwriting, claims, actuarial and accounting reviews, would be difficult to underwrite from a Bermuda location. Endurance U.S. focused on such working layer business and provides us with access to classes of reinsurance business and types of reinsurance clients which we would not otherwise be able to effectively access from Bermuda. We initially capitalized Endurance U.S. with $336 million in equity capital and during 2003 added an additional $135 million of equity capital. Endurance U.S. is headed by William M. Jewett.

Endurance Services

Endurance Services was incorporated on January 12, 2004. Endurance Services has been established to provide administrative support to and to improve operational efficiencies among Endurance Bermuda, Endurance U.S. and Endurance U.K. Endurance Services is headed by Steven W. Carlsen.

Our Competitive Strengths

We believe certain characteristics distinguish us from our competitors, including:

•
Extensive Specialized Underwriting and Risk Management Capabilities.     We have made significant investments in our technical capabilities, including hiring 103 experienced underwriters and an actuarial, risk analysis and modeling staff of 28.

•
Underwriting and Risk Management Discipline.     We remain highly selective in our underwriting approach. All of our underwriting activity is supported by detailed, upfront pricing analyses through which we seek to limit our exposure to any single contract and any single geographic or catastrophic peril. In 2003, despite significant expansion of our business, we provided insurance quotes on 36.7% of the 8,637 submissions we received. Our quotation rate in 2002 was similar to that in 2003.

•
Experienced Management Team.     Our senior management team averages over 20 years of experience in the insurance and reinsurance industry and participates in our stock-based compensation plan that ties compensation to the achievement of goals aligned with those of our shareholders.

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•
Strong Market Relationships.     The underwriting expertise and extensive industry relationships previously developed by our senior management team and underwriters have allowed us to quickly establish our presence in the global insurance and reinsurance markets. We have strong relationships with major insurance and reinsurance brokers, including: Aon, Marsh, Willis, Benfield and Towers Perrin. In the year ended December 31, 2003, we wrote business with more than 1,150 clients.

•
Bermuda-Based Operations.     Bermuda is our principal base of operations. As one of the leading centers of the global insurance industry, Bermuda provides us with ready access to clients who increasingly seek Bermuda-based capacity to meet their insurance and reinsurance needs. Bermuda also has a well-developed network of insurance and reinsurance brokers, an experienced pool of employees with significant insurance expertise and a responsive regulatory environment which allows for rapid innovation in insurance and reinsurance products.

•
Conservative Investment Policy.     We have a conservative investment policy aimed at minimizing the volatility of our investment results. At December 31, 2003, 100% of our invested assets were held in cash and cash equivalents and fixed maturity securities, 87% of which were rated AAA and 100% were rated A or better, with an average duration of 3.08 years.

•
Excellent Financial Strength.     The Company’s operating subsidiaries are rated “A” (Excellent) by A.M. Best and “A-” (Strong) by Standard & Poor’s. We were one of a small number of companies to be upgraded by A.M. Best in 2003 when we received an upgrade to “A” (“Excellent”). These ratings reflect A.M. Best’s and Standard & Poor’s opinions of our financial strength and are not applicable to the ordinary shares offered by this prospectus and are not recommendations to buy, sell or hold such shares.

•
Unencumbered Capital Base.     At December 31, 2003, we had total shareholders’ equity capital of approximately $1.6 billion. As a recently formed company, we are unencumbered by any historical losses relating to asbestos liabilities, the World Trade Center tragedy and other pre-December 31, 2001 liability exposures currently affecting many of our competitors. By choosing to form and license new subsidiaries rather than assuming unknown liabilities through the acquisition of existing licensed “shell” companies, we have no risk that loss reserve development relating to historical exposures prior to our formation will negatively impact our future financial results. We believe that our unencumbered capital will allow us to distinguish ourselves from many of our competitors and help to attract clients who are seeking long-term financial stability from their insurers and reinsurers.

Business Strategy

Our goal is to generate a superior long-term return on capital by leveraging our competitive strengths and successfully executing our strategy.

The key elements of our strategy are:

•
Maintain a Portfolio of Profitable Specialty Lines.     We believe there are significant opportunities in a number of lines of business in the current market environment. We participate in those specific specialty lines that we believe have the potential to offer the highest risk-adjusted return on capital and in which we believe we can establish a competitive advantage through our specialized teams of expert underwriters. We intend to use our ability to participate in multiple lines of business to deploy capital and resources to the most attractive business lines at the most opportune times.

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Utilize Monoline Level of Expertise in Each Line of Business.     We have formed teams of highly experienced professionals to manage each of our specific lines of business. Each team is led by a senior executive and is supported by highly experienced underwriting personnel who are specialists in their unique business line.

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•
Apply Extensive Technical Analysis to Our Underwriting.     We manage our portfolio of risks through the utilization of catastrophe modeling and dynamic financial analysis techniques that provide a quantitative basis for the management of risk aggregation and correlation. We license a broad array of catastrophe modeling products available from EQE, AIR and RMS. We have also launched our own proprietary underwriting risk management system and have built a proprietary suite of individual contract, portfolio, capital allocation and market risk management and price monitoring tools around this system. We proactively monitor market trends to look for competitive threats to the lines of business in which we are operating as well as analyze potential new lines that may provide attractive opportunities.

We require significant amounts of data in our underwriting process. All major accounts are underwritten with dedicated actuarial involvement. We avoid writing business for which we believe sufficient underwriting data is not available, and therefore, to date have written no qualifying quota shares and only a limited amount of retrocessional business. We also limit the use of retrocessional protection, relying upon our underwriting analysis and portfolio diversification for risk management purposes.

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Maintain an Efficient Expense Structure. We believe an efficient expense structure will allow us to produce more profitable results and more easily deploy our resources to those lines of business that become more attractive as market conditions change. Several factors contribute to our low cost structure, including our utilization of variable cost brokerage distribution, our presence in the Bermuda market which targets large insurance and reinsurance programs for clients, our current emphasis on high severity, low frequency lines which can be underwritten by relatively small teams, and our centralized risk management structure which limits redundant expenses and systems.

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Proactively Manage Our Capital Base. We actively manage our capital by allocating resources to underwriting opportunities which we believe will offer the highest risk-adjusted return on capital. Over the long-term, we will seek to return excess capital to our shareholders rather than use it to underwrite business at unattractive pricing levels. We have already undertaken a number of capital management initiatives, including two acquisitions at prices which were accretive to our earnings, selective repurchases of our ordinary shares on favorable terms, and the payment of shareholder dividends.

Business Segments

Our commitment to specialized underwriting requires market knowledge, analytic capabilities and experience more typically found in monoline companies. Accordingly, we have organized our company by business segment, under the direction of managers for each line of business who are recognized leaders in their respective fields. We support these managers with centralized and state of the art analytic expertise and technology. Our six business segments and the related gross premiums written and acquired for the year ended December 31, 2003 are as follows:

Business Segment	Gross Premiums Written and Acquired (in millions)	% of Total

Property Per Risk Treaty Reinsurance	$469.3	29.3%
Property Catastrophe Reinsurance	183.6	11.4
Casualty Treaty Reinsurance	390.3	24.4
Property Individual Risk	85.9	5.4
Casualty Individual Risk	214.4	13.4
Aerospace and Other Specialty Lines	258.5	16.1

Total	$1,602.0	100.0%

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These segments and their associated lines of business are described in greater detail below.

Property Per Risk Treaty Reinsurance.     Our Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. This segment is comprised of a diversified portfolio of property per risk reinsurance contracts covering claims from individual insurance policies issued by our ceding company clients and including both personal lines and commercial exposures (principally covering buildings, structures, equipment, contents and time element coverages). Loss exposures in this segment include the perils of fire, explosion, collapse, riot, vandalism, wind, tornado, flood and earthquake. This segment is comprised of proportional and excess of loss reinsurance agreements. Our current mix of business, as measured by gross premiums written during the year ended December 31, 2003, is approximately 75% excess of loss and 25% proportional. Currently, 82% of the exposures reinsured in this segment are in the United States, although we expect this percentage to gradually decline as we expand our activities in Europe and the United Kingdom through Endurance U.K. The remaining reinsured risks represent worldwide exposures, including the United States. This segment is underwritten by Endurance U.S., Endurance U.K. and Endurance Bermuda. We currently have 20 underwriters dedicated to this segment.

Because the reinsurance contracts written in this segment are exposed to losses on an individual policy basis, we underwrite and price the agreements based on anticipated claims frequency. We use actuarial techniques to examine our ceding companies’ underwriting results as well as the underwriting results from the ceding companies with comparable books of business and pertinent industry results. These experience analyses are compared against actuarial exposure analyses to refine our pricing assumptions. Our pricing also takes into account our variable and fixed expenses and our assessment of an appropriate return on the capital required to support each individual contract relative to our portfolio of risks.

Reinsurance contracts that provide coverage through individual underlying insurance policies may contain significant risk of accumulation of exposures, both to natural and other perils. Our underwriting process explicitly recognizes these exposures. Natural perils, such as windstorm, earthquake and flood, are analyzed through our catastrophe modeling systems. Other perils, such as fire and terrorism events, are considered on a contract-by-contract basis and monitored for cumulative aggregate exposure. All of our excess of loss agreements have occurrence limits and many have limited reinstatement rights. Proportional contracts can be particularly prone to accumulations of exposure and losses in catastrophic events. Most of our proportional contracts in force at December 31, 2003 are also subject to occurrence limits. The only exceptions made to our occurrence limits requirements are a result of explicit approval by executive management and have been based on complete and ongoing disclosures by our ceding companies of the underlying policies. We do not currently write any qualified quota share agreements emanating from Lloyd’s or the London market.

This business segment operates as a subscription market, with the reinsurance intermediaries seeking participation for specific treaties among a number of reinsurers. Those reinsurers that ultimately subscribe to any given treaty participate at substantially the same pricing and terms and conditions. Our maximum capacity on any one program is $30 million on any one risk and our average commitment has been approximately $6 million.

Our Property Per Risk Treaty Reinsurance business is produced principally by Aon, Benfield, Willis and Marsh. Our principal competitors in this segment include Arch Capital Group Ltd. (“Arch”), Converium Holding AG (“Converium”), GeneralCologne Re (“General Re”), Montpelier Re Holdings Ltd. (“Montpelier Re”), Munchener Ruckversicherungs-Gesellschaft Aktiengesellschaft (“Munich Re”), PartnerRe Ltd. (“PartnerRe”), Transatlantic Reinsurance Company (“Transatlantic Re”) and XL Capital Ltd (“XL”).

Property Catastrophe Reinsurance.     Our Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. The principal perils in our portfolio include hurricane, typhoon, earthquake, flood, tornado, hail and fire. This segment is comprised of reinsurance contracts which incur losses only when events occur that impact more than one risk or insured. Coverage for other perils may be negotiated on a case-by-case basis. Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any

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single event from multiple underlying policies. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure. This business is only underwritten by Endurance Bermuda. We have 19 underwriters dedicated to this segment.

We have licensed catastrophe modeling software from all of the principal firms, including EQE, RMS and AIR. These software tools use exposure data provided by our ceding company clients to simulate catastrophic losses. We have high standards for the quality and level of detail of such exposure data and have an expressed preference for data at the zip code or postal code level. Data provided at more summary levels, such as counties or CRESTA zones, is conservatively modeled and effectively surcharged for increased uncertainty. Our commitment to detailed exposure data precludes significant involvement as a retrocessionaire in the current market. To date, less than 5% of the gross written premiums in this segment have been derived from other reinsurers, with over 95% coming from the catastrophe programs of insurance companies.

Data output from the software described above is incorporated in a proprietary model for multiple purposes. First, the data output is used to estimate the amount of reinsurance premium that is required to pay the long-term expected losses under the proposed contracts. Second, the data output is used to estimate correlation among the contracts we have written. The degree of correlation is used to estimate the incremental capital required to support our participation on each proposed contract, allowing us to calculate a return on consumed capital. Finally, the data output is used to monitor and control the Company’s cumulative exposure to individual perils across all of our businesses.

Our pricing of property catastrophe reinsurance contracts is based on a combination of modeled loss estimates, actual ceding company loss history, surcharges for potential unmodeled exposures, fixed and variable expense estimates and profit requirements. The profit requirements are based on incremental capital usage estimates described above and the Company’s required return on consumed capital.

Similar to the Property Per Risk Treaty Reinsurance segment, the Property Catastrophe Reinsurance market operates on a subscription basis with all subscribing reinsurers participating at substantially the same pricing, terms and conditions. Our average attachment point is approximately $215 million. Generally, our maximum capacity on any one program is $30 million per event.

Our property catastrophe business is diversified geographically. As of December 31, 2003, approximately 54% of our property catastrophe premium was associated with exposures in the United States and the remainder from over 20 other countries around the world. Our principal exposures outside the United States are in the United Kingdom, Europe, Australia, Canada and Japan. Our estimates of exposures to the major perils in each of these territories are provided in the “Risk Management” section below.

Our Property Catastrophe Reinsurance business is produced primarily by Aon, Marsh, Willis and Benfield. Our principal competitors in this segment include ACE Limited (“ACE”), Arch, AXIS Specialty Limited (“AXIS”), IPC Holdings Ltd. (“IPC”), Montpelier Re, PartnerRe, Renaissance Re Holdings Ltd. (“Renaissance Re”) and XL.

Casualty Treaty Reinsurance. Our Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. Approximately 80% of the exposures are in the United States, with the remainder representing worldwide risks, including the United States. The exposures that we reinsure include automobile liability, professional liability, directors’ and officers’ liability, umbrella liability and workers’ compensation. We write severity oriented casualty treaty business such as clash and high excess workers’ compensation in Endurance Bermuda. Most other casualty treaty business is underwritten by Endurance U.S. We do not currently write casualty treaty business in Endurance U.K. We have 19 underwriters dedicated to this segment.

Our customer base includes national, regional and specialty insurance companies. Due to the potential for long claims payment patterns in the underlying business, we target ceding companies with strong financial positions. We look for sophisticated actuarial capabilities, the demonstrated ability to monitor and react to shifts in pricing levels and coverage changes, experienced claims management capabilities and substantial net retentions from our clients. We also favor companies and management teams that have worked through prior property and casualty insurance market cycles.

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The maximum capacity available for casualty treaty programs that are exposed to loss by individual policy limits is $30 million, but we rarely allocate capacity over $15 million. Our average capacity commitment in this segment as of December 31, 2003 was approximately $3 million per program.

Our Casualty Treaty Reinsurance business is produced primarily by Aon, Marsh, Willis and A.J. Gallagher. Our principal competitors in this segment are American Re, Converium, General Re, Munich Re, Swiss Reinsurance Company (“Swiss Re”), Transatlantic Re and XL.

Property Individual Risk.     Our Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs. We underwrite property individual risk business at Endurance Bermuda and Endurance U.K. We have 22 underwriters specializing in property individual risk.

Our risks in this business segment are all well diversified across a range of industries. These industries include real estate, retail, manufacturing, chemicals, financial, utilities, telecommunications, construction and civil engineering, municipalities/institutional properties and other industries.

As of December 31, 2003, approximately 64% of the insured risks were located in the United States and the remainder in the rest of the world, including worldwide exposures which include U.S. based risks. We expect the proportion of business written outside of the United States to increase as we expand our capabilities in Endurance U.K. Approximately 91% of the business in this segment is written on an excess of loss basis and 9% is written on a proportional basis. The proportional policies are typically written with large deductibles or self-insured retentions.

Our average attachment point overall is approximately $100 million. We offer gross limits capacity of up to $50 million on any one risk. We limit these lines to no more than $15 million on any one risk on risks located in active catastrophe zones. To date, our average participation has been approximately $17 million on any one risk.

Our Property Individual Risk business is produced primarily by Marsh, Aon and Jardine Lloyd Thompson. Our competitors in this segment include a large number of insurance and reinsurance companies. Among our most frequent competitors are ACE, Allianz AG (“Allianz”), Allied World Assurance Company Ltd. (“AWAC”), Arch, FM Global, Montpelier Re, Munich Re, Swiss Re, XL and Zurich.

Casualty Individual Risk.     Our Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This segment is comprised of three lines of business: Excess Casualty Insurance, Professional Lines Insurance and Healthcare. For the year ended December 31, 2003, these lines of business represented approximately 33%, 19% and 48% of the gross written premiums for this segment, respectively. This segment is only underwritten by Endurance Bermuda. We have 28 dedicated underwriters who specialize in Excess Casualty, Professional Lines or Healthcare.

The Excess Casualty Insurance line of business provides third party liability insurance for a wide range of industry groups. Our clients are typically Fortune 1000 companies with sophisticated risk management practices who generally retain large portions of their own risk and purchase large insurance limits. Our target clients within this group are in strong financial positions, have formal, well-developed risk management programs and proactive claims detection and management procedures. As of December 31, 2003, approximately 20% of our insured risks in this line of business were solely located in the United States and the remainder represented worldwide exposures, including the United States.

Our minimum attachment point for the Excess Casualty Insurance line of business is $25 million and our average attachment point is approximately $115 million. In all cases, we carefully review and approve our policy forms and endorsements to ensure we are fully comfortable with the scope of coverage we provide. Our maximum line in this category is $50 million, although we only occasionally exceed $25 million, and only do so with explicit approval of executive management. Our average line is approximately $28 million.

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The business in the Excess Casualty Insurance line of business is produced primarily by Marsh, Aon and Jardine Lloyd Thompson. Our principal competitors in this line of business include ACE, Arch, AWAC, Lloyd’s of London (“Lloyd’s”), Starr Excess Liability Insurance Company, Ltd (“Starr Excess”), XL and Zurich.

Our Professional Lines Insurance line of business includes a limited range of products: directors’ and officers’ liability insurance, errors and omissions insurance and employment practices liability insurance. Our clients include both for-profit and non-profit entities. We target clients with strong, stable financial positions, paying particular attention to liquidity, solvency margins and profitability. As of December 31, 2003, approximately 9% of our insured risks in this line of business were located within the United States, with the remainder representing worldwide risks, including the United States.

We require a minimum attachment point of $25 million and our average attachment point has been approximately $155 million. We have maximum limits capacity of up to $25 million and an average limit of $15 million on any one risk. Business in this segment is written almost exclusively on a claims-made basis and all of the business is written on an excess of loss basis.

Our Professional Lines Insurance business is produced primarily by Aon, Jardine Lloyd Thompson and Marsh. Our principal competitors in this line of business include ACE, Arch, AWAC, The Chubb Corporation, Lloyd’s, Starr Excess, XL and Zurich.

Our Healthcare business is focused on one narrow niche within the medical professional liability market: hospital malpractice insurance. Within this market, we target large institutional healthcare providers such as hospital groups, university teaching hospitals and integrated healthcare delivery systems. We do not work with smaller entities having 250 beds or less, nor do we seek risks that are principally from long-term-care facilities. We do not insure stand-alone individual physicians, physician groups, or other healthcare professionals. We estimate that the large institutional healthcare niche currently represents approximately $800 million in annual premiums for the industry. As of December 31, 2003, all of our healthcare insureds were based in the United States.

All of the business in our Healthcare line of business is written on an excess of loss basis. Our average attachment point is approximately $25 million. All of this business is written on a claims-made basis. We do not write any multi-year policies, or programs with profit sharing or swing-rating plans. Our average program participation is approximately $25 million.

Our principal underwriting considerations from this line of business are based on evaluations of risk management policies and procedures, historical claims activity, current exposures and operating jurisdictions. Pricing is determined based on account-specific experience and exposure ratings. We incorporate the insight that we have gained from a proprietary database of over 400,000 hospital claims.

Our Healthcare business is produced primarily by Marsh, Aon, Jardine Lloyd Thompson and A.J. Gallagher.

Our principal competitors in this line of business are American International Group, Inc., CNA Financial Corporation, Employers Reinsurance Corporation and Zurich.

Aerospace and Other Specialty Lines.     Our Aerospace and Other Specialty Lines business segment is comprised primarily of the insurance and reinsurance Aerospace lines, and to a lesser extent, of unique opportunities, including a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

Our Aerospace line is comprised of aviation and space business. The aviation business includes hull, aircraft liability and aircraft products coverages. Currently, approximately 30% of the exposures insured in this line of business are in the United States with the remainder being distributed throughout the world, including the United States. We write these exposures both as insurance and reinsurance, with the reinsurance written both in the form of facultative reinsurance and treaty reinsurance. In all cases, we track our exposures by original insured in order to monitor our maximum exposures by major airline and by major manufacturer. We currently do not write hull war risk, primary general aviation business or workers’ compensation for this

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category. Our average attachment point is $6 million. Our average commitment has been approximately $4 million per program.

Our expertise in the aviation category stems from an extensive database of historical aviation claims and program structures. Individual account decisions are based on a combination of qualitative evaluations of the risk management programs of the original insureds and quantitative examinations of our clients’ track records and the records of peer and comparable operations.

The space business includes satellite launch and in-orbit coverage. We have chosen to write space business through industry recognized leaders, and currently support three organizations on a treaty reinsurance basis only.

Our Aerospace business is produced primarily by Aon, Marsh and Willis. Our principal competitors in this line of business are Converium, Hannover Ruckversicherungs-Aktiengesellschaft and Lloyd’s.

Our remaining business in this segment represents a variety of contracts which were underwritten utilizing the expertise of our senior underwriting staff. These contracts are those that do not fit with our other segments. The largest of these programs was a $51.9 million treaty for workers’ compensation coverages which was acquired as part of the HartRe transaction and was not intended to be renewed.

Our Special Accounts business is produced primarily by Aon, Marsh, Willis and Benfield.

In December 2003, we announced that we are expanding our lines of business to include accident reinsurance and marine and energy.

Distribution

We are a broker-market participant and conduct business almost exclusively through insurance and reinsurance brokers around the world. The brokerage distribution channel provides us with access to an efficient, variable cost, and global distribution system without the significant time and expense which would be incurred in creating wholly owned distribution networks.

Aon is our largest distributor of our reinsurance lines while Marsh is our largest distributor of our insurance lines. A breakdown of our distribution by broker is provided in the table below.

Broker	Percentage of Gross Premiums Written for the Year Ended December 31, 2003 (1)

Aon	29.4%
Marsh	26.7
Willis	21.1
Benfield	6.1
Towers Perrin	2.9
All Other	13.8

Total	100.0%

(1)	Excludes gross premiums acquired from HartRe.

Claims Management

We have received a moderate number of reported claims resulting in a total of $162.5 million in case specific reserves on our balance sheet at December 31, 2003. Notwithstanding the moderate claims activity to date, we have a process in place for identifying, tracking and settling potential claims. The responsibilities of the claims department include reviewing loss reports, monitoring claims handling activities of ceding companies, requesting additional information where appropriate, establishing initial case reserves including determining whether the client’s reported losses are sufficient and approving payment of individual claims. We have established authority levels for all individuals involved in the reserving and settlement of claims. We have a total claims staff of 11.

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When we receive notification of a potential claim, a member of our staff logs the potential claim into our systems. An initial review is conducted by the underwriter and underwriting manager responsible for the program in coordination with our claims department. Once the validity of the given claim is established, responsibility for management of the claim is transferred to our claims department. As the claim develops, the claims department is empowered to draw on those resources, both internal and external, it deems appropriate to settle the claim appropriately. To date, the Company has worked to establish a network of external legal and claims experts to augment our own in-house team.

In addition to managing reported claims and conferring with ceding companies on claims matters, the claims department conducts periodic audits of specific claims and the overall claims procedures of our reinsurance clients at the offices of ceding companies. Through these audits, we are able to evaluate ceding companies’ claims-handling practices, including the organization of their claims departments, their fact-finding and investigation techniques, their loss notifications, the adequacy of their reserves, their negotiation and settlement practices and their adherence to claims-handling guidelines.

Reserve for Losses and Loss Expenses

We are required by applicable insurance laws and regulations and U.S. GAAP to establish reserves for losses and loss expenses that arise from our products. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured or reinsured claims which have occurred at or before the balance sheet date, whether already known to us or not yet reported. It is our policy to establish these losses and loss reserves prudently after reflecting all information known to us as of the date they are recorded.

The Company uses statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. The period of time from the reporting of a loss to the Company and the settlement of the Company’s liability may be several years. During this period additional facts and trends will be revealed. As these factors become apparent, reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves.

Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation by the Company of losses resulting from catastrophic events based upon its own historical claim experience is inherently difficult because of the Company’s short operating history and the potential severity of property catastrophe claims. Therefore, the Company utilizes commercially available models, as well as historical reinsurance industry property catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

To assist us in establishing appropriate reserves for losses and loss expenses, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses, this industry information is used to guide our loss and loss expense estimates. These estimates are reviewed regularly, and such adjustments, if any, are recorded in earnings in the periods in which they are determined. Our losses and loss expense reserves are reviewed annually by our outside actuarial specialists.

While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

Underwriting and Risk Management

Internal underwriting controls are exercised through Kenneth J. LeStrange, our Chief Executive Officer. Underwriting authority is delegated to the managers of our lines of business and to underwriters in accordance with prudent practice and an understanding of each individual’s capabilities. Detailed letters of underwriting authority are issued to each of our underwriters. These letters contain our operating guidelines, a description of the analytic process to be followed, referral requirements broken down by sources of business, terms and conditions, situations and the limits capacity and annual premium for any one contract. Our

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profitability guidelines are attached to each such letter as an exhibit and are stated in terms of maximum combined ratio targets, excluding our general and administrative expenses, by line of business. Our profitability guidelines are regularly reviewed to reflect changes in market conditions, interest rates, capital structure and market-expected returns.

We have a disciplined approach to underwriting and risk management that relies heavily upon the collective underwriting expertise of our management and staff. This expertise is in turn guided by the following underwriting principles:

•	We will underwrite and accept only those risks we know and understand;

•	We will perform our own independent pricing or risk review on all risks we accept; and

•	We will accept only those risks that are expected to earn a level of profit commensurate with the risk they present.

Before we review any program proposal, we consider the appropriateness of the client, including the quality of its management and its risk management strategy. In addition, we require each program to include significant information on the nature of the perils to be included and detailed aggregate information as to the location or locations of the risks covered. We further request information on the client’s loss history for the perils being reinsured, together with relevant underwriting considerations. If a program meets the preceding underwriting criteria, we then evaluate the proposal in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital as well as our corporate risk objectives.

It is our corporate objective to limit the risk of a significant loss on an economic basis, which includes limiting premiums and reinstatement premiums from a one in one hundred year series of catastrophic events to no more than 25% of our total capital.

To achieve the above objectives, we utilize a variety of proprietary and commercially available tools to quantify and monitor the various risks we accept as a company.

Our proprietary systems include those for modeling risks associated with property catastrophe, hospital professional liability, aviation, property individual risk and workers’ compensation business, various casualty and specialty pricing models as well as our proprietary portfolio risk management and capital allocation models. These systems allow us to monitor our pricing and risk on a contract by contract basis across the Company’s lines of business.

We have fully integrated our internal actuarial staff into the underwriting and decision making process. We use in-depth actuarial and risk analysis to evaluate and approve all contracts prior to any authorization. In addition to internal actuaries and risk professionals, we make use of outside consultants as necessary to develop the appropriate analysis for pricing. We require significant amounts of data from our clients and turn down business in which we feel the data provided to us is insufficient for us to make an appropriate analysis.

To monitor the catastrophe and correlation risk of our direct property and treaty property business, we have subscribed to and utilize natural catastrophe modeling tools from EQE, RMS and AIR. We take an active role in the evaluation of these commercial catastrophe pricing models, providing feedback to the modeling companies to improve the efficiencies of these models. We also supplement the model output in certain territories with the results of our proprietary models. We use modeling not just for the underwriting of individual transactions but also to optimize the total return and risk of our underwriting portfolio.

Separate from our natural catastrophe exposed businesses, we underwrite and accept casualty and specialty insurance and reinsurance business. We apply the same standards with respect to actuarial and risk analysis to these businesses using commercial data and models licensed from the Insurance Services Office, Inc. (“ISO”), the National Council on Compensation Insurance, Inc. (“NCCI”), the Reinsurance Association of America (“RAA”), A.M. Best, Airclaims Ltd., Bloomberg, and various professional service firms. As with our natural catastrophe exposed businesses, we seek to identify those casualty and specialty exposures that are most likely to be simultaneously influenced by significant events. These exposures are then jointly tracked to ensure that we do not develop an excessive accumulation of exposure to that particular type of event.

In addition to the above technical and analytical practices, our underwriters use a variety of means, including specific contract terms, to manage the Company’s exposure to loss. These include occurrence limits, aggregate limits, reinstatement provisions and loss ratio caps. Additionally, underwriters use appropriate exclusions, terms and conditions to further eliminate particular risks or exposures that our underwriting team deems to be significant. Accordingly, our Bermuda underwriting location provides us with a particular advantage in this regard because there are no limitations upon our use of coverage restrictions in insurance policies.

Investments

We follow an investment strategy designed to emphasize the preservation of our invested assets and provide sufficient liquidity for the prompt payment of claims. In determining our investment decisions, we consider the impact of various catastrophic events, particularly those to which our insurance and reinsurance portfolio may be exposed, on our invested assets to protect our financial position. As of December 31, 2003, our portfolio consisted of high investment grade rated, liquid, fixed maturity securities of short to medium term duration. We currently have no investments in equity securities, less than investment grade securities, real estate, or other classes of alternative investments.

As of December 31, 2003, our aggregate invested assets totaled approximately $2.7 billion. Invested assets have grown significantly as a result of strong operating cash flow. Invested assets include cash and cash equivalents and fixed maturity securities managed by our investment managers. The portfolio is managed by two professional management firms in accordance with investment guidelines set by the investment committee of our Board of Directors. The average credit quality of our investments is AAA/Aaa, with no investments in securities rated below A-/A3 as determined by S&P and Moody’s Investor Services (“Moody’s”) respectively. Short-term instruments must be rated a minimum of A-1/P-1. The target duration is 3.0 years and the portfolio has an income versus total return orientation. At December 31, 2003, the average duration of our invested assets was 3.08 years. There have been no credit losses to date. At December 31, 2003, there were $26.2 million of net unrealized gains in the portfolio.

The following table sets forth the types of securities in our fixed maturity portfolio, excluding cash equivalents and short term securities, and their fair values and amortized costs as of December 31, 2003:

Type of Investment	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

	(in thousands)
U.S. government and agencies	$862,945	$8,969	$(2,029)	$869,885
Non U.S. government securities	216,469	2,231	(2,477)	216,223
Corporate securities	344,575	12,304	(1,732)	355,147
Mortgage-backed securities	764,457	8,497	(2,687)	770,267
Asset-backed securities	308,706	3,875	(794)	311,787

Total	$2,497,152	$35,876	$(9,719)	$2,523,309

U.S. Government and Agencies.     U.S. government and agency securities are comprised of bonds issued by the U.S. Treasury, the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation, and the Federal National Mortgage Association (“Fannie Mae”).

Non U.S. government securities.     Non U.S. government securities represent the fixed income obligations of non U.S. governmental entities.

Corporate Securities.     Corporate securities are comprised of bonds issued by corporations rated A-/A3 or higher and are diversified across a wide range of issuers and industries. The principal risk of corporate securities is the potential loss of income and potential realized and unrealized principal losses due to insolvencies or deteriorating credit. The largest corporate credit in the Company’s portfolio represented 0.5% of total invested assets at December 31, 2003. We actively monitor our corporate credit exposures and have

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had no realized credit related losses to date. Our investment guidelines call for the sale of any bond which becomes rated less than the lower of A- or A3 from S&P or Moody’s.

Mortgage-Backed Securities.     Mortgage-backed securities are purchased to diversify our portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The majority of the mortgage-backed securities in our investment portfolio have relatively low cash flow variability.

The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks, which will affect the timing of when cash flow will be received. Our active monitoring of our mortgage-backed securities mitigates exposure to losses from cash flow risk associated with interest rate fluctuations. Our mortgage-backed securities are principally comprised of AAA-rated pools of residential mortgages originated by Fannie Mae and the Government National Mortgage Association.

Asset-Backed Securities.     Asset-backed securities are purchased both to diversify the overall risks of our fixed maturity portfolio and to provide attractive returns. Our asset-backed securities are diversified both by type of asset and by issuer and are comprised of AAA-rated bonds backed by pools of automobile loan receivables and credit card receivables originated by a variety of financial institutions.

The principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the security’s priority in the issuer’s capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders and corporate obligors. Capital market risks include the general level of interest rates and the liquidity for these securities in the market place.

The investment ratings (provided by major rating agencies) for fixed maturity securities held as of December 31, 2003 and the percentage of our total fixed maturity securities they represented at such date were as follows:

Ratings	Fair Value	Percentage

	(in thousands)
U.S. government and government agencies	$869,885	34.5%
AAA/Aaa	1,303,447	51.7%
AA/Aa	89,668	3.5%
A/A	260,309	10.3%

Total	$2,523,309	100.0%

The maturity distribution for fixed maturity securities held as of December 31, 2003 was as follows:

Maturity	Amortized Cost	Fair Value

	(in thousands)
Due within one year	$65,187	$65,768
Due after one year through five years	891,142	902,815
Due after five years through ten years	387,089	392,931
Due after ten years	80,571	79,741
Mortgage-backed securities	764,457	770,267
Asset-backed securities	308,706	311,787

Total	$2,497,152	$2,523,309

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Our investment returns for the year ended December 31, 2003 were as follows (in thousands):

Net investment income	$71,010
Net realized gains on sales of investments	5,718
Net decrease in unrealized gains	(22,225)

Total net investment return	$54,503

Our investment committee establishes investment guidelines and supervises our investment activity. The investment committee regularly monitors our overall investment results, reviews compliance with our investment objectives and guidelines, and ultimately reports our overall investment results to the board of directors. Our investment guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries. Currently our investment guidelines restrict the purchase of financial futures, options, swaps, and other derivatives for investment purposes, subject to approval of our investment committee and our board of directors. Our investment managers may be instructed to invest some of the investment portfolio in currencies other than U.S. dollars based upon the business we have written, the currency in which our loss reserves are denominated on our books or regulatory requirements.

We have engaged our investment managers to provide investment advisory and management services. We have agreed to pay investment management fees based on the month-end market values held under their respective custody. The fees, which vary depending on the amount of assets under management, are included in net investment income. These agreements may be terminated by either party upon 30 days written notice. In the year ended December 31, 2003, we incurred investment management fees of $2.3 million.

Ratings

Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. A.M. Best assigned to Endurance Bermuda, Endurance U.K. and Endurance U.S. a financial strength rating of “A” (Excellent) and Standard & Poor’s assigned a financial strength rating to Endurance Bermuda, Endurance U.K. and Endurance U.S. of “A-” (Strong). A.M. Best upgraded our rating from “A-” to “A” in May 2003, making us one of a small number of companies to receive an upgrade during the year. Of 124 ratings actions by A.M. Best in the period from September 11, 2001 to December 29, 2003, Endurance was one of only six companies worldwide to receive a ratings upgrade by A.M. Best. The objective of A.M. Best’s and Standard & Poor’s rating systems is to provide an opinion of an insurer’s or reinsurer’s financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best’s and Standard & Poor’s opinions of Endurance Bermuda’s, Endurance U.K.’s and Endurance U.S.’s initial capitalization, performance, management and sponsorship, and are not applicable to the ordinary shares offered by this prospectus and are not a recommendation to buy, sell or hold such shares. A.M. Best maintains a letter scale rating system ranging from “A++” (Superior) to “F” (In Liquidation), and includes 16 separate ratings categories. Within these categories, “A++” (Superior) and “A+” (Superior) are the highest, followed by “A” (Excellent) and “A-” (Excellent). Publications of A.M. Best indicate that the “A” and “A-” ratings are assigned to those companies that, in A.M. Best’s opinion, have demonstrated an excellent ability to meet their ongoing obligations to policyholders. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. The rating “A” (Excellent) by A.M. Best is the third highest of 15 rating levels (the rating of “S” (Suspended) is considered a rating category but not a rating level). Standard & Poor’s maintains a letter rating system ranging from “AAA” (Extremely Strong) to “R” (Under Regulatory Supervision). Within these categories, “AAA” (Extremely Strong) is the highest, followed by “AA+,” “AA” and “AA-” (Very Strong) and “A+,” “A” and “A-” (Strong). Publications of Standard & Poor’s indicate that the “A+,” “A” and “A-” ratings are assigned to those companies that, in Standard & Poor’s opinion, have demonstrated strong financial security characteristics, but are somewhat more likely to be affected by adverse business conditions than are insurers with higher ratings. These ratings may be changed, suspended, or withdrawn at the discretion of Standard & Poor’s. The rating “A-” (Strong) by Standard & Poor’s is the seventh highest of twenty-one rating levels.

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Competition

The insurance and reinsurance industries are mature and highly competitive. Insurance and reinsurance companies compete on the basis of many factors, including premium charges, general reputation and perceived financial strength, the terms and conditions of the products offered, ratings assigned by independent rating agencies, speed of claims payments and reputation and experience in the particular risk to be underwritten.

We expect to compete directly with numerous other parties, including established global insurance and reinsurance companies, other start-up insurance and reinsurance entities, as well as potential capital markets and securitization structures aimed at managing catastrophe and other risks.

Many of these entities have significantly larger amounts of capital and more employees than the Company.

Employees

As of March 1, 2004, we had approximately 250 full-time employees. We believe that our employee relations are satisfactory. None of our employees are subject to collective bargaining agreements.

Properties

We currently lease office space in Pembroke, Bermuda comprised of approximately 36,304 square feet under a ten year lease expiring August 1, 2013, with an option to extend to June 7, 2021.

Endurance U.S. Holdings Corp. leases office space comprised of approximately 21,625 square feet in White Plains, New York under a lease expiring in 2014.

Endurance Worldwide Insurance Limited leases office space comprised of approximately 12,050 square feet in London, England under a lease expiring on June 23, 2013.

Legal Proceedings

We are party to various legal proceedings generally arising in the normal course of our business. While any proceeding contains an element of uncertainty, we do not believe that the eventual outcome of any litigation or arbitration proceeding to which we are presently a party will have a material adverse effect on our financial condition or business. Our subsidiaries are regularly engaged in the investigation and the defense of claims arising out of the conduct of their business. Pursuant to our insurance and reinsurance arrangements, disputes are generally required to be finally settled by arbitration.

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REGULATORY MATTERS

General

The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we operate under relatively less intensive regulatory regimes. However, in the United States and in the United Kingdom licensed insurers and reinsurers must comply with financial supervision standards comparable to those governing primary insurers. Accordingly, Endurance U.S. is subject to extensive financial regulation under applicable statutes in the U.S. Endurance U.K. is licensed in the U.K. and therefore subject to U.K. regulation.

We are aware of new legislative changes that may impact the worldwide demand for insurance and reinsurance. For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This has increased underwriting capacity for certain of our competitors as a result of it requiring that coverage for terrorist acts be offered by insurers. To date, this law has resulted in an increase of certain terrorism coverages which we are required to offer. We have taken steps to provide that our insurance operations are able to receive the benefit of this law. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.

Bermuda

The Insurance Act 1978 of Bermuda and related regulations, as amended (the “Insurance Act”), regulates the insurance business of Endurance Bermuda and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the BMA under the Insurance Act. Endurance Bermuda is a registered as a Class 4 insurer by the BMA; however, as a holding company, Endurance Holdings is not subject to Bermuda insurance regulations. Insurance as well as reinsurance is regulated under the Insurance Act. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. The continued registration of an applicant as an insurer is subject to it complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

An Insurance Advisory Committee appointed by the Bermuda Minister of Finance (the “Minister”) advises the BMA on matters connected with the discharge of the BMA’s functions. Sub-committees of the Insurance Advisory Committee supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The day-to-day supervision of insurers is the responsibility of the BMA.

The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Classification of Insurers

The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Endurance Bermuda, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. Endurance Bermuda is not licensed to carry on long-term business.

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Cancellation of Insurer’s Registration

An insurer’s registration may be canceled by the Supervisor of Insurance of the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

Principal Representative

An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, Endurance Bermuda’s principal office is its executive offices in Hamilton, Bermuda, and Endurance Bermuda’s principal representative is James R. Kroner. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days’ notice in writing to BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable “event” has, to the principal representative’s knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, the failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio would be a reportable “event.”

Independent Approved Auditor

Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Endurance Bermuda, are required to be filed annually with the BMA. Endurance Bermuda’s independent auditor must be approved by the BMA and may be the same person or firm that audits Endurance Holdings’ consolidated financial statements and reports for presentation to its shareholders.

Loss Reserve Specialist

As a registered Class 4 insurer, Endurance Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA. David S. Cash, a Fellow of the Casualty Actuaries Society, our Chief Actuary and our Chief Risk Officer, has been approved to act as Endurance Bermuda’s loss reserve specialist.

Statutory Financial Statements

An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer’s shareholders under the Companies Act, which financial statements, in the case of the Company, will be prepared in accordance with U.S. GAAP. As a general business insurer, Endurance Bermuda is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by BMA.

Annual Statutory Financial Return

Endurance Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer’s accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

Minimum Solvency Margin and Restrictions on Dividends and Distributions

Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Endurance Bermuda, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin.

Endurance Bermuda:

1.	is required, with respect to its general business, to maintain a minimum solvency margin equal to the greater of:

a.	$100,000,000;

b.
50% of net premiums written (being gross premiums written less any premiums ceded by Endurance Bermuda, but Endurance Bermuda may not deduct more than 25% of gross premiums when computing net premiums written); or

c.	15% of net losses and loss expense reserves;

2.
is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (and if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Endurance Bermuda will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

3.
is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files with the BMA (at least 7 days before payment of such dividends) an affidavit stating that it will continue to meet the required margins;

4.
is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year’s financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

5.
is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

Additionally, under the Companies Act, Endurance Holdings and Endurance Bermuda may only declare or pay a dividend if Endurance Holdings or Endurance Bermuda, as the case may be, has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Minimum Liquidity Ratio

The Insurance Act provides a minimum liquidity ratio for general business insurers, like Endurance Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but are not limited to, cash and

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time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable and funds held by ceding reinsurers. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities, (by interpretation, those not specifically defined) letters of credits and guarantees.

Supervision, Investigation and Intervention

The BMA may appoint an inspector with extensive powers to investigate the affairs of Endurance Bermuda if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct Endurance Bermuda to produce documents or information relating to matters connected with its business. In addition, the BMA has the power to require the production of documents from any person who appears to be in possession of such documents. Further, the BMA has the power, in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the BMA has required or could require information. If it appears to the BMA to be desirable in the interests of the clients of a person registered under the Insurance Act, the BMA may also exercise these powers in relation to any company which is or has at any relevant time been (a) a parent company, subsidiary company or related company of that registered person, (b) a subsidiary company of a parent company of that registered person, (c) a parent company of a subsidiary company of that registered person or (d) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50 per cent or more of the shares or is entitled to exercise, or control the exercise, of more than 50 per cent of the voting power at a general meeting. If it appears to the BMA that there is a risk of Endurance Bermuda becoming insolvent, or that Endurance Bermuda is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct Endurance Bermuda (i) not to effect further contracts of insurance, or any contract of insurance of a specified description; (ii) to limit the aggregate of the premiums to be written by it during a specified period beginning not earlier than 28 days after the direction is given; (iii) not to vary any contract of insurance in force when the direction is given, if the effect of the variation would be to increase the liabilities of the insurer; (iv) not to make any investment of a specified class; (v) before the expiration of a specified period (or such longer period as the BMA may allow) to realise any existing investment of a specified class; (vi) not to declare or pay any dividends or any other distributions, or to restrict the making of such payments to such extent as the BMA thinks fit; (vii) not to enter into any specified transaction with any specified person or persons of a specified class; (viii) to provide such written particulars relating to the financial circumstances of the insurer as the BMA thinks fit; and (ix) to obtain the opinion of a loss reserve specialist with respect to general business, or an actuarial opinion with respect to long-term business, and to submit it to the BMA within a specified time. The BMA intends to meet with each Class 4 insurance company on a voluntary basis, every two years.

Disclosure of Information

In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

Under the Companies Act, the Minister has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquiries being carried out by it in the performance of its regulatory functions. The Minister’s powers include requiring a person to furnish him with information, to

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produce documents to him, to attend and answer questions and to give assistance in connection with enquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Minister must consider, among other things, whether it is in the public interest to give the information sought.

Certain Other Bermuda Law Considerations

Endurance Holdings and Endurance Bermuda will each also need to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus. A company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Although Endurance Bermuda is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to its non-resident status, Endurance Bermuda may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of its ordinary shares.

Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As “exempted” companies, Endurance Holdings and Endurance Bermuda may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister, participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Minister, for a term not exceeding 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000; (3) to acquire any bonds or debentures secured on any land in Bermuda except bonds or debentures issued by the Government of Bermuda or a public authority or (4) the carrying on of business of any kind for which it is not licensed in Bermuda, except in certain limited circumstances such as doing business with another exempted undertaking in furtherance of Endurance Holdings’ business or Endurance Bermuda’s business (as the case may be) carried on outside Bermuda. Endurance Bermuda is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.

Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

The Bermuda government actively encourages foreign investment in “exempted” entities like Endurance Holdings and Endurance Bermuda that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, Endurance Holdings and Endurance Bermuda are not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda. See “Material Tax Considerations — Certain Bermuda Tax Considerations.”

Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be

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granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual.

U.K. Regulation

General

On December 1, 2001, the FSA assumed its full powers and responsibilities as the single statutory regulator responsible for regulating the financial services industry in respect of the carrying on of “regulated activities” (including deposit taking, insurance, investment management and most other financial services business by way of business in the U.K.), with the purpose of maintaining confidence in the U.K. financial system, providing public understanding of the system, securing the proper degree of protection for consumers and helping to reduce financial crime. It is a criminal offense for any person to carry on a regulated activity in the U.K. unless that person is authorized by the FSA and has been granted permission to carry on that regulated activity or falls under an exemption.

Insurance business (which includes reinsurance business) is authorized and supervised by the FSA. Insurance business in the United Kingdom is divided between two main categories: long-term insurance (which is primarily investment-related) and general insurance. It is not possible for an insurance company to be authorized in both long-term and general insurance business. These two categories are both divided into “classes” (for example: permanent health and pension fund management are two classes of long-term insurance; damage to property and motor vehicle liability are two classes of general insurance). Under FSMA, effecting or carrying out contracts of insurance, within a class of general or long-term insurance, by way of business in the United Kingdom, constitutes a regulated activity requiring individual authorization. An authorized insurance company must have permission for each class of insurance business it intends to write.

Endurance U.K. has received authorization from the FSA to effect and carry out in the United Kingdom contracts of insurance in all classes of general business (limited in the case of credit and suretyship to reinsurance only) except sickness, legal expenses and assistance business. As an authorized insurer in the United Kingdom, Endurance U.K. would be able to operate throughout the E.U., subject to certain regulatory requirements of the FSA and in some cases, certain local regulatory requirements. An insurance company with FSA authorization to write insurance business in the United Kingdom can seek consent from the FSA to allow it to provide cross-border services in other member states of the E.U. As an alternative, FSA consent may be obtained to establish a branch office within another member state.

As an FSA authorized insurer, the insurance and reinsurance businesses of Endurance U.K. are subject to close supervision by the FSA. During 2004, the FSA will strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and will place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. There are a number of proposed changes to the FSA’s rules that will affect insurance and reinsurance companies authorized in the U.K. With effect from January 14, 2005, the FSA will assume responsibility for the selling of general insurance business, in addition to prudential regulation. Endurance U.K. is likely to have to apply to extend the scope of its regulatory permissions and will become subject to the proposed Insurance Conduct of Business Sourcebook. When the Interim Prudential Sourcebook for Insurers is replaced by the Integrated Prudential Sourcebook (probably towards the end of 2004), new evidential provisions relating to credit exposure to reinsurers will need to be addressed. Changes in the scope of the FSA’s regulation may have an adverse impact on the business of Endurance U.K.

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Supervision

The FSA carries out the prudential supervision of insurance companies through a variety of methods, including the collection of information from statistical returns, review of accountants’ reports, visits to insurance companies and regular formal interviews.

The FSA has adopted a risk-based approach to the supervision of insurance companies. Under this approach the FSA performs a formal risk assessment of insurance companies or groups carrying on business in the U.K. periodically, which varies in length according to the risk profile of the insurer. The FSA performs the risk assessment by analyzing information which it receives during the normal course of its supervision, such as regular prudential returns on the financial position of the insurance company, or which it acquires through a series of meetings with senior management of the insurance company. After each risk assessment, the FSA will inform the insurer of its views on the insurer’s risk profile. This will include details of any remedial action that the FSA requires and the likely consequences if this action is not taken.

Solvency Requirements

The Interim Prudential Sourcebook for Insurers requires that insurance companies maintain a margin of solvency at all times in respect of any general insurance undertaken by the insurance company, the calculation of which in any particular case depends on the type and amount of insurance business a company writes. The method of calculation of the solvency margin is set out in the Interim Prudential Sourcebook for Insurers, and for these purposes, all insurer’s assets and liabilities are subject to specific valuation rules which are set out in the Interim Prudential Sourcebook for Insurers. Failure to maintain the required solvency margin is one of the grounds on which wide powers of intervention conferred upon the FSA may be exercised. For financial years ending on or after January 1, 2004, the calculation of the required margin of solvency has been amended as a result of the implementation of the EU Solvency I Directives. In respect of liability business accepted, 150% of the actual premiums written and claims incurred must be included in the calculation, which will have the effect of increasing the required minimum margin of solvency and possibly the amount of capital required for Endurance UK.

Each insurance company writing property, credit insurance business, aviation, marine, business interruption or nuclear insurance or reinsurance business is required by the Interim Prudential Sourcebook for Insurers to maintain an equalization reserve in respect of business written in the financial years ending on or after December 23, 1996 calculated in accordance with the provisions of the Interim Prudential Sourcebook for Insurers where the amount of premiums for such classes exceed the minimum threshold set forth in the provisions.

When the Interim Prudential Sourcebook for Insurers is replaced by the Integrated Prudential Sourcebook, insurers will be required to calculate an Enhanced Capital Requirement in addition to their required minimum solvency margin. This represents a more risk- based calculation than the existing solvency margin requirements. There will also be a requirement for insurers to maintain financial resources which are adequate, both as to amount and quality, to ensure that there is no significant risk that its liabilities cannot be met as they come due. In order to carry out the assessment as to the necessary financial resources that are required, insurers will be required to identify the major sources of risk to its ability to meet its liabilities as they come due, and to carry out stress and scenario tests to identify an appropriate range of realistic adverse scenarios in which the risk crystallizes and to estimate the financial resources needed in each of the circumstances and events identified. In addition, the FSA is proposing to give guidance regularly to insurers and reinsurers under “individual capital assessments,” which may result in guidance that a company should hold capital in excess of the ECR.

In addition, an insurer (other than a pure reinsurer) that is part of a group, is required to perform and submit to the FSA a solvency margin calculation return in respect of its ultimate parent undertaking, in accordance with the FSA’s rules. This return is not part of an insurer’s own solvency return and hence will not be publicly available. Although there is no requirement for the parent undertaking solvency calculation to show a positive result, the FSA may take action where it considers that the solvency of the insurance company is or may be jeopardized due to the group solvency position. However, for financial years beginning in 2005, there will be a “hard” group solvency capital requirement calculated at the level of an insurer’s ultimate European Economic Area parent undertaking. Further, an insurer is required to report in its annual returns to the FSA all material related party transactions (e.g., intra group reinsurance, whose value is more than 5% of the insurer’s general insurance business amount).

Restrictions on Dividend Payments

U.K. company law prohibits Endurance U.K. from declaring a dividend to its shareholders unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the United Kingdom insurance regulatory laws impose no statutory restrictions on a general insurer’s ability to declare a dividend, the FSA strictly controls the maintenance of each insurance company’s solvency margin within its jurisdiction. The FSA’s rules require Endurance U.K., in its early years of trading, to notify the FSA of any proposed or actual payment of a dividend that is greater than forecast in the business plans submitted by Endurance U.K. with its application for authorization. Any such payment or proposal could result in regulatory intervention. In addition, the FSA requires authorized insurance companies to notify the FSA in advance of any significant dividend payment.

Reporting Requirements

U.K. insurance companies must prepare their financial statements under the Companies Act of 1985 (as amended), which requires the filing with Companies House of audited financial statements and related reports. In addition, U.K. insurance companies are required to file with the FSA regulatory returns, which include a revenue account, a profit and loss account and a balance sheet in prescribed forms. Under the Interim Prudential Sourcebook for Insurers, audited regulatory returns must be filed with the FSA within two months and 15 days (or three months where the delivery of the return is made electronically). As a recently authorized insurer, Endurance U.K. is also required to submit abridged quarterly information to the FSA.

Supervision of Management

The FSA closely supervises the management of insurance companies through the approved persons regime, by which any appointment of persons to perform certain specified “controlled functions” within a regulated entity, must be approved by the FSA.

Change of Control

FSMA regulates the acquisition of “control” of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired “control” for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of the ordinary shares would therefore be considered to have acquired “control” of Endurance U.K.

Under FSMA, any person proposing to acquire “control” over a U.K. authorized insurance company must give prior notification to the FSA of his intention to do so. The FSA would then have three months to consider that person’s application to acquire “control.” In considering whether to approve such application, the FSA must be satisfied that both the acquirer is a fit and proper person to have such “control” and that the interests of consumers would not be threatened by such acquisition of “control.” Failure to make the relevant prior application could result in action being taken against the Company by the FSA.

Intervention and Enforcement

The FSA has extensive powers to intervene in the affairs of an authorized person, culminating in the ultimate sanction of the removal of authorization to carry on a regulated activity. FSMA imposes on the FSA statutory obligations to monitor compliance with the requirements imposed by FSMA, and to enforce the provisions of FSMA related rules made by the FSA. The FSA has power, among other things, to enforce and

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take disciplinary measures in respect of breaches of both the Interim Prudential Sourcebook for Insurers and breaches of the conduct of business rules generally applicable to authorized persons.

The FSA also has the power to prosecute criminal offenses arising under FSMA, and to prosecute insider dealing under Part V of the Criminal Justice Act of 1993, and breaches of money laundering regulations. The FSA’s stated policy is to pursue criminal prosecution in all appropriate cases.

Passporting

European Union directives allow Endurance U.K. to conduct business in European Union states other than the United Kingdom in compliance with the scope of permission granted these companies by the FSA without the necessity of additional licensing or authorization in other European Union jurisdictions. This ability to operate in other jurisdictions of the European Union on the basis of home state authorization and supervision is sometimes referred to as “passporting.” Insurers may operate outside their home member state either on a “services” basis or on an “establishment” basis. Operating on a “services” basis means that the company conducts permitted businesses in the host state without having a physical presence there, while operating on an establishment basis means the company has a branch or physical presence in the host state. In both cases, a company remains subject to regulation by its home regulator, and not by local regulatory authorities, although the company nonetheless may have to comply with certain local rules. In addition to European Union member states, Norway, Iceland and Liechtenstein (members of the broader European Economic Area) are jurisdictions in which this passporting framework applies.

U.S. Regulation

Endurance U.S. was organized on September 5, 2002. During 2002, Endurance Bermuda contributed $336 million to the statutory surplus of Endurance U.S. During 2003, we contributed an additional $135 million of equity capital to Endurance U.S. On December 18, 2002, Endurance U.S. received a license to write certain lines of insurance and reinsurance business from the New York Department.

U.S. Insurance Holding Company Regulation of Endurance Holdings

Endurance Holdings, as the indirect parent of Endurance U.S., and Endurance U.S. Holdings Corp., as the direct parent of Endurance U.S., are subject to the insurance holding company laws of New York, where Endurance U.S. is organized and domiciled. These laws generally require the insurance holding company and each insurance company directly or indirectly owned by the holding company to register with the New York Department and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all material transactions among companies in the holding company system affecting Endurance U.S., including sales, loans, reinsurance agreements, service agreements and dividend payments, must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the New York Superintendent.

Changes of Control

These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Endurance Holdings, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of Endurance Holdings might consider to be desirable.

Before a person can acquire control of a domestic insurer or reinsurer, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner where the insurer is domiciled will consider such factors as the financial strength of the applicant, the integrity and management of the applicant’s board of directors and executive officers, the acquiror’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that “control” over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten percent or more of the voting securities of the domestic insurer. Because a person acquiring ten percent or more of Endurance Holdings’ ordinary shares would indirectly acquire the

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same percentage of Endurance U.S.’s common stock, the U.S. insurance change of control laws will likely apply to such a transaction.

State Insurance Regulation of Endurance U.S.

The terms and conditions of reinsurance agreements generally are not subject to regulation by any U.S. state insurance department with respect to rates or policy terms. This contrasts with primary insurance agreements, the rates and policy terms of which are generally closely regulated by state insurance departments. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

State insurance authorities have broad regulatory powers with respect to various aspects of the reinsurance business, including: licensing to transact business, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, and regulating investments and dividends. State insurance laws and regulations require Endurance U.S. to file financial statements with insurance departments everywhere it will be licensed or authorized or accredited to conduct insurance business; and the operations of Endurance U.S. are subject to examination by those departments at any time. Endurance U.S. prepares statutory financial statements in accordance with statutory accounting practices and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC.

New York State Dividend Limitations

Under the New York Insurance Law, Endurance U.S. may only pay dividends to us out of “earned surplus,” which is defined under New York Insurance Law as the portion of capital surplus that represents net earnings, gains or profits, after deduction of all losses, that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. In addition, the ability of Endurance U.S. to declare or pay any dividend to us which, together with all dividends declared or distributed by it during the next preceding twelve months, exceeds the lesser of:

1.	10% of Endurance U.S.’s surplus to policyholders as shown on its last statement on file with the New York Superintendent; or

2.	100% of Endurance U.S.’s adjusted net investment income during that period will be subject to the prior approval of the New York Superintendent.

The extraordinary dividend limitation imposed by the New York Insurance Law is based on the statutory financial results of Endurance U.S. determined by using statutory accounting practices which differ in certain respects from accounting principles used in financial statements prepared in conformity with U.S. GAAP. The significant differences relate to deferred acquisition expenses, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. The Company has agreed with the New York Department to not declare a dividend from Endurance U.S. for two years after its license is issued without prior regulatory approval.

New York State Risk-Based Capital Regulations

The New York Insurance Law requires that New York insurers report their risk-based capital (“RBC”) based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York Department uses the formula only as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. The New York Insurance Law imposes broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on the New

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York Department as to the use and publication of RBC data. The New York Superintendent has explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels.

Statutory Accounting Practices

Statutory accounting practices, or “SAP,” is a basis of accounting developed to assist U.S. insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer’s surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer’s domiciliary state.

U.S. GAAP is concerned with a company’s solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management’s stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

Statutory accounting practices established by the NAIC and adopted, in part, by the New York Department, determine, among other things, the amount of statutory surplus and statutory net income of our U.S. insurance subsidiary and thus determine, in part, the amount of funds they have available to pay dividends to us.

Operations of Endurance U.K. and Endurance Bermuda

Endurance U.K. and Endurance Bermuda are not admitted to do business in the United States. However, the insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers such as Endurance U.K. and Endurance Bermuda, which are not admitted to do business within such jurisdictions.

In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers’ business operations are affected by regulatory requirements in various states of the United States governing “credit for reinsurance” which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the reinsurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period) and loss reserves and loss expense reserves ceded to the reinsurer. Endurance U.K. and Endurance Bermuda are not licensed, accredited or approved in any state in the U.S. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to be offset to the extent that the reinsurer provides a letter of credit or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited.

We do not believe that Endurance U.K. and Endurance Bermuda are in violation of insurance laws of any jurisdiction in the U.S. There can be no assurance however, that inquiries or challenges to Endurance U.K.’s or Endurance Bermuda’s reinsurance activities will not be raised in the future.

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MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages and positions of our directors and executive officers as of the date hereof. All of our directors hold office until the next annual general meeting of our shareholders and until their successors are duly elected and qualified. Executive officers serve at the request of the board of directors.

Name	Age	Position

Kenneth J. LeStrange (1)	46	Chairman of the Board of Directors, President, Chief Executive Officer and Director
Steven W. Carlsen	46	Chairman, Endurance U.S. and President, Endurance Services
James R. Kroner (2)	42	Chief Financial Officer and Director
David S. Cash	38	Chief Actuary / Chief Risk Officer
John V. Del Col	42	General Counsel
Thomas D. Bell	49	President, Endurance Bermuda
William M. Jewett	46	President, Endurance U.S.
Mark W. Boucher	44	Chief Executive Officer, Endurance U.K.
John T. Baily (2)	60	Director
William Bolinder (3)	60	Director
David L. Cole (3)	56	Director
Jonathan J. Coslet (1)	39	Director
Anthony J. DiNovi (1)	41	Director
Bryon G. Ehrhart (1)	39	Director
Charles G. Froland (2)	55	Director
Richard C. Perry (3)	49	Director
Robert A. Spass (3)	47	Director

(1)	Denotes Class I Director with term expiring in 2006.
(2)	Denotes Class II Director with term expiring in 2004.
(3)	Denotes Class III Director with term expiring in 2005.

The bye-laws provide for a classified board comprised of three classes of four directors, with each class elected to serve a term of three years.

Set forth below is certain information concerning our directors and executive officers as of the date of this prospectus.

Kenneth J. LeStrange has been our Chairman, President and Chief Executive Officer since the Company’s formation. Mr. LeStrange has over twenty-five years of experience in property and casualty underwriting. He has significant experience as a treaty and facultative underwriter and manager of treaty underwriting operations at Swiss Reinsurance Company and American Re Corporation. He began his underwriting career with Hartford Insurance Group and held several underwriting management positions at Swiss Re. During his tenure at American Re from 1986 to December 1997, he served as Executive Vice President of American Re and as President of its alternative market subsidiary from 1989 to December 1997, Am Re Managers, Inc. In December 1997, he joined Aon Corporation as Chairman and CEO of its alternative market operations and was later named Chairman and CEO of Aon’s retail brokerage operations for the Americas. Mr. LeStrange remained with Aon until he joined us in 2001.

Steven W. Carlsen has been the President of Endurance Services and the Chairman of Endurance U.S. since January 2004. From the Company’s formation until November 2002, Mr. Carlsen was the Company’s Chief Underwriting Officer. From November 2002 until the creation of Endurance Services, Mr. Carlsen served as President of Endurance U.S. Mr. Carlsen began his career as a property facultative underwriter in 1979 and later as a treaty account executive for Swiss Reinsurance Company. He joined NAC Re in 1986,

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ultimately heading their Property and Miscellaneous Treaty Department (which included aviation, marine, surety and finite business). He managed NAC Re’s retrocessions and was involved in the formation of their U.K. company. In 1994, Mr. Carlsen left NAC Re to join CAT Limited as their Chief Underwriter-North America and in 1997 was co-founder of CAT Limited’s finite insurer, Enterprise Re. From 1999 until he joined us in 2001, Mr. Carlsen worked with three of Morgan Stanley Private Equity’s insurance ventures, including Response Insurance and Homesite Insurance in the United States and The Underwriter Insurance Company Ltd. in the United Kingdom.

James R. Kroner has been our Chief Financial Officer and a director since December 2002, and has been our Chief Investment Officer since our formation in December 2001. Mr. Kroner joined us from the private equity firm, Fox Paine & Co. LLC, where he was a Managing Director since February 2000. From 1998 to 2000, Mr. Kroner served as a Managing Director and co-head of insurance investment banking in the Americas at J.P. Morgan & Co. Incorporated. From 1997 to 1998, he was a Managing Director and head of the insurance mergers and acquisitions practice at Salomon Smith Barney. Prior to 1997 Mr. Kroner served as Senior Vice President, Treasurer, and a member of the executive committee of American Re Corporation. He is or has been a member of the board of directors of several healthcare and technology companies.

David S. Cash has been our Chief Actuary/Chief Risk Officer since December 2001. Mr. Cash joined us from Centre Solutions Ltd. in Bermuda where he was a Vice President focused on structured finance and insurance programs since 1996. Mr. Cash was a member of the board of directors of Centre Life Finance –  Centre Solutions’ senior settlement financing company. From 1993 to 1996, Mr. Cash was Vice President and Underwriter at Zurich Re Centre. Prior to Zurich Re, Mr. Cash served as a consulting actuary at Tillinghast- Towers Perrin in New York. Mr. Cash received an Msc. in mathematics from Oxford University, which he attended as a Rhodes Scholar. Mr. Cash is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries and is a native of Bermuda.

John V. Del Col has been our General Counsel since January 2003. From October 1999 until January 2003, Mr. Del Col served as Executive Vice President, General Counsel, and Secretary of Trenwick Group Ltd. and its predecessor company, Trenwick Group Inc., a property and casualty reinsurer. Mr. Del Col was Vice President, General Counsel, and Secretary of Chartwell Re Corporation, a property and casualty reinsurer, from January 1998 until its merger with and into Trenwick Group Inc. in October 1999. From July 1994 until December 1997, Mr. Del Col was the Deputy General Counsel and Assistant Secretary at MeesPierson Holdings Inc., a Dutch merchant bank. From November 1991 until July 1994, Mr. Del Col was an associate in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P. Prior thereto, Mr. Del Col was an associate in the law firm of Sullivan & Cromwell.

Thomas D. Bell has been President of Endurance Bermuda since March 2003. Previously, Mr. Bell was Executive Vice President, Reinsurance Operations of Endurance Bermuda from December 2001 until March 2003. Prior to joining the Company, Mr. Bell spent a total of 21 years at American Re Corporation beginning in 1978, where he was most recently Senior Vice President responsible for the Regional Middle Markets Marketing Group. During this time, he also held various posts within American Re, ranging from property, casualty and ocean marine treaty and facultative underwriter to Senior Vice President and Eastern Region Manager. From 1984 to 1986, he served as a property underwriter at North American Re Insurance Company and with the Hartford Insurance Company in various underwriting capacities from 1973 to 1978.

William M. Jewett has been President of Endurance U.S. since January 2004. Mr. Jewett joined the Company in December 2002 from Converium Reinsurance (North America) where he was Chief Underwriter of Risk Strategies, the non-traditional reinsurance underwriting division. He had responsibility for the underwriting, marketing, planning and overall management of Converium’s non-traditional reinsurance business. While at Converium, Mr. Jewett also had responsibility for general casualty and workers’ compensation treaty underwriting, and was a member of the company’s board of directors. Prior to Converium, Mr. Jewett was responsible for underwriting and marketing in the U.S. for Centre Reinsurance Company of New York. He started his career at Prudential Re, and spent eight years in management at NAC Re, where he served as Vice President and Manager of the Casualty Treaty department. Mr. Jewett holds an A.B., magna cum laude, from Harvard University and an M.B.A. from the Wharton School of the University of Pennsylvania.

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Mark W. Boucher has been Chief Executive Officer of Endurance U.K. since April 2002. He has over 20 years of commercial insurance experience. From 1998 to until joining the Company in January 2002, Mr. Boucher was head of Royal & SunAlliance’s London based commercial insurance operations. Prior to that, Mr. Boucher was Chief Operating Officer of Alexander Howden, where he served for 13 years.

John T. Baily has been a director since August 2003. Mr. Baily was formerly President of Swiss Re Capital Partners, where he worked from 1999 to 2002. Prior to joining Swiss Re, Mr. Baily was a partner at PricewaterhouseCoopers (and its predecessor, Coopers & Lybrand) for 23 years, serving as the head of the Coopers & Lybrand Insurance Practice Group for 13 years. Mr. Baily also serves on the Board of Directors of Erie Indemnity Company, NYMAGIC, Inc., RLI Corp., GAB Robins and Albright College. A graduate of both Albright College (BA, Economics) and the University of Chicago (MBA), Mr. Baily is a CPA and has served on the Board of Coopers & Lybrand and as Chairman of the AICPA Insurance Companies Committee.

William H. Bolinder has been a director since December 2001. Mr. Bolinder is President and Chief Executive Officer of Acadia Trust N.A. He was a member of the Group Management Board and head of the Business Development Division Corporate and Commercial for Zurich Financial Services Group. He has been head of the business division North America (excluding US Personal Lines) and Latin America as well as the Corporate Customer Division of Zurich Financial Services Group since 1998. In 1994 he was elected to the Group Executive Board at Zurich Financial Services Group’s home office and became responsible for managing the Zurich Financial Services Group companies in the United States and Canada as well as Corporate/Industrial Insurance, Zurich International (Group) and Risk Engineering. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987.

David L. Cole has been a director since December 2001. He has served as Chairman, President and Chief Executive Officer of Virginia Surety Company, Inc., Aon Corporation’s principal property and casualty company serving the U.S. domestic market since March 1995. Mr. Cole also has served as Chairman of Aon Warranty Group, which was formed to develop and take advantage of Aon’s position in the consumer extended warranty business on a global basis. In that capacity, Mr. Cole has been responsible for Aon’s expansion into foreign markets, including Asia, Australia, Europe and South America. Mr. Cole joined Aon Corporation in 1976 and held numerous executive positions until 1989. From 1989 to 1994, Mr. Cole served as President of Ryan Insurance Group Europe and London General Insurance Company, Ltd., Aon Corporation’s principal property and casualty company serving the European market.

Jonathan J. Coslet has been a director since December 2001. Mr. Coslet joined Texas Pacific Group in 1993. He is now a Senior Partner responsible for the Texas Pacific Group’s U.S. investment activities. Mr. Coslet is also a member of Texas Pacific Group’s Investment Committee and Management Committee. Prior to joining the Texas Pacific Group, Mr. Coslet was in the Investment Banking department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991-1993. Mr. Coslet serves on the board of directors of Oxford Health Plans, Inc., Quintiles Transnational, Inc., PETCO Animal Supplies, Inc. and Burger King Corporation.

Anthony J. DiNovi has been a director since December 2001. Mr. DiNovi is a Managing Director of Thomas H. Lee Advisors, LLC, the general partner of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Prior to joining THL, Mr. DiNovi was in the corporate finance departments of Goldman, Sachs & Co. and Wertheim Schroder & Co., Inc. Mr. DiNovi is currently a director of American Media, Inc., Eye Care Centers of America, Inc., FairPoint Communications, Inc., Fisher Scientific International, Inc., Michael Foods, Inc., National Waterworks, Inc., US LEC Corp., Vertis, Inc. and various private corporations.

Bryon G. Ehrhart has been a director since December 2001. Mr. Ehrhart is an Executive Vice President of Aon Re Inc., Aon’s reinsurance brokerage operations in the United States. Mr. Ehrhart is also the President of Aon Re Services, Inc., a division of Aon Re Inc. that provides actuarial, financial advisory, tax planning, catastrophe modeling and other services. He is also a Managing Director of Aon Capital Markets, a division of Aon Securities Corporation that specializes in risk transfer securitizations and contingent capital products. Prior to joining Aon in 1994, Mr. Ehrhart practiced for eight years in public accounting at Coopers & Lybrand.

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Charles G. Froland has been a director since December 2001. Mr. Froland has been responsible for all of General Motors Investment Management Corporation’s internally and externally managed domestic and international private market equity and debt securities since 1998. His prior responsibility at General Motors Asset Management was managing director of North American Fixed Income Investments. Before joining General Motors Asset Management in 1995, Mr. Froland was a managing director with Stanford University Management Company.

Richard C. Perry has been a director since December 2001. Mr. Perry founded Perry Capital in 1988 and since then the firm has grown to $6.0 billion under management. Prior to 1988, Mr. Perry developed and implemented investment strategies in the equity trading area of Goldman, Sachs & Co. He was also an adjunct associate professor at the Stern School of Business at New York University. He serves as chairman of the board of directors of IOS BRANDS (formerly FTD Corporation) and FTD.COM, and a member of the boards of trustees of the Allen Stevenson School, Milton Academy, and Facing History and Ourselves.

Robert A. Spass has been a director since December 2001. Mr. Spass is Chairman of the board of directors of Capital Z Partners, Ltd., the general partner of Capital Z, and Capital Z Management, LLC, the management company of Capital Z, and co-founded Capital Z in 1998. Prior to 1998, Mr. Spass was the Managing Partner and co-founder of Insurance Partners Advisors, L.P. Mr. Spass was also President and CEO of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a Director of Investment Banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. He currently serves on the board of directors of U.S.I. Holdings Corporation, Universal American Financial Corp., British Marine Holdings, Ceres Group, Inc., and Aames Financial Corporation.

Committees of the Board of Directors

The standing committees of the board of directors are:

Audit Committee.     The Audit Committee is comprised of Messrs. Baily, Cole and Spass and is chaired by Mr. Baily. The Audit Committee:

(1)
reviews the audit plans and findings of the independent auditors and will review the audit plans and findings of our internal audit and risk review staff, and the results of regulatory examinations and tracks management’s corrective actions plans where necessary;

(2)	reviews our accounting policies and controls, compliance programs, and significant tax and legal matters;

(3)	recommends to the board the annual appointment of independent auditors;

(4)	reviews our risk management processes; and

(5)	pre-approves all audit and non-audit services to be performed by our independent auditors.

Compensation Committee.     The Compensation Committee is comprised of Messrs. Coslet, DiNovi, Ehrhart, Froland and Spass and is chaired by Mr. DiNovi. This committee oversees our compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans.

Underwriting Committee.     The Underwriting Committee is comprised of Messrs. Bolinder, Ehrhart, Froland and Perry and is chaired by Mr. Bolinder. This committee oversees our underwriting policies and approves any exceptions thereto.

Nominating and Corporate Governance Committee.     The Nominating and Corporate Governance Committee (the “Nominating Committee”) is comprised of Messrs. Coslet, DiNovi and Ehrhart and is chaired by Mr. Coslet. This committee nominates candidates for positions on the board of directors and establishes and maintains our corporate governance policies.

Investment Committee.     The Investment Committee is comprised of Messrs. Baily, Bolinder, Cole and Perry and is chaired by Mr. Perry. This committee establishes investment guidelines and supervises our investment activity. The Investment Committee regularly monitors our overall investment results, reviews

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compliance with our investment objectives and guidelines, and ultimately reports the overall investment results to our board of directors. These guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the Company’s portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries.

Each of the standing committees of the board of directors is comprised entirely of independent directors, as determined by our board of directors.

Board and Board Committee Designations under the Amended and Restated Shareholders Agreement

Pursuant to the terms of our amended and restated shareholders agreement, certain of our current investors have designated the following persons to the Nominating Committee of the board of directors who have subsequently been elected as directors and to committees of our board:

•
David L. Cole, a member of our board of directors and a member of both the Audit and Investment Committees of our board of directors, is the Chairman, President and Chief Executive Officer of Combined Specialty Insurance Co., an affiliate of Aon;

•	Jonathan J. Coslet, a member of our board of directors and of the Compensation Committee, and Chairman of the Nominating Committee of our board of directors, is a senior partner of TPG;

•
Anthony J. DiNovi, a member of our board of directors, chairman of the Compensation Committee and a member of the Nominating Committee of our board of directors, is a managing director of Thomas H. Lee Advisors, LLC, the general partner of THL;

•
Bryon G. Ehrhart, a member of our board of directors and a member of the Nominating, Compensation and Underwriting Committees of our board of directors, is the Executive Vice President of Aon Re Inc. and President of Aon Re Services, Inc., each of which are affiliates of Aon;

•	Charles G. Froland, a member of our board of directors and of the Compensation and Underwriting Committees of our board of directors, is Managing Director of GM Asset Management;

•
Richard C. Perry, a member of our board of directors, a member of the Underwriting Committee and the chairman of the Investment Committee of our board of directors, is the President and Chief Executive Officer of Perry Capital; and

•
Robert A. Spass, a member of our board of directors and of the Audit and Compensation Committees of our board of directors, is Chairman of the Board of Directors of Capital Z Partners, Ltd., the general partner of Capital Z.

Another of our current investors, Metro Center Investments Pte Ltd., has similar rights to designate one director to our board of directors and designated James R. Kroner to the board of directors. On February 12, 2004, Lightyear Capital irrevocably waived its right under the amended and restated shareholders agreement to nominate a director to our board.

Compensation of Directors and Executive Officers

Compensation of Directors

The annual compensation for the members of the board of directors who are not otherwise affiliated with the Company as employees or officers (each, a “Non-Employee Director”) is $50,000. The chairman of each committee of the board receives an additional $5,000 per annum. Compensation is paid in quarterly installments.

Non-Employee Directors receive further compensation under the 2003 Non-Employee Director Equity Incentive Plan (the “Directors’ Plan”), which is designed to maintain the Company’s ability to attract and retain the services of experienced and highly qualified outside directors and to create a proprietary interest in

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the Company’s continued success. On the date of each annual general meeting of the Company, each of the Non-Employee Directors is awarded options to purchase 5,000 of the Company’s ordinary shares. These options become fully vested six months following the date of grant. The exercise price for the options is equal to the fair market value of the ordinary shares on the date of grant. As defined in the Directors’ Plan, the fair market value is the closing sales price for the ordinary shares on the principal national securities exchange upon which the ordinary shares are traded, or if the ordinary shares are not traded on a national securities exchange, an amount determined in good faith by the board of directors. The Directors’ Plan authorizes the issuance of up to 750,000 ordinary shares, subject to adjustment in certain circumstances.

Each of the Non-Employee Directors received an option to purchase 5,000 ordinary shares at the annual general meeting of the Company held in February 2003 at an exercise price of $22.14.

The Directors’ Plan also provides the Non-Employee Directors with the ability to receive all or a selected portion of their cash director fees in the form of restricted share units. The number of restricted share units credited to a Non-Employee Director’s account is determined based upon the fair market value of the ordinary shares at the time the cash compensation would otherwise have been paid to the Non-Employee Director. Each Non-Employee Director’s restricted share unit account is credited with additional restricted share units equal to the amount of any dividends which would have been payable on the restricted share units had they been converted into ordinary shares. The restricted share units are converted into ordinary shares and distributed to the Non-Employee Director after termination of such Non-Employee Director’s service with the Company.

Directors are reimbursed for out of pocket expenses incurred in connection with their services to the Company.

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table sets forth, for the years ended December 31, 2003 and 2002 and the period ended December 31, 2001, the compensation for services in all capacities earned by the Company’s Chief Executive Officer and its next most highly compensated executive officers. Mr. Boucher’s compensation amounts are converted into U.S. dollars at a rate of £1=$1.60.

Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Securities Underlying Options/SARs (1) (3)	All Other Compensation (4)

Kenneth J. LeStrange	2003	900,000	1,100,000	151,759	45,637	26,333
Chairman of the Board of Directors, President and Chief Executive Officer	2002 2001	900,000 37,500	1,000,000 2,500,000	328,691 —	— 1,094,092	23,979 —

Steven W. Carlsen	2003	600,000	900,000	—	20,536	18,000
Chairman, Endurance U.S. President, Endurance Services	2002 2001	600,000 25,000	900,000 —	— —	— 437,637	1,553 —

James R. Kroner	2003	500,000	750,000	88,621	17,114	24,168
Chief Financial Officer	2002 2001	500,000 16,438	750,000 —	125,808 —	— 364,697	21,672 —

Mark W. Boucher	2003	657,600	153,424	—	3,423	27,952
Chief Executive Officer,	2002	640,000	197,260	—	150,000	26,864
Endurance U.K.

John V. Del Col	2003	342,462	360,000	74,386	25,000	11,571
General Counsel

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(1)
A portion of each named executive officer’s 2002 and 2003 bonus payment was made in the form of restricted share units. Mr. LeStrange received 100% of his 2002 bonus and 50% of his 2003 bonus in the form of restricted share units. Messrs. Carlsen, Kroner and Del Col received 50% of their 2002 and 2003 bonuses in the form of restricted share units. Mr. Boucher received 25% of his bonus for 2002 and 50% of his bonus for 2003 in the form of restricted share units. The restricted share units issued in lieu of the 2002 bonus are forfeitable only upon violation of a non-competition restriction and become transferable in equal thirds on March 1, 2004, March 1, 2005 and March 1, 2006. The restricted share units issued in lieu of the 2003 bonus are forfeitable only upon violation of a non-competition restriction and become transferable in equal quarters on March 1, 2005, March 1, 2006, March 1, 2007 and March 1, 2008. Any dividends credited in the form of restricted share units become transferable on the last transfer date.

(2)
Other Annual Compensation in 2003 includes: (i) housing expenses for Mr. LeStrange in the amount of $71,262 and tax reimbursement payments for Mr. LeStrange in the amount of $60,282, (ii) housing expenses for Mr. Kroner in the amount of $52,024 and tax reimbursement payments for Mr. Kroner in the amount of $27,745 and (iii) housing expenses for Mr. Del Col in the amount of $42,967 and tax reimbursement payments for Mr. Del Col in the amount of $27,509. Other Annual Compensation in 2002 includes (i) relocation expenses for Mr. LeStrange in the amount of $189,707 and (ii) housing expenses for Mr. Kroner in the amount of $107,352.

(3)
For the named executive officers other than Mr. Del Col, represents options granted in respect of compensation in 2001 and 2002 and restricted share units granted in 2003 in lieu of a portion of the named executives’ annual bonuses earned in 2002. For Mr. Del Col, represents options granted in respect of compensation in 2003.

(4)	These amounts represent the following:

		Premium Payments for Group Term Life Insurance	Pension Plan Contributions

Kenneth J. LeStrange	2003	$2,100	$24,233
	2002	2,100	23,979

Steven W. Carlsen	2003	—	18,000
	2002	—	—

James R. Kroner	2003	—	24,168
	2002	—	21,672

Mark W. Boucher	2003	2,864	25,088
	2002	2,864	24,000

John V. Del Col	2003	771	10,800
(5)	The compensation reported for the executive officers named above for 2001 reflects the period beginning upon their commencement of employment with us and ending on December 31, 2001.

Employment Agreements

The following information summarizes the employment agreements for our Chief Executive Officer and our other named executive officers who were the most highly compensated for the year ended December 31, 2003.

Kenneth J. LeStrange.     We entered into an employment agreement with Mr. LeStrange that commenced as of December 14, 2002, and extends through December 14, 2006. Under the agreement Mr. LeStrange serves as our Chairman, President and Chief Executive Officer and receives an annual base salary of no less than $900,000 and an annual incentive bonus opportunity not to exceed 150% of his salary, and is eligible to receive a pro rata annual bonus in respect of any periods following the effectiveness of the agreement during which Mr. LeStrange continues to perform services for us. The agreement requires us to provide medical and dental coverage for Mr. LeStrange and his eligible dependents, a suitable pension plan under Bermuda law at a level no less than that which we provide to our other senior executive officers, as well as participation in any other employee benefit and compensation plans made generally available to our executives, including insurance benefits. The agreement further provides that Mr. LeStrange is entitled to

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travel in a private aircraft or receive reimbursement for first class air accommodations in connection with required business travel and to participate in an air travel club. Mr. LeStrange is entitled to receive reimbursement for reasonable expenses incurred during the course of his employment, a housing allowance of up to $200,000 per annum, a tax gross-up for any United States income, employment and payroll taxes he incurs by virtue of the housing allowance or private aircraft travel, and reimbursement for the dues and reasonable business-related expenses for membership in a country club.

On August 22, 2003, Mr. LeStrange purchased 50,000 ordinary shares of the Company for an aggregate purchase price of $1,000,000, pursuant to the terms of the employment agreement between the Company and Mr. LeStrange. These shares are not forfeitable. The agreement provides that 100,000 ordinary shares previously purchased by Mr. LeStrange will be forfeited if, prior to December 14, 2006, the Company terminates Mr. LeStrange’s employment for cause, as defined in the agreement, or Mr. LeStrange voluntarily terminates his employment without good reason (as defined in the agreement). The agreement provides a revised vesting schedule for the stock options previously granted to Mr. LeStrange to purchase 1,094,092 ordinary shares at a price of $20 per share. The option became vested with respect to 20% of the ordinary shares covered thereby as of January 1, 2003 and an additional 20% of the ordinary shares covered thereby on December 14, 2003 and will become vested with respect to an additional 20% of the ordinary shares covered thereby on each of December 14, 2004, December 14, 2005 and December 14, 2006. The option becomes fully vested and exercisable upon a change in control (as defined in the agreement).

If Mr. LeStrange’s employment ends as a result of his death or disability, the agreement provides that Mr. LeStrange (or, in the case of Mr. LeStrange’s death, the executor, personal representative or administrator of his estate) is entitled to: (i) any accrued base salary, unreimbursed expenses, earned but unpaid bonus and accrued vacation, (ii) payment of base salary in accordance with our executive payroll policy through December 14, 2006, (iii) pro rata vesting of his option through the date of termination and exercisability for eighteen months thereafter and (iv) the continuation through December 14, 2006 of medical, dental, pension and other benefits generally available to our executives.

If we terminate Mr. LeStrange’s employment for cause (as defined in the agreement), or if he terminates his employment without good reason (as defined in the agreement), his previously granted options terminate, and he is entitled to (i) payment of any accrued base salary, unreimbursed expenses and accrued vacation and (ii) payment of any benefits to which he was entitled as of the date of his termination of employment under our applicable employee benefit plans.

If we terminate Mr. LeStrange’s employment without cause or if he terminates his employment with good reason, he is entitled to (i) payment of any accrued base salary, unreimbursed expenses and accrued vacation, (ii) payment of any benefits to which he was entitled as of the date of his termination of employment under our applicable employee benefit plans, (iii) payment of any unpaid annual bonus which has been allocated or awarded in respect of a completed fiscal year, (iv) continued payment of his base salary through the earlier of December 14, 2006 or the second anniversary of his termination of employment (subject to offset by any salary earned from a subsequent employer relating to period ending with such earlier date) (the “Severance Period”), subject to acceleration into one lump sum payment in the event of a change in control, (v) continuation during the Severance Period of employee benefits similar to those provided to Mr. LeStrange and his eligible dependents immediately prior to the date of his termination of employment (subject to offset by any benefits of the same type received by or made available to him) and (vi) continued vesting of his previously granted options during the Severance Period and the continued exercisability of such options for a period of one month thereafter.

Any payments or benefits we provide to Mr. LeStrange which are contingent on the occurrence of a change in control are subject to a cap to the extent they would result in the application of any excise tax under section 4999 of the Internal Revenue Code, but only if the application of such cap would cause Mr. LeStrange to be in a better after-tax position than he would be, absent the application of such cap. Under the agreement, we are required to indemnify Mr. LeStrange under our directors’ and officers’ liability insurance policy and to pay Mr. LeStrange all reasonable legal fees incurred by him in connection with the preparation of the agreement as well as his attempt to enforce any right afforded to him thereunder.

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Mr. LeStrange is subject to certain non-competition and non-solicitation requirements while he is employed, and also during the following post-employment periods: (i) in the event we terminate Mr. LeStrange’s employment without cause or Mr. LeStrange voluntarily terminates his employment with good reason, the requirements apply for the duration of the Severance Period and (ii) otherwise, the requirements apply for the one year period immediately following his termination of employment. Mr. LeStrange is also subject to ongoing confidentiality requirements.

Executive Officers

Endurance Holdings entered into a one-year employment agreement with Mr. Kroner with an employment term that commenced in January 2003. Endurance U.K. entered into a one-year employment agreement with Mr. Boucher with an employment term that commenced in January 2003. Endurance U.S. entered into a one-year employment agreement with Mr. Carlsen with an employment term that commenced in December 2003. Each of Messrs. Kroner, Boucher and Carlsen has agreed to an extension of their current employment agreements until April 30, 2004, pending completion of new employment agreements with these executives. The following descriptions reflect the terms of these agreements.

Steven W. Carlsen.     Under Mr. Carlsen’s agreement, Mr. Carlsen originally agreed to serve as President of Endurance U.S. Mr. Carlsen now serves as Chairman of Endurance U.S. and President of Endurance Services. Mr. Carlsen receives an annual base salary of $600,000 and may receive an annual incentive bonus not to exceed 150% of his salary. In addition, Endurance U.S. is required to provide medical and dental coverage for Mr. Carlsen and his eligible dependents, a suitable pension plan under New York and United States federal law, as well as participation in any other employee benefit plan made generally available to our executives. Mr. Carlsen is also entitled to be reimbursed for other reasonable expenses incurred during the course of his employment.

If at the end of Mr. Carlsen’s agreement, Mr. Carlsen is offered further employment with us but does not accept such offer, Mr. Carlsen’s stock options will be treated as if his employment had continued through December 17, 2006. Following such date, these options will remain exercisable through and including December 17, 2007 and, to the extent not exercised during such period, will terminate.

If Mr. Carlsen’s employment ceases as a result of his death or disability, Mr. Carlsen’s agreement automatically terminates, and Mr. Carlsen (or in the case of Mr. Carlsen’s death, his heirs, executors and administrators) is entitled to: (i) any accrued base salary; (ii) the continuation until December 17, 2006 of any medical, dental and pension and any other employee benefits to which he was entitled at the time of his termination of employment; (iii) payment of base salary in accordance with our executive payroll policy through December 17, 2006; (iv) vesting of his stock options as if his employment had continued through December 17, 2006 and the right to exercise them through December 17, 2007; and (v) other ancillary benefits.

If we terminate Mr. Carlsen’s employment as a result of serious misconduct, all of our obligations cease, and Mr. Carlsen will be entitled to receive accrued salary and other ancillary benefits.

If, at the expiration of the term of Mr. Carlsen’s agreement, or any subsequent employment agreements, Endurance U.S. does not offer Mr. Carlsen employment under an agreement with terms at least as favorable to Mr. Carlsen as his current agreement, Mr. Carlsen will enter into a non-solicitation agreement that will remain in effect until December 17, 2006 and will receive Non-Solicitation Payments until December 17, 2006. In addition, Mr. Carlsen’s stock options will vest as if he had remained employed until December 17, 2006 and will remain exercisable through December 17, 2007. The obligation to continue to provide base salary during this period would be reduced by the amount of any salary, bonus or other compensation Mr. Carlsen receives from another employer during that period.

Finally, if Mr. Carlsen voluntarily terminates his employment, he is entitled to accrued base salary, the continuation of any health, medical and pension benefits in accordance with the terms of the applicable plans and programs and vesting of his stock options as if his employment had continued through December 17, 2006. Following such date, these options will remain exercisable through and including December 17, 2007. To the extent not exercised during such period, the options will terminate.

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Mr. Carlsen is also subject to non-competition provisions during the term of the agreement, a one-year post-employment covenant not to solicit employees or customers and ongoing confidentiality requirements.

Mr. Carlsen is entitled to be indemnified from any claim, loss, damage or expense arising from the performance of his duties as an officer or director to the extent permitted by law and Endurance U.S. bye-laws.

James R. Kroner.     Under Mr. Kroner’s employment agreement, Mr. Kroner agreed to serve as Chief Financial Officer of Endurance Holdings and receives an annual base salary of $500,000 and may receive an annual incentive bonus not to exceed 150% of his salary. Mr. Kroner is entitled to reasonable relocation expenses upon the termination of his employment for any reason other than serious misconduct, a housing allowance of up to $100,000 per year, and a tax gross-up for U.S. income taxes related to the housing allowance. The remaining material terms of Mr. Kroner’s agreement are substantially identical to Mr. Carlsen’s agreement.

Mark W. Boucher.     Under Mr. Boucher’s employment agreement, Mr. Boucher agreed to serve as Chief Executive Officer of Endurance U.K. and receive an annual base salary of £400,000 (increased to £411,000 in 2003) and may receive an annual incentive bonus not to exceed 100% of his salary. The remaining material terms of Mr. Boucher’s agreement are substantially identical to Mr. Carlsen’s agreement.

Option / SAR Grants in the Last Year

No options to purchase ordinary shares were granted to our named executive officers during the year ended December 31, 2003. In accordance with the terms of the options granted to the named executive officers, the per share exercise price of such options decreased by $0.32, reflecting the aggregate amount of dividends paid by the Company on its common shares in 2003.

A portion of the 2002 bonus payments were made in the form of restricted share units on March 1, 2003. Mr. LeStrange received 100% of this bonus in the form of restricted share units. Messrs. Carlsen and Kroner received 50% of their bonuses in the form of restricted share units. Messrs. Bell and Cash received 25% of their bonuses in the form of restricted share units.

The following table sets forth information concerning the number and potential realizable value of the restricted share units granted to each of the named executive officers during the year ended December 31, 2003:

	Number of Securities Underlying	Percent of Total Options/ SARs Granted to Employees	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option/SAR Term

Name	SARs Granted	in Fiscal Year	($/Sh)	Date	0% ($)	5% ($)	10% ($)

Kenneth J. LeStrange	45,637	15.2%	$0.00	March 1, 2006	$1,014,509	$1,174,421	$1,350,312
Steven W. Carlsen	20,536	6.8%	0.00	March 1, 2006	456,509	528,467	607,614
James R. Kroner	17,114	5.7%	0.00	March 1, 2006	380,411	440,408	506,367
Mark W. Boucher	3,423	1.1%	0.00	March 1, 2006	76,090	88,084	101,276
John V. Del Col	25,000	8.3%	21.79	January 14, 2013	0	350,590	876,191

Aggregated Option/SAR Exercises in the Last Fiscal Year and Year-End Option/SAR Values

The following table sets forth information concerning the number and potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) held by each of the named executive officers as of December 31, 2003:

	Number of Shares Underlying Unexercised Options and Restricted Share Units at 2003 Year-End		Value of Unexercised In-the-Money Options and Restricted Share Units at 2003 Year-End (1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Kenneth J. LeStrange	437,636	702,093	$6,070,011	$10,636,166
Steven W. Carlsen	262,581	195,592	3,641,998	3,117,010
James R. Kroner	218,817	162,993	3,034,992	2,597,516
Mark W. Boucher	60,000	93,423	832,200	1,363,142
John V. Del Col	5,000	23,993	60,400	375,565

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(1)
The value of unexercised in-the-money options at 2003 year-end has been calculated by multiplying the difference between the exercise price per share and the closing share price at December 31, 2003 by the number of shares underlying options. The value of unexercised in-the- money restricted share units at 2003 year-end has been calculated by multiplying the closing share price at December 31, 2003 by the number of restricted share units.

No compensation intended to serve as an incentive for performance to occur over a period longer than one year was paid to any of the executive officers named above during 2001 pursuant to a long-term incentive plan.

2002 Amended and Restated Stock Option Plan.     In February 2003 our board of directors and shareholders approved an amendment and restatement of the Endurance Specialty Holdings Ltd. 2002 Amended and Restated Stock Option Plan (the “2002 Option Plan”). Our employees and officers, as well as employees and officers of our subsidiaries, in each case, who are selected by the Compensation Committee of our board of directors or its designee, are eligible to participate in the 2002 Option Plan. The purpose of the 2002 Option Plan is to provide a means through which we and our subsidiaries, as applicable, may attract able persons to enter and remain in our and our subsidiaries’ employ, and to provide a means whereby those employees upon whom the responsibilities of our successful administration and management rest, and whose present and potential contributions to our welfare are of importance, can acquire and maintain share ownership, thereby strengthening their commitment to our welfare and that of our subsidiaries, and promoting an identity of interests between our shareholders and those employees. The 2002 Option Plan authorizes the issuance of options, tandem share appreciation rights, stand-alone share appreciation rights, restricted shares, phantom shares, share bonuses or other equity incentive awards covering up to 4,986,975 ordinary shares, subject to adjustment in certain circumstances. At December 31, 2003, options to purchase 3,436,881 ordinary shares were outstanding.

Options may be either “Incentive Stock Options” as that term is defined in Section 422 of the Code, or options which do not qualify as Incentive Stock Options (“Non-Qualified Stock Options”). An Incentive Stock Option must expire within ten years from the date it is granted (five years in the case of options granted to holders of more than 10% of our shares). Incentive Stock Options are not exercisable until one year after the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the shares on the date such Incentive Stock Option is granted (110% of fair market value in the case of options granted to holders of more than 10% of our shares) and may be paid in cash, in shares valued at their then fair market value or by such other means as the Compensation Committee may prescribe. In addition, we may grant Non-Qualified Stock options, the exercise price of which may be below, equal to or above the fair market value of our shares on the date of grant.

In addition to Incentive Stock Options and Non-Qualified Stock Options, we may grant reload options in the event a participant, while in our employ, exercises an option by the delivery of shares which the participant has held for a period of at least six months, or in the event a participant’s tax withholding obligations upon the exercise of options are satisfied by the participant’s delivery of shares or by our withholding shares. Such reload options entitle the participant to purchase that number of shares equal to the number of shares so delivered to, or withheld by, us, provided that the total number of shares covered by reload options may not exceed the number of shares subject to the original option. The exercise price per share subject to reload options will be the fair market value of a share on the date such reload option is granted, and the duration or reload options will be no longer than ten years from the date of grant of the underlying option to which the grant of the reload option relates. Other specific terms and conditions applicable to reload options will be determined by the Compensation Committee.

The Compensation Committee may grant a share appreciation right in connection with all or any portion of an option as well as independent of any option grant. A share appreciation right entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Compensation Committee. The excess amount will be payable in ordinary shares, in cash or in a combination thereof, as determined by the Compensation Committee.

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The Compensation Committee may grant restricted shares, phantom shares, share bonuses or other equity incentive awards as payment of a bonus, as payment of any other compensation obligation, upon the occurrence of a special event or as otherwise determined by the Compensation Committee. Vesting and restrictions on the ability to exercise such equity incentive awards may be conditioned upon the achievement of one or more goals relating to completion of service by the participant or the achievement of one or more financial goals by the Company, as determined by the Compensation Committee in its discretion. Recipients of restricted shares may have voting rights and may receive dividends on the granted shares prior to the time the restrictions lapse.

In the event of a “Change in Control” of the Company (as defined in the 2002 Option Plan), equity incentive awards issued and outstanding under the 2002 Option Plan shall immediately vest and become either immediately exercisable or payable in cash.

Compensation Committee Report on Executive Compensation

The Compensation Committee oversees our compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans. The Compensation Committee is comprised of five non-employee members of the board of directors (listed below). After reviewing the qualifications of the current members of the Compensation Committee, and any relationships they may have with the Company that might affect their independence from the Company, the board of directors has determined that each current Compensation Committee member is “independent” as that concept is defined in the applicable rules of the NYSE. The board of directors appointed the undersigned directors as members of the Compensation Committee and adopted a written charter setting forth the procedures, authority and responsibilities of the Compensation Committee.

Overview

Our compensation policies are designed with the goal of maximizing shareholder value over the long term. In order to accomplish this objective, the Compensation Committee believes that the Company’s compensation must (i) be competitive with other quality companies in its industry in order to attract, motivate and retain the talent needed to lead and grow the Company’s businesses, (ii) provide a strong incentive for the Company’s key executives to achieve the Company’s goals, (iii) be based upon the performance of the Company, the business and the individual and (iv) make proper and prudent use of the Company’s resources. To assist the Compensation Committee in accomplishing its goals, the committee has engaged an independent executive compensation consulting firm, which is directly accountable to the committee.

The Compensation Committee met in executive session in February 2004 to review the Company’s performance and the performance of the Chief Executive Officer and the Company’s other senior executives, including the Named Executive Officers. The Compensation Committee advised the Board with respect to all compensation determinations for these executives. Further, the Compensation Committee regularly updates the Board on key compensation matters.

The Compensation Committee reviewed a variety of factors, including historical and projected Company performance, in determining executive compensation. In the course of this review, the Compensation Committee considered the Company’s long-term compensation goals, the Company’s financial performance and the compensation practices of other insurers and reinsurers. The Compensation Committee has arrived at total compensation for each of the Company’s executive officers that it believes is appropriate for the Company’s performance and each officer’s individual contribution to the Company’s overall performance.

Components of Compensation

The Company’s compensation program combines three components: (i) base salary, (ii) annual incentive compensation and (iii) long-term incentive compensation in the form of options, restricted share units and share ownership. In determining the proper amount for each compensation component, we review the compensation paid for similar positions at comparable companies based in Bermuda, the United States and the United Kingdom. The Compensation Committee is aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and has designed a compensation program to

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achieve that result, while at the same time implementing integrated compensation policies for its employees in differing geographic locations.

Base Salary.     Salary is paid for ongoing performance throughout the year. Base salaries for the Company’s executives are targeted in the second highest quartile of base salaries paid for similar positions at a comparative group of companies. The base salaries of individual executives can and do vary from this salary benchmark based on such factors as individual performance, potential for future advancement, specific job responsibilities and length of time in their current position.

Annual Incentive Compensation.     Annual incentive compensation is paid in February for the prior year’s performance and is based upon our evaluation of each executive’s individual performance in the prior year, in the context of our assessment of the overall performance of the Company and the executive’s business unit. This includes an assessment of the executive’s contribution to the achievement of underwriting results, financial performance and other key goals we established for the Company during the prior year.

Stock Options.     Stock options under the shareholder-approved Amended and Restated 2002 Stock Option Plan have been awarded to new hires and continuing employees who are expected to or have demonstrated a capacity for contributing in a substantial way to the success of the Company. We consider stock options, when issued with an appropriate vesting period, to be an effective performance incentive and retention device for executives. Stock options are granted with an exercise price equal to the closing share price on the date of grant. As a result, the executive receives gains only when the value of the Company’s ordinary shares rises for all shareholders.

Each stock option issued by the Company permits the executive, for a period of ten years, to purchase a number of the Company’s ordinary shares from the Company at the market price of the Company’s ordinary shares on the date of grant, less any dividends paid by the Company between the date of grant and the date of exercise. Stock options granted by the Company become exercisable in five equal annual installments.

Restricted Share Units.     We grant restricted share units (“RSUs”) from time to time to new hires and our continuing executives. We also deliver to executives a fixed portion, ranging from 0% up to 50%, of each executive’s annual incentive compensation in the form of RSUs. Each RSU vests and becomes automatically exercised in three to five equal annual installments. Dividends paid on ordinary shares while the RSUs are outstanding are credited in the form of additional RSUs, which vest and are automatically exercised with the last annual installment of the RSU. RSU’s can be settled in ordinary shares or cash, at the discretion of the Compensation Committee at the time of settlement.

Chief Executive Officer Compensation

The compensation of Kenneth J. LeStrange, the Company’s Chairman, President and Chief Executive Officer, was determined by the Compensation Committee in accordance with the compensation principles and plans discussed in this report. In setting the compensation for the CEO, the Compensation Committee received an analysis prepared by an independent compensation consultant retained by the Compensation Committee. This analysis covered the compensation of CEOs in a comparative group of companies. The analysis reviewed the compensation paid to other CEOs, including base salary, annual incentive awards and long-term incentive awards. The analysis also reviewed the financial performance and total shareholder return of the Company. The elements of Mr. LeStrange’s compensation and the performance basis for his compensation were determined by the Compensation Committee acting in executive session without the presence of any Company employee and are discussed below.

Base Salary.     Mr. LeStrange’s base salary of $900,000 per annum was established by the employment agreement entered into upon his joining the Company in December 2001. Mr. LeStrange did not receive an increase in base salary in 2003 or 2004.

Annual Incentive Compensation.     Mr. LeStrange’s annual incentive compensation award for 2003 was $1,100,000. In accordance with the Company’s policy, 50% of Mr. LeStrange’s annual incentive compensation award for 2003, or $550,000, will be delivered in the form of RSUs, which will vest and be automatically exercised in four equal annual installments following the date of grant.

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Long-Term Incentive Compensation.     Other than the receipt of 50% of his 2003 annual incentive compensation in the form of RSUs as described above, Mr. LeStrange was not granted any long-term incentive compensation in or in respect of 2003.

Summary.     Mr. LeStrange’s compensation was determined based upon the same measures used for other members of senior management of the Company, including the Company’s underwriting performance and the achievement of certain strategic, financial and operational goals in 2003. The Compensation Committee believes Mr. LeStrange’s total compensation package described above is competitive with that of other CEOs of similar sized companies with similar performance.

The Compensation Committee is comprised of the following members:

Jonathan J. Coslet
Anthony J. DiNovi
Bryon G. Ehrhart
Charles G. Froland
Robert A. Spass

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PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information as of March 1, 2004 regarding beneficial ownership of our common shares by:

•	each person known by us to beneficially own on an economic basis 5% or more of our outstanding common shares;

•	each shareholder that is selling ordinary shares in this offering;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. Since the date that we received the information from the selling shareholders, one or more selling shareholders identified below may have sold, transferred or otherwise disposed of all or a substantial portion of the ordinary shares held by it in one or a series of transactions exempt from registration under the Securities Act. Information regarding the selling shareholders may change from time to time and any changed information will be set forth in the final prospectus to the extent required. When we refer to the “selling shareholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling shareholders’ interest. The inclusion of shares in the following table does not necessarily mean that the selling shareholders will sell all or any of their shares. In addition, because a selling shareholder is not obligated to sell the ordinary shares held by it, we cannot assure you that the numbers and percentages reflected under the column headed “Beneficial Ownership of Principal and Selling Shareholders After the Offering” will reflect the actual beneficial ownership of our outstanding ordinary shares upon consummation of this offering. Beneficial ownership is based upon 63,915,000 ordinary shares outstanding as of March 1, 2004 and assumes no exercise of the underwriters’ over-allotment option.

We have had certain business relationships with certain of the selling shareholders. See “Certain Relationships and Related Transactions—Transactions and Relationships with Initial Investors.”

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	Beneficial Ownership of Principal and Selling Shareholders Prior to the Offering(1)		Number of Ordinary Shares Covered by This Prospectus	Beneficial Ownership of Principal and Selling Shareholders After the Offering

Name and Address of Beneficial Owner(2)	Number	Percentage	Number	Number	Percentage

Aon Corporation(3)	16,031,316	23.6%	1,266,597	14,157,219	20.8%
Capital Z Financial Services Fund II, L.P.(4)	6,299,600	9.6%	705,660	5,593,940	8.5%
Perry Corp.(5)	5,506,700	8.6%	830,188	4,676,512	7.3%
Thomas H. Lee related entities(6)	10,552,045	16.4%	1,660,376	8,891,669	13.8%
Texas Pacific Group(7)	10,547,045	16.4%	1,660,376	8,886,669	13.8%

Aon Pension Plan(8)	607,500	*	607,500	—	—
GM Entities(9)	2,000,000	3.1%	332,075	1,667,925	2.6%
Lightyear Capital(10)	2,500,000	3.9%	415,093	2,084,907	3.3%
Metro Center Investments Pte Ltd.(11)	1,898,500	3.0%	315,222	1,583,278	2.5%
Reservoir Capital(12)	238,000	*	204,762	33,238	*
Paul P. Schultz(13)	2,500	*	2,151	349	*

Kenneth J. LeStrange(14)	632,036	*	—	632,036	*
Mark W. Boucher(15)	92,000	*	—	92,000	*
Steve W. Carlsen(16)	262,581	*	—	262,581	*
John V. Del Col(17)	11,500	*	—	11,500	*
James R. Kroner(18)	252,517	*	—	252,517	*
John T. Baily(19)	6,000	*	—	6,000	*
William H. Bolinder(20)	5,500	*	—	5,500	*
David L. Cole(21)	5,000	*	—	5,000	*
Jonathan J. Coslet(22)	5,000	*	—	5,000	*
Anthony J. DiNovi(23)	10,369,055	16.2%	1,631,569	8,737,486	13.7%
Bryon G. Ehrhart(24)	8,500	*	—	8,500	*
Charles G. Froland(25)	5,000	*	—	5,000	*
Richard C. Perry(26)	5,506,700	8.6%	830,188	4,676,512	7.3%
Robert A. Spass(27)	13,700	*	—	13,700	*
All directors and executive officers as a group	17,175,089	26.9%	2,461,757	14,713,332	23.0%

*	Less than 1%.
(1)
Includes the outstanding ordinary shares and assumes full conversion into ordinary shares of all outstanding class A shares and the exercise of all warrants outstanding for ordinary shares as well as the exercise of all options vested at March 1, 2004 with respect to each shareholder.

The bye-laws of Endurance Holdings generally provide that any shareholder owning, directly, indirectly or, in the case of U.S. persons, by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. See “Description of Share Capital — Voting Adjustments.”

(2)	Unless otherwise stated, the address for each beneficial owner is c/o Endurance Specialty Holdings Ltd., Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.
(3)
Includes 379,851 ordinary shares held by Aon Corporation; 1,769,471 ordinary shares and warrants exercisable for 783,035 ordinary shares held by Combined Insurance Company of America; 75,000 ordinary shares and warrants exercisable for 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; 115,000 ordinary shares and warrants exercisable for 41,495 ordinary shares held by London General Insurance Company Limited; 150,000 ordinary shares and warrants exercisable for 54,125 ordinary shares held by Resource Life Insurance Company; 100,000 ordinary shares and warrants exercisable for 36,085 ordinary shares held by Sterling Life Insurance Company, Inc.; and 8,735,294 ordinary shares (of which 1,226,597 are covered by this prospectus) and warrants

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exercisable for 3,157,395 ordinary shares held by Virginia Surety Company, Inc. Aon is deemed to beneficially own 607,500 ordinary shares (all of which are covered by this prospectus) held by the Aon Pension Plan. The address of the beneficial owner is 200 East Randolph Street, Chicago, Illinois 60601.

(4)
Includes 4,227,475 ordinary shares (of which 701,920 are covered by this prospectus) held by Capital Z Financial Services Fund II, LP; 22,525 ordinary shares (of which 3,740 are covered by this prospectus) held by Capital Z Financial Services Private Fund II, LP; and warrants exercisable for 2,049,600 ordinary shares held by Capital Z Investments, LLC, an affiliate of the management company of Capital Z. The sole general partner of Capital Z Financial Services Fund II and Capital Z Financial Services Private Fund II is Capital Z Partners, L.P. The sole general partner of Capital Z Partners, L.P. is Capital Z Partners, Ltd. No individual has voting or investment power over the securities held of record by Capital Z. The principal business address of each of these entities is 54 Thompson Street, New York, New York 10012. Capital Z disclaims beneficial ownership of the warrants held by Capital Z Investments.

(5)
Includes 4,031,292 ordinary shares (of which 608,308 are covered by this prospectus) and vested options exercisable to purchase 3,650 ordinary shares held by Perry Partners International, Inc., and 1,470,408 ordinary shares (of which 221,880 are covered by this prospectus) and vested options exercisable to purchase 1,350 ordinary shares held by Perry Partners, L.P. The address of the beneficial owner is 599 Lexington Avenue, 36th Floor, New York, New York 10022. Richard Perry has voting and investment power over the securities beneficially owned by Perry Corp.

(6)
Includes vested options exercisable to purchase 5,000 ordinary shares held by THL Advisors (Alternative) V, L.P.; 7,708,020 ordinary shares (of which 1,279,821 are covered by this prospectus) and warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; 1,999,920 shares (of which 332,062 are covered by this prospectus) and warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; 106,210 ordinary shares (of which 17,635 are covered by this prospectus) and warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; 15,340 ordinary shares (of which 2,547 are covered by this prospectus) and warrants exercisable for 840 class A shares held by US Bank, N.A. (successor to State Street Bank and Trust Company), not personally, but solely as Trustee under the 1997 Thomas H. Lee Nominee Trust; 12,350 ordinary shares (of which 2,051 are covered by this prospectus) and warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership; 51,750 ordinary shares (of which 8,592 are covered by this prospectus) and warrants exercisable for 2,825 class A shares held by Putnam Investments Employees’ Securities Co. I LLC; 46,205 ordinary shares (of which 7,672 are covered by this prospectus) and warrants exercisable for 2,530 class A shares held by Putnam Investments Employees’ Securities Co. II LLC; and 60,205 ordinary shares (of which 9,996 are covered by this prospectus) and warrants exercisable for 3,295 class A shares held by Putnam Investments Holdings, LLC. The address for the Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P. and Thomas H. Lee (Alternative) Cayman Fund V, L.P. is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands. The address for the 1997 Thomas H. Lee Nominee Trust and Thomas H. Lee Investors Limited Partnership is 75 State Street, Boston, Massachusetts 02109. The address for Putnam Investments Employees’ Securities Company I, LLC, Putnam Investments Employees’ Securities Company II, LLC and Putnam Investments Holdings LLC is One Post Office Square, Boston, Massachusetts 02109. No individual at THL has voting or investment control over the shares owned of record by Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. Thomas H. Lee has voting and investment control over shares owned of record by US Bank, N.A. as Trustee under the 1997 Thomas H. Lee Nominee Trust. No individual at Putnam Investments has voting or investment control over shares owned of record by Putnam Investments Employees’ Securities Co. I LLC, Putnam Investments Employees’ Securities Co. II LLC and Putnam Investments Holdings, LLC (collectively, the “Putnam Investors”).

(7)
Includes 157,210 ordinary shares (of which 26,103 are covered by this prospectus) and warrants exercisable for 11,465 class A shares held by TPG Dutch Parallel III, C.V.; 781,605 ordinary shares (of which 129,776 are covered by this prospectus) and warrants exercisable for 42,420 class A shares held by TPG Endurance Investments (Cayman), L.P.; and 9,061,185 ordinary shares (of which 1,504,497 are

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covered by this prospectus) and warrants exercisable for 493,160 ordinary shares held by TPG Endurance Partners (Cayman), L.P. The address of the beneficial owner is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(8)	Aon is deemed to beneficially own the ordinary shares held by Aon Pension Plan. The address for the beneficial owner is 200 East Randolph Street, Chicago, Illinois 60601.
(9)
Includes 851,940 ordinary shares (of which 141,454 are covered by this prospectus) held by First Plaza Group Trust and 1,148,060 ordinary shares (of which 190,621 are covered by this prospectus) held by GM Capital Partners I, L.P, affiliates of GM Asset Management. The principal business address for each of these entities is 767 Fifth Avenue, 16th floor, New York, New York 10153. First Plaza Group Trust is a pension trust formed pursuant to the laws of the State of New York for the benefit of certain employee benefit plans of General Motors Corporation, or GM, its subsidiaries and unrelated employers. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation, or GMIMCo, a wholly-owned subsidiary of GM. GMIMCo is registered as an investment adviser under the Investment Advisers Act of 1940. GMIMCo’s principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM, its subsidiaries and unrelated employers, and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as investment manager with respect to these shares and in that capacity it has the sole power to direct the trustee as to the voting and disposition of these shares. Because of the trustee’s limited role, beneficial ownership of the shares by the trustee is disclaimed. The address of GMIMCo is 767 Fifth Avenue, New York, New York 10153.

(10)	The ordinary shares are held by LY-Endurance, LLC, an affiliate of Lightyear Capital, LLC. The principal business address for each of these entities is 51 West 52nd Street, New York, New York 10019.
(11)	The address for the beneficial owner is 255 Shoreline Drive, Suite 600, Redwood City, California 94065.
(12)
Includes 34,251 ordinary shares (of which 29,468 are covered by this prospectus) held by Reservoir Capital Master Fund, L.P. and 203,749 ordinary shares (of which 175,294 are covered by this prospectus) held by Reservoir Capital Partners, L.P. Reservoir Capital Group, L.L.C. is the sole general partner of Reservoir Capital Partners, L.P. and Reservoir Capital Master Fund, L.P. The principal business address for each of these entities is 650 Madison Avenue, 26th Floor, New York, New York 10022.

(13)	The principal business address of the beneficial owner is 200 East Randolph Street, Chicago, Illinois 60601.
(14)	Includes 194,000 ordinary shares owned by Mr. LeStrange and vested options exercisable for 437,636 ordinary shares as of March 1, 2004 or within the 60 day period following March 1, 2004.
(15)	Includes 2,000 ordinary shares owned by Mr. Boucher and vested options exercisable for 90,000 ordinary shares as of March 1, 2004 or within the 60 day period following March 1, 2004.
(16)	Represents vested options exercisable for 262,581 ordinary shares as of March 1, 2004 or within the 60 day period following March 1, 2004.
(17)	Includes 1,500 ordinary shares owned by Mr. Del Col and vested options exercisable for 10,000 ordinary shares as of March 1, 2004 or within 60 day period following March 1, 2004.
(18)	Includes 33,700 ordinary shares owned by Mr. Kroner and vested options exercisable for 218,817 ordinary shares as of March 1, 2004 or within the 60 day period following March 1, 2004.
(19)	Includes 1,000 ordinary shares owned by Donna Baily, the wife of Mr. Baily, and vested options exercisable to purchase 5,000 ordinary shares.
(20)	Includes 500 ordinary shares and vested options exercisable to purchase 5,000 ordinary shares.
(21)
Includes vested options exercisable to purchase 5,000 ordinary shares. Mr. Cole, one of our Directors, is the Chairman, President and Chief Executive Officer of Virginia Surety Company, Inc., an affiliate of Aon. Mr. Cole disclaims beneficial ownership of any of the common shares owned by Aon.

(22)
Includes vested options exercisable to purchase 5,000 ordinary shares. Mr. Coslet, one of our directors, is a senior partner of TPG. Mr. Coslet disclaims beneficial ownership of any of the common shares owned by TPG.

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(23)
Includes vested options exercisable to purchase 5,000 ordinary shares held by THL Advisors (Alternative) V, L.P.; 7,708,020 ordinary shares (of which 1,279,821 are covered by this prospectus) and warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; 1,999,920 ordinary shares (of which 332,062 are covered by this prospectus) and warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; 106,210 ordinary shares (of which 17,635 are covered by this prospectus) and warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; and 12,350 (of which 2,051 are covered by this prospectus) ordinary shares and warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership. Mr. DiNovi, one of our directors, is a managing director of Thomas H. Lee Advisors, LLC, which is the general partner of THL. Mr. DiNovi disclaims beneficial ownership of these shares other than to the extent of his pecuniary interest therein. Mr. DiNovi disclaims beneficial ownership of any additional common shares owned by the Thomas H. Lee related entities.

(24)
Includes vested options exercisable to purchase 5,000 ordinary shares. Mr. Ehrhart, one of our directors, is the Executive Vice President of Aon Re Inc. and President of Aon Re Services, Inc., each of which are affiliates of Aon. Mr. Ehrhart disclaims beneficial ownership of any of the common shares owned by Aon.

(25)
Includes vested options exercisable to purchase 5,000 ordinary shares. Mr. Froland, one of our directors, is a Managing Director of GM Asset Management. First Plaza Group Trust and GM Capital Partners I, L.P., affiliates of GM Asset Management, hold 851,940 (of which 141,454 are covered by this prospectus) and 1,148,060 (of which 190,621 are covered by this prospectus) common shares, respectively. Mr. Froland disclaims beneficial ownership of any of the common shares held by the GM entities.

(26)
Mr. Perry, one of our directors, is the President and Chief Executive Officer of Perry Corp., and, in that capacity, has voting and investment power over the securities beneficially owned by Perry Corp.

(27)
Includes vested options exercisable to purchase 5,000 ordinary shares. Mr. Spass, one of our directors, is a partner at Capital Z Financial Services, an affiliate of Capital Z. Mr. Spass disclaims beneficial ownership of any of the common shares owned by Capital Z.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions and Relationships with Initial Investors

Aon and Zurich participated in our initial private placement, investing $227 million and $100 million, respectively. On September 27, 2002, we purchased Zurich’s interests in the Company. As a result, Zurich ceased to be an affiliate during 2002.

Certain of our founding shareholders, including Aon, received 9,292,490 warrants issued on December 31, 2001 with a total estimated fair value of $51.9 million. See “Description of Share Capital — Warrants.” Certain of our founding shareholders also received $29 million in the aggregate for assistance with Endurance Bermuda’s private placement completed on December 14, 2001.

During the years ended December 31, 2003 and 2002, the Company was party to agreements with various affiliates of Aon and Zurich as follows:

Underwriting activities.     In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon. Such contracts resulted in net premiums earned of $301,000, losses and loss expenses of $223,000 and acquisition expenses of $33,000 for the year ended December 31, 2003. During the year ended December 31, 2003, an affiliate of Aon produced 29.4% of the Company’s gross premiums written. Gross premiums written excludes $400.3 million of gross premiums acquired from HartRe.

For the year ended December 31, 2002, such contracts resulted in net premiums earned of $30.7 million, losses and loss expenses of $17.5 million and acquisition expenses of $7.0 million for the year ended December 31, 2002. As of December 31, 2002, there were related reinsurance premiums receivable of $45.4 million. During the year ended December 31, 2002, an affiliate of Aon produced 36.6% of the Company’s gross premiums written. For purposes of these related party calculations, gross premiums written excludes premiums acquired in business combination transactions.

Analytical services.     The Company utilized certain analytical services and licensed technology from an affiliate of Aon during the year ended December 31, 2002. Fees incurred of $109,000 pursuant to the agreement were included in general and administrative expenses for the year ended December 31, 2002. This agreement was terminated in 2002.

Financial accounting and administrative services.     An affiliate of Aon performed certain financial accounting and administrative services for the Company during the year ended December 31, 2002. Fees incurred of $260,000 pursuant to the agreement were included in general and administrative expenses. This agreement was terminated in 2002.

Investment management services.     The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company’s investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed related investment management and accounting fees of $277,000 during the year ended December 31, 2002 and $22,000 during the year ended December 31, 2001.

Office services.     The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich until April 5, 2002. Rent and office services fees for the year ended December 31, 2002 of $419,000 were paid and the expense is recorded in general and administrative expenses. Rent and office services fees of $40,000 were expensed during the period ended December 31, 2001. This arrangement was terminated in 2002.

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Transactions and Relationships with Underwriters

DLJ Growth Capital Overseas Partners, C.V. and Donaldson, Lufkin & Jenrette Securities Corporation, affiliates of Credit Suisse First Boston LLC, one of the underwriters in this offering, invested $18.9 million and $6.1 million, respectively, in our initial private placement in December 2001.

JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., one of the underwriters in this offering, acts as the administrative agent and a lender in our amended and restated revolving credit facility and amended term loan facility. J.P. Morgan Securities Inc. serves as an advisor, joint lead manager and joint book manager in both facilities. As of December 31, 2003, we had $103.0 million of principal outstanding under our amended term loan facility and letters of credit totalling $183.3 million outstanding under our amended and restated revolving credit facility.

In addition, Deutsche Bank AG, New York Branch, Goldman, Sachs Credit Partners LP, Merrill Lynch Bank USA and Wachovia Bank, N.A., affiliates of four of the underwriters in this offering, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Securities, respectively, act as lenders in our amended and restated revolving credit facility.

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DESCRIPTION OF SHARE CAPITAL

The following summary of our bye-laws is qualified in its entirety by the provisions of such bye-laws, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. All references in this section to “bye-laws” are intended to refer to the amended and restated bye-laws of Endurance Holdings. As of February 27, 2004, there were 56 record holders of our ordinary shares, and 8 record holders of warrants currently exercisable for ordinary shares and 10 record holders of warrants currently exercisable for class A shares.

Endurance Holdings has authorized share capital of 120,000,000 shares, par value $1.00 per share, of which 63,915,000 ordinary shares were outstanding as of March 1, 2004. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and our bye-laws, the amended and restated shareholders agreement, the registration rights agreement and the warrants, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Ordinary Shares

In general, subject to the adjustments regarding voting set forth in “— Voting Adjustments” below, holders of our ordinary shares have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. Holders of our ordinary shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Holders of our ordinary shares have no preemptive, redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares.

Pursuant to the amended and restated shareholders agreement, certain of our shareholders may designate persons to be nominated for election to our board of directors by all shareholders of Endurance Holdings. See “— Amended and Restated Shareholders Agreement — Composition of Board and Board Committees.”

Class A Shares

Holders of our class A shares have the same rights as the holders of ordinary shares, except they have no right to vote on any matters put before the shareholders of Endurance Holdings. The holders of class A shares may convert their class A shares into ordinary shares at any time, provided that certain voting percentage limits are not breached and that adverse tax consequences to Endurance Holdings do not result from such conversion.

Voting Adjustments

In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. If, and so long as, the “controlled shares” (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the shares entitled to vote generally at a meeting of shareholders, then the votes conferred by the shares of such person’s “control group” (as defined below) shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the controlled shares of such person shall not exceed such 9.5% limitation. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder’s “control group.” “Controlled shares” in reference to any person means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of a U.S. person (as defined in our bye-laws), constructively (within the meaning of Section 958(b) of the Code). “Control group” means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person.

In addition, if, and so long as, the shares held directly by any “related group” would otherwise exceed the 9.5% limitation, then the votes conferred by the shares held directly by members of such “related group”

shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares held directly by such related group shall not exceed the 9.5% limitation. The reduction in votes is generally to be applied proportionately among all directly held shares of such related group. “Related group” means a group of shareholders that are investment vehicles and are under common control or management.

For purposes of applying these provisions, shareholders will be entitled to direct that our board (i) treat them (and certain affiliates) as U.S. persons, and/or (ii) treat them (and certain related shareholders) as one person for purposes of determining a shareholder’s control group.

The amount of any reduction of votes that occurs by operation of the above limitations will generally be allocated proportionately among all other shareholders of Endurance Holdings. Consequently, under these provisions certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share.

In addition, our board may adjust a shareholder’s voting rights to the extent that the board reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to us, any subsidiary or any shareholder or its affiliates. This adjustment may result in a shareholder having voting rights in excess of one vote per share. Therefore, a shareholder’s voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in the shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in you becoming subject to filing requirements under Section 16 of the Exchange Act. The bye-laws of Endurance Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders.

We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be reallocated pursuant to the bye-laws. If, after a reasonable cure period, a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, Endurance Holdings, in its reasonable discretion, may reduce or eliminate the shareholder’s voting rights.

Amended and Restated Shareholders Agreement

General.     We entered into a shareholders agreement with all of our founding shareholders at the time of the exchange offer in July of 2002. In February of 2003, our founding shareholders approved an amended and restated shareholders agreement. This agreement will generally terminate upon the consent among us and our founding shareholders and warrant holders of 75% of the aggregate number of our shares outstanding, on a fully diluted basis, held by parties to the agreement at the time or upon our liquidation or dissolution.

The amended and restated shareholders agreement, together with the bye-laws, define the rights and obligations of founding shareholders party to the agreement with respect to our corporate governance, the transfer of our ordinary shares and related matters. This agreement may be amended only with our consent and the consent of the parties to the agreement holding common shares (including common shares obtainable upon conversion of warrants) representing at least 66 2/3% of the common shares, on a fully diluted basis, held by shareholders and warrant holders who are parties to that agreement. Amendments require the prior written consent of each shareholder or warrant holder who is a party to the amended and restated shareholders agreement if such amendment or waiver would (i) rescind, alter, amend or waive any of the provisions governing the requirements for amending or waiving the agreement, (ii) provide a benefit to the consenting shareholders and/or warrant holders not shared on a proportionate basis with all shareholders and/or warrant holders at that time or (iii) operate to the detriment of the shareholders and/or warrant holders that do not consent relative to the shareholders and/or warrant holders that do consent.

Composition of Board and Board Committees.     Pursuant to the amended and restated shareholders agreement, affiliates of Aon, THL, TPG, GM, Lightyear Capital, Capital Z, Perry Capital and Metro Center Investments Pte Ltd. have the right to nominate, through the Nominating Committee of the board of directors, designees as candidates for election to our board of directors. On February 12, 2004, Lightyear Capital irrevocably waived its right under the amended and restated shareholders agreement to nominate a director to

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our board. In addition, the amended and restated shareholders agreement sets the size of the Nominating Committee of our board of directors at five directors, with each of Aon, THL and TPG having the right to select from our existing directors one member of this committee. The amended and restated shareholders agreement also sets the size of the Underwriting Committee of the board of directors at three, with THL and TPG having the right to select from our existing directors two of these members. Finally, the amended and restated shareholders agreement also requires that the Audit Committee and the Compensation Committee of our board of directors each have at least one member selected from our existing directors by each of Aon, Capital Z, THL and TPG; however, Aon and Capital Z cannot designate a majority of the members of these committees. See “Management — Board and Board Committee Designations under the Amended and Restated Shareholders Agreement.”

Registration Rights Agreement

We entered into a registration rights agreement in conjunction with our exchange offer in July of 2002 with all of our founding shareholders. Pursuant to the terms of this agreement, the registration statement, of which this prospectus forms a part, fulfills the requirement of one of the five occasions, under which the shareholders that collectively hold at least 10% of the securities eligible for registration rights outstanding as of the date of the agreement have the right to require us to register under the Securities Act any common shares owned by such shareholders. Under certain circumstances, if we propose to register the sale of any of our securities under the Securities Act, shareholders who are a party to the registration rights agreement and so request will have the right to participate proportionately in such sale. We have filed the registration statement of which this prospectus forms a part as a result of receiving a demand for registration from certain of our shareholders under the registration rights agreement.

If the managing underwriters advise us that, in their opinion, the number of securities requested to be included in an offering pursuant to the registration rights agreement exceeds the number which can be sold without adversely affecting the marketability of the offering and within a price range acceptable to the holders of a majority of the securities requesting registration, we will first include those securities requested to be included, that in the opinion of the underwriters, can be sold without adversely affecting the marketability of the offering, pro rata among the holders thereof on the basis of the amount of securities owned by each holder. Under certain circumstances, we may postpone the filing or the effectiveness of a registration statement if we reasonably believe that, in the absence of such postponement, we would be required under state or federal securities laws to disclose any material non-public information.

The registration rights agreement also provides, that as required by the managing underwriters, neither we, nor the shareholders party to that agreement, will offer, sell, or otherwise dispose of any ordinary shares or other securities convertible or exchangeable for ordinary shares for 90 days following the date of the corresponding underwriting agreement.

Bye-laws

In addition to the provisions of the bye-laws described above under “— Voting Adjustments,” the following summarizes some of the other important provisions of the bye-laws of Endurance Holdings.

Our Board of Directors and Corporate Action.     Endurance Holdings’ bye-laws provide that the board of directors shall consist of not less than two nor more than 20 directors, as determined by the shareholders at an annual general meeting of the shareholders, divided into three approximately equal classes. At the 2003 annual general meeting, our shareholders resolved that our board of directors would consist of 12 directors. Our board of directors is comprised of four Class I directors whose initial term will expire at our 2006 annual shareholders’ meeting, four Class II directors whose initial term will expire at our 2004 annual shareholders’ meeting and four Class III directors whose initial term will expire at our 2005 annual shareholders’ meeting. See “Management — Directors and Executive Officers.” After the initial terms of these directors, the term of each class of directors elected shall be three years. Directors may only be removed prior to the expiration of such director’s term at a special meeting of shareholders called for that purpose. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the general meeting at which the proposal is put forth.

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A special general meeting of shareholders may be convened by Endurance Holdings’ board of directors or the President of Endurance Holdings. Pursuant to the Companies Act a special general meeting of shareholders may also be convened at the request of shareholders holding at the date of the deposit of the request not less than 10% of the paid up voting share capital of Endurance Holdings.

Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. Unless otherwise fixed at a different number, a majority of the directors in office shall constitute a quorum, but in no event may a quorum consist of less than two directors.

Shareholder Action.     At any general meeting, four or more persons present in person or by proxy and representing more than 50% of our shareholders’ aggregate voting power shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

Acquisition of Ordinary Shares by Endurance Holdings.     Endurance Holdings’ bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its ordinary shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares. Our right to require a shareholder to sell its ordinary shares to us will be limited to the purchase of a number of ordinary shares that will permit avoidance of those adverse tax consequences.

Transfer Restrictions.     Endurance Holdings’ directors may decline to register the transfer of any ordinary shares if the transfer is in favor of five persons or more jointly, the shares have not been fully paid or the transferor fails to comply with all applicable laws and regulations governing the transfer. No shareholder may transfer any non-publicly traded ordinary shares unless the transfer is approved by a majority of either the board of directors or the appropriately delegated committee, and the transferring shareholder complies with various other requirements, including providing the directors 30 days’ written notice, obtaining an agreement by the proposed transferee to be bound by the terms of the amended and restated shareholders agreement, obtaining a letter certifying that the transfer may be effected without registration and that the transferee will adhere to all applicable laws and rules. Unless such a transfer will result in adverse tax consequences to either Endurance Holdings, its subsidiaries or certain of its shareholders, the directors may not unreasonably withhold their consent to any transfer.

Tax Liability Resulting from Acts of Shareholders.     Our bye-laws provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder’s death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder or its executor or administrator is required to indemnify us against any tax liability that we incur as a result, (ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability, and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder’s shares.

Certain Subsidiaries.     Endurance Holdings’ bye-laws require that the boards of directors of Endurance Holdings’ non-U.S. subsidiaries be comprised of the persons who have been elected as director designees by the shareholders of Endurance Holdings. A majority of the director designees for each of Endurance Holdings’ non-U.S. subsidiaries must be directors of Endurance Holdings.

Endurance Holdings’ shareholders will elect separate slates of director designees for each of our non-U.S. subsidiaries. Under Endurance Holdings’ bye-laws, Endurance Holdings must vote shares it holds in its non-U.S. subsidiaries to elect the slates of director designees as the directors of these non-U.S. subsidiaries. Accordingly, the only persons eligible to be elected as directors of Endurance Holdings’

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non-U.S. subsidiaries are those persons who first have been elected by the shareholders of Endurance Holdings as director designees in accordance with our bye-laws (including after giving effect to any limitation on voting rights). The bye-law provisions addressing the removal of directors of Endurance Holdings’ non-U.S. subsidiaries also obligate Endurance Holdings to vote shares it holds in these non-U.S. subsidiaries in favor of removal of any director designees in accordance with a resolution duly adopted by the shareholders of Endurance Holdings.

Warrants

The following table shows the number of warrants outstanding to purchase common shares at December 31, 2003:

Warrant Holder	Warrants to Acquire Common Shares (1)	Percentage of Common Shares (2)	Exercise Price (3)	Expiration

Aon (4)	4,099,200	5.7%	$19.68	December 14, 2011
Capital Z (5)	2,049,600	2.9%	19.68	December 14, 2011
TPG (6)	547,045	0.8%	19.68	December 14, 2011
Thomas H. Lee related entities (7)	547,045	0.8%	19.68	December 14, 2011

Total	7,242,890	10.2%

(1)	Includes warrants exercisable for ordinary shares and warrants exercisable for class A shares as of December 31, 2003.
(2)
Percentages are based upon 63,915,000 ordinary shares outstanding as of March 1, 2004 plus 7,242,890 common shares issuable upon exercise of outstanding warrants, not including the exercise of options to purchase ordinary shares. If all outstanding warrants were immediately exercised for cash, Aon, TPG, Thomas H. Lee entities and Capital Z would own, on an economic basis, 21.7%, 14.8%, 14.8% and 8.9% of common shares outstanding, respectively.

(3)
In accordance with the terms of the warrants, the per share exercise price of such warrants was decreased by $0.32, reflecting the aggregate amount of dividends paid by the Company on its ordinary shares in 2003.

(4)
Includes warrants exercisable for 783,035 ordinary shares held by Combined Insurance Company of America; warrants exercisable for 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; warrants exercisable for 41,495 ordinary shares held by London General Insurance Company Limited; warrants exercisable for 54,125 ordinary shares held by Resource Life Insurance Company; warrants exercisable for 36,085 ordinary shares held by Sterling Life Insurance Company, Inc.; and warrants exercisable for 3,157,395 ordinary shares held by Virginia Surety Company, Inc.

(5)
Includes warrants exercisable for 2,049,600 ordinary shares held by Capital Z. Investments, LLC, an affiliate of the management company of Capital Z. Capital Z disclaims beneficial ownership of these warrants.

(6)
Includes warrants exercisable for 493,160 ordinary shares held by TPG Endurance Partners (Cayman), L.P. Includes warrants exercisable for 11,465 class A shares held by TPG Dutch Parallel III, C.V.; and warrants exercisable for 42,420 class A shares held by TPG Endurance Investments (Cayman), L.P.

(7)
Includes warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; warrants exercisable for 840 class A shares held by US Bank, N.A. as Trustee under the 1997 Thomas H. Lee Nominee Trust; warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership; warrants exercisable for 2,825 class A shares held by Putnam Investments Employees’ Securities Company Co. I LLC; warrants exercisable for 2,530 class A shares held by Putnam Investments Employees’ Securities Co. II LLC; and warrants exercisable for 3,295 class A shares held by Putnam Investments Holdings, LLC.

The holders of warrants for ordinary shares may exercise their warrants in whole or in part for ordinary shares. Warrant holders also have the option to exercise their warrants on a cashless basis, in which

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case the warrant holder will receive a reduced number of ordinary shares which have an aggregate fair value equal to the total exercise price of the warrant shares being purchased upon conversion. The exercise price and number of shares issuable upon exercise of each warrant will be subject to adjustment in respect of events that may have a dilutive effect on its underlying share ownership interest. The registration rights agreement contains registration rights for warrant holders similar to those applicable to holders of our ordinary shares. See “— Registration Rights Agreement.”

Anti-takeover Provisions

Endurance Holdings’ bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

For example, our bye-laws contain the following provisions that could have such an effect:

•	election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

•	the total voting power of any shareholder owning more than 9.5% of our ordinary shares will be reduced to 9.5% of the total voting power of our ordinary shares;

•
our directors may, in their discretion, decline to record the transfer of any ordinary shares on our share register, unless the instrument of transfer is in favor of less than five persons jointly or if they are not satisfied that all required regulation approvals for such transfer have been obtained; and

•
we have the option, but not the obligation, to require a shareholder to sell the shareholder’s ordinary shares to us, to another shareholder or to third parties at fair market value if we determine, based on the advice of legal counsel, that failure to exercise such option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares.

Insurance Regulations Concerning Change of Control

Many insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by insurance authorities of any proposed acquisition of an insurance company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that jurisdiction. See “Regulatory Matters — U.K. Regulation — Change of Control,” and “Regulatory Matters — U.S. Regulation — Changes of Control.”

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to United States corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors.     Under Bermuda law, at common law, members of a board of directors owe a fiduciary due to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

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•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended. The Companies Act imposes a duty on directors and officers of a Bermuda company:

—	to act honestly and in good faith with a view to the best interests of the company; and

—	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Endurance Holdings’ bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer of Endurance Holdings for any act or failure to act in the performance of such director’s or officer’s duties, except this waiver does not extend to any claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of fraud or dishonesty on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors.     Under Bermuda law and Endurance Holdings’ bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, Endurance Holdings’ bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution will fail unless it is approved by a majority of the disinterested directors voting on the resolution. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to

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the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements.     Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, four or more persons present in person or by proxy and representing more than 50% of our shareholders’ aggregate voting power shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

Any individual who is a shareholder of Endurance Holdings and who is present at a meeting may vote in person, as may any corporate shareholder which is present by a duly authorized representative. Our bye-laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution, is satisfactory to our board of directors.

In order to avoid adverse tax consequences to us and our shareholders, our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder’s “control group.” A “control group” means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. “Controlled shares” means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code), or, in the case of a U.S. person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a “related group.” A “related group” means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder’s “control group” or “related group,” as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Endurance Holdings who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Endurance Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders. See “— Voting Adjustments.”

Under Delaware law, unless otherwise provided in the company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends.     Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and

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share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, Endurance Bermuda’s ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See “Regulatory Matters — Bermuda — Minimum Solvency Margin and Restrictions on Dividends and Distributions.”

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements.     We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining the Company’s objectives contained within its memorandum of association. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

Takeovers.     Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Shareholders’ Suits.     The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Endurance Holdings’ bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer for any action or failure to

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act in the performance of such director’s or officer’s duties, except such waiver shall not extend to claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of any fraud or dishonesty of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers.     Under Bermuda law and Endurance Holdings’ bye-laws, Endurance Holdings may indemnify its directors, officers or any other person appointed to a committee of the board of directors and any resident representative (and their respective heirs, executors or administrators) against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by law, incurred or suffered by such person by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records.     Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals.     Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Special Shareholders Meetings.     Under Endurance Holdings’ bye-laws, a special general meeting may be called by the board of directors or by the President of Endurance Holdings. Under Bermuda law a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of Endurance Holdings as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye-laws to call a special meeting of stockholders.

Staggered Board of Directors.     Bermuda law does not contain statutory provisions specifically mandating staggered board of directors arrangements for a Bermuda exempted company. Such provisions,

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however, may validly be provided for in the bye-laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

Amendment of Memorandum of Association.     Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company’s business objects may require approval of the Minister, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company’s stock, the holders of the outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, should be entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws.     Endurance Holdings’ bye-laws provide that the bye-laws may only be rescinded, altered or amended, upon approval by a resolution of Endurance Holdings’ board of directors and by a simple majority of votes cast by its shareholders.

Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Listing

Our ordinary shares are listed on the NYSE under the trading symbol “ENH.”

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary shares is Equiserve, Inc.

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CERTAIN INDEBTEDNESS

On August 13, 2002, Endurance Holdings entered into a one-year $108 million letter of credit and revolving credit facility, and a $192 million three-year term loan facility. On August 8, 2003, Endurance Holdings and its lenders amended the term loan facility and amended and restated the letter of credit and revolving credit facility. The amendments extended the revolving credit facility for an additional year, increased the size of the letter of credit and revolving credit facility to $500 million and revised certain representations and covenants in the term loan facility and the letter of credit and revolving credit facility. The lenders under the amended and restated revolving credit facility are JPMorgan Chase Bank, Bank One, Bank of Bermuda, Bank of New York, Bank of Nova Scotia, Barclays Bank, Comerica Bank, Commerzbank, Credit Lyonnais, Deutsche Bank, Fleet National Bank, Goldman Sachs, ING Bank, Lloyds TSB, Merrill Lynch, Royal Bank of Scotland and Wachovia Bank. The administrative agent under the amended and restated letter of credit and revolving credit facility is JPMorgan Chase Bank. The lending syndicate under the amended term loan facility consists of JPMorgan Chase Bank, The Bank of New York, Fleet National Bank, Comerica Bank, Credit Lyonnais New York Branch, The Bank of Bermuda Limited and The Bank of N.T. Butterfield & Son Limited.

As of December 31, 2003, we had $103.0 million of principal outstanding under our term loan facility after repayment of $50.6 million in conjunction with our initial public offering and a scheduled repayment of $38.4 million on September 30, 2003. In addition, as of December 31, 2003, we had letters of credit totaling $183.3 million outstanding under our revolving credit facility.

Proceeds of the revolving credit facility and the term loan facility may be used by us or our subsidiaries for general corporate purposes and working capital requirements. The revolving credit facility also provides for the issuance of standby letters of credit. The amounts due under each facility are unsecured obligations. Endurance Holdings guaranteed the obligations of any of our subsidiaries under the revolving credit facility.

The interest rate for revolving loans under the revolving credit facility is the prime rate or LIBOR plus an applicable margin of 0% for prime rate loans and 0.40% for LIBOR loans. The interest rate for term loans under the revolving credit facility is an applicable margin over the prime rate of 0.25% or LIBOR of 0.65%. In addition, the revolving credit facility requires payment of a facility fee of 0.10% of the revolving credit facility commitments or the outstanding amount under term loans and letters of credit, as applicable. We must also pay a utilization fee equal to 0.125% of the total amount outstanding on the revolving credit facility or term loans, as applicable, at any time the aggregate amount of our revolving loans exceeds $200 million. We are also required to pay a fee with respect to the daily stated amount of letters of credit issued under the revolving credit facility calculated in the same manner as the interest rate for revolving LIBOR loans.

The term loan facility bears interest at either the prime rate plus an applicable margin that ranges from 0.000% to 0.375% or LIBOR plus an applicable margin that ranges from 0.875% to 1.375%, in each case based upon the Company’s leverage ratio on a consolidated basis and other conditions provided in the credit agreement. Currently, the remaining $103 million outstanding under the term loan bears interest at an effective rate of 3.5% per annum. We must apply all of the cash proceeds, net of the underwriting discount and our estimated offering expenses, of any public debt we or any of our subsidiaries issue and 25% of the net cash proceeds, up to a maximum of $55 million, of any equity securities we or any of our subsidiaries may issue to the outstanding principal under the term loan facility. In connection with our initial public offering, we repaid $50.6 million of our principal indebtedness under the term loan facility.

The revolving credit facility requires that the outstanding principal of revolving loans be repaid in full or converted to term loans on August 6, 2004. Term loans under the revolving credit facility must be repaid in full on August 5, 2005. Under the term loan facility, we are committed to making repayments of $76.8 million by September 30, 2004 and $26.2 million by September 30, 2005. These payments will be reduced or not need to be made if we prepay the outstanding loans under the term loan facility. If necessary, we anticipate using dividends from Endurance Bermuda to make such principal payments.

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The revolving credit facility and the term loan facility require compliance with certain customary restrictive covenants. These include certain financial covenants, such as a leverage ratio (no greater than 0.35:1.00 at any time), a consolidated tangible net worth covenant (no less than $1.0 billion at any time), and unencumbered liquid assets (no less than $400 million or outstanding indebtedness, whichever is greater, at any time). In addition, each of the Company’s regulated insurance subsidiaries that has a claims paying rating from A.M. Best must maintain a rating of at least B++ at all times. The terms of these facilities restrict the declaration or payment of dividends if the Company is already in default or the payment or declaration would cause a default under the terms of the loan facilities. These facilities also include other covenants restricting such activities as:

•	changes in business;

•	consolidation or merger with another entity;

•	disposal of assets;

•	incurrence of additional indebtedness;

•	incurrence of liens on our property;

•	issuance of preferred or preference equity securities;

•	dissolution or liquidation;

•	transactions with affiliates; and

•	changes of control.

Endurance Holdings entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.

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SHARES ELIGIBLE FOR FUTURE SALE

We can make no prediction as to the effect, if any, that market sales of our ordinary shares or the availability of ordinary shares for sale will have on the market price prevailing from time to time. The sale of substantial amounts of ordinary shares in the public market, including by the selling shareholders named in this prospectus, could adversely affect the prevailing market price of the ordinary shares and our ability to raise equity capital in the future.

Sale of Restricted Shares

As of March 1, 2004, we had an aggregate of 63,915,000 outstanding ordinary shares. All of the ordinary shares to be sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

Lock-Up Agreements

We, our directors and executive officers, all of our warrant holders and the selling shareholders have agreed with the underwriters not to, directly or indirectly, dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares, whether owned currently or acquired later, for a period of 90 days from the date of this prospectus, without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce Fenner & Smith Incorporated, subject to certain exceptions. One of our founding shareholders has agreed to the foregoing for a period of 30 days. Immediately following this offering, shareholders subject to lock-up agreements will own common shares and warrants exercisable for common shares, representing an aggregate of approximately % of the then outstanding common shares, or approximately % if the underwriters’ over-allotment option is exercised in full. Endurance Holdings may, however, grant options to purchase ordinary shares under its existing stock option plan and issue ordinary shares upon the conversion of outstanding class A shares, the exercise of warrants for ordinary shares or class A shares, or the exercise of outstanding options under the existing stock option plan as long as the holder of such ordinary shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned our unregistered ordinary shares for at least one year, including a person who is an affiliate, is entitled to sell within any three-month period a number of unregistered shares that does not exceed the greater of:

•	1% of the number of shares of ordinary shares then outstanding; or

•
the average weekly trading volume of the ordinary shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to a sale, subject to restrictions specified in Rule 144.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the unregistered shares proposed to be sold for at least two years, is entitled to sell those shares without regard to the volume, manner-of-sale or other limitations contained in Rule 144.

Stock Options/Restricted Share Units

The Company had granted options to purchase a total of 1,717,186 ordinary shares and 134,776 restricted share units that were fully vested as of December 31, 2003.

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We have filed a registration statement on Form S-8 under the Securities Act to register ordinary shares issued or reserved for issuance under the 2002 Option Plan. Accordingly, shares registered under such registration statement are available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

Amended and Restated Shareholders Agreement

We entered into a shareholders agreement with all of our founding shareholders at the time of the exchange offer in July of 2002. In February of 2003, our existing shareholders approved an amended and restated shareholders agreement. This agreement will generally terminate upon the consent among us and our founding shareholders and warrant holders of 75% of the aggregate number of our shares outstanding, on a fully diluted basis, held by parties to the agreement at the time or upon our liquidation or dissolution.

The amended and restated shareholders agreement, together with the bye-laws, define the rights and obligations of founding shareholders party to the agreement with respect to the transfer of ordinary shares, our corporate governance and related matters. This agreement may be amended only with our consent and the consent of the parties to the agreement holding common shares (including common shares obtainable upon conversion of warrants) representing at least 66 2/3% of the common shares, on a fully diluted basis, held by shareholders and warrant holders who are parties to the agreement. Amendments require the prior written consent of each shareholder or warrant holder who is a party to the agreement at the time if such amendment or waiver would (i) rescind, alter, amend or waive any of the provisions governing the method of amending or waiving the agreement, (ii) provide a benefit to the consenting shareholders and/or warrant holders not shared on a proportionate basis with all shareholders and/or warrant holders at that time or (iii) operate to the detriment of the shareholders and/or warrant holders that do not consent relative to the shareholders and/or warrant holders that do consent.

Registration Rights Agreement

We entered into a registration rights agreement in conjunction with our exchange offer in July of 2002 with all of our founding shareholders. Pursuant to the terms of this agreement, the registration statement, of which this prospectus forms a part, fulfills the requirement of one of the five occasions subject to specified exceptions under which the shareholders that collectively hold at least 10% of the securities eligible for registration rights outstanding as of the date of the agreement have the right to require us to register under the Securities Act any common shares owned by such shareholders. Under certain circumstances, if we propose to register the sale of any of our securities under the Securities Act, shareholders who are a party to the registration rights agreement and so request will have the right to participate proportionately in such sale. We have filed the registration statement of which this prospectus forms a part as a result of receiving a demand for registration from certain of our shareholders under the registration rights agreement.

If the managing underwriters advise us that, in their opinion, the number of securities requested to be included in an offering pursuant to the registration rights agreement exceeds the number which can be sold without adversely affecting the marketability of the offering and within a price range acceptable to the holders of a majority of the securities requesting registration, we will first include those securities requested to be included, that in the opinion of the underwriters, can be sold without adversely affecting the marketability of the offering, pro rata among the holders thereof on the basis of the amount of securities owned by each holder. Under certain circumstances, we may postpone the filing or the effectiveness of a registration statement if we reasonably believe that, in the absence of such postponement, we would be required under state or federal securities laws to disclose any material non-public information.

The registration rights agreement also provides, that as required by the managing underwriters, neither we, nor the shareholders party to that agreement, will offer, sell, or otherwise dispose of any ordinary shares or other securities convertible or exchangeable for ordinary shares for 90 days following the date of the corresponding underwriting agreement.

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MATERIAL TAX CONSIDERATIONS

This following summary does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase ordinary shares. Prospective investors should consult their professional advisors concerning the possible tax consequences of the subscription, purchase, ownership, sale or redemption of ordinary shares under the laws of their countries of citizenship, residence, ordinary residence or domicile.

Certain Bermuda Tax Considerations

The following is a summary of certain Bermuda income tax considerations under current law and is based upon the advice of Appleby Spurling & Kempe, our Bermuda counsel.

Currently, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. Currently, there is no Bermuda withholding or other tax on principal interest or dividends paid to holders of the ordinary shares, other than holders ordinarily resident in Bermuda, if any. There can be no assurance that we or our shareholders will not be subject to any such tax in the future.

Endurance Bermuda has received written assurance dated December 7, 2001 and Endurance Holdings has received written assurance dated July 18, 2002 from the Minister under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to Endurance Bermuda or Endurance Holdings or to any of their respective operations, shares, debentures or obligations until March 28, 2016; provided, that the assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by Endurance Bermuda or Endurance Holdings in respect of real property or leasehold interests in Bermuda held by them. There can be no assurance that we will not be subject to any such tax after March 28, 2016.

Certain United Kingdom Tax Considerations

Endurance U.K. is a company incorporated in the United Kingdom and is, therefore, resident in the United Kingdom for United Kingdom corporation tax purposes and will be subject to United Kingdom corporation tax on its worldwide profits. The current rate of United Kingdom corporation tax is generally 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by Endurance U.K.

Certain United States Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax considerations relating to Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. and the ownership of our ordinary shares by investors who acquire such shares in the offering.

This summary is based upon the Code, the regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, judicial decisions, the tax treaty between the United States and Bermuda (the “Bermuda Treaty”) and the tax treaty between the United States and the United Kingdom (the “U.K. Treaty”), all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this registration statement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of such investor’s investment or tax circumstances, or to investors subject to special tax rules, such as tax-exempt organizations, dealers in securities, banks, insurance companies, persons that hold ordinary shares that are a hedge or that are hedged against interest rate or insurance risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. This summary assumes that an investor will acquire our ordinary shares in this offering and hold our ordinary shares as capital assets, which generally means as property held for investment. Prospective investors should consult their tax advisors concerning the consequences, in their particular circumstances, of the ownership of ordinary shares under U.S. federal, state, local and other tax laws.

For U.S. federal income tax purposes and for purposes of the following discussion, a “U.S. Person” means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust.

United States Taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S.

We intend to operate Endurance Holdings, Endurance Bermuda and Endurance U.K. in such a manner that they will not be considered to be conducting business within the United States for purposes of U.S. federal income taxation. Whether business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, there can be no assurance that the IRS will not contend successfully that Endurance Holdings, Endurance Bermuda and/or Endurance U.K. are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax (at a current maximum rate of 35%), as well as a 30% branch profits tax in certain circumstances, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is entitled to deductions and credits only if it timely files a U.S. federal income tax return. Endurance Holdings, Endurance Bermuda and Endurance U.K. intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax.

If Endurance Bermuda is entitled to the benefits under the Bermuda Treaty, it will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. Endurance Bermuda intends to conduct its activities so as not to have a permanent establishment in the United States, although there can be no assurance that it will achieve this result. An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens.

Foreign insurance companies that conduct an insurance business within the United States must maintain a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty, either because it fails to satisfy one of the limitations on Bermuda Treaty benefits described above or because Endurance Bermuda is considered to have a U.S. permanent establishment, a significant portion of Endurance Bermuda’s premium and investment income could be subject to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is not clear whether it applies to other income, such as investment income. If Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States

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and is entitled to the benefits of the Bermuda Treaty, but the Bermuda Treaty is interpreted so as not to apply to investment income, a significant portion of Endurance Bermuda’s investment income could be subject to U.S. federal income tax even if Endurance Bermuda does not maintain a permanent establishment in the United States.

Under the U.K. Treaty, Endurance U.K., if entitled to the benefits of the U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Endurance U.K. intends to conduct its activities in a manner so that it does not have a permanent establishment in the United States, although we cannot predict whether we will achieve this result. Endurance U.K. will be entitled to the benefits of the U.K. Treaty if (i) during at least half of the days during the relevant taxable period, at least 50% of Endurance U.K.’s stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of Endurance U.K.’s gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation or (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, Endurance U.K.’s business conducted in the United Kingdom.

Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. withholding tax at a rate of 30% of the gross amount of certain “fixed or determinable annual or periodical gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to reduction by applicable treaties.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to premiums paid to Endurance Bermuda is 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not apply to premiums paid to Endurance U.K., provided that Endurance U.K. is entitled to the benefits of the U.K. Treaty, and certain other requirements are met.

Endurance U.S. is a New York State corporation and will be subject to taxation in the United States at regular corporate rates. Dividends paid by Endurance U.S. Holdings Corp. to Endurance Bermuda will be subject to U.S. withholding tax at the rate of 30%.

Personal Holding Companies.     Endurance Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income earned from U.S. sources (and certain types of foreign source income which are effectively connected with the conduct of a U.S. trade or business) if any of them are considered to be a PHC for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of “PHC income.” PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning his/her proportionate share of any stock owned by the partnership. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations that are classified as Foreign Personal Holding Companies (as discussed below).

If Endurance Holdings or any subsidiary were a PHC in a given taxable year, such corporation would be subject to PHC tax (at the highest marginal rate on ordinary income applicable to individuals) on its “undistributed PHC income.”

Although Endurance Holdings believes, based upon information made available to us regarding our existing shareholder base, that neither it nor any of its subsidiaries will be a PHC immediately following the offering, we cannot predict that this will be the case because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance

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Holdings’ shareholder base and the gross income of Endurance Holdings or any of its subsidiaries and other circumstances that could change the application of the PHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become PHCs we cannot be certain that the amount of PHC income will be immaterial.

United States Taxation of Holders of Ordinary Shares

Shareholders Who Are U.S. Persons

Dividends.     Distributions with respect to ordinary shares will be treated as ordinary dividend income to the extent of Endurance Holdings’ current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the “controlled foreign corporation,” “related person insurance income,” “passive foreign investment company” and “foreign personal holding company” rules. Recently enacted legislation reduces the applicable tax rate on certain dividends received by an individual shareholder from the higher marginal income tax rates imposed on ordinary income to 15 percent (in the case of an individual subject to the highest marginal tax rate) (the “Reduced Rate”) for purposes of both the regular tax and the alternative minimum tax. The Reduced Rate applies to, among other things, dividends paid with respect to stock of a foreign corporation which is readily tradable on an established U.S. securities market, provided that the foreign corporation is not considered a FPHC, PFIC or foreign investment company. Since the ordinary shares have been trading on the NYSE since February 28, 2003, any dividends paid with respect to such stock to an individual shareholder after such time and before January 1, 2009 should be entitled to the Reduced Rate, provided that Endurance Holdings is not considered a PFIC or FPHC as discussed below or a foreign investment company.

Distributions with respect to Endurance Holdings’ ordinary shares will not be eligible for the dividends-received deduction allowed to U. S. corporations under the Code. The amount of any distribution in excess of the current and accumulated earnings and profits of Endurance Holdings will first be applied to reduce a holder’s tax basis in the ordinary shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of such holder’s ordinary shares.

Classification of Endurance Holdings, Endurance U.K. or Endurance Bermuda as a Controlled Foreign Corporation.     Each “10% U.S. Shareholder” of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC’s taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. A foreign corporation is considered a CFC if “10% U.S. Shareholders” own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. For purposes of determining whether a corporation is a CFC, and therefore whether the 50% (or 25%, in the case of insurance income) and 10% ownership tests have been satisfied, “own” means owned directly, indirectly through foreign entities or is considered as owned by application of certain constructive ownership rules. Due to the anticipated dispersion of Endurance Holdings’ share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its ordinary shares and authorize the board to repurchase such shares under certain circumstances and other factors, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. (These bye-law provisions are described in “Risk Factors — Risks Related to Ownership of Our Ordinary Shares” and “Description of Share Capital — Bye-laws”). There can be no assurance, however, that the IRS will not challenge the effectiveness of these provisions for purposes of preventing CFC and 10% U.S. Shareholder status and that a court will not sustain such challenge.

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RPII Companies.     The CFC rules also apply to certain insurance companies that earn “related person insurance income.” For purposes of applying the CFC rules to foreign corporations that earn RPII, a different definition of “controlled foreign corporation,” as discussed below, applies.

RPII is defined as any “insurance income” attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “RPII Shareholder” of the foreign corporation or a “related person” to such RPII Shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company.

For purposes of the RPII rules, “related person” means someone who controls or is controlled by the RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. “Control” is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles. A corporation’s pension plan is ordinarily not a “related person” with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation.

For purposes of inclusion of Endurance U.K.’s or Endurance Bermuda’s RPII in the income of a RPII Shareholder, to the extent required under the RPII rules, the term “RPII Shareholder” means any U.S. Person who owns, directly or indirectly through foreign entities, any amount (rather than stock possessing 10% or more of the total combined voting power) of Endurance U.K.’s or Endurance Bermuda’s stock. Endurance U.K. or Endurance Bermuda will be treated as a CFC for RPII purposes if such persons collectively own directly, indirectly through foreign entities or by application of the constructive ownership rules 25% or more of the stock of Endurance U.K. or Endurance Bermuda by vote or value.

RPII Exceptions.     The special RPII rules do not apply if (i) direct or indirect insureds and persons related to such insureds, whether or not U.S. Persons, own, directly or indirectly, less than 20% of the voting power and less than 20% of the value of the stock of Endurance U.K. or Endurance Bermuda, as applicable (the “20% Ownership Exception”), (ii) RPII, determined on a gross basis, is less than 20% of Endurance U.K.’s or Endurance Bermuda’s gross insurance income for the taxable year, as applicable (the “20% Gross Income Exception”), (iii) Endurance U.K. or Endurance Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meets certain other requirements or (iv) Endurance U.K. or Endurance Bermuda elects to be treated as a U.S. corporation. Endurance Bermuda and Endurance U.K. intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we believe that our RPII has not in the recent past equaled or exceeded 20% of our gross insurance income, and do not expect it to do so in the foreseeable future, it is possible that neither Endurance Bermuda nor Endurance U.K. will be successful in qualifying under this exception.

If none of these exceptions applies, each U.S. Person who owns shares in Endurance Holdings (and therefore, indirectly in Endurance U.K. and Endurance Bermuda) on the last day of Endurance Holdings’ taxable year, will be required to include in its gross income for U.S. federal income tax purposes its share of RPII of Endurance U.K. and/or Endurance Bermuda for the entire taxable year. This inclusion will be determined as if such RPII were distributed proportionately only to such U.S. Persons holding ordinary shares at that date. The inclusion will be limited to the current-year earnings and profits of Endurance U.K. or Endurance Bermuda, as applicable, reduced by the shareholder’s pro rata share, if any, of certain prior year deficits in earnings and profits.

Computation of RPII.     In order to determine how much RPII each of Endurance U.K. and Endurance Bermuda has earned in each taxable year, Endurance Holdings intends to obtain and rely upon information from Endurance U.K.’s and Endurance Bermuda’s insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own Endurance Holdings’ ordinary shares and are U.S. Persons. Endurance Holdings may not be able to determine whether any of the underlying insureds of the insurance companies to which Endurance U.K. and Endurance Bermuda provide insurance or reinsurance are U.S. shareholders or related persons to such shareholders. Consequently, Endurance Holdings

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may not be able to determine accurately the gross amount of RPII earned by Endurance U.K. or Endurance Bermuda in a given taxable year. For any taxable year in which Endurance U.K.’s or Endurance Bermuda’s gross RPII is 20% or more of its gross insurance income for the year, Endurance Holdings may also seek information from its shareholders to determine whether direct or indirect owners of Endurance Holdings’ ordinary shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent Endurance Holdings is unable to determine whether a direct or indirect owner of shares is a U.S. Person, Endurance Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all shareholders identified as U.S. Persons.

Apportionment of RPII to United States Shareholders.     Every RPII Shareholder who owns shares of Endurance Holdings on the last day of any taxable year of Endurance Holdings in which Endurance U.K.’s or Endurance Bermuda’s, as the case may be, RPII for that year equals or exceeds 20% of Endurance U.K.’s or Endurance Bermuda’s gross insurance income and to whom the 20% Ownership Exception does not apply should expect that for such year it will be required to include in gross income its share of Endurance U.K.’s or Endurance Bermuda’s RPII for the portion of the taxable year during which Endurance U.K. or Endurance Bermuda, as the case may be, was a CFC under the RPII provisions, even if such RPII Shareholder did not own the shares throughout such period. A RPII Shareholder who owns Endurance Holdings’ shares during the taxable year, but not on the last day of such taxable year will not be required to include any RPII into income, whether or not distributed.

Basis Adjustments.     A RPII Shareholder’s tax basis in its Endurance Holdings ordinary shares will be increased by the amount of any RPII that the shareholder includes in income. Any distributions made by Endurance Holdings out of previously taxed RPII income will be exempt from further tax in the hands of the RPII Shareholder. The RPII Shareholder’s tax basis in its Endurance Holdings ordinary shares will be reduced by the amount of any distributions that are excluded from income under this rule.

Information Reporting.     Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (i) a person who is treated as a RPII Shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Endurance Holdings determines that gross RPII constitutes 20% or more of Endurance U.K.’s or Endurance Bermuda’s gross insurance income and the 20% Ownership Exception does not apply, Endurance Holdings intends to mail to all U.S. Persons registered as holders of its ordinary shares IRS Form 5471, completed with information from Endurance Holdings, for attachment to the U.S. federal income tax returns of such shareholders. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above. Failure to file IRS Form 5471 may result in penalties.

Tax-Exempt Shareholders.     Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income.

Dispositions of Ordinary Shares.     Subject to the discussion below relating to the potential application of Code section 1248 or the “PFIC” rules, any gain or loss realized by a U.S. Person on the sale or other disposition of ordinary shares of Endurance Holdings will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized upon such sale or exchange and such person’s tax basis in the shares. If the holding period for these ordinary shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute “passive income” for foreign tax credit limitation purposes.

Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition

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when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as ordinary income to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation’s gross insurance income or the 20% Ownership Exception applies. Proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation. The Company believes, however, that the application of Code section 1248 under the RPII rules should not apply to the disposition of ordinary shares because Endurance Holdings is not directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the U.S. Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of ordinary shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of ordinary shares.

Uncertainty as to Application of RPII.     Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to Endurance U.K. and Endurance Bermuda is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe “such regulations as may be necessary to carry out the purposes of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” In addition, there can be no assurance that the IRS will not challenge any determinations by Endurance U.K. or Endurance Bermuda as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Prospective investors should consult their tax advisors as to the effects of these uncertainties.

Passive Foreign Investment Companies.     In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income” or (ii) 50% or more of its assets produce passive income.

If Endurance Holdings were characterized as a PFIC during a given year, U.S. Persons owning ordinary shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares, unless such shareholders made a “qualified electing fund election” or “mark-to-market” election. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Endurance Holdings expects for purposes of the PFIC rules

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that each of Endurance U.K. and Endurance Bermuda will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business. Accordingly, neither should be treated as a PFIC for U.S. federal income tax purposes currently, and Endurance Holdings does not expect that either should be treated as a PFIC in future taxable years. There can be no assurances, however, that this will be the case. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received “directly its proportionate share of the income . . .” and as if it “held its proportionate share of the assets . . .” of any other corporation in which it owns at least 25% by value of the shares. While no explicit guidance is provided by the statutory language, under this look-through rule Endurance Holdings should be deemed to own the assets and to have received the income of its insurance subsidiaries directly for purposes of determining whether it qualifies for the insurance exception and, consequently, that Endurance Holdings should not be treated as a PFIC for U.S. federal income tax purposes currently, and Endurance Holdings does not expect to be treated as a PFIC in future taxable years. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provision. There can be no assurance, however, that the IRS will not challenge this position or that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

Foreign Personal Holding Companies.     A foreign corporation will be classified as a FPHC for U.S. federal income tax purposes if, (i) at any time during the taxable year, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation’s shares measured by voting power or value and (ii) at least 60% of its gross income for the year is FPHC income. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning his/her proportionate share of any shares owned by the partnership. If Endurance Holdings or any of its subsidiaries were to become FPHCs, shareholders of Endurance Holdings who are U.S. Persons would be taxed on their proportionate share of the “undistributed foreign personal holding company income” of each such FPHC as a dividend, even if no cash dividend were actually paid. In such event, subsequent cash distributions would first be treated as a tax-free return of any previously taxed and undistributed amounts. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of a FPHC is required to file IRS Form 5471.

Although Endurance Holdings believes, based upon information made available to us regarding our existing shareholder base, that neither it nor any of its subsidiaries will be a FPHC immediately following the offering, we cannot be certain that they will not become FPHCs immediately following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance Holdings’ shareholder base, the gross income of Endurance Holdings or any of its subsidiaries and other circumstances that could change the application of the FPHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become FPHCs we cannot be certain that the amount of FPHC income will be immaterial.

Other. Except as discussed below with respect to backup withholding, dividends paid by Endurance Holdings will not be subject to U.S. withholding tax.

Shareholders Who Are Non-U.S. Persons

Subject to certain exceptions, non-U.S. Persons will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, ordinary shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States. Nonresident alien individuals will not be subject to U.S. estate tax with respect to the ordinary shares.

All Shareholders

Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the ordinary shares to U.S. Persons. Thus, you may be subject to backup withholding with respect to dividends paid by such persons unless you (i) are a corporation, non-U.S. Person or come within certain other exempt categories and, when required, demonstrate this fact, or

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(ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and may be credited against your regular U.S. federal income tax liability or otherwise you may be entitled to a refund for any such tax withheld.

Proposed U.S. Tax Legislation

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there is no currently pending legislative proposal which, if enacted, would have a material adverse effect on us, our subsidiaries or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, our subsidiaries or our shareholders.

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UNDERWRITING

Endurance Holdings, the selling shareholders and the underwriters named below have entered into a purchase agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint bookrunning managers of this offering and, together with Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, acting as the representatives of the underwriters.

Underwriter	Number of Ordinary Shares

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse First Boston LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Total

8,000,000

The underwriters are committed to take and pay for all of the ordinary shares being offered, if any are taken, other than the ordinary shares covered by the option described below unless and until this option is exercised.

The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ordinary shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

If the underwriters sell more ordinary shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,200,000 ordinary shares from the selling shareholders to cover such sales. They may exercise that option for 30 days. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.

The following table shows the per ordinary share and the total underwriting discount to be paid to the underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an additional 1,200,000 ordinary shares.

	Per Share	No Exercise	Full Exercise

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to selling shareholders	$	$	$

Ordinary shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to per ordinary share from the public offering price. Any such securities dealers may resell any ordinary shares purchased from the underwriters to certain other brokers or dealers at a discount of up to per ordinary share from the offering price. If all the ordinary shares are not sold at the public offering price, the representative may change the public offering price and the other selling terms.

Endurance Holdings, its directors and executive officers, all of its warrant holders and certain of its founding shareholders have agreed with the underwriters not to, directly or indirectly, dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares, whether owned currently or acquired later, during the period from the date of this prospectus continuing through the date

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90 days after the date of this prospectus, without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to certain exceptions. One of our founding shareholders has agreed to the foregoing for a period of 30 days. Endurance Holdings may, however, grant options to purchase ordinary shares under its existing stock option plan and issue ordinary shares upon the exercise of its outstanding warrants, or the exercise of outstanding options under the existing stock option plan as long as the holder of such ordinary shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement. See “Shares Eligible for Future Sale — Lock-Up Agreements” for a discussion of certain transfer restrictions.

The underwriters do not expect to sell more than 5% of the ordinary shares in the aggregate to accounts over which they exercise discretionary authority.

In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Neither Endurance Holdings, the selling shareholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of ordinary shares.

Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any ordinary shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 (“FSMA”)) received by it in connection with the issue or sale of any ordinary shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

The ordinary shares may not be offered, sold, transferred or delivered, as part of their initial distribution or any time thereafter, directly or indirectly, to any individuals or legal entities in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the course of their

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business or profession, which includes banks, securities, intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises, which, as an ancillary activity, regularly trade or invest in securities. This document may not be distributed to any individuals or legal entities in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the course of their business or profession, which includes banks, securities, intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it will not offer or sell the ordinary shares, nor will it make the ordinary shares the subject of an invitation for subscription or purchase, not will it circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “Singapore Securities and Futures Act”), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Singapore Securities and Futures Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Securities and Futures Act.

Each underwriter has acknowledged and agreed that the ordinary shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, to Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer ordinary shares in Japan to a list of 49 offerees in accordance with the above provisions.

No syndicate member has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any ordinary shares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no syndicate member has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the ordinary shares other than with respect to the ordinary shares intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives of the underwriters of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

Endurance Holdings and the selling shareholders estimate that the total expenses for this offering, exclusive of underwriting discount, but including legal, accounting and printing costs and various other fees associated with the registration of the ordinary shares, will be approximately $901,332. The allocation of these expenses is governed by the registration rights agreement pursuant to which we have filed this registration statement of which this prospectus forms a part. The underwriters have agreed to reimburse Endurance Holdings for certain expenses in connection with this offering.

Endurance Holdings and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to these liabilities.

The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking and commercial banking and financial advisory services to Endurance Holdings and its subsidiaries in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

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LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing us in connection with this offering. Skadden, Arps is also representing the Putnam Investors, which are selling shareholders in this offering. The validity under Bermuda law of the ordinary shares being offered will be passed upon by Appleby Spurling & Kempe, Hamilton, Bermuda. LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, will act as counsel for the underwriters. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has in the past performed, and continues to perform, legal services for us.

EXPERTS

Ernst & Young, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002, and for the period from November 30, 2001 to December 31, 2001, as set forth in their reports. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. We are also subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the Commission. We also furnish to our shareholders annual reports, which include financial statements audited by our independent certified public accountants, and other reports which the law requires us to send to our shareholders. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the reports, and other information we file with the Commission at the Commission’s public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., in Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The site’s internet address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows:

Endurance Specialty Holdings Ltd.
Office of the Secretary
Wellesley House
90 Pitts Bay Road
Pembroke, HM 08 Bermuda
441-278-0400

Our ordinary shares are listed on the NYSE under the symbol “ENH.” You can inspect and copy reports, proxy statements and other information about us at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

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ENFORCEABILITY OF CIVIL LIABILITIES
UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

Endurance Holdings was incorporated under the laws of Bermuda. In addition, some of its directors and officers reside outside the United States, and all or a substantial portion of their assets and its assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against Endurance Holdings, or such directors and officers or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws against them. However, Endurance Holdings may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of ordinary shares made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

We have been advised by Appleby Spurling & Kempe, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling & Kempe that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors	F-2
Consolidated Balance Sheets at December 31, 2003 and 2002	F-3
Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2003 and 2002 and the period from November 30, 2001 to December 31, 2001	F-4
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2003 and 2002 and the period from November 30, 2001 to December 31, 2001	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002 and the period from November 30, 2001 to December 31, 2001	F-6
Notes to the Consolidated Financial Statements for the years ended December 31, 2003 and 2002 and the period from November 30, 2001 to December 31, 2001	F-7

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REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
ENDURANCE SPECIALTY HOLDINGS LTD.

We have audited the accompanying consolidated balance sheets of Endurance Specialty Holdings Ltd. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2003 and 2002, and for the period from November 30, 2001 to December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endurance Specialty Holdings Ltd. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years ended December 31, 2003 and 2002, and for the period from November 30, 2001 to December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2(i) to the consolidated financial statements, in 2002 the Company changed its method of accounting for stock-based employee compensation.

/s/ Ernst & Young
Hamilton, Bermuda
January 22, 2004

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002
(In thousands of United States dollars, except share amounts)

	2003	2002

ASSETS
Cash and cash equivalents	$150,923	$256,840
Fixed maturity investments available for sale, at fair value (amortized cost: $2,497,152 and $1,358,027 at December 31, 2003 and 2002, respectively)	2,523,309	1,406,409
Premiums receivable, net (includes $nil and $45,368 from related parties at December 31, 2003 and 2002, respectively)	518,539	264,355
Deferred acquisition costs	183,387	81,676
Prepaid reinsurance premiums	2,335	7,501
Accrued investment income	20,434	11,209
Intangible assets	32,407	14,344
Other assets	27,630	12,260

Total assets	$3,458,964	$2,054,594

LIABILITIES
Reserve for losses and loss expenses	$833,158	$200,840
Reserve for unearned premiums	824,685	403,305
Reinsurance balances payable	23,977	16,443
Bank debt	103,029	192,000
Net payable for investments purchased	—	6,470
Other liabilities	29,300	18,036

Total liabilities	1,814,149	837,094

SHAREHOLDERS’ EQUITY
Common shares
Ordinary — 63,912,000 issued and outstanding (2002 — 54,061,185)	63,912	54,061
Class A — nil issued and outstanding (2002 — 938,815)	—	939
Additional paid-in capital	1,189,570	1,009,415
Accumulated other comprehensive income	46,068	50,707
Retained earnings	345,265	102,378

Total shareholders’ equity	1,644,815	1,217,500

Total liabilities and shareholders’ equity	$3,458,964	$2,054,594

See accompanying notes to the consolidated financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(In thousands of United States dollars, except share and per share amounts)

	2003	2002	2001

Revenues
Gross premiums written and acquired	$1,601,997	$798,760	$376

Net premiums written and acquired	1,597,844	764,918	376
Change in unearned premiums	(423,897)	(395,429)	(375)

Net premiums earned (includes $0.3 million and $30.7 million from related parties in 2003 and 2002, respectively)	1,173,947	369,489	1
Net investment income	71,010	42,938	838
Net foreign exchange gains	9,883	2,312	—
Net realized gains on sales of investments	5,718	6,730	—

Total revenues	1,260,558	421,469	839

Expenses
Losses and loss expenses (includes $0.2 million and $17.5 million from related parties in 2003 and 2002, respectively)	663,696	204,455	—
Acquisition expenses (includes $nil and $7.0 million from related parties in 2003 and 2002, respectively)	230,549	64,013	—
General and administrative expenses	100,657	49,999	527
Amortization of intangibles	3,237	809	—
Interest expense	4,238	984	—

Total expenses	1,002,377	320,260	527

Income before income taxes	258,181	101,209	312
Income tax benefit	5,256	857	—

Net income	263,437	102,066	312

Other comprehensive (loss) income
Holding gains (losses) on investments arising during the period (net of applicable deferred income taxes in 2003 — $1,256 and 2002 — $1,337)	(15,097)	53,775	—
Foreign currency translation adjustments	17,060	3,662	—
Net loss on derivatives designated as cash flow hedge	(884)	—	—
Reclassification adjustment for net realized gains included in net income	(5,718)	(6,730)	—

Other comprehensive (loss) income	(4,639)	50,707	—

Comprehensive income	$258,798	$152,773	$312

Per share data
Weighted average number of common and common equivalent shares outstanding:
Basic	62,932,775	58,698,630	39,629,630

Diluted	65,899,925	58,857,664	39,629,630

Basic earnings per share	$4.19	$1.74	$0.01

Diluted earnings per share	$4.00	$1.73	$0.01

See accompanying notes to the consolidated financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(In thousands of United States dollars)

	2003	2002	2001

Common shares
Balance, beginning of period	$55,000	$60,000	$—
Issuance of common shares	9,662	—	60,000
Repurchase of common shares	(750)	(5,000)	—

Balance, end of period	63,912	55,000	60,000

Additional paid-in capital
Balance, beginning of period	1,009,415	1,102,000	—
Issuance of common shares	197,110	—	1,140,000
Fair value of warrants issued	—	—	51,945
Issuance of restricted share units	3,109	—	—
Private offering costs	—	—	(89,945)
Public offering costs	(3,820)	—	—
Repurchase of common shares	(19,545)	(95,000)	—
Stock-based compensation expense	3,301	2,415	—

Balance, end of period	1,189,570	1,009,415	1,102,000

Accumulated other comprehensive income
Cumulative foreign currency translation adjustments:
Balance, beginning of period	3,662	—	—
Foreign currency translation adjustments	17,060	3,662	—

Balance, end of period	20,722	3,662	—

Unrealized holding gains on investments:
Balance, beginning of period	47,045	—	—
Net unrealized holding gains arising during the period, net of reclassification adjustment	(20,815)	47,045	—

Balance, end of period	26,230	47,045	—

Accumulated derivative loss on cash flow hedging instruments:
Balance, beginning of period	—	—	—
Net change from current period hedging transactions	(1,952)	—	—
Net derivative loss reclassified to earnings	1,068	—	—

Balance, end of period	(884)	—	—

Total accumulated other comprehensive income	46,068	50,707	—

Retained earnings
Balance, beginning of period	102,378	312	—
Net income	263,437	102,066	312
Issuance of restricted share units in lieu of dividends	(45)	—	—
Dividends on common shares	(20,505)	—	—

Balance, end of period	345,265	102,378	312

Total shareholders’ equity	$1,644,815	$1,217,500	$1,162,312

See accompanying notes to the consolidated financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

     CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(In thousands of United States dollars)

	2003	2002	2001

Cash flows provided by (used in) operating activities:
Net income	$263,437	$102,066	$312
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	35,758	11,903	—
Net realized gains on sales of investments	(5,718)	(6,730)	—
Deferred taxes	(6,634)	344	—
Stock-based compensation expense	3,301	2,415	—
Premiums receivable, net	65,718	(175,477)	(320)
Deferred acquisition costs	(15,558)	(70,107)	(56)
Prepaid reinsurance premiums	5,166	13,989	—
Accrued investment income	(9,225)	(11,209)	—
Other assets	3,236	(6,915)	(2,225)
Reserve for losses and loss expenses	580,673	200,840	—
Reserve for unearned premiums	6,863	314,372	375
Reinsurance balances payable	7,534	(18,778)	—
Other liabilities	8,686	21,964	548

Net cash provided by (used in) operating activities	943,237	378,677	(1,366)

Cash flows used in investing activities:
Proceeds from sales of fixed maturity investments	1,176,968	346,842	—
Proceeds from maturities and calls on fixed maturity
investments	322,218	—	—
Purchases of fixed maturity investments	(2,651,110)	(1,707,031)	—
Purchases of fixed assets	(16,767)	(4,436)	—
Net cash acquired in HartRe acquisition	45,638	—	—
Purchase of net assets — LaSalle acquisition	(1,532)	(11,640)	—

Net cash used in investing activities	(1,124,585)	(1,376,265)	—

Cash flows provided by financing activities:
Issuance of common shares	206,582	—	1,200,000
Offering costs paid	(3,820)	(1,864)	(36,136)
Repurchase of common shares	(20,295)	(100,000)	—
Proceeds from bank debt	—	192,000	—
Bank debt repaid	(88,971)	—	—
Dividends paid	(20,505)	—	—

Net cash provided by financing activities	72,991	90,136	1,163,864

Effect of exchange rate changes on cash and cash equivalents	2,440	1,794	—

Net (decrease) increase in cash and cash equivalents	(105,917)	(905,658)	1,162,498
Cash and cash equivalents, beginning of period	256,840	1,162,498	—

Cash and cash equivalents, end of period	$150,923	$256,840	$1,162,498

See accompanying notes to the consolidated financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

1.          Organization

Endurance Specialty Holdings Ltd. (“Endurance Holdings”) was organized on June 27, 2002 under the laws of Bermuda to act as a holding company of providers of property and casualty insurance and reinsurance on a worldwide basis.

Endurance Holdings’ wholly-owned subsidiary, Endurance Specialty Insurance Ltd. (“Endurance Bermuda”), was organized in Bermuda on November 30, 2001. On December 14, 2001, Endurance Bermuda completed a private offering of 60 million common shares for gross cash proceeds of $1.2 billion. Under the terms of an Exchange Offer dated July 22, 2002, the shareholders of Endurance Bermuda transferred their interest in Endurance Bermuda to Endurance Holdings in exchange for an identical shareholding in Endurance Holdings. The Exchange Offer represented a business combination of companies under common control and was accounted for at historical cost. On March 5, 2003, the Company consummated the initial public offering of its ordinary shares resulting in the issuance of an additional 9.6 million ordinary shares for net proceeds of $201.5 million.

Endurance Holdings writes specialty lines of insurance and reinsurance on a global basis through its three wholly-owned operating subsidiaries: Endurance Bermuda, based in Bermuda; Endurance Worldwide Insurance Limited (“Endurance U.K.”), based in London, England; and Endurance Reinsurance Corporation of America (“Endurance U.S.”), based in New York.

2.          Summary of significant accounting policies

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of Endurance Holdings and its wholly-owned subsidiaries, which are collectively referred to herein as the “Company”. All intercompany transactions and balances have been eliminated on consolidation. Certain comparative information has been reclassified to conform with the 2003 presentation. The following are the significant accounting and reporting policies adopted by the Company:

               (a)          Premiums and related expenses.     Premiums written and ceded are earned on a pro-rata basis over the terms of the risk period. For contracts and policies written on a losses occurring basis, the risk period is generally the same as the contract or policy term. For contracts written on a policies attaching basis, the risk period is based on the terms of the underlying contracts and policies. Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. The portion of the premiums written and ceded applicable to the unexpired terms of the underlying contracts and policies are recorded as unearned premiums and prepaid reinsurance premiums, respectively. Acquisition expenses are costs that vary with and are directly related to the production of new and renewal business, and consist principally of commissions and brokerage expenses. These costs are deferred and amortized over the periods in which the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated net investment income is considered in determining the recoverability of deferred acquisition costs.

               (b)          Reserve for losses and loss expenses.     The reserve for losses and loss expenses includes reserves for unpaid reported losses and for losses incurred but not reported. The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.	Summary of significant accounting policies — (Continued)

Company. The reserve for incurred but not reported losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they become known.

               (c)          Investments.     Investments in fixed maturity securities are designated as available for sale and are carried at fair value, with related net unrealized gains or losses excluded from earnings and included in shareholders’ equity as a component of accumulated other comprehensive income. Fair value is generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models that take into account time value and volatility factors underlying the financial instruments. Realized gains and losses on the sale of investments are recognized in earnings using the specific identification method. Investments are reviewed for declines in value that are considered to be other-than- temporary, and if applicable, such adjustments are included in earnings as a component of realized losses. Interest on fixed maturity securities is recorded in net investment income when earned and adjusted for any amortization of premium or discount.

(d) Cash equivalents. Cash equivalents include highly liquid short-term deposits and securities with maturities of ninety days or less at the time of purchase.

               (e)          Intangible assets.     Identifiable intangible assets and goodwill that arise from business combinations are accounted for in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. Identifiable intangible assets are amortized in accordance with their useful lives. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or more often if impairment indicators arise.

               (f)          Offering and incorporation costs.     Offering costs incurred in connection with common share offerings, including investment banking fees, legal fees and the fair value of warrants issued to certain sponsors, are deducted from the proceeds of the offerings. Incorporation costs not related to the raising of capital are expensed as incurred and are included in general and administrative expenses.

               (g)          Foreign exchange.     Assets and liabilities of foreign operations whose functional currency is not the United States dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

(h) Income taxes. The Company utilizes the liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.	Summary of significant accounting policies — (Continued)

between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance against deferred tax assets is established if and when management estimates that a portion of the deferred tax asset may not be realized in the near term.

               (i)          Stock-based employee compensation plans.     The Company has a stock-based employee compensation plan (the “Option Plan”), which is described more fully in Note 13. Prior to 2002, the Company accounted for the Option Plan under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. No stock-based employee compensation cost is recorded in 2001 earnings because all options granted under the Option Plan had an exercise price equal to or greater than the fair value of the underlying common stock on the date of grant. Effective January 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, prospectively to all employee awards granted, modified, or settled after January 1, 2002. Awards under the Option Plan vest over periods of up to five years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 and 2002 is less than that which would have been recognized if the fair value based method had been applied to all awards granted.

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

	2003	2002	2001

Net income, as reported	$263,437	$102,066	$312
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	3,301	2,415	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,019)	(4,317)	(7,512)

Pro forma net income	$260,719	$100,164	$(7,200)

Earnings per share:
Basic — as reported	$4.19	$1.74	$0.01

Basic — pro forma	$4.14	$1.71	$(0.18)

Diluted — as reported	$4.00	$1.73	$0.01

Diluted — pro forma	$3.96	$1.70	$(0.18)

               (j)          Earnings per share.     Basic earnings per common share are calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per common share are based on the weighted average number of common shares and dilutive potential common shares outstanding during the period of calculation using the treasury stock method.

               (k)          Use of estimates.     The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.       Summary of significant accounting policies — (Continued)

financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.       Investments

The amortized cost, fair value and related gross unrealized gains and losses on fixed maturity investments at December 31, 2003 and 2002 are as follows:

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. government and agency securities	$862,945	$8,969	$(2,029)	$869,885
Non U.S. government securities	216,469	2,231	(2,477)	216,223
Corporate securities	344,575	12,304	(1,732)	355,147
Mortgage-backed securities	764,457	8,497	(2,687)	770,267
Asset-backed securities	308,706	3,875	(794)	311,787

	$2,497,152	$35,876	$(9,719)	$2,523,309

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. government and agency securities	$387,454	$14,646	$(246)	$401,854
Non U.S. government securities	151,308	2,670	(8)	153,970
Corporate securities	161,623	12,176	(8)	173,791
Mortgage-backed securities	490,326	13,711	(36)	504,001
Asset-backed securities	167,316	5,515	(38)	172,793

	$1,358,027	$48,718	$(336)	$1,406,409

Those fixed maturity investments bearing unrealized losses as of December 31, 2003 and their fair values are summarized as follows:

	Unrealized Losses	Fair Value

U.S. government and agency securities	$(2,029)	$208,028
Non U.S. government securities	(2,477)	163,535
Corporate securities	(1,732)	94,365
Mortgage-backed securities	(2,687)	217,312
Asset-backed securities	(794)	47,570

	$(9,719)	$730,810

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

3.          Investments — (Continued)

The following table summarizes the composition of the fixed maturity portfolio by investment ratings assigned by rating agencies:

Ratings	Fair Value	Percentage

U.S. government and agency securities	$869,885	34.5%
AAA / Aaa	1,303,447	51.7%
AA / Aa	89,668	3.5%
A / A	260,309	10.3%

	$2,523,309	100.0%

Contractual maturities of fixed maturity securities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due within one year	$65,187	$65,768
Due after one year through five years	891,142	902,815
Due after five years through ten years	387,089	392,931
Due after ten years	80,571	79,741
Mortgage-backed securities	764,457	770,267
Asset-backed securities	308,706	311,787

	$2,497,152	$2,523,309

The components of net investment income for the periods ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001

Fixed maturity investments	$70,091	$43,846	$—
Cash and cash equivalents	3,495	479	860

	73,586	44,325	860

Investment expenses	(2,576)	(1,387)	(22)

Net investment income	$71,010	$42,938	$838

The analysis of realized gains (losses) on sales of investments for the years ended December 31, 2003 and 2002 respectively, is as follows:

	2003	2002

Gross realized gains	$13,562	$6,863
Gross realized losses	(7,844)	(133)

Net realized gains on sales of investments	$5,718	$6,730

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

4.          Reserve for losses and loss expenses

Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company’s historical claims experience is inherently difficult because of the Company’s short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

Several aspects of the Company’s casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company’s policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that a portion of losses in excess of the Company’s attachment levels will be low frequency and high severity in nature, limiting the utility of claims experience of other insureds for similar claims.

The Company uses statistical and actuarial methods to estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company, and the settlement of the Company’s liability may be several years. During this period, additional facts and trends will be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

Activity in the reserve for losses and loss expenses for the years ended December 31, 2003 and 2002 is summarized as follows:

	2003	2002

Reserve for losses and loss expenses, January 1	$200,840	$—
Incurred related to:
Current year	699,613	204,455
Prior years	(35,917)	—

Total incurred	663,696	204,455

Paid related to:
Current year	(46,317)	(4,680)
Prior years	(40,532)	—

Total paid	(86,849)	(4,680)

Acquired reserves (Note 8)	51,645	—
Foreign exchange losses	2,384	1,065

Net reserve for losses and loss expenses, December 31	831,716	200,840
Losses and loss expenses recoverable	1,442	—

Reserve for losses and loss expenses, December 31	$833,158	$200,840

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

4.          Reserve for losses and loss expenses — (Continued)

The reduction in incurred losses related to prior years was the result of favorable development and settlement of losses incurred in 2002. Favorable development was experienced across most of the Company’s business segments, most notably in the Company’s Property Individual Risk and Property Catastrophe Reinsurance segments, as the actual loss reports received during 2003 related to 2002 events were significantly lower than anticipated.

A significant portion of the Company’s contracts and policies cover excess layers for high frequency exposures. Underwriting results and ultimate claims payments for this type of coverage are therefore not typically reported to the Company until later in the contract and policy lives. As a result, the level of losses paid to date is not indicative of expected future results.

The Company was incorporated on November 30, 2001 and wrote only three insurance policies during the period ended December 31, 2001. Given the absence of reported loss events during the period, the Company did not establish a loss and loss expense reserve at December 31, 2001.

5.          Reinsurance

The effects of reinsurance on premiums written and earned during the years ended December 31, 2003 and 2002 and period ended December 31, 2001 are as follows:

	Year Ended December 31, 2003		Year Ended December 31, 2002		Period Ended December 31, 2001

	Written	Earned	Written	Earned	Written	Earned

Direct	$383,870	$289,974	$196,927	$86,585	$376	$1
Assumed and acquired	1,218,127	893,308	601,833	309,245	—	—
Ceded	(4,153)	(9,335)	(33,842)	(26,341)	—	—

	$1,597,844	$1,173,947	$764,918	$369,489	$376	$1

During the year ended December 31, 2003, the Company recorded reinsurance recoveries of $1,442,000 (2002 — nil) relating to losses incurred in the Property Individual Risk and Casualty Treaty Reinsurance segments.

Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains primarily liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements.

During the year ended December 31, 2002, the Company recorded an allowance of $654,000 for estimated uncollectible premiums receivable. At December 31, 2003 and 2002, the balance of the allowance for estimated uncollectible premiums receivable remained at $654,000.

6.          Debt and financing arrangements

On August 13, 2002, the Company entered into a $192 million three-year term loan facility and a one-year $108 million letter of credit and revolving credit facility with a syndicate of commercial banks.

On August 8, 2003, the Company and its lenders amended the three-year term loan facility and amended and restated the letter of credit and revolving credit facility. The amendments extended the letter of credit and revolving credit facility for an additional year, increased the size of the letter of credit and revolving credit facility to $500 million and revised certain representations and covenants in the three-year term loan facility and the letter of credit and revolving credit facility.

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

6.          Debt and financing arrangements — (Continued)

Interest rates on the term loan are LIBOR plus a spread that is based on the Company’s debt to capital ratio. The interest rate applied to the outstanding balance averaged 2.60% during the year ended December 31, 2003 (2002 – 2.73%). The amended letter of credit and revolving credit facility expires on August 6, 2004, at which point any revolving credit balance will be converted into a twelve-month term loan. The amended agreements contain certain covenants including requirements that debt, as defined in the agreements, to shareholders’ equity does not exceed a ratio of 0.35:1; consolidated tangible net worth must exceed $1.0 billion; and the Company’s unencumbered cash and investment grade assets must exceed the greater of $400 million or outstanding debt and letters of credit. In addition, the Company must apply 25% of the cash proceeds received from any sale of equity securities and 100% of the cash proceeds from any debt offerings to the repayment of outstanding principal of term loans outstanding under the term loan facility. The Company was in compliance with all covenants of these agreements at December 31, 2003.

In accordance with the terms of the Company’s term loan facility, the Company prepaid $50.6 million of the outstanding principal on the term loan facility on March 5, 2003 with a portion of the proceeds from the Company’s initial public offering of its ordinary shares. In addition, the Company made a further scheduled principal payment of $38.4 million on its term loan facility on September 26, 2003.

At December 31, 2003, the Company had $103.0 million of the term loan outstanding. In addition, letters of credit totaling $183.3 million were outstanding at December 31, 2003. Under the terms of the term loan facility, the Company is required to make further repayments of $76.8 million by September 30, 2004 and $26.2 million by September 30, 2005. The Company recorded interest expense of $4.2 million for the year ended December 31, 2003 and at December 31, 2003, the fair value of the borrowings approximates the carrying value.

As part of its overall strategy to manage interest rate exposure, the Company has entered into an interest rate swap contract to hedge the variable cash outflows related to the term loan facility. The contract became effective on March 27, 2003 and provides for the exchange of floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the $100 million drawn down on the term loan facility on September 27, 2002. The agreement has been designated as a “cash flow hedge” under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and accordingly, the changes in fair value of the derivative are recorded in other comprehensive income and recognized as a component of interest expense in the statement of income when the variable interest expense affects earnings.

At December 31, 2003 the fair value of the interest rate swap amounted to a liability of $884,000 and is included on the balance sheet as a component of other liabilities; the estimated net amount of the existing loss that is expected to be reclassified into earnings in the next twelve months is $882,000. The fair value of the interest rate swap was estimated by calculating the net present value of expected future cash flows based on market rates at December 31, 2003.

The Company made interest payments of $5.1 million during the year ended December 31, 2003
(2002 — nil).

7.          Segment reporting

The determination of the Company’s business segments is based on how the Company monitors the performance of its underwriting operations. The Company has six reportable business segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and aerospace and other specialty lines.

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.          Segment reporting — (Continued)

•	Property Per Risk Treaty Reinsurance — reinsures individual property risks of ceding companies on a treaty basis.

•	Property Catastrophe Reinsurance — reinsures catastrophic perils for ceding companies on a treaty basis.

•	Casualty Treaty Reinsurance — reinsures third party liability exposures from ceding companies on a treaty basis.

•	Property Individual Risk — insurance and facultative reinsurance of commercial properties.

•	Casualty Individual Risk — insurance and facultative reinsurance of third party liability exposures.

•
Aerospace and Other Specialty Lines — insurance and reinsurance of aerospace lines and to a lesser extent of unique opportunities, including a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

Because the Company does not manage its assets by segment, investment income and total assets are not allocated to the individual segments. Management measures segment results on the basis of the combined ratio that is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment’s proportional share of gross premiums written and acquired.

The following table provides a summary of the segment revenues and results for the year ended December 31, 2003:

	Property Per	Property	Casualty
	Risk Treaty	Catastrophe	Treaty
	Reinsurance	Reinsurance	Reinsurance

Revenues
Gross premiums written and acquired	$469,290	$183,594	$390,265

Net premiums written and acquired	469,290	184,303	387,497

Net premiums earned	296,551	174,158	284,843

Expenses
Losses and loss expenses	179,031	33,393	178,725
Acquisition expenses	74,454	19,807	76,643
General and administrative expenses	25,021	13,738	22,537

	278,506	66,938	277,905

Underwriting income	$18,045	$107,220	$6,938

Loss ratio	60.4%	19.2%	62.7%
Acquisition expense ratio	25.1%	11.4%	26.9%
General and administrative expense ratio	8.4%	7.9%	7.9%

Combined ratio	93.9%	38.5%	97.5%

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.          Segment reporting — (Continued)

	Property	Casualty	Aerospace and Other Specialty
	Individual Risk	Individual Risk	Lines

Revenues
Gross premiums written and acquired	$85,863	$214,392	$258,593

Net premiums written and acquired	83,929	214,232	258,593

Net premiums earned	65,408	173,266	179,721

Expenses
Losses and loss expenses	23,317	118,515	130,715
Acquisition expenses	7,058	19,069	33,518
General and administrative expenses	7,955	16,882	14,524

	38,330	154,466	178,757

Underwriting income	$27,078	$18,800	$964

Loss ratio	35.6%	68.4%	72.7%
Acquisition expense ratio	10.8%	11.0%	18.7%
General and administrative expense ratio	12.2%	9.7%	8.1%

Combined ratio	58.6%	89.1%	99.5%

The following table provides a summary of the segment revenues and results for the year ended December 31, 2002:

	Property Per	Property	Casualty
	Risk Treaty	Catastrophe	Treaty
	Reinsurance	Reinsurance	Reinsurance

Revenues
Gross premiums written and acquired	$168,054	$178,120	$203,566

Net premiums written and acquired	168,054	145,453	203,566

Net premiums earned	59,453	114,823	84,355

Expenses
Losses and loss expenses	35,577	42,804	56,070
Acquisition expenses	14,607	16,885	20,597
General and administrative expenses	10,520	11,150	12,743

	60,704	70,839	89,410

Underwriting income (loss)	$(1,251)	$43,984	$(5,055)

Loss ratio	59.8%	37.3%	66.5%
Acquisition expense ratio	24.6%	14.7%	24.4%
General and administrative expense ratio	17.7%	9.7%	15.1%

Combined ratio	102.1%	61.7%	106.0%

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.          Segment reporting — (Continued)

	Property	Casualty	Aerospace and Other Specialty
	Individual Risk	Individual Risk	Lines

Revenues
Gross premiums written and acquired	$62,934	$106,903	$79,183

Net premiums written and acquired	61,759	106,903	79,183

Net premiums earned	33,907	44,292	32,659

Expenses
Losses and loss expenses	13,283	33,958	22,763
Acquisition expenses	3,406	3,978	4,540
General and administrative expenses	3,939	6,692	4,955

	20,628	44,628	32,258

Underwriting income (loss)	$13,279	$(336)	$401

Loss ratio	39.2%	76.7%	69.7%
Acquisition expense ratio	10.0%	9.0%	13.9%
General and administrative expense ratio	11.6%	15.1%	15.2%

Combined ratio	60.8%	100.8%	98.8%

The following table reconciles total segment results to consolidated income before income taxes for the years ended December 31, 2003 and 2002, respectively:

	2003	2002

Total underwriting income	$179,045	$51,022
Net investment income	71,010	42,938
Net foreign exchange gains	9,883	2,312
Net realized gains on sales of investments	5,718	6,730
Amortization of intangibles	(3,237)	(809)
Interest expense	(4,238)	(984)

Consolidated income before income taxes	$258,181	$101,209

During the period ended December 31, 2001, the Company wrote three insurance policies, all of which are included in the property individual risk business segment.

The following table provides the geographic distribution of gross premiums written and acquired for the years ended December 31, 2003 and 2002, respectively and the period ended December 31, 2001:

	2003	2002	2001

United States	$1,065,893	$561,000	$376
Worldwide	383,670	160,897	—
Europe	80,001	32,939	—
Japan	27,062	13,081	—
Canada	14,790	7,487	—
Other	30,581	23,356	—

Total gross premiums written and acquired	$1,601,997	$798,760	$376

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.          Segment reporting — (Continued)

The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

8.          Business combinations

On May 15, 2003, the Company completed a transaction with The Hartford Fire Insurance Company and HartRe Company, L.L.C. (collectively, “HartRe”) to assume the majority of the in-force reinsurance business of HartRe, to acquire exclusive renewal rights to that business and to hire certain employees of HartRe necessary for the operation of the assumed business. The transaction was structured as a bordereaux quota share retrocession of the majority of HartRe’s reinsurance business, a purchase of HartRe’s renewal rights with respect to such business and an agreement with respect to the claims handling for the business. The effective date of the arrangement was April 1, 2003.

Some of the contracts included in HartRe’s in-force reinsurance business were proportionally assumed by the Company from the original inception dates of the underlying contracts. The Company did not assume any of HartRe’s historical reinsurance liabilities from expired policies.

The primary reasons for the transaction were to acquire potentially profitable business, to increase the Company’s presence in the U.S. domestic reinsurance marketplace and to increase the U.S. based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, “Business Combinations”.

The initial purchase price payable by the Company was $30.5 million and the fair value of the net assets acquired was $30.3 million, resulting in $0.2 million of goodwill. The fair value of net assets acquired is summarized as follows:

ASSETS
Cash	$70,876
Premiums receivable, net	319,902
Acquisition cost of in-force contracts	86,153
Other identifiable intangible assets	19,563

Assets acquired	496,494

LIABILITIES
Unearned premiums	414,517
Reserve for losses and loss expenses	51,645

Liabilities acquired	466,162

Net assets acquired	$30,332

Other identifiable intangible assets include the fair value of the customer lists, including the underwriter relationships, and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods.

The acquisition cost of in-force contracts are included in deferred acquisition costs in the consolidated balance sheet and are amortized over the remaining terms of the related in-force contracts. The related amortization expense in the year ended December 31, 2003 of $64.5 million is included in acquisition expenses in the consolidated statement of income.

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.          Business combinations — (Continued)

In addition to the initial purchase price, Endurance U.S. may be required to pay further amounts to HartRe. Such contingent amounts are based on the actual acquired premiums collected and on the renewal and profitability of the in-force business acquired. Upon renewal of the business acquired over the two years following April 1, 2003, commissions are due at a range of 1-5% of premiums depending on the line of business. Contingent renewal commissions are only payable to the extent they exceed $10 million for the first year following closing and $5 million for the second year following closing. The $10 million and $5 million amounts are guaranteed and constitute part of the initial purchase price. In addition, a profit sharing commission will be paid if the net loss ratio of the acquired business associated with the property treaty, property catastrophe, and aviation lines is less than a blended target loss ratio for the acquired business. The contingent profit commission will be equal to 50% of underwriting profits generated by the difference between the ultimate loss ratio and target loss ratio multiplied by the earned premiums for the acquired business. At December 31, 2003, a large proportion of the in-force contracts acquired had not yet come up for renewal, and as such, amounts potentially payable to HartRe based on renewals were not yet determinable. At December 31, 2003, based on the acquired premiums collected and earnings of the acquired business to date, the Company estimates that an additional $6.3 million could become payable in respect of contingent profit and renewal commissions. Contingent profit and renewal commissions will be recorded in the period in which the contingencies are deemed materially resolved, and will be recorded as additional goodwill.

Operating results of the HartRe business acquired have been included in the consolidated financial statements from April 1, 2003, which is the effective date of the retrocession agreement. As required by SFAS No. 141, the following selected unaudited pro forma information is provided to present a summary of the combined results of the Company and the HartRe business acquired assuming the transaction had been effected on January 1, 2002. The unaudited pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above.

	Year Ended

	December 31, 2003 (unaudited)	December 31, 2002 (unaudited)

Net premiums written and acquired	$1,874,374	$1,025,861
Total revenues	$1,345,974	$522,223
Total expenses	$1,074,885	$404,901
Net income	$271,089	$117,322
Basic earnings per share	$4.31	$2.00
Diluted earnings per share	$4.11	$1.99

On May 16, 2002, the Company completed a transaction with LaSalle Re Limited (“LaSalle”), its parent, LaSalle Re Holdings Limited, and the ultimate parent of LaSalle, Trenwick Group Ltd. LaSalle is a Bermuda domiciled reinsurance company. The transaction was structured as a bordereaux quota share retrocession agreement, effective April 1, 2002, a purchase of renewal rights, a transfer and purchase agreement and an administrative services agreement. The Company did not assume any of LaSalle’s historical reinsurance liabilities. The primary reasons for the transaction were to increase the Company’s presence in the property catastrophe marketplace and to increase the Bermuda-based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, “Business Combinations”.

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.          Business combinations — (Continued)

The initial purchase price payable by the Company was $25.6 million and the fair value of the net assets acquired was $24.7 million, resulting in $0.9 million of initial goodwill recorded in 2002. The goodwill generated relates entirely to the property catastrophe reinsurance business segment.

The fair value of net assets acquired is summarized as follows:

ASSETS
Premiums receivable, net	$72,643
Prepaid reinsurance premiums	21,490
Acquisition cost of in-force contracts	11,513
Other identifiable intangible assets	14,205
Other assets	440

Assets acquired	120,291

LIABILITIES
Unearned premiums	88,558
Reinsurance balances payable	5,575
Accrued liabilities	1,410

Liabilities acquired	95,543

Net assets acquired	$24,748

Other identifiable intangible assets include the fair value of the customer lists, including the underwriter relationships, and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods.

The acquisition cost of in-force contracts was included in deferred acquisition costs in the consolidated balance sheet and has been amortized pro-rata over the remaining terms of the related in-force contracts. The related amortization expense for the year ended December 31, 2003 is $1.0 million (2002 — $10.5 million) and is included in acquisition expenses in the consolidated statement of income.

In addition to the initial purchase price, during the year ended December 31, 2003, the Company paid to LaSalle further commissions of $1.3 million based on the profitability of the April 1, 2002 in-force contracts acquired in accordance with the terms of the bordereaux quota share retrocession agreement. This profit sharing commission has been recorded in 2003 as an increase in goodwill. There are no further amounts payable to LaSalle under any of the agreements.

Operating results of the LaSalle business acquired have been included in the consolidated financial statements from April 1, 2002, which is the effective date of the retrocession agreement. As required by SFAS No. 141, the following selected unaudited pro forma information is being provided to present a summary of the combined results of the Company and the LaSalle business acquired assuming the transaction had been effected on January 1, 2002. The unaudited pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above. Results recorded for the year ended December 31, 2003 would not have been impacted by this assumption.

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.          Business combinations — (Continued)

Year Ended December 31, 2002 — unaudited

Net premiums written	$790,010
Total revenues	$446,561
Total expenses	$331,643
Net income	$115,775
Basic earnings per share	$1.97
Diluted earnings per share	$1.97

Estimated amortization expense on the other identifiable intangible assets arising from the HartRe and LaSalle acquisitions for the next five years as of December 31, 2003 is as follows:

Year Ended December 31,	Amount

2004	$3,651
2005	3,339
2006	3,276
2007	3,276
2008	3,276

$16,818

9.          Commitments and contingencies

Concentrations of credit risk.     As of December 31, 2003, substantially all the Company’s cash and investments were held by two custodians. The Company’s investment guidelines limit the amount of credit exposure to any one issuer other than the U.S. Treasury.

Major production sources.     During the year ended December 31, 2003, the Company obtained 77% of its gross premiums written through three brokers: Aon Corporation (“AON”) — 29.4%, Marsh & McLennan Companies, Inc. — 26.7%, and Willis Companies — 21.1%. Gross premiums written exclude gross premiums acquired from HartRe (see Note 8).

Letters of credit.     As of December 31, 2003, the Company’s bankers had issued letters of credit of $183.3 million in favor of certain ceding companies.

Investment commitments.     As of December 31, 2003, the Company had committed cash and cash equivalents and fixed maturity investments of $202.8 million in favor of certain ceding companies to collateralize obligations. In addition, as of December 31, 2003, fixed maturity investments with a fair value of $3.2 million were on deposit with U.S. state regulators.

Employment agreements.     The Company has entered into employment agreements with certain officers that provide for option awards, executive benefits and severance payments under certain circumstances.

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

9.          Commitments and contingencies — (Continued)

Operating Leases.     The Company leases office space and office equipment under operating leases. Future minimum lease commitments at December 31, 2003 are as follows:

Year Ended December 31,	Amount

2004	$5,468
2005	5,366
2006	4,907
2007	4,811
2008	4,855
2009 and thereafter	23,713

$49,120

Total rent expense under operating leases for the year ended December 31, 2003 was $3,837,000 (2002 — $895,000).

10.       Shareholders’ equity

The Company’s share capital at December 31, 2003 is comprised as follows:

Authorized:
120,000,000 common shares of $1.00 par value each
Issued, outstanding and fully paid:
63,912,000 Ordinary common shares of $1.00 par value each	$63,912

The Company’s share capital at December 31, 2002 is comprised as follows:

Authorized:
120,000,000 common shares of $1.00 par value each
Issued, outstanding and fully paid:
54,061,185 Ordinary common shares of $1.00 par value each	$54,061
938,815 Class A common shares of $1.00 par value each	939

$55,000

During 2003, all Class A common shareholders converted their Class A common shares on a one-for-one basis into Ordinary common shares.

On August 20, 2003, the Company repurchased 750,000 of its ordinary shares at $27.06 per share. The closing market price per share on August 19, 2003 was $27.90.

On March 5, 2003, Endurance Holdings completed an initial public offering which resulted in the issuance of 9,600,000 of its ordinary shares. The ordinary shares are listed for trading on the New York Stock Exchange under the symbol “ENH”. Total proceeds received net of underwriting discounts and other offering expenses were $201.5 million. Net proceeds have been credited to shareholders’ equity. Pursuant to the terms of its term loan facility, upon consummation of the public offering, the Company repaid $50.6 million of its outstanding principal under the term loan (see Note 6). The Company invested the remaining net proceeds of the offering in fixed maturity investments.

In conjunction with the capitalization of the Company, certain shareholders have been issued warrants. On December 14, 2001, 9,292,490 warrants were issued with a total estimated fair value of $51.9 million.

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

10.       Shareholders’ equity — (Continued)

The fair value of each warrant issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 19%, was derived from an average of the historical ten-year volatility of two insurance industry indices. An allowance of 30% was provided to recognize the start-up nature of the Company’s operations and for the illiquidity associated with the private status of the Company’s shares. The other assumptions used in the option-pricing model are as follows: risk-free interest rate of 4.5%, expected life of ten years and a dividend yield of nil.

At December 31, 2003, 7,242,890 warrants are outstanding. Such warrants are exercisable for Ordinary and Class A common shares as follows:

Ordinary common shares	6,641,960
Class A common shares	600,930

7,242,890

These warrants, which have an exercise price of $19.68 per share, became exercisable upon capitalization of the Company on December 14, 2001, and expire on December 14, 2011.

11.       Earnings per share

The Company follows SFAS No. 128, “Earnings per Share”, to account for its weighted average shares. Basic earnings per common share are calculated by dividing net income available to holders of Endurance Holdings’ ordinary shares and class A shares (collectively referred to as “common shares”) by the weighted average number of common shares outstanding. In addition to the actual common shares outstanding, the weighted average number of common shares included in the basic earnings per common share calculation also includes the fully vested restricted share units discussed in Note 13. Diluted earnings per common share are based on the weighted average number of common shares and dilutive potential common shares outstanding during the period of calculation using the treasury stock method. The following tables set forth the computation of basic and diluted earnings per share for the years ended December 31, 2003 and 2002, respectively and the period from November 30, 2001 to December 31, 2001:

	2003	2002	2001

Numerator:
Net income available to common shareholders	$263,437	$102,066	$312

Denominator:
Weighted average shares — basic
Ordinary shares outstanding	62,820,625	58,698,630	39,629,630
Vested restricted share units outstanding	112,150	—	—

	62,932,775	58,698,630	39,629,630
Share equivalents
Unvested restricted share units	2,172	—	—
Warrants	2,117,685	159,034	—
Options	847,293	—	—

Weighted average shares — diluted	65,899,925	58,857,664	39,629,630

Basic earnings per common share	$4.19	$1.74	$0.01

Diluted earnings per common share	$4.00	$1.73	$0.01

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

11.       Earnings per share — (Continued)

The Company declared dividends of $0.12 per common share on November 14, 2003, $0.12 per common share on August 8, 2003 and $0.08 per common share on May 15, 2003.

12.       Related party transactions

Certain founding shareholders, including Aon and Zurich Financial Services Group (“Zurich”), received warrants (see Note 10). Certain founding shareholders also received $29 million, in the aggregate, for assistance with the Company’s private offering completed on December 14, 2001. Zurich ceased to be an affiliate upon the repurchase of shares by the Company on September 27, 2002 (see Note 10).

During the years ended December 31, 2003 and 2002, and the period ended December 31, 2001, the Company was party to agreements with various affiliates of Aon and Zurich as follows (Zurich excluded from 2003 data):

Underwriting activities.     In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon and Zurich. Such contracts resulted in net premiums earned of $0.3 million and losses and loss expenses of $0.2 million for the year ended December 31, 2003. As of December 31, 2003, there were no related reinsurance premiums receivable. During the year ended December 31, 2003, an affiliate of Aon produced 29.4% of the Company’s gross premiums written.

For the year ended December 31, 2002, such contracts resulted in net premiums earned of $30.7 million, losses and loss expenses of $17.5 million and acquisition expenses of $7.0 million for the year ended December 31, 2002. As of December 31, 2002, there were related reinsurance premiums receivable of $45.4 million. During the year ended December 31, 2002, an affiliate of Aon produced 36.6% of the Company’s gross premiums written. For purposes of these related party calculations, gross premiums written excludes premiums acquired in business combination transactions – see Note 8.

Analytical services.     The Company utilized certain analytical services and licensed technology from an affiliate of Aon during the year ended December 31, 2002. Fees incurred of $109,000 pursuant to the agreement were included in general and administrative expenses for the year ended December 31, 2002. This agreement was terminated in 2002.

Financial accounting and administrative services.     An affiliate of Aon performed certain financial accounting and administrative services for the Company during the year ended December 31, 2002. Fees incurred of $260,000 pursuant to the agreement were included in general and administrative expenses. This agreement was terminated in 2002.

Investment management services.     The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company’s investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed related investment management and accounting fees of $277,000 during the year ended December 31, 2002 (2001 — $22,000).

Office services.     The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich until April 5, 2002. Rent and office services fees for the year ended December 31, 2002 of $419,000 were paid and the expense is

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

12.       Related party transactions — (Continued)

recorded in general and administrative expenses. Rent and office services fees of $40,000 were expensed during the period ended December 31, 2001. This arrangement was terminated in 2002.

13.       Stock-based employee compensation plans

The Company has a stock-based employee compensation plan (the “Option Plan”) which provides for the grant of options to purchase the Company’s common shares, share appreciation rights, restricted shares, share bonuses and other equity incentive awards to key employees. Under the terms of the Option Plan, a total of 4,986,975 common shares have been reserved for issuance. At December 31, 2003, 3,605,290 options had been granted with vesting dates between December 14, 2001 and July 14, 2007. Activity with respect to the Option Plan for the years ended December 31, 2003 and 2002 and period ended December 31, 2001 was as follows:

	2003	2002	2001

Options outstanding, beginning of period	3,291,631	2,662,290	—
Options granted	204,250	738,750	2,662,290
Options forfeited	(47,000)	(109,409)	—
Options exercised	(12,000)	—	—

Options outstanding, end of period	3,436,881	3,291,631	2,662,290

Exercisable options, end of period	1,717,186	775,030	313,640

The weighted average remaining contract life of options outstanding at December 31, 2003 is 8.12 years. The weighted average exercise price of options granted, forfeited and exercised during the year ended December 31, 2003 is $24.28, $19.92 and $19.82, respectively. The exercise price for all options granted through December 31, 2002 under the Option Plan was $19.68 per share. The range of exercise prices for all options outstanding at December 31, 2003 under the Option Plan is $19.68 — $31.66 per share. The weighted average exercise price of options outstanding at December 31, 2003 is $19.95. There were no options that expired during the years ended December 31, 2003 and 2002 or during the period ended December 31, 2001. The maximum term of an option is 10 years.

The weighted average fair value of options granted during 2003 was $9.62 per share (2002 — $6.23 per share; 2001 — $5.59 per share). The fair value of each option issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumptions used, of approximately 20% (2002 — 19%, 2001 — 19%), was derived from an average of the historical ten-year volatility of two insurance industry indices. In 2002, an allowance of 20% to 30% (2001 — 30%) was made to recognize the start-up nature of the Company’s operations and for the illiquidity associated with the private status of the Company’s shares. No such allowance was applied in 2003. The other assumptions used in the option-pricing model were as follows: risk free interest rate of 3.7% to 3.9% (2002 — 3.8% to 5.2%, 2001 — 4.5%), expected life of ten years (2002 and 2001 — ten years) and a dividend yield of nil (2002 and 2001 — nil).

On March 1, 2003, the Company settled $3.1 million of its 2002 annual bonus obligations to certain employees with grants of 133,389 fully vested restricted share units. The restricted share units will be automatically settled over a three year period. At the Company’s exclusive option, the restricted share units may be settled in cash, ordinary shares or in a combination thereof. The fair value of the restricted share units at the date of grant was equal to the 2002 bonus obligation recognized during the year ended December 31, 2002, and as such, no additional compensation expense has been recognized in 2003. Holders of restricted

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

13.       Stock-based employee compensation plans — (Continued)

share units receive additional incremental restricted share units when the Company pays dividends on its common shares.

14.       Pension Plan

The Company provides pension benefits to eligible employees through various defined contribution plans sponsored by the Company. Under the Company’s defined contribution plans, the Company makes contributions to its employees’ accounts in amounts ranging from 4% to 10% of its employees’ eligible earnings. In addition, under certain defined contribution plans, employee contributions may be supplemented by matching contributions made by the Company based on the level of employee contribution. Lastly, the Company may provide additional matching contributions, depending on its annual financial performance. The employee and Company contributions in the defined contribution plans are invested at the election of each employee in one or more of several investment portfolios offered by a third party investment advisor. Contributions for the year ended December 31, 2003 resulted in an expense of $1,980,000 being recorded in earnings (2002 — $611,000).

15.       Statutory requirements and dividend restrictions

As a holding company, Endurance Holdings relies on dividends from Endurance Bermuda to provide cash flow required for debt service and dividends to shareholders. Endurance Bermuda’s ability to pay dividends and make capital distributions is subject to certain regulatory restrictions based principally on the amount of Endurance Bermuda’s premiums written and net reserves for losses and loss expenses, subject to an overall minimum of $100 million. In addition, Endurance Bermuda is required to maintain a minimum statutory liquidity ratio. At December 31, 2003, Endurance Bermuda’s statutory capital and surplus was $1.5 billion and the minimum amount of statutory capital and surplus required to be maintained was $0.6 billion.

Under the jurisdiction of the United Kingdom’s Financial Services Authority (“FSA”), Endurance U.K. must maintain a margin of solvency at all times, which is determined based on the type and amount of insurance business written. The FSA regulatory requirements impose no explicit restrictions on Endurance U.K.’s ability to pay a dividend, but Endurance U.K. would have to notify the FSA 28 days prior to any proposed dividend payment. At December 31, 2003 and 2002, these requirements had been met.

Endurance U.S. is subject to regulation by the New York State Insurance Department and may pay no dividend during its first two years of operations without the prior approval of the New York State Insurance Department.

16.       Taxes

The Company is not required to pay any income or capital gains taxes in Bermuda. The Company has received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 of Bermuda, as amended, that in the event any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company until March 28, 2016 provided that the assurance is subject to the condition that it will not prevent the application of any taxes payable by the Company in respect of real property or leasehold interests in Bermuda held by it. Endurance Bermuda intends to operate in a manner such that it will owe no United States tax other than premium excise tax and withholding taxes on certain investments.

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

16.       Taxes — (Continued)

The Company’s subsidiaries based in the United Kingdom and United States are subject to income taxes in their respective jurisdictions.

The income tax benefit was as follows for the years ended December 31, 2003 and 2002, respectively:

	2003	2002

Current income tax benefit	$20	$487
Deferred income tax benefit	5,236	370

	$5,256	$857

The actual income tax expense/benefit attributable to income for the years ended December 31, 2003 and 2002 differed from the amount computed by applying the combined effective rate of 0% under Bermuda law to income before income tax benefit, as a result of the following:

	2003	2002

Computed expected tax expense	$—	$—
Tax benefit effect of foreign taxes	5,256	857

	$5,256	$857

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following as of December 31, 2003 and 2002:

	2003	2002

Deferred income tax assets:
Unearned premiums	$14,105	$—
Loss reserves	3,440	—
Net operating loss carry forward	5,120	—
Other	451	993

	23,116	993
Deferred income tax liabilities:
Deferred acquisition costs	(15,856)	—
Net unrealized investment gains	(514)	(1,337)
Other	(456)	—

	(16,826)	(1,337)

Net deferred income tax asset (liability)	$6,290	$(344)

The Company paid income taxes totaling $20,000 for the year ended December 31, 2003. There were no payments of income tax made prior to 2003. Net operating loss carryforwards in the amount of $16.0 million begin expiring in 2023.

There was no income tax provision for the period ended December 31, 2001 and no deferred income tax assets or liabilities as of December 31, 2001.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets.

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ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Years Ended December 31, 2003 and 2002, and the Period
from November 30, 2001 to December 31, 2001
(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

17.       Condensed unaudited quarterly financial data

The following is a summary of the unaudited quarterly data for the year ended December 31, 2003:

	Quarter Ended March 31, 2003	Quarter Ended June 30, 2003	Quarter Ended September 30, 2003	Quarter Ended December 31, 2003

Net premiums earned	$189,653	$292,466	$335,830	$355,998
Net investment income	14,356	16,666	18,736	21,252
Net foreign exchange gains	2,506	2,088	2,123	3,166
Net realized gains (losses) on sales of investments	4,404	3,513	(932)	(1,267)

Total revenue	$210,919	$314,733	$355,757	$379,149

Losses and loss expenses	$104,145	$165,531	$198,665	$195,355

Acquisition expenses	$34,560	$57,481	$69,382	$69,126

Net income	$51,201	$66,791	$56,543	$88,902

Basic earnings per share	$0.88	$1.03	$0.88	$1.39

Diluted earnings per share	$0.86	$0.99	$0.83	$1.31

The following is a summary of the unaudited quarterly data for the year ended December 31, 2002:

	Quarter Ended March 31, 2002	Quarter Ended June 30, 2002	Quarter Ended September 30, 2002	Quarter Ended December 31, 2002

Net premiums earned	$17,632	$75,130	$111,520	$165,207
Net investment income	5,618	10,249	13,488	13,583
Net foreign exchange gains (losses)	(285)	1,403	(11)	1,205
Net realized gains on sales of investments	—	892	2,796	3,042

Total revenue	$22,965	$87,674	$127,793	$183,037

Losses and loss expenses	$9,571	$36,293	$69,282	$89,309

Acquisition expenses	$2,708	$12,069	$18,527	$30,709

Net income	$3,257	$31,320	$28,911	$38,578

Basic earnings per share	$0.05	$0.52	$0.48	$0.70

Diluted earnings per share	$0.05	$0.52	$0.48	$0.69

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GLOSSARY OF SELECTED INSURANCE AND OTHER TERMS

Acquisition expense ratio	Financial ratio calculated by dividing acquisition expenses by net premiums earned.

Attachment point	The amount of loss retained by the cedent (per occurrence or in the aggregate, as the case may be) above which excess of loss insurance or reinsurance becomes operative.

Broker	An intermediary who negotiates contracts of insurance or reinsurance on behalf of an insured party, receiving a commission from the insurer or reinsurer for placement and other services rendered.

Broker-market participant	An insurer or reinsurer that markets and sells insurance or reinsurance principally through brokers or other intermediaries rather than through its own employees.

Capacity
The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions or indirect restrictions.

Captive insurance companies or captives	An insurance company formed to insure the risks of its parent entity or entities.

Case reserves
Contract specific loss reserves established with respect to specific, individual, known or reported claims. Case reserves also include amounts established by management in excess of the amounts reported to the Company by brokers, ceding companies and insureds.

Casualty insurance or reinsurance
Insurance or reinsurance which is primarily concerned with the losses caused by injuries to third persons, i.e., not the insured, or to property owned by third persons and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers’ liability, workers’ compensation, public liability, automobile liability, personal liability and aviation liability insurance. It excludes certain types of losses that by law or custom are considered as being exclusively within the scope of other types of insurance or reinsurance, such as fire or marine.

Catastrophe
A severe loss, typically involving multiple claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.

Catastrophe loss	Loss and directly identified loss adjustment expenses from catastrophes.

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Catastrophe reinsurance
A form of excess of loss reinsurance which, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. The actual reinsurance document is called a “catastrophe cover.” These reinsurance contracts are typically designed to cover property insurance losses but can be written to cover other types of insurance losses such as from workers’ compensation policies.

Cede; cedent; ceding company	When an insurer reinsures some or all of its liability with another insurer, it “cedes” business and is referred to as the “ceding company.”

Claim	Request by an insured or reinsured for indemnification by an insurance company or a reinsurance company for loss incurred from an insured peril or event.

Claims-made basis	Insurance or reinsurance coverage with respect to claims reported during the policy period.

Combined ratio
The sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Correlation	The degree to which events or financial results tend to correspond to each other.

CRESTA zone	Areas worldwide where natural hazards, such as floods, hurricanes and tornadoes, occur. Insurers use them to classify areas susceptible to particular risks.

Deductible	The amount of loss that an insured retains.

Deferred acquisition expenses
Primarily commissions and premium taxes, which vary with and are primarily related to the production of business, are deferred and amortized to achieve a matching of revenues and expenses when reported in financial statements prepared in accordance with U.S. GAAP.

Direct insurance	Insurance sold by an insurer that contracts with the insured, as distinguished from reinsurance.

Directors’ and officers’ liability	Insurance which covers liability for corporate directors and officers for wrongful acts, subject to applicable exclusions, terms and conditions of the policy.

Earned premiums or premiums earned	That portion of property and casualty premiums written that applies to the expired portion of the policy term. Earned premiums are recognized as revenues under both SAP and U.S. GAAP.

Excess of loss	Reinsurance or insurance that indemnifies the reinsured or insured against all or a specified portion of losses over a specified currency amount or “retention.”

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Exclusions	Provisions in an insurance or reinsurance policy excluding certain risks or otherwise limiting the scope of coverage.

Exposure	The possibility of loss. A unit of measure of the amount of risk a company assumes.

Facultative reinsurance	The reinsurance of all or a portion of the insurance provided by a single policy. Each policy reinsured is separately negotiated.

Frequency	The number of claims occurring during a given coverage period.

General and administrative expense ratio	Financial ratio calculated by dividing general and administrative expenses by net premiums earned.

Gross premiums written and acquired	Total premiums for insurance written and assumed reinsurance during a given period.

Incurred but not reported (“IBNR”) reserves	Reserves for estimated losses and loss expenses that have been incurred but not yet reported to the insurer or reinsurer. IBNR includes reserves for loss expenses not allocated to specific claims.

Liability insurance	See casualty insurance.

Limits	The maximum amounts that an insurer or reinsurer will insure or reinsure in a given area of coverage. The term also refers to the maximum amount of benefit payable for a given situation or occurrence.

Loss; losses	An occurrence that is the basis for submission and/or payment of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy.

Loss expenses	The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs.

Loss ratio	Financial ratio calculated by dividing net losses and loss expenses by net premiums earned.

Loss ratio cap	Provision in a reinsurance contract limiting the amount of loss to be assumed by the reinsurer under any one contract.

Loss reserves
Liabilities established by insurers and reinsurers to reflect the estimated cost of claims incurred that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss expenses, and consist of case reserves and IBNR reserves. As the term is used in this prospectus, “loss reserves” is meant to include reserves for both losses and for loss expenses.

Losses incurred	The total losses sustained by an insurer or reinsurer under a policy or policies, whether paid or unpaid. Incurred losses include a provision for IBNR.

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Losses occurring basis	Insurance or reinsurance coverage with respect to losses that occur during the policy period.

Maximum aggregate limitations	The maximum amount recoverable under an insurance or reinsurance policy, regardless of the number or size of claims.

Monoline	Insurance that applies to one kind of coverage.

National Association of Insurance Commissioners (“NAIC”)
An organization of the insurance commissioners or directors of all 50 states and the District of Columbia organized to promote consistency of regulatory practice and statutory accounting standards throughout the United States.

Net premiums earned	The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.

Net premiums written and acquired	Direct written premiums plus assumed reinsurance premiums less premiums ceded to reinsurers.

Per occurrence limitations	The maximum amount recoverable under an insurance or reinsurance policy as a result of any one event, regardless of the number of claims.

Per risk limitations
The maximum amount which may be claimed in association with damage to or loss of any one “risk.” A “risk” in this context may mean a building, a group of buildings or an object, based on the definition used in the particular policy.

Policies attaching basis	Reinsurance coverage with respect to the policies written by the ceding company during the reinsurance contract period.

Policies attaching contracts	Reinsurance contracts written on a policies attaching basis.

Potential loss	As used in this prospectus, expected ultimate net earned premiums, including reinstatement premiums, less acquisition costs and less expected ultimate net losses.

Premiums	The amount charged during the term on policies and contracts issued, renewed or reinsured by an insurance company or reinsurance company.

Professional liability	Insurance that provides coverage for attorneys, doctors, accountants and other professionals.

Property insurance or reinsurance	Insurance or reinsurance that provides coverage to a person with an insurable interest in tangible property for that person’s property loss, damage or loss of use.

Property per risk treaty reinsurance	Reinsurance on a treaty basis of individual property risks insured by a ceding company.

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Proportional reinsurance	A generic term describing all forms of reinsurance in which the reinsurer shares a proportional part of both the original premiums and the losses of the reinsured.

Proportional treaties	Reinsurance treaties which assume a proportional share of the risks and premiums taken on by the ceding company.

Quota share agreements	Reinsurance agreements wherein the insurer cedes an agreed-upon fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis.

Qualifying quota shares
A reinsurance arrangement under which premiums paid by a Lloyd’s syndicate to a reinsurer qualify under the Lloyd’s Bye-laws to be set-off against the syndicate’s aggregate premiums received, thereby increasing the syndicate’s underwriting capacity.

Rates	Amounts charged per unit of insurance and reinsurance.

Reinstatement
A ceding company’s right and, typically, obligation to reinstate the portion of coverage exhausted by prior claims. Reinstatement provisions typically limit the amount of aggregate coverage for all claims during the contract period and often require additional premium payments.

Reinsurance
The practice whereby one insurer, called the reinsurer, in consideration of a premium paid to that reinsurer, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more policies or contracts of insurance which it has issued.

Reinsurance agreement	A contract specifying the terms of a reinsurance transaction.

Reported losses	Claims or potential claims that have been identified to a reinsurer by a ceding company or to an insurer by an insured.

Retention
The amount of exposure a policyholder company retains on any one risk or group of risks. The term may apply to an insurance policy, where the policyholder is an individual, family or business, or a reinsurance policy, where the policyholder is an insurance company.

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Retrocessional coverage
A transaction whereby a reinsurer cedes to another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

Risk-based Capital (“RBC”)
A measure adopted by the NAIC and enacted by states for determining the minimum statutory capital and surplus requirements of insurers with required regulatory and company actions that apply when an insurer’s capital and surplus is below these minimums.

Self-insure	That portion of the risk retained by a person for its own account.

Statutory accounting practices (“SAP”)
The practices and procedures prescribed or permitted by domiciliary state insurance regulatory authorities in the United States for recording transactions and preparing financial statements. Statutory accounting practices generally reflect a modified going concern basis of accounting.

Statutory policyholders’ surplus or surplus
As determined under SAP, the amount remaining after all liabilities, including loss reserves, is subtracted from all admitted assets. Admitted assets are assets of an insurer prescribed or permitted by a state to be recognized on the statutory balance sheet. Statutory surplus is also referred to as “surplus” or “surplus as regards policyholders” for statutory accounting purposes.

Submission
An unprocessed application for (i) insurance coverage forwarded to a primary insurer by a prospective policyholder or by a broker on behalf of such prospective policyholder, (ii) reinsurance coverage forwarded to a reinsurer by a prospective ceding insurer or by a broker or intermediary on behalf of such prospective ceding insurer or (iii) retrocessional coverage forwarded to a retrocessionaire by a prospective ceding reinsurer or by a broker or intermediary on behalf of such prospective ceding reinsurer.

Treaty reinsurance
The reinsurance of a specified type or category of risks defined in a reinsurance agreement (a “treaty”) between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all of that type or category of risks originally written by the primary insurer or reinsured.

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U.S. GAAP
United States generally accepted accounting principles as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board. U.S. GAAP is the basis of accounting used by the Company for reporting to shareholders.

U.S. Person
For U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Umbrella liability	A form of insurance protection against losses in excess of amounts covered by other liability insurance policies or amounts not covered by the usual liability policies.

Underwriter
An employee of an insurance or reinsurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.

Underwriting
The insurer’s or reinsurer’s process of reviewing applications for insurance coverage, and the decision whether to accept all or part of the coverage and determination of the applicable premiums; also refers to the acceptance of that coverage.

Underwriting gain or underwriting loss
The pre-tax profit or loss experienced by a property and casualty insurance company or reinsurance company after deducting losses and loss expenses and operating expenses from net earned premiums. This profit or loss calculation includes reinsurance assumed and ceded but excludes investment income.

Unearned premium	The portion of premiums written that is allocable to the unexpired portion of the policy term.

Workers’ compensation	A system (established under state and federal laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.

Working layer
Reinsurance which absorbs the losses immediately above the reinsured’s retention layer. A working layer reinsurer will pay up to a certain dollar amount of losses over the insured’s retention, at which point a higher layer reinsurer (or the ceding company) will be liable for additional losses. The coverage terms of a working layer typically assume an element of loss frequency.

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8,000,000 Shares

Endurance Specialty Holdings Ltd.

Ordinary Shares

PROSPECTUS

Goldman, Sachs & Co.

Merrill Lynch & Co.

Credit Suisse First Boston

Deutsche Bank Securities

JPMorgan

Wachovia Securities

, 2004

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by us (including any fees and expenses of the selling shareholders that we are obligated to pay) in connection with the offering of the ordinary shares being registered hereby. All of the fees set forth below are estimates except for the SEC registration fee and the NASD fee.

SEC registration fee	$40,832
NASD fee	$30,500
Blue sky fees and expenses	$10,000
Printing expenses	$350,000
Legal fees and expenses	$300,000
Accounting fees and expenses	$150,000
Miscellaneous fees and expenses	$20,000

Total	$901,332

Item 14.	Indemnification of Directors and Officers

The Bye-laws of the Registrant provide for the indemnification of the Registrant’s officers and directors, members of a (duly constituted) committee and any resident representative (and their respective heirs, executors or administrators), each referred to as an Indemnified Person, against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law, incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of the Registrant’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 (the “Companies Act”) as in effect from time to time in Bermuda.

The Registrant’s bye-laws state that an Indemnified Person shall be indemnified out of the funds of the Registrant against all liabilities incurred by him or her by reason of any act done, conceived in or omitted in the conduct of the Registrant’s business or in the discharge of his or her duties, in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with the application under the Companies Act in which relief is granted to him or her by the court.

In addition, each shareholder and the Registrant agree to waive any claim or right of action he or it may have at any time, whether individually or by or in the right of the Registrant against any Indemnified Person on account of any action taken by such person in the performance of his duties with or for the Registrant; provided that such waiver shall not extend to any claims or rights of action which would render it void pursuant to the Companies Act 1981 as in effect from time to time in Bermuda, that arises out of fraud or dishonesty on the part of such Indemnified Person or with respect to the recovery of any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

We maintain directors’ and officers’ liability insurance for our officers and directors.

Reference is made to the form of Purchase Agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

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Reference is also made to the Registration Rights Agreement, dated as of July 22, 2002, filed as Exhibit 10.2 hereto, which provides that, under certain circumstances (i) the Company is obligated to indemnify the selling shareholders and (ii) the selling shareholders are obligated to indemnify the Company, against certain liabilities and legal expenses arising from a violation of the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

Since its formation, the Registrant has issued unregistered securities as described below. None of the transactions involved any underwriters, underwriting discounts or commissions, or any public offering and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

On December 14, 2001, Endurance Specialty Insurance Ltd. (“Endurance Bermuda”) sold 59,061,185 ordinary shares and 938,815 class A shares to certain accredited investors for an aggregate price of $1.2 billion and issued warrants exercisable for 8,691,560 ordinary shares and 600,930 class A shares. The sales of shares and warrants were made in reliance on Section 4(2) of the Exchange Act.

On July 22, 2002, the Registrant exchanged 59,061,185 ordinary shares and 938,815 class A shares of the Registrant for an equal number of common shares of Endurance Bermuda. In addition, outstanding warrants exercisable for 8,691,560 ordinary shares and 600,930 class A shares of Endurance Bermuda were exchanged for the same number of ordinary warrants and class A warrants of the Registrant. This exchange was made in reliance on Section 4(2) of the Securities Act.

On December 17, 2002, the Registrant issued fully paid additional shares. These shares were issued to the existing holders of ordinary shares and class A shares in the ratio of four additional shares for each existing share held by them. This issuance had the effect of increasing the number of common shares. No consideration was paid for this issuance.

Item 16.	Exhibits and Financial Statement Schedules

(a)      Exhibits

Exhibit Number	Description of Document

1.1	Form of Purchase Agreement.
3.1	Memorandum of Association. Incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
3.2	Amended and Restated Bye-laws. Incorporated herein by reference to Exhibit 3.2 to Amendment No. 3 to the Registration Statement on Form S- 1 filed on February 27, 2003.
4.1	Specimen Ordinary Share Certificate. Incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.
4.2	Specimen Class A Share Certificate. Incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.
4.3	Form of Warrant for Ordinary Shares. Incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
4.4	Amendment to Form of Warrant for Ordinary Shares. Incorporated herein by reference to Exhibit 4.4 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
4.5	Form of Warrant for Class A Shares. Incorporated herein by reference to Exhibit 4.5 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
5.1	Opinion of Appleby Spurling & Kempe.
8.1	Opinion of Appleby Spurling & Kempe as to certain tax matters.

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Exhibit Number	Description of Document

10.1	Amended and Restated Shareholders Agreement among the Registrant and each of the persons listed on Schedule A thereto. Incorporated herein by reference to Exhibit 10.1 to Amendment No. 3 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.2	Registration Rights Agreement, dated as of July 22, 2002, among the Registrant and each of the persons listed on Schedule A thereto. Incorporated herein by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.3	Credit Agreement, dated as of August 13, 2002, among the Registrant, various lending institutions and JPMorgan Chase Bank as Administrative Agent. Incorporated herein by reference to Exhibit 10.8 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.4	Amended and Restated Credit Agreement, dated as of August 8, 2003, among the Company, various lending institutions and JPMorgan Chase Bank, as Administrative Agent. Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2003.
10.5	Term Loan Agreement, dated as of August 13, 2002 among the Registrant, various lending institutions and JPMorgan Chase Bank as Administrative Agent, as amended on September 26, 2002. Incorporated herein by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.6	Second Amendment to the Term Loan Agreement, dated as of August 13, 2002 among the Registrant, various lending institutions and JPMorgan Chase Bank as Administrative Agent, dated as of January 31, 2003. Incorporated herein by reference to Exhibit 10.10 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.
10.7	Third Amendment to the Term Loan Agreement, dated as of August 8, 2003, among the Company, various lending institutions and JPMorgan Chase Bank, as Administrative Agent. Incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2003.
10.8	Purchase Agreement, dated as of May 15, 2003, by and among Hartford Fire Insurance Company, HartRe Company, L.L.C. and Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on May 21, 2003.
10.9	Quota Share Retrocession Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K filed on May 21, 2003.
10.10	Bill of Sale and Assignment Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.3 to the Current Report on Form 8-K filed on May 21, 2003.
10.11	Claims Handling Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.4 to the Current Report on Form 8-K filed on May 21, 2003.
10.12	Trust Agreement, dated as of May 15, 2003, by and among Hartford Fire Insurance Company, Endurance Reinsurance Corporation of America and The Bank of New York. Incorporated herein by reference to Exhibit 99.5 to the Current Report on Form 8-K filed on May 21, 2003.
10.13	Share Purchase Agreement, dated as of August 20, 2003, between Teachers Insurance and Annuity Association of America and Endurance Specialty Holdings Ltd. Incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on August 26, 2003.
10.14	Underlease, dated July 18, 2003, between Centre Solutions (Bermuda) Limited and Endurance Specialty Insurance Ltd. Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2003.
10.15	2002 Amended and Restated Stock Option Plan. Incorporated herein by reference to Exhibit 10.11 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.

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Exhibit Number	Description of Document

10.16	2003 Non-Employee Director Equity Incentive Plan. Incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form S-1 filed on February 27, 2003.
10.17	Employment Agreement between the Registrant and Kenneth J. LeStrange. Incorporated herein by reference to Exhibit 10.3 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
10.18	Employment Agreement between Endurance Services Ltd. and Steven W. Carlsen. Incorporated herein by reference to Exhibit 10.4 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.19	Employment Agreement between the Registrant and James R. Kroner. Incorporated herein by reference to Exhibit 10.5 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.20	Employment Agreement between Endurance Worldwide Insurance Limited and Mark W. Boucher.
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Independent Auditor.
23.2	Independent Auditor’s Report on Schedules.*
23.3	Consent of Appleby, Spurling & Kempe.
24.1	Power of Attorney (included as part of the signature page).*
99.1	Form F-N.

*	Previously filed.

Item 17.	Undertakings

(a)      Insofar as indemnification for liabilities existing under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned Registrant hereby undertakes that:

               (1)               For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2)               For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to its Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda on the 2nd day of March, 2004.

ENDURANCE SPECIALTY HOLDINGS LTD.

By: /s/ Kenneth J. LeStrange Name: Kenneth J. LeStrange Title: Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Kenneth J. LeStrange Name: Kenneth J. LeStrange	Chairman of the Board, Chief Executive Officer, President and Director	March 2, 2004

* Name: James R. Kroner	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 2, 2004

* Name: John T. Baily	Director	March 2, 2004

* Name: William H. Bolinder	Director	March 2, 2004

* Name: David L. Cole	Director	March 2, 2004

* Name: Jonathan J. Coslet	Director	March 2, 2004

* Name: Anthony J. DiNovi	Director	March 2, 2004

* Name: Bryon G. Ehrhart	Director	March 2, 2004

* Name: Charles G. Froland	Director	March 2, 2004

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SIGNATURE	TITLE	DATE

* Name: Richard C. Perry	Director	March 2, 2004

* Name: Robert A. Spass	Director	March 2, 2004

*By: /s/ Kenneth J. LeStrange Name: Kenneth J. LeStrange Attorney-in-fact

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SCHEDULE I

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES
SUMMARY OF INVESTMENTS OTHER THAN INVESTMENTS IN RELATED PARTIES
AT DECEMBER 31, 2003
(in thousands of United States dollars)

	Amortized Cost	Market Value	Amount at Which Shown on the Balance Sheet

Type of Investment
Fixed Maturities:
U.S. government and government agencies and authorities	$862,945	$869,885	$869,885
U.S. states, municipalities and political subdivisions	49,634	49,608	49,608
Foreign governments	166,835	166,615	166,615
Corporate bonds	344,575	355,147	355,147
U.S. asset backed securities	308,706	311,787	311,787
U.S. mortgage backed securities	764,457	770,267	770,267

Total Fixed Maturities	$2,497,152	$2,523,309	$2,523,309

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SCHEDULE II

ENDURANCE SPECIALTY HOLDINGS LTD.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
BALANCE SHEETS – PARENT ONLY
DECEMBER 31, 2003 AND 2002
(In thousands of United States dollars except share amounts)

	2003	2002

ASSETS
Cash and cash equivalents	$5,586	$—
Fixed maturity investments available for sale, at fair value
(amortized cost: $105,300 at December 31, 2003)	105,166	—
Investment in subsidiary	1,633,022	1,408,177
Accrued investment income	892	—
Amounts due from subsidiaries	3,087	—
Other assets	688	1,884

Total assets	$1,748,441	$1,410,061

LIABILITIES
Bank debt	103,029	192,000
Amounts due to subsidiaries	—	561
Other liabilities	597	—

Total liabilities	103,626	192,561

SHAREHOLDERS’ EQUITY
Common shares
Ordinary – 63,912,000 issued and outstanding (2002 – 54,061,185)	63,912	54,061
Class A – nil issued and outstanding (2002 – 938,815)	—	939
Additional paid-in capital	1,189,570	1,009,415
Accumulated other comprehensive income	46,068	50,707
Retained earnings	345,265	102,378

Total shareholders’ equity	1,644,815	1,217,500

Total liabilities and shareholders’ equity	$1,748,441	$1,410,061

See accompanying notes to the consolidated financial statements.

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SCHEDULE II

ENDURANCE SPECIALTY HOLDINGS LTD.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT, Cont’d.
STATEMENTS OF INCOME – PARENT ONLY
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE
PERIOD FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(In thousands of United States dollars, except share and per share amounts)

	2003	2002	2001

Revenues
Net investment income	$2,358	$4	$—
Net realized gains on sales of investments	507	—	—

Total revenues	2,865	4	—

Expenses
General and administrative expenses	7,264	112	—
Interest expense	4,238	984	—

Total expenses	11,502	1,096	—

Net loss before equity in net income of subsidiaries	(8,637)	(1,092)	—
Equity in net income of subsidiaries	272,074	103,158	—

Net income	$263,437	$102,066	$—

See accompanying notes to the consolidated financial statements.

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SCHEDULE II

ENDURANCE SPECIALTY HOLDINGS LTD.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT, Cont’d.
STATEMENTS OF CASH FLOWS – PARENT ONLY
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE
PERIOD FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(In thousands of United States dollars)

	2003	2002	2001

Cash flows used in operating activities:
Net income	$263,437	$102,066	$—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,476	—	—
Net realized gains on sales of investments	(507)	—	—
Stock-based compensation expense	1,565	2,415	—
Equity in net income of subsidiary	(272,074)	(103,158)	—
Accrued investment income	(892)	—	—
Other assets	1,196	(1,884)	—
Other liabilities	597	—	—

Net cash used in operating activities	(5,202)	(561)	—

Cash flows used in investing activities:
Proceeds from sales of fixed maturity investments	91,218	—	—
Proceeds from maturities and calls on fixed maturity investments	19,300	—	—
Purchases of fixed maturity investments	(216,787)	—	—
Investments in subsidiary	(50,000)	(92,000)	—
Dividends received from subsidiary	93,609
Net amounts loaned to subsidiaries	(3,363)	—	—

Net cash used in investing activities	(66,023)	(92,000)	—

Cash flows provided by financing activities:
Proceeds from subsidiary borrowing	—	561	—
Issuance of common shares	206,582	—	—
Repurchase of common shares	(20,295)	(100,000)	—
Proceeds from bank debt	—	192,000	—
Bank debt repaid	(88,971)	—	—
Dividends paid	(20,505)	—	—

Net cash provided by financing activities	76,811	92,561	—

Net increase in cash and cash equivalents	5,586	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$5,586	$—	$—

See accompanying notes to the consolidated financial statements.

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SCHEDULE III

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES
SUPPLEMENTARY INSURANCE INFORMATION
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE
PERIOD FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(In thousands of United States dollars)

YEAR ENDED DECEMBER 31, 2003

Segment	Deferred Acquisition Costs	Reserve for Losses and Loss Expenses	Unearned Premiums	Net Premiums Earned	Net Investment Income (1)	Losses and Loss Expenses	Amortization of Deferred Acquisition Costs	Other Operating Expenses (2)	Net Premiums Written

Property Per Risk Treaty Reinsurance	$75,137	$188,757	$277,621	$296,551	$—	$179,031	$74,454	$25,021	$469,290
Property Catastrophe Reinsurance	5,062	62,725	45,878	174,158	—	33,393	19,807	13,738	184,303
Casualty Treaty Reinsurance	61,067	236,521	223,135	284,843	—	178,725	76,643	22,537	387,497
Property Individual Risk	5,982	36,117	48,937	65,408	—	23,317	7,058	7,955	83,929
Casualty Individual Risk	11,467	152,473	103,718	173,266	—	118,515	19,069	16,882	214,232
Aerospace and Other Specialty Lines	24,672	156,565	125,396	179,721	—	130,715	33,518	14,524	258,593
Not Allocated to Segments	—	—	—	—	71,010	—	—	—	—

Total	$183,387	$833,158	$824,685	$1,173,947	$71,010	$663,696	$230,549	$100,657	$1,597,844

(1)	Because the Company does not manage its assets by segment, investment income is not allocated to the individual segments.
(2)
General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated to segments based on each segment’s proportional share of gross premiums written and acquired.

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SCHEDULE III

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES
SUPPLEMENTARY INSURANCE INFORMATION, Cont’d.
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE
PERIOD FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(In thousands of United States dollars)

YEAR ENDED DECEMBER 31, 2002

Segment	Deferred Acquisition Costs	Reserve for Losses and Loss Expenses	Unearned Premiums	Net Premiums Earned	Net Investment Income (1)	Losses and Loss Expenses	Amortization of Deferred Acquisition Costs	Other Operating Expenses (2)	Net Premiums Written

Property Per Risk Treaty Reinsurance	$29,493	$34,843	$108,601	$59,453	$—	$35,577	$14,607	$10,520	$168,054
Property Catastrophe Reinsurance	4,337	40,122	37,303	114,823	—	42,804	16,885	11,150	145,453
Casualty Treaty Reinsurance	31,967	56,070	119,211	84,355	—	56,070	20,597	12,743	203,566
Property Individual Risk	3,247	13,283	29,055	33,907	—	13,283	3,406	3,939	61,759
Casualty Individual Risk	5,854	33,958	62,611	44,292	—	33,958	3,978	6,692	106,903
Aerospace and Other Specialty Lines	6,778	22,564	46,524	32,659	—	22,763	4,540	4,955	79,183
Not Allocated to Segments	—	—	—	—	42,938	—	—	—	—

Total	$81,676	$200,840	$403,305	$369,489	$42,938	$204,455	$64,013	$49,999	$764,918

(1)	Because the Company does not manage its assets by segment, investment income is not allocated to the individual segments.
(2)
General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated to segments based on each segment’s proportional share of gross premiums written and acquired.

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SCHEDULE IV

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES
REINSURANCE
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE
PERIOD FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(In thousands of United States dollars)

	Gross	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net

Year ended December 31, 2003:
Property and liability insurance	$383,870	$4,153	$1,218,127	$1,597,844	76%
Year ended December 31, 2002:
Property and liability insurance	$196,927	$33,842	$601,833	$764,918	79%
Period ended December 31, 2001:
Property and liability insurance	$376	$—	$—	$376	0%

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EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Purchase Agreement.
3.1	Memorandum of Association. Incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
3.2	Amended and Restated Bye-laws. Incorporated herein by reference to Exhibit 3.2 to Amendment No. 3 to the Registration Statement on Form S- 1 filed on February 27, 2003.
4.1	Specimen Ordinary Share Certificate. Incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.
4.2	Specimen Class A Share Certificate. Incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.
4.3	Form of Warrant for Ordinary Shares. Incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
4.4	Amendment to Form of Warrant for Ordinary Shares. Incorporated herein by reference to Exhibit 4.4 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
4.5	Form of Warrant for Class A Shares. Incorporated herein by reference to Exhibit 4.5 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
5.1	Opinion of Appleby Spurling & Kempe.
8.1	Opinion of Appleby Spurling & Kempe as to certain tax matters.
10.1	Amended and Restated Shareholders Agreement among the Registrant and each of the persons listed on Schedule A thereto. Incorporated herein by reference to Exhibit 10.1 to Amendment No. 3 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.2	Registration Rights Agreement, dated as of July 22, 2002, among the Registrant and each of the persons listed on Schedule A thereto. Incorporated herein by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.3	Credit Agreement, dated as of August 13, 2002, among the Registrant, various lending institutions and JPMorgan Chase Bank as Administrative Agent. Incorporated herein by reference to Exhibit 10.8 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.4	Amended and Restated Credit Agreement, dated as of August 8, 2003, among the Company, various lending institutions and JPMorgan Chase Bank, as Administrative Agent. Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2003.
10.5	Term Loan Agreement, dated as of August 13, 2002 among the Registrant, various lending institutions and JPMorgan Chase Bank as Administrative Agent, as amended on September 26, 2002. Incorporated herein by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.6	Second Amendment to the Term Loan Agreement, dated as of August 13, 2002 among the Registrant, various lending institutions and JPMorgan Chase Bank as Administrative Agent, dated as of January 31, 2003. Incorporated herein by reference to Exhibit 10.10 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.
10.7	Third Amendment to the Term Loan Agreement, dated as of August 8, 2003, among the Company, various lending institutions and JPMorgan Chase Bank, as Administrative Agent. Incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2003.
10.8	Purchase Agreement, dated as of May 15, 2003, by and among Hartford Fire Insurance Company, HartRe Company, L.L.C. and Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on May 21, 2003.

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Exhibit Number	Description of Document

10.9	Quota Share Retrocession Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K filed on May 21, 2003.
10.10	Bill of Sale and Assignment Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.3 to the Current Report on Form 8-K filed on May 21, 2003.
10.11	Claims Handling Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.4 to the Current Report on Form 8-K filed on May 21, 2003.
10.12	Trust Agreement, dated as of May 15, 2003, by and among Hartford Fire Insurance Company, Endurance Reinsurance Corporation of America and The Bank of New York. Incorporated herein by reference to Exhibit 99.5 to the Current Report on Form 8-K filed on May 21, 2003.
10.13	Share Purchase Agreement, dated as of August 20, 2003, between Teachers Insurance and Annuity Association of America and Endurance Specialty Holdings Ltd. Incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on August 26, 2003.
10.14	Underlease, dated July 18, 2003, between Centre Solutions (Bermuda) Limited and Endurance Specialty Insurance Ltd. Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2003.
10.15	2002 Amended and Restated Stock Option Plan. Incorporated herein by reference to Exhibit 10.11 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
10.16	2003 Non-Employee Director Equity Incentive Plan. Incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form S-1 filed on February 27, 2003.
10.17	Employment Agreement between the Registrant and Kenneth J. LeStrange. Incorporated herein by reference to Exhibit 10.3 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
10.18	Employment Agreement between Endurance Services Ltd. and Steven W. Carlsen. Incorporated herein by reference to Exhibit 10.4 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.19	Employment Agreement between the Registrant and James R. Kroner. Incorporated herein by reference to Exhibit 10.5 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
10.20	Employment Agreement between Endurance Worldwide Insurance Limited and Mark W. Boucher.
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Independent Auditor.
23.2	Independent Auditor’s Report on Schedules.*
23.3	Consent of Appleby, Spurling & Kempe.
24.1	Power of Attorney (included as part of the signature page).*
99.1	Form F-N.

*	Previously filed.

                                                                     Exhibit 1.1
================================================================================

                        ENDURANCE SPECIALTY HOLDINGS LTD.

                            8,000,000 Ordinary Shares

                               PURCHASE AGREEMENT

Dated:  March  , 2004

================================================================================

              (iii)    Authorization of Custody Agreement and Power of

                                       i

SECTION 3.    Covenants of the Company.......................................13

         (a)  Compliance with Securities Regulations and Commission

         (b)  Indemnification of Company, Directors and Officers and Selling

                                       ii

SECTION 7.    Contribution....................................................21

SECTION 8.    Representations, Warranties and Agreements to Survive

SCHEDULES

         Schedule A - List of Selling Shareholders.......................Sch A-1
         Schedule B - List of Underwriters...............................Sch B-1
         Schedule C - Pricing Information................................Sch C-1
         Schedule D - List of Persons subject to Lock-up.................Sch D-1

EXHIBITS

         Exhibit A-1 - Form of Opinion of Company's Outside Counsel........A-1-1
         Exhibit A-2 - Form of Tax Opinion of Company's Outside Counsel....A-2-1
         Exhibit A-3 - Form of Opinion of Company's General Counsel........A-3-1

                                      iii

                        ENDURANCE SPECIALTY HOLDINGS LTD.

                           (a Bermuda holding company)

                            8,000,000 Ordinary Shares

                           (Par Value $1.00 Per Share)

                               PURCHASE AGREEMENT

                                                                   March  , 2004

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
Credit Suisse First Boston LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
              as Representatives of the several Underwriters

c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004

c/o Merrill Lynch, Pierce, Fenner & Smith
                Incorporated
World Financial Center
250 Vesey Street
North Tower - 5th Floor
New York, New York  10281

Ladies and Gentlemen:

         Certain shareholders named in Schedule A hereto (each, a "Selling
Shareholder" and collectively, the "Selling Shareholders") of Endurance
Specialty Holdings Ltd., an exempted company incorporated in Bermuda as a holding company (the "Company"), propose, subject to the terms and conditions stated herein, to sell to the Underwriters named in Schedule B hereto
(collectively, the "Underwriters", which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Goldman,
Sachs & Co. ("Goldman") and Merrill Lynch, Pierce, Fenner & Smith Incorporated
("Merrill Lynch") are acting as lead representatives (in such capacity, the
"Lead Representatives"), the respective numbers of ordinary shares, par value
U.S. $1.00 per share, of the Company ("Ordinary Shares") set forth in said
Schedule B and, at the election of the Underwriters, to sell to the Underwriters all or any part of 1,200,000 additional Ordinary Shares to cover over-allotments, if any, pursuant to Section 2(b) hereof. The aforesaid
8,000,000 Ordinary Shares (the "Initial Securities") to be purchased by the
Underwriters and all or any part of the 1,200,000 Ordinary Shares subject to the option described in Section 2(b) hereof (the "Option Securities") are hereinafter called, collectively, the "Securities."

         The Company and the Selling Shareholders understand that the
Underwriters propose to make a public offering of the Securities as soon as the
Lead Representatives deem advisable after this Agreement has been executed and delivered.

                                       1

         The Company has filed with the Securities and Exchange Commission (the
"Commission") a registration statement on Form S-1 (No. 333-112258) covering the registration of the Securities under the Securities Act of 1933, as amended (the
"1933 Act"), including the related preliminary prospectus. Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus with the Registrar of Companies in Bermuda pursuant to the laws of
Bermuda, and either (i) prepare and file a prospectus in accordance with the provisions of Rule 430A ("Rule 430A") of the rules and regulations of the
Commission under the 1933 Act (the "1933 Act Regulations") and paragraph (b) of
Rule 424 ("Rule 424(b)") of the 1933 Act Regulations or (ii) if the Company has
elected to rely upon Rule 434 ("Rule 434") of the 1933 Act Regulations, prepare and file a term sheet (a "Term Sheet") in accordance with the provisions of Rule
434 and Rule 424(b). The information included in any prospectus used in connection with the offering and sale of the Securities (the "Form of
Prospectus") or in any such Term Sheet, as the case may be, that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective
(a) pursuant to paragraph (b) of Rule 430A is referred to as "Rule 430A
Information" or (b) pursuant to paragraph (d) of Rule 434 is referred to as
"Rule 434 Information." Each Form of Prospectus used before such registration statement became effective, and any prospectus that omitted, as applicable, the
Rule 430A Information or the Rule 434 Information, that was used after such effectiveness and prior to the execution and delivery of this Agreement, is herein called a "preliminary prospectus." Such registration statement, including the exhibits thereto and schedules thereto at the time it became effective and including the Rule 430A Information and the Rule 434 Information, as applicable, is herein called the "Registration Statement." Any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations is herein referred to as the
"Rule 462(b) Registration Statement," and after such filing the term
"Registration Statement" shall include the Rule 462(b) Registration Statement.
The final Form of Prospectus in the form first furnished to the Underwriters for use in connection with the offering of the Securities is herein called the
"Prospectus." If Rule 434 is relied on, the term "Prospectus" shall refer to the preliminary Prospectus dated 2004 together with the applicable Term Sheet and all references in this Agreement to the date of such Prospectus shall mean the date of the applicable Term Sheet. For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the
Prospectus, or any Term Sheet or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system ("EDGAR").

         SECTION 1. Representations and Warranties.

         (a) Representations and Warranties by the Company. The Company
represents and warrants to each Underwriter as of the date hereof, as of the Closing Time referred to in Section 2(c) hereof, and as of each
Date of Delivery (if any) referred to in Section 2(b), hereof and agrees with each Underwriter, as follows:

         (i) Compliance with Registration Requirements. Each of the
Registration Statement and any Rule 462(b) Registration Statement has
become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement or any Rule 462(b)
Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission.

                                       2

                  At the respective times the Registration Statement, any Rule
         462(b) Registration Statement and any post-effective amendments thereto became effective and at the Closing Time (and, if any Option Securities
         are purchased, at the Date of Delivery), the Registration Statement,
         the Rule 462(b) Registration Statement and any amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and
         did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the
         Prospectus nor any amendments or supplements thereto, at the time the
         Prospectus or any amendments or supplements thereto were issued and at the Closing Time (and, if any Option Securities are purchased, at the
         Date of Delivery), included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If Rule 434 is used, the Company will comply with the requirements of Rule 434 and the Prospectus shall not be "materially different", as such term is used in Rule 434, from the prospectus included in the Registration
         Statement at the time it became effective. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the
         Company in writing by any Underwriter through the Lead Representatives expressly for use in the Registration Statement or the Prospectus.

                  Each preliminary prospectus and the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the 1933 Act, complied when so filed in all material respects with the 1933 Act
         Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

                  (ii) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the
         Registration Statement are independent public accountants as required by the 1933 Act and the 1933 Act Regulations.

                  (iii) Financial Statements. The consolidated financial
         statements included in the Registration Statement and the Prospectus, together with the related schedules and notes, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, shareholders' equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; except as otherwise disclosed in the Registration Statement and Prospectus, said financial statements have been prepared in conformity with United
         States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods involved. The supporting schedules included in the Registration Statement present fairly, in all material respects, in accordance with U.S. GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Prospectus and
         Registration Statement present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the
         Registration Statement. The non-U.S. GAAP ratios and other statistical data contained in the Registration Statement and the Prospectus were derived from (A) statutory financial information of Endurance Specialty
         Insurance Ltd. ("Endurance Bermuda") prepared in conformity with the accounting practices required or permitted by applicable insurance laws
         (including laws that relate to companies that control insurance companies) and the rules, regulations and interpretations of the insurance regulatory authorities thereunder (collectively, "Insurance
         Laws") of Bermuda, statutory financial information of Endurance
         Reinsurance Corporation of America ("Endurance U.S.") prepared in conformity with the accounting practices required or permitted by applicable Insurance Laws of the United States of America and statutory financial information of Endurance Worldwide Insurance Limited
         ("Endurance U.K.") prepared in conformity with the accounting practices required or permitted by applicable Insurance Laws of the United
         Kingdom and (B) the financial statements of the Company and its consolidated subsidiaries prepared in conformity with U.S. GAAP, and present fairly the information purported to be shown.

                                       3

                  (iv) No Material Adverse Change in Business. Since the
         respective dates as of which information is given in the Registration
         Statement and the Prospectus, except as otherwise stated therein, (A)
         there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business
         (a "Material Adverse Effect"), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its share capital.

                  (v) Good Standing of the Company. The Company has been duly incorporated and is validly existing as an exempted company in good standing under the laws of Bermuda and has the necessary corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign company or corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a
         Material Adverse Effect.

                  (vi) Good Standing of Subsidiaries. Each of Endurance Bermuda,
         Endurance U.K. and Endurance U.S. (each, a "Designated Subsidiary" and collectively, the "Designated Subsidiaries") has been duly incorporated or organized and is validly existing as a company or corporation in good standing under the laws of the jurisdiction of its incorporation or organization and has the necessary corporate power to own, lease and operate its properties and to conduct its business as described in the
         Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a
         Material Adverse Effect; except as otherwise disclosed in the
         Registration Statement, all of the issued and outstanding share capital or capital stock of each such Designated Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of share capital or capital stock of any Designated Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Designated
         Subsidiary. Except for Endurance Worldwide Holdings Limited ("Endurance
         U.K. Holdings"), Endurance U.S. Holdings Corp. ("Endurance U.S.
         Holdings") and Endurance Services Ltd. ("Endurance Services"), each of which are immaterial and are not "significant subsidiaries" of the
         Company as such term is defined in Rule 1-02 of Regulation S-X of the rules and regulations of the Commission under the 1933 Act, the
         Designated Subsidiaries are the only subsidiaries of the Company. Each of Endurance U.K. Holdings, Endurance U.S. Holdings and Endurance
         Services has been duly organized and is validly existing as a company or corporation in good standing under the laws of the jurisdiction of its organization or incorporation.

                                       4

                  (vii) Capitalization. The authorized, issued and outstanding share capital of the Company as of December 31, 2003 conforms in all material respects to the description thereof in the Prospectus. Based solely on the Certified Registers of Members: (A) all of the currently issued and outstanding shares of share capital of both the Company
         (including shares to be sold by Selling Shareholders) and the
         Designated Subsidiaries have been duly and validly authorized and issued and are fully paid and non-assessable (which term when used herein shall mean that no further sums are required to be paid by the holders thereof in connection with the issue of such shares)
         (collectively, the "Outstanding Shares"); (B) all of the currently issued and outstanding shares of the subsidiaries are held directly or indirectly by the Company and are free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and (C)
         none of the Outstanding Shares were issued in violation of the preemptive or other similar rights of any member of the Company or the
         Designated Subsidiaries. Except as set forth in the Prospectus, there are no outstanding options, warrants or other rights requiring the issuance of, and there are no commitments, plans or arrangements to issue, any shares of share capital of the Company or any of its subsidiaries or any security convertible into or exchangeable or exercisable for any shares of share capital of the Company or any of it subsidiaries. The form of certificates for the Securities conforms to the requirements of the laws of Bermuda and the New York Stock Exchange
         ("NYSE").

                  (viii) Authorization and Execution of Agreement. This
         Agreement has been duly authorized, executed and delivered by the
         Company.

                  (ix) Authorization and Description of Securities. The
         Securities are validly issued, fully paid and non-assessable; the
         Ordinary Shares conform, in all material respects, to all statements relating thereto contained in the Prospectus and such description conforms, in all material respects, to the rights set forth in the instruments defining the same; no holder of the Securities will be subject to personal liability by reason of being such a holder; and the issuance of the Securities is not subject to the preemptive or other similar rights of any securityholder of the Company.

                  (x) Absence of Defaults and Conflicts. Neither the Company nor
         any of its Designated Subsidiaries is in violation of its charter, memorandum of association, bye-laws, by-laws or similar incorporation or organizational documents or in violation or default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject
         (collectively, "Agreements and Instruments") except for such defaults under the material Agreements and Instruments that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement, and in the Registration Statement and compliance by the Company with its obligations under this Agreement do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment
         Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the
         Company or any subsidiary pursuant to, the Agreements and Instruments
         (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, memorandum of association, bye-laws, by-laws or similar organizational documents of the Company or any subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their assets, properties or operations (except for such violations that would not result in a Material Adverse Effect). As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness that is material to the operations or financial results of the Company
         (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary.

                                       5

                  (xi) Financial Assistance. On the date hereof and upon the issuance of the Securities, the Company is and will be in compliance with Section 39 and/or entitled to one or more of the exclusions therefrom set forth in Section 39A of the Companies Act 1981 of Bermuda
         (the "Companies Act").

                  (xii) Absence of Labor Dispute. No labor dispute with the
         employees of the Company or any Designated Subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any Designated Subsidiary's principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Effect.

                  (xiii) Absence of Proceedings. There is no action, suit,
         proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened or against the Company or any subsidiary or the properties or assets thereof, which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which would reasonably be expected to result in a Material
         Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Company or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

                  (xiv) Accuracy of Exhibits. There are no contracts or
         documents which are required to be described in the Registration
         Statement or the Prospectus or to be filed as exhibits thereto which have not been so described or filed as required.

                  (xv) Possession of Intellectual Property. The Company and the
         Designated Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them except where the failure to own or possess, or to be able to acquire such Intellectual Property, would not have a Material Adverse Effect, and neither the Company nor any of the Designated Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its
         Designated Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a
         Material Adverse Effect.

                                       6

                  (xvi) Absence of Further Requirements. No filing with, or
         authorization, approval, consent, license, order, registration, exemption, qualification or decree of, any court or governmental authority or agency or any sub-division thereof is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the
         Securities under this Agreement or the consummation of the transactions contemplated by this Agreement, except (i) such as have been already obtained or as may be required under the 1933 Act or the 1933 Act
         Regulations and state securities or blue sky laws, (ii) such as have been obtained from the Bermuda Monetary Authority and (iii) the
         Prospectus will be filed at the Registrar of Companies in Bermuda pursuant to the laws of Bermuda.

                  (xvii) Licenses and Permits. Each of the Company and its
         subsidiaries possesses all consents, authorizations, approvals, orders, licenses, certificates, or permits issued by any regulatory agencies or bodies (collectively, "Permits") which are necessary to conduct the business now conducted by it as described in the Prospectus, except where the failure to possess such Permits, individually or in the aggregate, would not have a Material Adverse Effect; all of such
         Permits are valid and in full force and effect, except where the invalidity of such Permits or the failure to be in full force and effect, individually or in the aggregate, would not have a Material
         Adverse Effect. There is no pending, or to the Company's knowledge, threatened action, suit, proceeding or investigation against or involving the Company and its subsidiaries (and the Company knows of no reasonable basis for any such action, suit, proceeding or
         investigation) that individually or in the aggregate would reasonably be expected to lead to the revocation, modification, termination, suspension or any other material impairment of the rights of the holder of any such Permit which revocation, modification, termination, suspension or other material impairment would have a Material Adverse
         Effect. Except as otherwise described in the Prospectus, no insurance regulatory authority has issued to the Company or any Designated
         Subsidiary any order impairing, restricting or prohibiting (A) the payment of dividends by the Company or any of its Designated
         Subsidiaries, (B) the making of a distribution on any Designated
         Subsidiary's capital stock, (C) the repayment to the Company of any loans or advances to any Designated Subsidiaries from the Company or
         (D) the transfer of any Designated Subsidiaries property or assets to the Company or any other subsidiary of the Company.

                  (xviii) Compliance with Applicable Laws. Neither the Company nor any of its Designated Subsidiaries is in violation or default of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any such Designated
         Subsidiary or any of its properties, as applicable, except for such violations or defaults which, individually or in the aggregate, would not have a Material Adverse Effect.

                  (xix) Tax Liabilities and Reserves. Any tax returns required to be filed by the Company or any of its subsidiaries in any jurisdiction have been filed and any taxes, including any withholding taxes, excise taxes, penalties and interest, assessments and fees and other charges due or claimed to be due from such entities have been paid, other than any of those being contested in good faith and for which adequate reserves have been provided or any of those currently payable without penalty or interest, except to the extent that the failure to so file or pay would not result in a Material Adverse
         Effect.

                  (xx) Internal Controls. The Company and the Designated
         Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability;
         (iii) access to assets is permitted only in accordance with management's general, or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                                       7

                  (xxi) Property and Leases. Neither the Company nor any of its
         Designated Subsidiaries hold title to any real property. All of the leases and subleases under which the Company or any of its Designated
         Subsidiaries holds properties described in the Prospectus, are in full force and effect, and neither the Company nor any Designated Subsidiary has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Designated Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, except where the failure to have such leases in full force and effect or the failure to have any such notice of any such claim would not, individually or in the aggregate, have a Material
         Adverse Effect.

                  (xxii) Investment Company Act. The Company is not and, solely after giving effect to the offer and sale of the Securities and the application of the proceeds thereof as described under the caption "Use of Proceeds" in the Prospectus, will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                  (xxiii) Stamp Duty, Excise Tax, Etc. None of the Underwriters or any subsequent purchasers of the Securities (other than purchasers resident in Bermuda for Bermuda exchange control purposes) is subject to any stamp duty, transfer, excise or similar tax imposed in Bermuda in connection with the issuance, offering or sale of the Securities to the Underwriters or to any subsequent purchasers.

                  (xxiv) Currency Exchange Control. There are no currency
         exchange control laws or withholding taxes, in each case of Bermuda, that would be applicable to the payment of dividends on the Securities by the Company (other than as may apply to residents of Bermuda for
         Bermuda exchange control purposes).

                  (xxv) Registration Rights. Except as disclosed in the
         Prospectus and the Registration Statement, there are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the 1933 Act.

                  (xxvi) No Ratings Downgrade. The Company has no knowledge of any threatened or pending downgrading of any of its or its subsidiaries' financial strength rating by Standard & Poor's Rating
         Services and A.M. Best Company Inc., the only two "nationally recognized statistical rating organizations," as such term is defined for purposes of Rule 463(g)(2) under the 1933 Act which currently has publicly released a rating of the financial strength of the Company or any of its subsidiaries.

                  (xxvii) Listing Approval. The Securities have been approved for listing on the NYSE.

         (b) Representations and Warranties by the Selling Shareholders. Each
Selling Shareholder represents and warrants, severally and not jointly and solely with respect to itself, to each Underwriter as of the date hereof, as of the Closing Time referred to in Section 2(c) hereof, and as of each Date of
Delivery (if any) referred to in Section 2(b) hereof, and agrees with each
Underwriter, as follows:

                                       8

                  (i) Accurate Disclosure. (A) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the
         Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties set forth in this Section 1(b)(i) are limited to statements or omissions made in reliance on information furnished in writing by or on behalf of such Selling Shareholder expressly for use in the
         Registration Statement (or any amendment thereto), any preliminary prospectus or the Prospectus (or any amendment or supplement thereto);
         it is understood and agreed that the only written information furnished to the Company by each Selling Shareholder expressly for use in the
         Registration Statement, any preliminary prospectus and the Prospectus is the information relating to such Selling Shareholder set forth under the caption "Principal and Selling Shareholders" therein (but not the percentage set forth therein). Such Selling Shareholder is not prompted to sell the Securities to be sold by such Selling Shareholder hereunder by any information concerning the Company or any subsidiary of the
         Company which is not set forth in the Prospectus.

                  (ii) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of such Selling
         Shareholder.

                  (iii) Authorization of Custody Agreement and Power of
         Attorney. Each of the Custody Agreement, in the form heretofore furnished to the Lead Representatives (the "Custody Agreement") and the
         Power of Attorney, in the form heretofore furnished to the Lead
         Representatives (the "Power of Attorney") has been duly authorized, executed and delivered by such Selling Shareholder and is the valid and binding agreement of such Selling Shareholder.

                  (iv) Noncontravention. The execution and delivery of this
         Agreement, the Custody Agreement and the Power of Attorney and the sale and delivery of the Securities to be sold by such Selling Shareholder and the consummation of the transactions contemplated herein and compliance by such Selling Shareholder with its obligations hereunder
         (A) do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Securities to be sold by such
         Selling Shareholder or any property or assets of such Selling
         Shareholder pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder may be bound, or to which any of the property or assets of such Selling Shareholder is subject, (B) nor will such action result in any violation of the provisions of the charter or by-laws or other organizational instrument of such Selling Shareholder or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over such Selling
         Shareholder or any of its properties, except, in the case of clause
         (A), as would not, individually or in the aggregate, result in a
         Material Adverse Effect or have a material adverse effect on the ability of such Selling Shareholder to consummate the offering of the
         Securities or otherwise perform its obligations under this Agreement, the Custody Agreement or the Power of Attorney.

                                       9

                  (v) Certificates Suitable for Transfer. The Securities to be
         sold by such Selling Shareholder pursuant to this Agreement will, at the Closing Time and as of each Date of Delivery (if any), be certificated securities in registered form and will not be held in any securities account or by or through any securities intermediary within the meaning of the Uniform Commercial Code as in effect in the State of
         New York (the "UCC"). Certificates for all of the Securities to be sold by such Selling Shareholder pursuant to this Agreement, in suitable form for transfer by delivery or accompanied by duly executed and effective instruments of transfer or assignment indorsed to the
         Underwriters or in blank with signatures guaranteed, will, prior to the
         Closing Time, have been placed in custody with Equiserve Trust Company,
         N.A. (the "Custodian") with irrevocable conditional instructions to deliver such Securities to the Underwriters pursuant to this Agreement.

                  (vi) Valid Title. Such Selling Shareholder has, and at the
         Closing Time and as of any Date of Delivery (if any) will have, valid title to the Securities to be sold by it free and clear of all security interests, claims, liens, equities or other encumbrances and the requisite corporate power and authority, and all authorization and approval required by law, except such as may be required under the 1933
         Act or the 1933 Act Regulations, state securities laws or required by the Bermuda Monetary Authority, to enter into this Agreement and the
         Custody Agreement and to sell, transfer and deliver the Securities to be sold by such Selling Shareholder.

                  (vii) Delivery of Securities. Upon payment for the Securities to be sold by such Selling Shareholder pursuant to this Agreement, delivery of such Securities, as directed by the Underwriters, to Cede &
         Co. ("Cede") or such other nominee as may be designated by the
         Depository Trust Company ("DTC"), registration of such Securities in the name of Cede or such other nominee and the crediting of such Shares on the books of DTC to securities accounts of the Underwriters
         (assuming that neither DTC nor any such Underwriter has notice of any adverse claim (within the meaning of Section 8-105 of the UCC to such
         Securities), (A) DTC shall be a "protected purchaser" of such Shares within the meaning of Section 8-303 of the UCC, (B) under Section 8-501 of the UCC, the Underwriters will acquire a valid security entitlement in respect of such Securities and (C) no action based on any "adverse claim", within the meaning of Section 8-102 of the UCC, to such
         Securities may be asserted against the Underwriters with respect to such security entitlement; for purposes of this representation, such
         Selling Shareholder may assume that when such payment, delivery and crediting occur, (x) such Securities will have been registered in the name of Cede or another nominee designated by DTC, in each case on the
         Company's share registry in accordance with its certificate of incorporation, bylaws and applicable law, (y) DTC will be registered as a "clearing corporation" within the meaning of Section 8-102 of the UCC and (z) appropriate entries to the accounts of the several Underwriters on the records of DTC will have been made pursuant to the UCC.

                  (viii) Absence of Manipulation. Such Selling Shareholder has not taken, and will not take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the
         Securities.

                  (ix) Absence of Further Requirements. No filing with, or
         consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by such Selling
         Shareholder of its obligations hereunder, or in connection with the sale and delivery of the Securities to be sold by such Selling
         Shareholder hereunder or the consummation of the transactions contemplated by this Agreement, except (A) such as may have previously been made or obtained or as may be required under the 1933 Act or the
         1933 Act Regulations or state securities laws, and (B) such as have been obtained from the Bermuda Monetary Authority.

                  (x) No Association with NASD. Other than as disclosed to the
         Representatives in writing, neither such Selling Shareholder nor any of its affiliates directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is a person associated with (within the meaning of
         Article I (dd) of the By-laws of the National Association of Securities
         Dealers, Inc. (the "NASD")), any member firm of the NASD.

                                       10

         (c) Officer's Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Lead Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby; and any certificate signed by or on behalf of any Selling Shareholder as such and delivered to the Representatives or to counsel for the Underwriters pursuant to the terms of this Agreement shall be deemed a representation and warranty by such Selling Shareholder to the Underwriters as to the matters covered thereby.

         SECTION 2. Sale and Delivery to Underwriters; Closing.

         (a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, each Selling Shareholder agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from such Selling Shareholder, at the price per share set forth in
Schedule C, that proportion of the number of Initial Securities set forth in
Schedule A opposite the name of such Selling Shareholder which the number of
Initial Securities set forth in Schedule B opposite the name of such
Underwriter, plus any additional number of Initial Securities which such
Underwriter may become obligated to purchase pursuant to the provisions of
Section 10 hereof, bears to the total number of Initial Securities, subject, in each case, to such adjustments among the Underwriters as the Lead
Representatives in their discretion shall make, to eliminate any sales or purchases of fractional securities.

         (b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Selling Shareholders hereby grant an option to the Underwriters, severally and not jointly, to purchase up to an additional 1,200,000 Ordinary
Shares in the amounts as set forth in Schedule A at the price per share set forth in Schedule C, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial Securities upon notice by the Lead Representatives to the Company and each Selling Shareholder setting forth the number of Option Securities as to which the several
Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery for the
Option Securities (a "Date of Delivery") shall be determined by the Lead
Representatives, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time, as hereinafter defined. If the option is exercised as to all or any portion of the
Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Schedule B opposite the name of such Underwriter bears to the total number of Initial
Securities, subject in each case to such adjustments as the Lead Representatives in their discretion shall make to eliminate any sales or purchases of fractional shares.

         (c) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of
LeBoeuf, Lamb, Greene & MacRae, L.L.P., or at such other place as shall be agreed upon by the Lead Representatives and the Company, at 9:00 A.M. (Eastern
time) on the third (fourth, if the pricing occurs after 4:30 P.M. (Eastern time)
on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Lead
Representatives and the Company (such time and date of payment and delivery being herein called "Closing Time").

         In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Lead
Representatives and the Company, on each Date of Delivery as specified in the notice from the Lead Representatives to the Company.

                                       11

         Payment shall be made to the Custodian by wire transfer of immediately available funds to a bank account designated by the Custodian, against delivery to the Lead Representatives for the respective accounts of the Underwriters of certificates for the Securities to be purchased by them. It is understood that each Underwriter has authorized the Lead Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the
Initial Securities and the Option Securities, if any, which it has agreed to purchase. Either or both of the Lead Representatives, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option
Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

         Each Selling Shareholder agrees that, during the period beginning from the date of the final Prospectus and continuing to and including the date 90 days after the date of such Prospectus (the "Lock-Up Period"), it will not, without the prior written consent of Goldman and Merrill Lynch, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Ordinary Shares, or any options, rights or warrants to purchase any Ordinary Shares, or any securities convertible into, exchangeable or exercisable for or that represent the right to receive Ordinary Shares, whether now owned or hereinafter acquired by the
Selling Shareholder (including holding as a custodian) or with respect to which the Selling Shareholder has or hereafter acquires beneficial ownership within the rules and regulations of the Commission (the "Lock-Up Agreement").

         The foregoing restrictions are expressly agreed to preclude the Selling
Shareholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Selling Shareholder's Ordinary Shares even if such Ordinary
Shares would be disposed of by someone other than the Selling Shareholder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Selling
Shareholder's Ordinary Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Ordinary
Shares.

         Notwithstanding the foregoing: (i) if the Selling Shareholder is a partnership, the partnership may transfer any Ordinary Shares (or any securities convertible into, exercisable for, or exchangeable for Ordinary Shares) to a partner of such partnership; (ii) if the Selling Shareholder is an individual, he or she may transfer Ordinary Shares (or any securities convertible into, exercisable for, or exchangeable for Ordinary Shares) by gift, will, or intestate succession to his or her immediate family or to a trust the beneficiaries of which are exclusively the Selling Shareholder and/or a member or members of his or her immediate family (for purposes of this paragraph,
"immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor); and (iii) the Selling Shareholder may transfer any
Ordinary Shares (or any securities convertible into, exercisable for, or exchangeable for Ordinary Shares) to an affiliate thereof (as such term is defined in Rule 144(a) of the regulations under the Securities Act of 1933);
provided, however, that in any such case it shall be a condition to the transfer that (a) each transferee execute an agreement stating that the transferee is receiving and holding the Ordinary Shares (or any securities convertible into, exercisable for, or exchangeable for Ordinary Shares) subject to the provisions of the Lock-Up Agreement, and there shall be no further transfer of such
Ordinary Shares (or any securities convertible into, exercisable for, or exchangeable for Ordinary Shares) except in accordance with the Lock-Up
Agreement, (b) each transferee certifies in writing to the Representatives that such transferee is in compliance with the terms of the Lock-Up Agreement as if such transferee had been bound by the Lock-Up Agreement from the original date of the Lock-Up Agreement and (c) no filing by any party (transferee or transferor) under Section 16(a) of or Regulation 13D-G under the 1934 Act shall be required or shall be made voluntarily in connection with such transfer or distribution.

                                       12

         The Selling Shareholder also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Selling Shareholder's Ordinary Shares except in compliance with the foregoing restrictions.

         (d) Denominations; Registration. Certificates for the Initial
Securities and the Option Securities, if any, shall be in such denominations and registered in such names as the Lead Representatives may request in writing at least one full business day before the Closing Time or the relevant Date of
Delivery, as the case may be. The certificates for the Initial Securities and the Option Securities, if any, will be made available for examination and packaging by the Lead Representatives in The City of New York not later than
10:00 A.M. (Eastern time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.

         (e) U.K. Selling Restrictions. Each Underwriter represents, warrants and agrees that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing of the offering of the Ordinary Shares, will not offer or sell any Ordinary Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity
(within the meaning of section 21 of the Financial Services and Markets Act 2000
(the "FSMA")) received by it in connection with the issue or sale of any
Ordinary Shares in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Ordinary Shares in, from having an effect in or otherwise involving the United Kingdom.

         SECTION 3. Covenants of the Company. The Company covenants with each
Underwriter as follows:

         (a) Compliance with Securities Regulations and Commission Requests. The
Company, subject to Section 3(b), will comply with the requirements of Rule 430A or Rule 434, as applicable, and will notify the Lead Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed,
(ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the
Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the
Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the
Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

                                       13

         (b) Filing of Amendments. The Company will give the Lead
Representatives notice of its intention to file or prepare any amendment to the
Registration Statement (including any filing under Rule 462(b)), any Term Sheet or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Prospectus, will furnish the Lead Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Lead Representatives or counsel for the Underwriters shall object.

         (c) Delivery of Registration Statements. The Company has furnished or will deliver to the Lead Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Lead Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the
Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

         (d) Delivery of Prospectus. The Company has delivered to each
Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will, prior to 5:00 p.m. on the business day next succeeding the date of this
Agreement and from time to time, furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933
Act or the Securities Exchange Act of 1934 (the "1934 Act"), such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

         (e) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the
Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of counsel for the Underwriters or counsel for the Company, to amend the
Registration Statement or amend or supplement the Prospectus in order that the
Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the reasonable opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement any Prospectus in order to comply with the requirements of the
1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the
Registration Statement or the Prospectus comply with such requirements, and the
Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.

                                       14

         (f) Blue Sky Qualifications. The Company will use its reasonable best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Lead Representatives may reasonably designate and to maintain such qualifications in effect for a period of not less than one year from the later of the effective date of the Registration Statement and any Rule 462(b) Registration Statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign company or corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the effective date of the Registration Statement and any Rule 462(b) Registration Statement.

         (g) Rule 158. The Company will timely file such reports pursuant to the
1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the
1933 Act.

         (h) Restriction on Sale of Securities. During a period of 90 days from the date of the Prospectus, the Company will not, without the prior written consent of the Lead Representatives, (i) directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Ordinary Shares, or any options, rights or warrants to purchase any Ordinary Shares, or any securities convertible into, exchangeable or exercisable for or that represent the right to receive Ordinary Shares, or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Ordinary Shares, whether any such hedging or transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary
Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Securities to be sold hereunder. The Company may, however, grant options to purchase Ordinary Shares and restricted share units, and issue Ordinary Shares upon the conversion of outstanding Class A shares, par value U.S. $1.00 per share, of the Company ("Class A Shares"), the exercise of warrants for Ordinary Shares or Class A Shares, or the exercise of outstanding options or restricted share units under the existing stock option plan (it being understood that any Ordinary Shares so issued shall be subject to the terms and restrictions of the Lock-up Agreement as attached hereto as Exhibit E).

         (i) Reporting Requirements. The Company, during the period when the
Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934
Act within the time periods required by the 1934 Act and the rules and regulations of the Commission thereunder.

                                       15

         SECTION 4. Payment of Expenses. (a) (a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this
Agreement, including (i) the preparation, printing and filing of the
Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any share or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto (such fees and disbursements of counsel not to exceed $10,000), (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Term Sheets and the Prospectus and any amendments or supplements thereto, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) the cost of printing certificates representing the Securities, (ix) the fees and expenses of any transfer agent or registrar for the Securities, (x) the fees and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and a proportional share of the cost of any aircraft chartered in connection with the road show, (xi) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by the NASD of the terms of the sale of the Securities, provided, however, except as provided in this Section and Sections 6 and 9(b)
hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, stock transfer taxes on resale of any of the
Securities by them, and any advertising expenses connected with any offers they may make.

         (b) Expenses of Selling Shareholders. The Selling Shareholders will pay all expenses incident to the performance of their obligations hereunder, and the consummation of the transactions contemplated by, this Agreement which are not otherwise specifically provided for in this Section, including (i) any stamp duties, capital duties and stock transfer taxes, if any, payable upon the sale of the Securities to the Underwriters and (ii) the fees and disbursements of their counsel and other advisors.

         (c) Allocation of Expenses. The provisions of this Section shall not supersede or otherwise affect any agreement between the Company and any Selling
Shareholder with respect to the sharing of such costs and expenses.

         (d) Termination of Agreement. If this Agreement is terminated by the
Lead Representatives in accordance with the provisions of Section 5, Section
9(a)(i) or Section 11 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

         SECTION 5. Conditions of Underwriters' Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company and each Selling Shareholder contained in Section 1 hereof or in certificates of any officer of the Company or any subsidiary of the Company or by or on behalf of any Selling Shareholder delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

         (a) Effectiveness of Registration Statement. The Registration
Statement, including any Rule 462(b) Registration Statement, has become effective and at Closing Time no stop order suspending the effectiveness of the
Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430A Information shall have been filed with the Commission in accordance with Rule 424(b) (or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A) or, if the Company has elected to rely upon Rule 434, a Term Sheet shall have been filed with the Commission in accordance with Rule
424(b).

                                       16

         (b) Opinion of Counsel for Company. At Closing Time, the Lead
Representatives shall have received (i) the favorable opinion, dated as of
Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel for the Company, in form and substance reasonably satisfactory to counsel for the
Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A-1 and Exhibit A-2 hereto and (ii) the favorable opinion, dated as of the Closing Time, of John V.
Del Col, General Counsel of the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A-3.

         (c) Opinion of Bermuda Counsel for Company. At Closing Time, the Lead
Representatives shall have received the favorable opinion, dated as of Closing
Time, of Appleby Spurling & Kempe, special Bermuda counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other
Underwriters to the effect set forth in Exhibit B hereto.

         (d) Opinion of United Kingdom Counsel for Company. At Closing Time, the
Lead Representatives shall have received the favorable opinion, dated as of
Closing Time, of Ashurst, special United Kingdom counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other
Underwriters to the effect set forth in Exhibit C hereto.

         (e) Opinion of Counsel for Selling Shareholders. At Closing Time, the
Representatives shall have received the favorable opinion, dated as of Closing
Time, of counsel for each of the Selling Shareholders, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit D hereto.

         (f) Opinion of Counsels for Underwriters. At Closing Time, the Lead
Representatives shall have received the favorable opinion, dated as of Closing
Time, of LeBoeuf, Lamb, Greene & MacRae, L.L.P., U.S. counsel for the
Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the matters set forth in clauses (h)
and (k) and the penultimate paragraph of Exhibit A-1 hereto. In giving such opinion LeBoeuf, Lamb, Greene & MacRae, L.L.P. may limit its opinion to the law of the State of New York and the federal law of the United States and the
General Corporation Law of the State of Delaware. Such counsels for the
Underwriters may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

         (g) Officers' Certificate. At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the
Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Lead Representatives shall have received a certificate of the President or a Vice President of the Company
and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of
Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing
Time, and (iv) no stop order suspending the effectiveness of the Registration
Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the Company's knowledge, threatened by the
Commission.

         (h) Certificate of Selling Shareholders. At Closing Time, the
Representatives shall have received a certificate of a duly authorized officer of each Selling Shareholder, dated as of Closing Time, to the effect that (i)
the representations and warranties of such Selling Shareholder contained in
Section 1(b) hereof are true and correct in all respects with the same force and effect as though expressly made at and as of Closing Time and (ii) such Selling
Shareholder has complied in all material respects with all agreements and all conditions on its part to be performed under this Agreement at or prior to
Closing Time.

                                       17

         (i) Accountant's Comfort Letter. At the time of the execution of this
Agreement, the Lead Representatives shall have received from Ernst & Young a letter dated such date, in form and substance satisfactory to the Lead
Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

         (j) Bring-down Comfort Letter. At Closing Time, the Lead
Representatives shall have received from Ernst & Young a letter, dated as of
Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (i) of this Section, except that the specified date referred to shall be a date not more than three business days prior to
Closing Time.

         (k) No Objection. The NASD has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

         (l) Lock-up Agreements. At the date of this Agreement, the Lead
Representatives shall have received a Lock-Up Agreement substantially in the form of Exhibit E hereto signed by the persons listed on Schedule D hereto.

         (m) Delivery of Prospectus. The Company shall have complied with the provisions of Section 3(d) hereof with respect to the furnishing of the prospectus on the business day next succeeding the date of this Agreement.

         (n) Conditions to Purchase of Option Securities. In the event that the
Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company or any subsidiary of the Company hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the
Lead Representatives shall have received:

                  (i) Officers' Certificate. A certificate, dated such Date of
         Delivery, of the President or a Vice President of the Company and of
         the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(g) hereof remains true and correct as of such Date of
         Delivery.

                  (ii) Certificate of Selling Shareholders. A certificate, dated such Date of Delivery, of a duly authorized officer of each Selling
         Shareholder confirming that the certificate delivered at the Closing
         Time pursuant to Section 5(h) hereof remains true and correct as of such Date of Delivery.

                  (iii) Opinion of Counsel for Company. The favorable opinions of Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel for the
         Company, together with the favorable opinion of John V. Del Col,
         General Counsel of the Company, Appleby Spurling & Kempe, special
         Bermuda counsel for the Company, and Ashurst, special United Kingdom counsel for the Company, each in form and substance reasonably satisfactory to counsel for the Underwriters, dated such Date of
         Delivery, relating to the Option Securities to be purchased on such
         Date of Delivery and otherwise to the same effect as the opinion required by Sections 5(b), 5(c) and 5(d) hereof.

                                       18

                  (iv) Opinion of Counsel for Selling Shareholders. The
         favorable opinion of counsel for each of the Selling Shareholders, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(e) hereof.

                  (v) Opinion of Counsel for Underwriters. The favorable
         opinions of LeBoeuf, Lamb, Greene & MacRae, L.L.P., U.S. counsel for the Underwriters dated such Date of Delivery, relating to the Option
         Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(f) hereof.

                  (vi) Bring-down Comfort Letter. A letter from Ernst & Young, in form and substance satisfactory to the Lead Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Lead Representatives pursuant to Section 5(j) hereof, except that the "specified date" in the letter furnished pursuant to this paragraph shall be a date not more than five days prior to such Date of Delivery.

         (o) Additional Documents. At Closing Time and at each Date of Delivery, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and each Selling Shareholder in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Lead Representatives and counsel for the Underwriters.

         (p) Termination of Agreement. If any condition specified in this
Section shall not have been fulfilled when and as required to be fulfilled, this
Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Securities, may be terminated by the Lead Representatives by notice to the Company and each Selling
Shareholder at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

         SECTION 6. Indemnification.

         (a) Indemnification of Underwriters.

                (i) The Company will indemnify and hold harmless each
Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the
Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary Prospectus, the
Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the
Company by any Underwriter through the Lead Representatives expressly for use therein.

                                       19

                (ii) Each Selling Shareholder will, severally and not
jointly, indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement or the
Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;
and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred, but only with reference to information relating to such Selling Shareholder furnished in writing by or on behalf of such Selling Shareholder expressly for use in the any preliminary prospectus, the Registration Statement, or the Prospectus, or any amendment or supplement thereto (it being understood and agreed that the only such information furnished by any such Selling Shareholder consists of the information about such Selling Shareholder under the caption "Principal and
Selling Shareholders" in the Prospectus (but not the percentage set forth therein)); provided, however, that with respect to its indemnification obligations hereunder no such Selling Shareholder shall be required to pay an amount in excess of the net proceeds (before deducting expenses) received by such Selling Shareholder from the Securities sold by it hereunder.

         (b) Indemnification of Company, Directors and Officers and Selling
Shareholders. Each Underwriter will indemnify and hold harmless the Company and each Selling Shareholder against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)
arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration
Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement, or alleged untrue statement or omission, or alleged omission was made in any preliminary prospectus, the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Lead Representatives expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

         (c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under subsection (a) and (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection to the extent it is not materially prejudiced as a result thereof. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Lead Representatives, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company and the Selling
Shareholders. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder
(whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

                                       20

         (d) Control Persons. The obligations of the Company and the Selling
Shareholders under this Section 6 shall be in addition to any liability which the Company and the respective Selling Shareholders may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter or within the meaning of the Act and the obligations of the
Underwriters under this Section 6 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company or any Selling Shareholder within the meaning of the Act.

         SECTION 7. Contribution.

         If the indemnification provided for in Section 6 is unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to in
Section 6, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling
Shareholders on the one hand and the Underwriters on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 6(c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Selling
Shareholders on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the
Selling Shareholders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering
(before deducting expenses) received by the Company and each Selling Shareholder bear to the total underwriting discounts and commissions received by the
Underwriters, in each case as set forth in the table on the cover page of the
Prospectus (for purposes of this Section 7, the benefit to the Company shall be deemed to equal the total net proceeds of the offering of the Securities (before deducting expenses)). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Shareholders on the one hand or the Underwriters on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section 7, no Selling
Shareholder shall be required to pay an amount in excess of the net proceeds
(before deducting expenses) received by such Selling Shareholders from the shares sold by it hereunder.

                                       21

         The Company, the Selling Shareholders and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section
7. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this
Section 7, each person, if any, who controls a Underwriter within the meaning of the Act shall have the same rights to contribution as such Underwriter, and each officer and director of the Company, and each person, if any, who controls the
Company or any Selling Shareholder within the meaning of the Act or shall have the same rights to contribution as the Company or any Selling Shareholder, as the case may be. The Underwriters' obligations in this Section 7 to contribute are several in proportion to their respective underwriting obligations and not joint.

         SECTION 8. Representations, Warranties and Agreements to Survive
Delivery. All representations, warranties and agreements contained in this
Agreement or in certificates of officers of the Company or any of its subsidiaries or any Selling Shareholder submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the
Company or any Selling Shareholder, and shall survive delivery of the Securities to the Underwriters.

         SECTION 9. Termination of Agreement.

         (a) Termination; General. The Lead Representatives may terminate this
Agreement, by notice to the Company and each Selling Shareholder, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus (exclusive of any supplement thereto), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or
(ii) if there has occurred any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Lead Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE, or if trading generally on the American Stock Exchange or the NYSE or in the Nasdaq National
Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the
National Association of Securities Dealers, Inc. or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either federal or New York authorities.

                                       22

         (b) Liabilities. If this Agreement is terminated pursuant to this
Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections
1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

         SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement
(the "Defaulted Securities"), the Lead Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters reasonably acceptable to the Company and the Lead Representatives, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Lead Representatives shall not have completed such arrangements within such 24-hour period, then:

                  (a) if the number of Defaulted Securities does not exceed 10%
         of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

                  (b) if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing
         Time, the obligation of the Underwriters to purchase and of the Selling
         Shareholders to sell the Option Securities to be purchased and sold on such Date of Delivery shall terminate without liability on the part of any non-defaulting Underwriter.

         No action taken pursuant to this Section shall relieve any defaulting
Underwriter from liability in respect of its default.

         In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the
Closing Time, which does not result in a termination of the obligation of the
Underwriters to purchase and the Selling Shareholders to sell the relevant
Option Securities, as the case may be, either (i) the Lead Representatives or
(ii) the Company and Selling Shareholders shall have the right to postpone
Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the
Registration Statement or Prospectus or in any other documents or arrangements.
As used herein, the term "Underwriter" includes any person substituted for an
Underwriter under this Section 10.

         SECTION 11. Default by Selling Shareholders.

         (a) If any Selling Shareholder shall fail at Closing Time to sell and deliver the number of Securities which such Selling Shareholder is obligated to sell hereunder, then the Underwriters may, at option of the Representatives, by notice from the Representatives to the Company, either (i) terminate this
Agreement without any liability on the fault of any non-defaulting party except that the provisions of Sections 1, 4, 6, 7 and 8 shall remain in full force and effect or (ii) elect to purchase the Securities which such Selling Shareholder has agreed to sell hereunder from the non-defaulting Selling Shareholders. No action taken pursuant to this Section 11 shall relieve such Selling Shareholder from liability, if any, in respect of such default.

                                       23

         (b) In the event of a default by any Selling Shareholder as referred to in this Section 11, each of the Representatives and the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required change in the Registration Statement or Prospectus or in any other documents or arrangements.

         SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the
Underwriters shall be directed to the Lead Representatives at Goldman, Sachs &
Co., 85 Broad Street, New York, New York 10004, attention: Registration
Department and Merrill Lynch, Pierce, Fenner & Smith Incorporated, World
Financial Center, 250 Vesey Street, North Tower - 5th Floor New York, New York
10281, attention: Syndicate Department; notices to the Company shall be directed to it at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, attention:
General Counsel; and notices to the Selling Shareholders shall be directed to
John Del Col as attorney-in-fact.

         SECTION 13. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company and the Selling Shareholders
and their respective successors. Nothing expressed or mentioned in this
Agreement is intended or shall be construed to give any person, firm, company or corporation, other than the Underwriters, the Company and the Selling
Shareholders and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and the Selling Shareholders
and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm, company or corporation. No purchaser of Securities from any
Underwriter shall be deemed to be a successor by reason merely of such purchase.

         SECTION 14. GOVERNING LAW; TIME APPOINTMENT OF AGENT FOR SERVICE. THIS
AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

         EACH OF THE PARTIES HERETO IRREVOCABLY (i) AGREES THAT ANY LEGAL SUIT,
ACTION OR PROCEEDING AGAINST THE COMPANY BROUGHT BY ANY UNDERWRITER OR BY ANY
PERSON WHO CONTROLS ANY UNDERWRITER ARISING OUT OF OR BASED UPON THIS AGREEMENT
OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN ANY UNITED STATES
FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, STATE
OF NEW YORK (A "NEW YORK COURT"), (ii) WAIVES, TO THE FULLEST EXTENT IT MAY
EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE
LAYING OF VENUE OF ANY SUCH PROCEEDING AND (iii) SUBMITS TO THE EXCLUSIVE
JURISDICTION OF SUCH NEW YORK COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE
COMPANY EXPRESSLY CONSENTS TO THE JURISDICTION OF ANY NEW YORK COURT IN RESPECT
OF ANY SUCH ACTION, AND WAIVES ANY OTHER REQUIREMENTS OF OR OBJECTIONS TO
PERSONAL JURISDICTION WITH RESPECT THERETO.

                                       24

         The Company hereby irrevocably appoints CT Corporation System in New
York City as its agent for service of process in any suit, action or proceeding described in the preceding paragraph. The Company agrees that service of process in any such suit, action or proceeding may be made upon it at the office of its agent. The Company waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The
Company represents and warrants that its agent has agreed to act as agent for service of process, and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

         SECTION 15. Waiver of Immunity. To the extent that the Company or any
Selling Shareholder has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court of from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or any of its property, it irrevocable waives, to the fullest extent permitted by law, such immunity in respect of its obligations under this
Agreement.

         SECTION 16. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

                                       25

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Selling Shareholders in accordance with its terms.

                                    Very truly yours,

                                    ENDURANCE SPECIALTY HOLDINGS LTD.

                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                    THE SELLING SHAREHOLDERS NAMED ON SCHEDULE
                                    A HERETO, ACTING SEVERALLY

                                    By:
                                        -----------------------------------
                                        Attorney-in-fact

CONFIRMED AND ACCEPTED,
         as of the date first above written:

GOLDMAN, SACHS & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
            INCORPORATED
CREDIT SUISSE FIRST BOSTON LLC
DEUTSCHE BANK SECURITIES INC.
J.P. MORGAN SECURITIES INC.
WACHOVIA CAPITAL MARKETS, LLC

By:
    -------------------------------------------------------
                     (GOLDMAN, SACHS & CO)

By:      MERRILL LYNCH & CO.
         MERRILL LYNCH, PIERCE, FENNER & SMITH
                     INCORPORATED

By:
    ------------------------------------------------------
                     Authorized Signatory

For themselves and as Representatives of the other Underwriters named in
Schedule B hereto.

                                       26

                                   SCHEDULE A

                                                          Number of    Number of
                                                           Initial      Option
                          Name of Selling Shareholder    Securities   Securities
                          ---------------------------    ----------   ----------

Virginia Surety Company, Inc...........................
........................................................
Capital Z Financial Services Fund II, LP...............
Capital Z Financial Services Private Fund II, LP.......
........................................................
Perry Partners International, Inc......................
Perry Partners, L.P....................................

Thomas H. Lee (Alternative) Fund V, L.P................
Thomas H. Lee (Alternative) Parallel Fund V, L.P.......
Thomas H. Lee (Alternative) Cayman Fund V, L.P.........
Thomas H. Lee Investors, L.P...........................
1997 Thomas H. Lee Nominee Trust.......................
Putnam Investments Holdings, LLC.......................
Putnam Investments Employees' Securities Co. I, LLC....
Putnam Investments Employees' Securities Co. II, LLC...

TPG Dutch Parallel III, C.V............................
TPG Endurance Investments (Cayman), L.P................
TPG Endurance Partners (Cayman), L.P...................

Aon Pension Plan.......................................

First Plaza Group Trust................................
GM Capital Partners I, L.P.............................

LY-Endurance, LLC......................................

Metro Center Investments Pte Ltd.......................

Reservoir Capital Master Fund, L.P.....................
Reservoir Capital Partners, L.P........................
                                                           ---------    ---------
Total..................................................    8,000,000    1,200,000
                                                           =========    =========

                                   Sch A - 1

                                   SCHEDULE B

                                                                       Number of
                                                                        Initial
                                     Name of Underwriter              Securities
                                     -------------------              ----------

Goldman, Sachs & Co............................................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................
Credit Suisse First Boston LLC.................................
Deutsche Bank Securities Inc...................................
J.P. Morgan Securities Inc.....................................
Wachovia Capital Markets, LLC..................................

                                                                       ---------
Total..........................................................        8,000,000
                                                                       =========

                                    Sch B - 1

                                   SCHEDULE C

                        ENDURANCE SPECIALTY HOLDINGS LTD.

                            8,000,000 Ordinary Shares

                           (Par Value $1.00 Per Share)

         1. The public offering price per share for the Securities, determined
as provided in said Section 2, shall be $   .

         2. The purchase price per ordinary share for the Securities to be paid
by the several Underwriters shall be $   , being an amount equal to the public
offering price set forth above less $    per ordinary share; provided that the
purchase price per share for any Option Securities purchased upon the exercise of the over-allotment option described in Section 2(b) shall be reduced by an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities.

                                    Sch C - 1

                                   SCHEDULE D

                     List of Additional Persons and Entities
                               Subject to Lock-Up

Kenneth J. LeStrange
Steven W. Carlsen
James R. Kroner
David S. Cash
Thomas D. Bell
William M. Jewett
Mark W. Boucher
John Del Col
William F. Fawcett
John T. Baily
William Bolinder
David L. Cole
Jonathan J. Coslet
Anthony J. DiNovi
Bryon G. Ehrhart
Charles G. Froland
Richard C. Perry
Robert A. Spass

Subject to 30-day lock-up on substantially same terms:

DLJ Growth Capital Overseas Partners, C.V.

                                    Sch D - 1

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Exhibit 5.1

[Letterhead of Appleby Spurling & Kempe]

1 March 2004

Endurance Specialty Holdings Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs

Endurance Specialty Holdings Ltd (the “Company”) – Registration Statement on Form S-1

We have acted as Bermuda counsel to the Company, and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement (as defined in the Schedule to this opinion) in relation to the Company registering 9,200,000 ordinary shares of the Company, US$1.00 par value per share (the “Shares”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Registration Statement have the same meanings when used in this opinion.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

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(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents which we have reviewed (other than the Company or its Directors or Officers);

(e)	that any statements of fact or law, other than as to Bermuda law, made in any of the Documents are true, accurate and complete;

(f)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(g)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issue of the Shares or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record (i) the resolutions passed by the Board of Directors or Shareholders of the Company in meetings which were duly convened and at which duly constituted quorums were present and voting throughout, (ii) adopted by all the Directors of the Company as unanimous written resolutions of the Board and (iii) that there is no matter affecting the authority of the Directors not disclosed by the Constitutional Documents, the Company Search, the Litigation Search, or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

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(1)	The Company is an exempted company validly organised and existing and in good standing under the laws of Bermuda.

(2)	All necessary corporate action required to be taken by the Company in connection with the original issuance by the Company of the Shares, and all necessary corporate action required to be taken by the Company in connection with the transfer of the Shares by the Shareholders, pursuant to Bermuda law, has been taken by or on behalf of the Company, and all necessary approvals of Governmental authorities in Bermuda were duly obtained for the original issuance by the Company of the Shares and have been duly obtained for the transfer by the Shareholders of the Shares.

(3)	Based solely upon the entries in the Register of Shareholders, the Shares are validly issued, fully paid and non-assessable shares in the capital of the Company.

(4)	There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the transfer of the Shares.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	In paragraph (1) above, the term “good standing” means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda which confirms that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(d)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

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(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(e)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

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(f)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(g)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby Spurling & Kempe

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SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 1 March 2004 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 1 March 2004 in respect of the Company (the “Litigation Search”).

3.	Certified copies of the Memorandum of Association and Certificate of Deposit of Memorandum of Increase of Share Capital.

4.	A certified copy of the Bye-Laws adopted 25 February 2003 of the Company (the Memorandum of Association, Certificate of Deposit of Memorandum of Increase of Share Capital and Bye-Laws are collectively referred to as the “Constitutional Documents”).

5.	A certified copy of the “Tax Assurance”, dated 18 July 2002, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

6.	Certified copy of (i) the Minutes of the Meeting of the Board of Directors of Endurance Specialty Holdings Ltd. held on 17 December 2002 and 13 December 2003 respectively; (ii) the Minutes of the Board of Directors of Endurance Specialty Holdings Ltd. held by written resolution effective 30 January 2003, 13 February 2003, and 13 February 2003 respectively; (iii) the Special General Meeting and Annual General Meeting of Endurance Specialty Holdings Ltd. held on 30 January 2003 and 25 February 2003, respectively (the “Resolutions”).

7.	A certified copy of the Register of Shareholders in respect of the Company (“Register of Shareholders”).

8.	A copy of the permission dated 18 December 2002, 29 January 2003 and 23 January 2004, respectively, given by the Bermuda Monetary Authority in relation to the Company.

9.	A Certificate of Compliance, dated 10 February 2004 issued by the Ministry of Finance in respect of the Company.

10.	A copy of (i) the Form S-1 registration statement of the Company (registration no. 333-112258) filed 27 January 2004; and (ii) Amendment No.1 to the Form S-1 registration statement of the Company (registration no. 333-112258) filed 18 February 2004 (collectively the “Registration Statement”).

Exhibit 8.1

               [Letterhead of Appleby Spurling & Kempe]

1 March 2004

Endurance Specialty Holdings Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM08
Bermuda
Dear Sirs

Endurance Specialty Holdings Ltd. (the “Company”) – Registration Statement on Form S-1

We have acted as Bermuda tax counsel to the Company, and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement (as defined in the Schedule to this opinion) in relation to the Company registering 9,200,000 ordinary shares of the Company, US$1.00 par value per share (the “Shares”).

For the purposes of this opinion we have examined and relied upon the documents listed in the Schedule to this opinion (the “Documents”). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents which we have reviewed (other than the Company, its Directors or Officers); and

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(e)	that any statements of fact or law, other than as to Bermuda law, made in any of the Documents are true, accurate and complete.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the statements in the prospectus, forming part of the Registration Statement under the heading “Material Tax Considerations – Certain Bermuda Tax Considerations” in so far as it purports to describe the provisions of the laws of Bermuda referred to therein, are accurate and correct in all material respects.

Reservation

We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

Disclosure

This opinion is addressed to you solely for your benefit in connection with the registration of the Shares with the Securities and Exchange Commission. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

/s/ Appleby Spurling & Kempe

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SCHEDULE

1.	Certified copies of the Certificate of Incorporation, Memorandum of Association, and Certificate of Deposit of Memorandum of Increase of Share Capital of the Company.

2.	Certified copy of the Bye-Laws adopted 25 February 2003 of the Company.

3.	A certified copy of the “Foreign Exchange Letter”, dated 27 June 2002.

4.	A copy of the permission dated 18 December 2002, 29 January 2003 and 23 January 2004 issued by the Bermuda Monetary Authority in relation to the Company.

5.	A certified copy of the “Tax Assurance”, dated 18 July 2002, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

6.	A copy of (i) the Form S-1 registration statement of the Company (registration no. 333-112258) filed 27 January 2004; and (ii) Amendment No.1 to the Form S-1 registration statement of the Company (registration no. 333-112258) filed 18 February 2004 (collectively the “Registration Statement”).

                                                                   Exhibit 10.20

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into as of
January 7th, 2003 (the "Execution Date") between Endurance Worldwide Insurance
Limited., a company organized under the laws of England (the "Company"), and
Mark W. Boucher (the "Executive").

         WHEREAS, the Company desires to employ the Executive to serve as the
Chief Executive Officer of the Company, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

         1. Employment. (a) Term. The Company hereby agrees to employ the
Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement (the
"Employment Period") shall commence as of January 7th, 2003 (the "Effective
Date") and shall end on the first anniversary of the Effective Date, unless earlier terminated pursuant to Section 4 hereof.

         (b) Expiration of Term. At the expiration of the term of this
Agreement, the Company may in its sole discretion offer employment to the
Executive pursuant to a separate employment agreement. If at the expiration of the term of this Agreement the Company does not offer the Executive employment pursuant to a separate employment agreement, the terms of which are at least as favorable (determined as set forth below) to the Executive as the terms of this
Agreement (a "Separate Employment Agreement"), the Company shall agree to enter into with the Executive a general release and nonsolicitation agreement substantially in the form of Exhibit A hereto (the "Release and Nonsolicitation
Agreement"). For purposes of determining whether the terms of a Separate
Employment Agreement are at least as favorable to the Executive as the terms of this Agreement, (i) the Separate Employment Agreement shall include the terms of this Agreement, including this Section 1(b), but excluding Section 3(c) of this
Agreement and (ii) the term of payment of Base Salary set forth in Section 1(a)
of Exhibit A to the Separate Employment Agreement and the term of continuation of benefits set forth in Section 1(c) of Exhibit A to the Separate Employment
Agreement in no event shall extend beyond January 7th, 2007. Notwithstanding any other provision of this Section 1(b), the Company shall not be required to enter into the Release and Nonsolicitation Agreement if this Agreement terminates for a reason set forth in Section 4 of this Agreement.

         2. Position and Duties. (a) Position. The Company shall employ the
Executive during the Employment Period as its Chief Executive Officer. During
the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive's abilities the duties assigned to the Executive hereunder and shall devote the Executive's full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the
Executive's reasonable best efforts to promote the interests of the Company and its subsidiaries. The Executive may engage in charitable, civic or community activities, provided that such activities do not interfere with the Executive's duties hereunder or violate the terms of any of the covenants contained in
Section 6, 7 or 8 hereof.

                                        1

         (b) Duties. The Executive shall perform such duties as are normally associated with the position of Chief Executive Officer on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the board of directors of the Company (the "Board"). The Executive shall perform such duties in accordance with the Company's operational guidelines.

         3. Compensation. (a) Base Salary. During the Employment Period, the
Company shall pay to the Executive a base salary at the rate of (pound)400,000 per annum ("Base Salary"), payable in accordance with the Company's executive payroll policy.

         (b) Annual Bonus. The Executive shall be eligible each Period to receive an annual incentive bonus payable in cash ("Annual Bonus"). The Annual
Bonus shall be based upon (i) the performance of the Company, (ii) the performance of the business unit or units of the Company for which the Executive is responsible and (iii) the Executive's personal contribution to the success of the Company, each as determined by the CEO in his sole discretion. The Annual
Bonus shall not exceed 100% of the Executive's Base Salary. Such annual bonus shall be paid after the end of the Period at the same time as annual bonuses are paid to other executives.

         (c) Stock Option. As soon as practicable after the Execution Date the
Executive shall be granted under the Company's stock option plan (the "Stock
Option Plan") a nonqualified stock option (the "Option") to purchase from the
Company 30,000 ordinary shares of the Company ("Ordinary Shares"), par value US
$1.00 per share. The Option shall have an exercise price of US $100 per share, a term expiring ten years following the date of grant and such other terms and conditions as are consistent with the Stock Option Plan and the agreement evidencing such Option. The exercisability of the Option shall be as follows:
(i) 20% of the shares subject to the Option shall become exercisable on the date the Option is granted, and an additional 20% of the shares subject to the Option shall become exercisable on each of the first, second, third and fourth anniversaries of the Effective Date, provided that the Executive remains continuously employed by the Company through and including the applicable anniversary (the "20% Vesting Schedule"), (ii) if at the expiration of the term of this Agreement the Company offers the Executive employment pursuant to a
Separate Employment Agreement and the Executive does not agree to enter into the
Separate Employment Agreement, the Option shall be exercisable only to the extent it is exercisable on the date of the Executive's termination of employment and thereafter may be exercised by the Executive until the date which is 90 days following the date of the Executive's termination of employment, it being understood that the portion of the Option which is not exercisable on the date of the Executive's termination of employment shall terminate on such date and the portion of the Option which is exercisable on the date of the
Executive's termination of employment, if not exercised during such 90-day period, shall terminate as of the end of such 90-day period and (iii) in the event of the termination of the Executive's employment pursuant to Section 4(a),
4(b), 4(c) or 4(d) hereof, the exercisability of the Option shall be as set forth in such section.

                                       2

         (d) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in (i) The Executive shall be entitled to five weeks of paid vacation. The Executive also shall be entitled to take time off for illness in accordance with the Company's policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company.

         (e) Expense Reimbursement. During the Employment Period, the Company
shall reimburse the Executive, in accordance with the Company's policies and procedures, for all proper and reasonable expenses incurred by the Executive in the performance of the Executive's duties hereunder.

         4. Termination. (a) Death. Upon the death of the Executive, this
Agreement shall automatically terminate and all rights of the Executive and the
Executive's heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the
Executive's heirs, executors or administrators, as the case may be, shall be entitled to:

                  (i) accrued Base Salary through and including the date of the
         Executive's death;

                  (ii) other Employee Benefits to which the Executive was
         entitled on the date of the Executive's death in accordance with the terms of the plans and programs of the Company;

                  (iii) payment, in accordance with the Company's executive
         payroll policy, for each year during the period commencing on the date of the Executive's death and ending on January 7th, 2007, of an amount equal to the Base Salary, which amount shall be prorated for any partial year during such period of payment;

                  (iv) the exercise of the Option in accordance with the 20%
         Vesting Schedule, determined as if the Executive continuously had remained an employee of the Company until January 7th, 2007, through and including January 7th, 2008 and, to the extent not exercised during such period, the Option shall terminate; and

                  (v) the continuation until January 7th, 2007 of the Employee
         Benefits to which the Executive was entitled on the date of the
         Executive's death, subject to such changes thereto as are generally applicable to the executives of the Company from time to time.

         (b) Disability. The Company may, at its option, terminate this
Agreement upon 30 days prior written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive's position, with or without reasonable accommodation, required of the Executive hereunder for a continuous period of
120 days or any 180 days during the Employment Period. Upon such termination, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

                                       3

                  (i) accrued Base Salary through and including the effective date of the Executive's termination of employment;

                  (ii) other Employee Benefits to which the Executive is
         entitled upon termination of employment in accordance with the terms of the plans and programs of the Company;

                  (iii) payment, in accordance with the Company's executive
         payroll policy, for each year during the period commencing on the date of the Executive's termination of employment and ending on January 7th,
         2007, of an amount equal to the Base Salary, which amount shall be prorated for any partial year during such period of payment;

                  (iv) the exercise of the Option in accordance with the 20%
         Vesting Schedule, determined as if the Executive continuously had remained an employee of the Company until January 7th, 2007, through and including January 7th, 2008 and, to the extent not exercised during such period, the Option shall terminate; and

                  (v) the continuation until January 7th, 2007 of the Employee
         Benefits to which the Executive was entitled on the date of the
         Executive's termination of employment, subject to such changes thereto as are generally applicable to the executives of the Company from time to time.

         (c) Serious Misconduct or Repeated Misconduct. (i) The Company may, at
its option, terminate the Executive's employment under this Agreement for
Serious Misconduct or Repeated Misconduct (as each term hereinafter is defined)
upon written notice to the Executive (the "Termination Notice"). The Termination
Notice shall state the particular action(s) or omission(s) giving rise to termination for Serious Misconduct or Repeated Misconduct.

                  (ii) As used in this Agreement, the term "Serious Misconduct"
         shall mean:

                  (A) any intentional act of fraud, embezzlement or theft by the
                  Executive in connection with the Executive's duties hereunder or in the course of the Executive's employment hereunder or any prior employment, or the Executive's admission or
                  conviction of a felony or of any crime involving moral
                  turpitude, fraud, embezzlement or theft;

                  (B) any breach by the Executive of any one or more of the
                  covenants contained in Section 6, 7 or 8 hereof;

                  (C) any violation by the Executive of any statutory or common law duty of loyalty to the Company or any of its subsidiaries;
                  or

                  (D) any other action or omission by the Executive which is considered to be serious misconduct under The Employment Act
                  2000.

                                       4

                  (iii) As used in this Agreement, the term "Repeated
         Misconduct" shall mean any one or more of the following actions or omissions and, within six months of the date the Executive receives from the Board and the CEO two written warnings thereof, a repetition of such act or omission:

                  (A) any gross negligence, willful misconduct or gross
                  insubordination by the Executive; or

                  (B) any other action or omission by the Executive which is considered to be misconduct under The Employment Act 2000; or

                  (C) substandard performance.

                  (iv) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

                  (v) If the Company terminates the Executive's employment under this Agreement for Serious Misconduct, the Option granted to the
         Executive pursuant to Section 3(c) hereof shall terminate automatically on the date of the Executive's termination of employment, and all obligations of the Company hereunder shall cease, except that the
         Executive shall be entitled to the payments and benefits specified in
         Sections 4(b)(i) and 4(b)(ii) hereof.

                  (vi) If the Company terminates the Executive's employment
         under this Agreement for Repeated Misconduct, all obligations of the
         Company hereunder shall cease, except that the Executive shall be entitled to:

                  (A) the payments and benefits specified in Sections 4(b)(i)
                  and 4(b)(ii) hereof;

                  (B) provided that the Executive executes a general release substantially in the form of Exhibit B hereto (the "General
                  Release"), an amount equal to Base Salary, reduced pro-rata to reflect payment for a partial year, for the period commencing on the date of the Executive's termination of employment and ending on the date which is the six-month anniversary of the
                  Executive's termination of employment, payable in accordance with the Company's executive payroll policy;

                  (C) provided that the Executive executes the General Release, the continuation of the Employee Benefits to which the
                  Executive was entitled on the date of the Executive's
                  termination of employment until the six-month anniversary of the Executive's termination of employment (subject to such changes thereto as are generally applicable to the executives of the Company from time to time); and

                  (D) the exercise of the Option to the extent it is exercisable on the date of the Executive's termination of employment,
                  through and including the date which is 90 days following the date of the Executive's termination of employment, it being understood that the portion of the Option which is not
                  exercisable on the date of the Executive's termination of
                  employment shall terminate on such date and the portion of the
                  Option which is exercisable on the date of the Executive's termination of employment, if not exercised during such 90-day period, shall terminate as of the end of such 90-day period.

                                       5

Notwithstanding Section 4(c)(vi)(B) hereof, the amount payable to the Executive under such Section 4(c)(vi)(B) shall be reduced by the amount of salary, bonus or other compensation which the Executive earns from a subsequent employer that relates to the period for which the amount is payable to the Executive under such Section 4(c)(vi)(B); provided, however, that in no event shall the amount payable to the Executive under Section 4(c)(vi)(B) hereof be reduced to an amount that is less than US $50,000 (such US $50,000 amount being attributable to the consideration paid to the Executive for the general release and being referred to hereinafter as the "General Release Consideration"). The Executive
shall use reasonable efforts to seek other employment for this purpose. In the event that any provision of Section 6, 7 or 8 of this Agreement is not performed by the Executive in accordance with its terms or is otherwise breached by the
Executive, the Company's payment to the Executive of the amount under Section
4(c)(vi)(B) hereof (other than the General Release Consideration) and the
Company's provision to the Executive of the Employee Benefits under Section
4(c)(vi)(C) hereof immediately shall cease and the Executive's right to any such amount or benefits immediately shall be forfeited.

         (d) Voluntary Termination. Upon 30 days prior written notice to the
Company (or such shorter period as may be permitted by the Board), the Executive may, during the Employment Period, voluntarily terminate the Executive's employment with the Company for any reason. If the Executive voluntarily terminates the Executive's employment pursuant to this Section 4(d), (i) the
Option shall be exercisable only to the extent it is exercisable on the date of the Executive's termination of employment and thereafter may be exercised by the
Executive until the date which is 90 days following the date of the Executive's termination of employment, it being understood that the portion of the Option which is not exercisable on the date of the Executive's termination of employment shall terminate on such date and the portion of the Option which is exercisable on the date of the Executive's termination of employment, if not exercised during such 90-day period, shall terminate as of the end of such
90-day period and (ii) all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(ii) hereof.

         5. Tax Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of taxes that the Company is required to withhold pursuant to applicable laws, rules and regulations.

         6. Noncompetition; Nonsolicitation. (a) General. The Executive
acknowledges that in the course of the Executive's employment with the Company the Executive will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive's services will be of special, unique and extraordinary value to the Company and its subsidiaries.

                                       6

         (b) Noncompetition. The Executive agrees that during the Employment
Period the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the Business (as defined in this Section 6(b)) in any geographic area in which the Company or any of its subsidiaries is then conducting such business.
For purposes of this Agreement, the "Business" shall mean any property or casualty coverages underwritten by the Company or any of its subsidiaries as an insurer or reinsurer during the Employment Period or the one-year period immediately preceding the commencement of the Employment Period.

         (c) Nonsolicitation. The Executive further agrees that during the
Employment Period and for a period of one year thereafter the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with the
Business, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

         (d) Exceptions. Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

         (e) Reformation. If, at any time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable and/or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable and/or enforceable under such circumstances shall be substituted for the stated
period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 6.

         7. Confidentiality. The Executive shall not, at any time during the
Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the
Company or to the competitors of any of its subsidiaries ("Confidential
Information"), except to the extent that such Confidential Information (a)
becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive's duties under this Agreement.
Promptly following the termination of the Executive's employment with the
Company, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive's control (together with all copies thereof).

                                       7

         8. Inventions. The Executive hereby assigns to the Company the
Executive's entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

         9. Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of
Section 6, 7 or 8 of this Agreement was not performed in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The
Executive agrees that the Executive will submit to the personal jurisdiction of the courts of England in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

         10. Representations. The Executive represents and warrants to the
Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the
Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity and (c)
upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

         11. Survival. Sections 6, 7, 8 and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

                                       8

         12. Arbitration. Except as otherwise set forth in Section 9 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in England administered under the
UNCITRAL Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the
Company and the Executive.

         13. Indemnification. With respect to any claim, loss, damage or expense
(including attorneys' fees) arising from the performance by the Executive of his duties as an officer or director of the Company, the Executive shall be entitled to indemnification by the Company to the fullest extent permitted by law and to reimbursement under any directors' and officers' liability insurance of the
Company that may be in effect from time to time.

         14. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 14:

         If to the Company, to:

                  Endurance Worldwide Insurance Limited
                  7th Floor
                  2 Minster Court
                  London, EC3R 7BB
                  England
                  Attention:  Chief Financial Officer
                  Facsimile:  +44 (0) 20 7337 2900

         If to the Executive, to the residence address or residence facsimile number of the Executive set forth in the records of the Company.

         15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this
Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                                       9

         16. Entire Agreement. This Agreement, including Exhibits A and B hereto, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements (including any employment agreements) or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. Any employment agreement entered into between the Company and the Executive prior to the date of this
Agreement shall be of no further force or effect.

         17. Successors and Assigns. This Agreement shall be enforceable by the
Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. In the event that following the termination of the Executive's employment the Executive shall die at a time when the Executive is entitled to the continuation of any payments or benefits hereunder, such payments or benefits shall continue to be provided to the Executive's heirs, executors, administrators or legal representatives.

         18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of England, without regard to principles of conflict of laws.

         19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the
Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

         20. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       Endurance Worldwide Insurance Limited

                                       By:   /s/ Kenneth J. LeStrange
                                          --------------------------------------

                                       Title:   Chairman of the Board

                                       Mark W. Boucher

                                                /s/ Mark W. Boucher
                                       -----------------------------------------

                                       10

                                                                       EXHIBIT A

                  GENERAL RELEASE AND NONSOLICITATION AGREEMENT

         This General Release and Nonsolicitation Agreement (this "Release and
Nonsolicitation Agreement") is entered into as of January 7th, 2003 between
Endurance Worldwide Insurance Limited, a company organized under the laws of
England (the "Company") and Mark W. Boucher (the "Executive").

         WHEREAS, the employment agreement between the Company and the Executive
(the "Employment Agreement") has expired and the Executive's employment with the
Company is terminating;

         WHEREAS, the Executive has had 21 days to consider the form of this
Release and Nonsolicitation Agreement;

         WHEREAS, the Company advised the Executive in writing to consult with an attorney before signing this Release and Nonsolicitation Agreement;

         WHEREAS, the Executive acknowledges that the payments and benefits to be provided to the Executive pursuant to Section 1 of this Release and
Nonsolicitation Agreement are in consideration of, and are sufficient to support, the general release set forth in Section 2 of this Release and
Nonsolicitation Agreement and the covenants set forth in Section 3 of this
Release and Nonsolicitation Agreement; and

         WHEREAS, the Executive understands that the Company regards the representations and covenants by the Executive in this Release and
Nonsolicitation Agreement as material and that the Company is relying on such representations and covenants in providing the Executive with the payments and benefits set forth in Section 1 of this Release and Nonsolicitation Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

         1. Payments and Benefits. (a) Payments. The Company shall pay to the
Executive for each year during the period commencing on the date of the termination of the Executive's employment and ending on January 7th, 2007, an amount equal to the Base Salary (as defined in the Employment Agreement), which amount shall be prorated for any partial year during such period of payment.
Payment pursuant to this Section 1 shall be in accordance with the Company's executive payroll policy. Notwithstanding any other provision of this Section 1, the amount payable to the Executive under this Section 1 shall be reduced by the amount of salary, bonus or other compensation which the Executive earns from a subsequent employer that relates to the period for which the amount is payable to the Executive under this Section 1; provided, however, that in no event shall the amount payable to the Executive under this Section 1 be reduced to an amount that is less than US $50,000 (such US $50,000 amount being attributable to the consideration paid to the Executive for the general release and being referred to hereinafter as the "General Release Consideration"). The Executive shall use reasonable efforts to seek other employment for this purpose.

                                       A-1

         (b) Continued Vesting of Stock Option. The stock option granted to the
Executive at the commencement of the Executive's employment by the Company to purchase from the Company 30,000 Ordinary Shares shall be exercisable only to the extent it is exercisable on the date of the Executive's termination of employment and thereafter may be exercised by the Executive until the date which is 90 days following the date of the Executive's termination of employment, it being understood that the portion of the Option which is not exercisable on the date of the Executive's termination of employment shall terminate on such date and the portion of the Option which is exercisable on the date of the
Executive's termination of employment, if not exercised during such 90-day period, shall terminate as of the end of such 90-day period.

         (c) Continuation of Benefits. The Employee Benefits (as defined in the
Employment Agreement) to which the Executive was entitled on the date of the
Executive's termination of employment shall continue until January 7th, 2007, subject to such changes thereto as are generally applicable to the executives of the Company from time to time.

         2. General Release. (a) General. The Executive, on behalf of the
Executive and anyone claiming through the Executive, hereby agrees not to sue the Company or any division, subsidiary, affiliate or other related entity of the Company (whether or not such entity is wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, attorneys or shareholders of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the "Released Parties"), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Release and
Nonsolicitation Agreement, including, without limitation, all matters in any way related to the Executive's employment by the Company or any of its affiliates, the terms and conditions thereof, any failure to promote the Executive and the termination or cessation of the Executive's employment with the Company or any of its affiliates, and including, without limitation, any and all claims arising under any United Kingdom or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release and Nonsolicitation Agreement shall apply to, or release the
Company from, any obligation of the Company contained in the Employment
Agreement or this Release and Nonsolicitation Agreement. The General Release
Consideration is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that, except for the payments and benefits provided to the Executive under Section 1 of this Release and
Nonsolicitation Agreement and as provided in Section 2(b) of this Release and
Nonsolicitation Agreement, (i) Executive is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other
Released Parties and (ii) in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other
Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys'
fees incurred by or on behalf of the Executive. The Executive agrees that the
Executive has no present or future right to employment with the Company or any of the other Released Parties.

                                       A-2

         (b) Unenforceability. In the event that the general release set forth in Section 2(a) of this Release and Nonsolicitation Agreement is found by an arbitrator or other appropriate decisionmaker to be unenforceable and the
Executive subsequently obtains a monetary award payable by the Company or any of the other Released Parties, the arbitrator or other decisionmaker shall have the authority to reduce such monetary award by the lesser of (i) the General Release
Consideration and (ii) the amount of the monetary award.

         (c) Representations. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

         3. Nonsolicitation. (a) General. The Executive acknowledges that in the course of the Executive's employment with the Company the Executive has become familiar with trade secrets and other confidential information concerning the
Company and its subsidiaries and that the Executive's services were of special, unique and extraordinary value to the Company and its subsidiaries. The
Executive agrees that during the period commencing on the date of the
Executive's termination of employment and ending on January 7th, 2007, the
Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any Business (as defined in the Employment Agreement) call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

         (b) Reformation. If, at any time of enforcement of this Section 3, a court or an arbitrator holds that the restrictions stated herein are unreasonable and/or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable and/or enforceable under such circumstances shall be substituted for the stated
period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Release and Nonsolicitation Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 3.

         4. Tax Withholding. The Company shall deduct from the amount payable to the Executive pursuant to this Release and Nonsolicitation Agreement the amount of taxes that the Company is required to withhold pursuant to applicable laws, rules and regulations.

                                       A-3

         5. Breach of Agreement. In the event that any provision of Section 3 of this Release and Nonsolicitation Agreement is not performed by the Executive in accordance with its terms or is otherwise breached by the Executive, the Company immediately shall cease providing the Executive with the payments and benefits set forth in Sections 1(a) and (c) of this Release and Nonsolicitation
Agreement, other than the General Release Consideration, and the Executive's right to any such payments and benefits immediately shall be forfeited.

         6. Enforcement. The Executive acknowledges that the Company and its subsidiaries would be damaged irreparably in the event that any provision of
Section 3 of this Release and Nonsolicitation Agreement was not performed in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the
Executive agrees that the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of such provision and to enforce such provision specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of England in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

         7. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE AND
NONSOLICITATION AGREEMENT, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT THE
EXECUTIVE HAS READ THIS RELEASE AND NONSOLICITATION AGREEMENT CAREFULLY, THAT
THE EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT THE EXECUTIVE HAS
BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE AND
NONSOLICITATION AGREEMENT, THAT THE EXECUTIVE HAS BEEN ADVISED THAT THE
EXECUTIVE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS
RELEASE AND NONSOLICITATION AGREEMENT AND THAT THE EXECUTIVE INTENDS TO BE
LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF THE
EXECUTIVE'S EXECUTION OF THIS RELEASE AND NONSOLICITATION AGREEMENT, THE
EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS SET FORTH IN
SECTION 2 OF THIS RELEASE AND NONSOLICATION AGREEMENT BY SERVING WITHIN SUCH
PERIOD WRITTEN NOTICE OF REVOCATION.

         8. Arbitration. Except as otherwise set forth in Section 6 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Release and Nonsolicitation Agreement, the breach of this Release and Nonsolicitation Agreement, or otherwise, shall be settled by arbitration in England administered in accordance with the UNCITRAL Arbitration
Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the
Executive.

                                       A-4

         9. Entire Agreement. The Employment Agreement and this Release and
Nonsolicitation Agreement constitute the entire understanding between the parties. The Executive has not relied on any oral statements that are not included in the Employment Agreement or this Release and Nonsolicitation
Agreement.

         10. Severability. If any provision of this Release and Nonsolicitation
Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Release and Nonsolicitation Agreement shall be construed and enforced as if such provision had not been included herein.

         11. Successors and Assigns. This Release and Nonsolicitation Agreement
shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. In the event that the Executive shall die at a time when the
Executive is entitled to the continuation of any payments or benefits hereunder, such payments or benefits shall continue to be provided to the Executive's heirs, executors, administrators or legal representatives.

         12. Governing Law. This Release and Nonsolicitation Agreement shall be construed, interpreted and applied in accordance with the internal laws of
England without regard to the principles of conflicts of laws.

         13. Counterparts. This Release and Nonsolicitation Agreement may be
executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Release and
Nonsolicitation Agreement as of the date first written above.

                                          Endurance Worldwide Insurance Limited

                                          By:
                                              ----------------------------------

                                          Title:
                                                 -------------------------------

                                          Mark W. Boucher

                                          --------------------------------------

                                       A-5

                                                                       EXHIBIT B

                                 GENERAL RELEASE

         This General Release is executed by Mark W. Boucher (the "Executive").

         WHEREAS, the Executive's employment with Endurance Worldwide Insurance
Limited, a company organized under the laws of England (the "Company") is terminating;

         WHEREAS, the Executive has had 21 days to consider the form of this
General Release;

         WHEREAS, the Company advised the Executive in writing to consult with an attorney before signing this General Release;

         WHEREAS, the Executive acknowledges that the amount to be paid to the
Executive pursuant to Section 4(c)(vi)(B) of the employment agreement between the Company and the Executive (the "Employment Agreement"), and the benefits to be provided to the Executive pursuant to Section 4(c)(vi)(C) of the Employment
Agreement, are in consideration of, and are sufficient to support, the general release set forth in Section 2 of this General Release; and

         WHEREAS, the Executive understands that the Company regards the representations and covenants by the Executive in this General Release as material and that the Company is relying on such representations and covenants in paying the Executive the amount set forth in Section 4(c)(vi)(B) of the
Employment Agreement and in providing the Executive the benefits set forth in
Section 4(c)(vi)(C) of the Employment Agreement.

                  THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:

         1. Payments. The Executive's employment with the Company shall terminate on January 7th, 2007, and the Executive shall receive a certain amount pursuant to Section 4(c)(vi)(B) of the Employment Agreement and certain benefits pursuant to Section 4(c)(vi)(C) of the Employment Agreement in accordance with the terms and subject to the conditions thereof.

                                       B-1

         2. General Release. (a) General. The Executive, on behalf of the
Executive and anyone claiming through the Executive, hereby agrees not to sue the Company or any division, subsidiary, affiliate or other related entity of the Company (whether or not such entity is wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, attorneys or shareholders of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the "Released Parties"), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this General
Release, including, without limitation, all matters in any way related to the
Executive's employment by the Company or any of its affiliates, the terms and conditions thereof, any failure to promote the Executive and the termination or cessation of the Executive's employment with the Company or any of its affiliates, and including, without limitation, any and all claims arising under any United Kingdom or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this General Release shall apply to, or release the Company from, any obligation of the Company contained in the Employment Agreement or this General
Release. The General Release Consideration (as defined in Section 4(c)(vi) of the Employment Agreement) is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that, except for the amount payable to the Executive under Section 4(c)(vi)(B) of the Employment Agreement, the benefits to be provided to the Executive under Section 4(c)(vi)(C) of the
Employment Agreement and as provided in Section 2(b) of this General Release,
(i) the Executive is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties and
(ii) in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of the Executive. The Executive agrees that the Executive has no present or future right to employment with the Company or any of the other
Released Parties.

         (b) Unenforceability. In the event that the general release set forth in Section 2(a) of this General Release is found by an arbitrator or other appropriate decisionmaker to be unenforceable and the Executive subsequently obtains a monetary award payable by the Company or any of the other Released
Parties, the arbitrator or other decisionmaker shall have the authority to reduce such monetary award by the lesser of (i) the General Release
Consideration and (ii) the amount of the monetary award.

         (c) Representations. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

                                       B-2

         3. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS GENERAL RELEASE, THE
EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS GENERAL
RELEASE CAREFULLY, THAT THE EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND
CONDITIONS, THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY
PRIOR TO EXECUTING THIS GENERAL RELEASE, THAT THE EXECUTIVE HAS BEEN ADVISED
THAT THE EXECUTIVE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE
THIS GENERAL RELEASE AND THAT THE EXECUTIVE INTENDS TO BE LEGALLY BOUND BY IT.
DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF THE EXECUTIVE'S EXECUTION OF
THIS GENERAL RELEASE, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THIS GENERAL
RELEASE BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION.

         4. Entire Agreement. The Employment Agreement and this General Release constitute the entire understanding between the parties. The Executive has not relied on any oral statements that are not included in the Employment Agreement or this General Release.

         5. Severability. If any provision of this General Release shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this General Release shall be construed and enforced as if such provision had not been included herein.

         6. Governing Law. This General Release shall be construed, interpreted and applied in accordance with the internal laws of England without regard to the principles of conflicts of laws.

Date:
     -----------------------------          ------------------------------------
                                                        Mark W. Boucher

                                      B-3

Back to Contents

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated January 22, 2004 in the Registration Statement (Form S-1 No. 333-112258) and the related Prospectus of Endurance Specialty Holdings Ltd. for the registration of 9,200,000 shares of its common stock.

/s/ Ernst & Young
Hamilton, Bermuda
March 1, 2004

Exhibit 23.3

 [Letterhead of Appleby Spurling & Kempe]

 1 March 2004

Board of Directors
Endurance Specialty Holdings Ltd.

Dear Sirs

Endurance Specialty Holdings Ltd. (the “Company”) – Form S-1 Registration Statement

We consent to the use in this Registration Statement of Endurance Specialty Holdings Ltd. of our name under the Sections “Risks Related to Ownership of Our Ordinary Shares – it may be difficult to enforce service of process and enforcement of judgements against us and our officers and directors”, “Material Tax Considerations – Certain Bermuda Tax Considerations”, “Legal Matters” and “Enforceability of Civil Liabilities under United States Federal Securities Laws and other Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated hereunder by the Securities Exchange Commission.

Yours faithfully

/s/ Appleby Spurling & Kempe

Exhibit 99.1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-N

     OMB APPROVAL
OMB Number:    3235-0411
Expires: September 30, 2006
Estimated average burden
hours per response...... 1.0

APPOINTMENT OF AGENT FOR SERVICE OF PROCESS
BY FOREIGN BANKS AND FOREIGN INSURANCE
COMPANIES AND CERTAIN OF THEIR HOLDING COMPANIES
AND FINANCE SUBSIDIARIES MAKING PUBLIC OFFERINGS
OF SECURITIES IN THE UNITED STATES

GENERAL INSTRUCTIONS

I.	Form F-N shall be filed with the Commission in connection with the filing of a registration statement under the Securities Act of 1933 by:

	1.	a foreign issuer that is a foreign bank or foreign insurance company excepted from the definition of an investment company by rule 3a-6 [17 CFR 270.3a-6] under the Investment Company Act of 1940 (the “1940 Act”);

2.	a foreign issuer that is a finance subsidiary of a foreign bank or foreign insurance company, as those terms are defined in rule 3a-6 under the 1940 Act, if such finance subsidiary is excepted from the definition of investment company by rule 3a-5
[17 CFR 270.3a-5] under the 1940 Act; or

	3.	a foreign issuer that is excepted from the definition of investment company by rule 3a-1 [17 CFR 270.3a-1] under the 1940 Act because some or all of its majority-owned subsidiaries are foreign banks or foreign insurance companies excepted from the definition of investment company by rule 3a-6 under the 1940 Act.

II.	Notwithstanding paragraph (I), the following foreign issuers are not required to file Form F-N:

	1.	a foreign issuer that has filed Form F-X [17 CFR 239.42] under the Securities Act of 1933 with the Commission with respect to the securities being offered; and

	2.	a foreign issuer filing a registration statement relating to debt securities or non-voting preferred stock that has on file with the Commission a currently accurate Form N-6C9 [17 CFR 274.304, rescinded] under the 1940 Act.

III.	Six copies of the Form F-N, one of which shall be manually signed, shall be filed with the Commission at its principal office. A
Form F-N filed in connection with any other Commission form should not be bound together with or be included only as an exhibit to, such other form.

		A.	Name of issuer or person filing (“Filer”): Endurance Specialty Holdings Ltd.

		B.	This is (select one):

|X| an original filing for the Filer

| _| an amended filing for the Filer

		C.	Identify the filing in conjunction with which this Form is being filed:

Name of registrant Endurance Specialty Holdings Ltd.

Form type Registration Statement on Form S-1

File Number (if known) 333-112258

Filed by Endurance Specialty Holdings Ltd.

Date Filed (if filed concurrently, so indicate) Amend No. 2 to S-1, filed concurrently herewith

		D.	The Filer is incorporated or organized under the laws of (Name of the jurisdiction under whose laws the filer is organized or incorporated) Bermuda and has its principal of business at (Address in full and telephone number)

Wellesley House, 90 Pitts Bay Road, Pembroke HM08, Bermuda
Telephone: (441) 278-0400

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 2306 (2-04)

E.	The Filer designates and appoints (Name of United States person serving as agent)

CT Corporation (“Agent”) located at (Address in full in the United States and telephone number)

111 Eighth Avenue, 13th Floor, New York, NY 10011 (Telephone: 212-894-8940) as the agent of the Filer upon whom may be served any process, pleadings, subpoenas, or other papers in:

(a) any investigation or administrative proceeding conducted by the Commission, and

(b) any civil suit or action brought against the Filer or to which the Filer has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or any of its territories or possessions or of the District of Columbia, arising out of or based on any offering made or purported to be made in connection with the securities registered by the Filer on Form (Name of Form) S-1 filed on (Date) January 27, 2004 or any purchase or sales of any security in connection therewith. The Filer stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon, such agent for service of process, and that the service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

F.	Each person filing this Form stipulates and agrees to appoint a successor agent for service of process and file an amended Form F-N if the Filer discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Filer at any time until six years have elapsed from the date of the Filer’s last registration statement or report, or amendment to any such registration statement or report, filed with the Commission under the Securities Act of 1933 or Securities Exchange Act of 1934. Filer further undertakes to advise the Commission promptly of any change to the Agent's name or address during the applicable period by amendment of this Form referencing the file number of the relevant registration form in conjunction with which the amendment is being filed.

G.	Each person filing this form undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to the form referenced in paragraph E or transactions in said securities.

The Filer certifies that it has duly caused this power of attorney, consent, stipulation and agreement to be signed on its behalf by the undersigned, thereunto duly authorized, in the

	City of Pembroke	Country of Bermuda

this 1st day March 2004 A.D.

	Filer: Endurance Specialty Holdings Ltd.	By (Signature and Title):
/s/ John V. Del Col
General Counsel and Secretary

This statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature) /s/ Jonathan R. Giddings
(Title) Senior Vice President
(Date) March 1, 2004

Instructions

1.	The power of attorney, consent, stipulation and agreement shall be signed by the Filer and its authorized Agent in the United States.

2.	The name of each person who signs Form F-N shall be typed or printed beneath his signature. Where any name is signed pursuant to a board resolution, a certified copy of the resolution shall be filed with each copy of the Form. If any name is signed pursuant to a power of attorney, a manually signed copy of each power of attorney shall be filed with each copy of the Form.

SEC’s Collection of Information

An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid control number. Filing of this Form is mandatory. Rule 489 under the Securities Act of 1933 [17 CFR 230.489] requires foreign banks and foreign insurance companies and holding companies and finance subsidiaries of foreign banks and foreign insurance companies that are excepted from the definition of “investment company” by virtue of rules 3a-1, 3a-5, and 3a-6 under the Investment Company Act of 1940 to file Form F-N to appoint an agent for service of process in the United States when making a public offering of securities. The information collected on Form F-N is publicly available. Any member of the public may direct to the Commission any comments concerning the accuracy of the burden estimate of this Form and any suggestions for reducing the burden of the Form. This collection of information has been reviewed by the Office of Management and Budget in accordance with the clearance requirements of 44 U.S.C. §3507.

2